As filed with the Securities and Exchange Commission on June 28, 2023

No. 333-272776

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Chevron Corporation

(Exact name of registrant as specified in its charter)

Delaware	2911	94-0890210
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6001 Bollinger Canyon Road,

San Ramon, California 94583-2324

(925) 842-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mary A. Francis

Corporate Secretary and Chief Governance Officer

Chevron Corporation

6001 Bollinger Canyon Road, San Ramon, CA 94583

(925) 842-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Scott A. Barshay Kyle T. Seifried Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 (212) 373-3000	Nicole L. Martinet Senior Vice President, General Counsel and Corporate Secretary PDC Energy, Inc. 1099 18th Street, Suite 1500 Denver, Colorado 80202 (303) 860-5800	Igor Kirman Elina Tetelbaum Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	John A. Elofson Mark Bussey Samuel J. Seiberling Davis Graham & Stubbs LLP 1550 17th St., Suite 500 Denver, CO 80202 (303) 892-9400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED JUNE 28, 2023

TRANSACTION PROPOSED-YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of PDC Energy, Inc.:

On May 21, 2023, PDC Energy, Inc. (“PDC”), Chevron Corporation (“Chevron”) and Bronco Merger Sub Inc., a direct, wholly-owned subsidiary of Chevron (“Merger Subsidiary”), entered into a merger agreement under which, upon the terms and subject to the conditions set forth therein, Merger Subsidiary will merge with and into PDC, with PDC surviving as a direct, wholly-owned subsidiary of Chevron (the “merger”). If the merger is completed, PDC stockholders will receive, in exchange for each share of PDC common stock held immediately prior to the merger, 0.4638 of a share of Chevron common stock. The PDC Board of Directors (the “PDC Board”) has unanimously approved the merger agreement and recommends that PDC stockholders vote in favor of adopting the merger agreement.

Based on Chevron’s closing stock price on June 27, 2023, the most recent practicable date for which such information was available, the merger consideration represented approximately $71.21 in value per share of PDC common stock, which represents a premium of approximately 9.4% over PDC’s closing stock price on May 19, 2023, the last trading day before the public announcement of the execution of the merger agreement with Chevron. The value of the merger consideration to be received in exchange for each share of PDC common stock will fluctuate with the market value of Chevron common stock until the transaction is complete. The common stock of PDC is listed on the Nasdaq Global Select Market under the symbol “PDCE”. The common stock of Chevron is listed on the New York Stock Exchange under the symbol “CVX”. Upon completion of the merger, former PDC stockholders are expected to own approximately 2% of the then outstanding Chevron common stock, based on Chevron’s outstanding equity as of June 27, 2023.

The merger cannot be completed without approval of the proposal to adopt the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of PDC common stock entitled to vote thereon. Because of this, PDC is holding a special meeting of its stockholders on August 4, 2023 to vote on the proposal necessary to complete the merger. Information about the meeting, the merger, the merger agreement, and the other business to be considered by stockholders at the special meeting is contained in this proxy statement/prospectus. The PDC Board has fixed the close of business on June 26, 2023 as the record date for the determination of PDC stockholders entitled to notice of, and to vote at, the special meeting. Any stockholder entitled to attend and vote at the special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of PDC common stock. We urge you to read this proxy statement/prospectus and the annexes and documents incorporated by reference carefully. You should also carefully consider the risks that are described in the “Risk Factors” section beginning on page 25.

The PDC Board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the PDC stockholders, approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and directed that the merger agreement be submitted to the PDC stockholders for adoption at a meeting of such stockholders, and unanimously recommends that PDC stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

Your vote is very important regardless of the number of shares of PDC common stock that you own.

Whether or not you plan to attend the special meeting, please submit your proxy as soon as possible by following the instructions on the accompanying proxy card to make sure that your shares are represented at the meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by the broker, bank or other nominee. You must provide voting instructions by filling out the voting instruction form in order for your shares to be voted.

The special meeting will be held in a virtual meeting format only. You will not be able to attend the special meeting physically in person.

Thank you for your continued support, interest and investment in PDC.

Very truly yours,

Barton R. Brookman

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the other transactions described in this proxy statement/prospectus or the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [    ], 2023, and is first being mailed to stockholders of PDC on or about [    ], 2023.

1099 18th Street, Suite 1500

Denver, Colorado 80202

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on August 4, 2023

To the Stockholders of PDC Energy, Inc.:

We are pleased to invite you to attend the special meeting of stockholders of PDC Energy, Inc., a Delaware corporation (“PDC”), which will be held at 8:00 a.m., Mountain Time, on August 4, 2023, virtually at www.virtualshareholdermeeting.com/PDCE2023SM, for the following purposes:

•

to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 21, 2023, by and among Chevron Corporation, a Delaware corporation (“Chevron”), Bronco Merger Sub Inc., a direct, wholly-owned subsidiary of Chevron (“Merger Subsidiary”), and PDC (as it may be amended from time to time, the “merger agreement”), which is further described in the sections titled “The Merger” and “The Merger Agreement”, beginning on pages 33 and 71, respectively, and a copy of which is attached as Annex A to the proxy statement/prospectus of which this notice is a part (the “merger proposal”);

•

to vote on an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to PDC’s named executive officers that is based on or otherwise related to the merger (the “merger-related compensation proposal”); and

•

to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement (the “adjournment proposal”).

PDC will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof by or at the direction of the PDC Board of Directors (the “PDC Board”). Please refer to the proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the special meeting.

The special meeting will be held in a virtual meeting format only. You will not be able to attend the special meeting physically in person.

PDC fixed the close of business on June 26, 2023 as the record date for the special meeting. Only PDC stockholders of record at the record date are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the special meeting will be available for a period of at least ten days prior to the special meeting. If you would like to inspect the list of PDC stockholders of record, please call the Investor Relations department at (303) 381-9493 to schedule an appointment or request access. A certified list of eligible PDC stockholders will be available for inspection during the special meeting at www.virtualshareholdermeeting.com/PDCE2023SM by entering the control number provided on your proxy card, voting instruction form or notice.

Completion of the merger is conditioned on adoption of the merger agreement by the PDC stockholders, which requires the affirmative vote of holders of a majority of the outstanding shares of PDC common stock entitled to vote thereon.

The PDC Board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the PDC stockholders, approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and directed that the merger agreement be submitted to the PDC stockholders for adoption at a meeting of such stockholders and unanimously recommends that PDC stockholders vote “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

Your vote is very important regardless of the number of shares of PDC common stock that you own. If you plan to attend the special meeting virtually, please follow the instructions as outlined in this proxy statement/prospectus. Whether or not you expect to attend the special meeting virtually, we urge you to submit your vote in advance of the meeting. If your shares are held in the name of a broker, bank or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank or other nominee. If you hold your shares in your own name, submit a proxy to vote your shares as promptly as possible by (i) visiting the internet site listed on the accompanying proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting virtually at the meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of PDC common stock may vote virtually at the special meeting, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the special meeting in the manner described in the proxy statement/prospectus of which this notice is a part.

The proxy statement/prospectus of which this notice is a part provides a detailed description of the merger and the merger agreement and the other matters to be considered at the special meeting. We urge you to carefully read this proxy statement/prospectus, including any documents incorporated by reference herein, and the annexes in their entirety. In particular, we urge you to carefully read the section entitled “Risk Factors” beginning on page 25.

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies or need help voting your shares of PDC common stock, please contact PDC’s proxy solicitor:

509 Madison Avenue, Suite 1206

New York, New York 10022

Email: PDCE@info.morrowsodali.com

Call Collect: 800.662.5200

Toll-Free: 203.658.9400

By Order of the PDC Board of Directors,

Nicole L. Martinet

Senior Vice President, General Counsel and

Corporate Secretary

[    ], 2023

Denver, Colorado

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Chevron and PDC from other documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 118.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus without charge by requesting them in writing or by telephone as follows:

For information related to PDC:

PDC Energy, Inc.

1099 18th Street, Suite 1500

Denver, Colorado 80202

Attention: Corporate Secretary

Telephone: (303) 860-5800

For information related to Chevron:

Chevron Corporation

6001 Bollinger Canyon Rd., Building A

San Ramon, California 94583

Attention: Investor Relations

Telephone: (925) 842-5690

To receive timely delivery of the documents in advance of the special meeting of PDC stockholders, you should make your request no later than July 28, 2023, which is five business days before the meeting.

You may also obtain any of the documents incorporated by reference into this proxy statement/prospectus without charge through the Securities and Exchange Commission (the “SEC”) website at www.sec.gov. In addition, you may obtain copies of documents filed by Chevron with the SEC by accessing Chevron’s website at www.chevron.com under the tab “Investors” and then under the heading “SEC Filings.” You may also obtain copies of documents filed by PDC with the SEC by accessing PDC’s website at www.pdce.com under the tab “Investors” and then under the heading “SEC Filings.”

We are not incorporating the contents of the websites of the SEC, Chevron, PDC or any other entity into this proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites only for your convenience.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Chevron (File No. 333-272776), constitutes a prospectus of Chevron under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock, par value $0.75 per share, of Chevron (“Chevron common stock”) to be issued to PDC stockholders pursuant to the merger agreement. This document also constitutes a proxy statement of PDC under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting, at which PDC stockholders will be asked to consider and vote on the adoption of the merger agreement and other related proposals.

Chevron has supplied all information contained in, and incorporated by reference into, this proxy statement/prospectus relating to Chevron and Merger Subsidiary, and PDC has supplied all such information relating to PDC.

You should rely only on the information contained in, and incorporated by reference into, this proxy statement/prospectus. Chevron and PDC have not authorized anyone to provide you with information other than the information that is contained in, or incorporated by reference into, this proxy statement/prospectus. Chevron and PDC take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This proxy statement/prospectus is dated [                ], 2023, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to PDC stockholders nor the issuance by Chevron of shares of Chevron common stock pursuant to the merger agreement will create any implication to the contrary.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the merger and the special meeting of PDC stockholders (the “special meeting”). They may not include all of the information that is important to stockholders of PDC. PDC stockholders should carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 118 of this proxy statement/prospectus.

Q: What is the merger?

Chevron Corporation (“Chevron”), Bronco Merger Sub Inc., a direct, wholly-owned subsidiary of Chevron (“Merger Subsidiary”), and PDC Energy, Inc. (“PDC”) have entered into an Agreement and Plan of Merger, dated as of May 21, 2023 (as it may be amended from time to time, the “merger agreement”). A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed acquisition of PDC by Chevron. Under the merger agreement, subject to satisfaction (or, to the extent permitted by law and in accordance with the merger agreement, waiver) of the conditions to the merger set forth in the merger agreement and described in this proxy statement/prospectus, Merger Subsidiary will merge with and into PDC, with PDC continuing as the surviving corporation and a direct, wholly-owned subsidiary of Chevron (the “merger” or the “transaction”).

As a result of the merger, PDC will become a direct, wholly-owned subsidiary of Chevron and will no longer be a publicly held company. Following the merger, PDC common stock will be delisted from the Nasdaq Global Select Market (“Nasdaq”) and will be deregistered under the Exchange Act, after which PDC will no longer be required under SEC rules and regulations to file periodic reports with the SEC in respect of PDC common stock.

Q: Why am I receiving these materials?

Chevron and PDC are sending these materials to PDC stockholders to help them decide how to vote their shares of PDC common stock with respect to the merger and other matters to be considered at the special meeting.

The merger cannot be completed unless PDC stockholders adopt the merger agreement with the affirmative vote of the holders of a majority of the outstanding shares of PDC common stock entitled to vote thereon. PDC is holding a special meeting of its stockholders to vote on the proposal to adopt the merger agreement and other related proposals. Information about this special meeting, the merger and the other business to be considered by stockholders at the special meeting is contained in this proxy statement/prospectus.

This proxy statement/prospectus constitutes both a proxy statement of PDC and a prospectus of Chevron. It is a proxy statement because the board of directors of PDC (the “PDC Board”) is soliciting proxies from its stockholders. It is a prospectus because Chevron will issue shares of its common stock in exchange for outstanding shares of PDC common stock in the merger.

Q: What will PDC stockholders receive in the merger?

In the merger, PDC stockholders will receive 0.4638 (the “exchange ratio”) of a validly issued, fully paid and non-assessable share of Chevron common stock (the “merger consideration”) for each share of PDC common stock (other than shares of PDC common stock held by Chevron, PDC, or Merger Subsidiary (“cancelled shares”)). This exchange ratio is fixed and will not be adjusted to reflect changes in the stock price of either company before the merger is complete. The exchange ratio will, however, be adjusted appropriately to fully reflect the effect of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon, with respect to outstanding shares of capital stock of either Chevron or PDC with a record date between the date of the merger agreement and the completion of the merger. No fractional shares of Chevron common stock will be issued in connection with the merger. Each holder of PDC common stock that otherwise would have been entitled to receive a fractional share of Chevron common stock immediately prior to the effective time of the merger will have the right to receive an amount in cash, without interest, rounded to the nearest cent, in lieu of such fractional share. The value of such cash payment will be calculated by the exchange agent and will represent the holder’s proportionate interest in a trust of proceeds established from the open-market sale of that number of shares of Chevron common stock equal to the excess of (x) the aggregate number of shares of Chevron common stock to be delivered to the exchange agent by Chevron pursuant to the terms of the merger agreement over (y) the aggregate number of whole shares of Chevron common stock to be distributed to the holders of certificates or book-entry shares previously representing any such shares of PDC common stock pursuant to the merger agreement. Chevron stockholders will continue to own their existing shares of Chevron common stock, the form of which will not be changed by the transaction. For more details on the merger consideration, see “The Merger Agreement—Merger Consideration” beginning on page 72.

Q: What equity stake will PDC stockholders hold in Chevron immediately following the merger?

Upon the completion of the merger, based on the exchange ratio, the estimated number of shares of Chevron common stock issuable as the merger consideration is approximately 41 million shares, which will result in former PDC stockholders holding approximately 2% of the outstanding fully diluted Chevron common stock based on the number of outstanding shares of common stock and outstanding stock-based awards of Chevron and PDC as of June 27, 2023, the most recent practicable date for which such information was available.

For more details on the merger consideration and the treatment of PDC equity awards, see “The Merger Agreement—Merger Consideration” beginning on page 72 and “The Merger Agreement—Merger Consideration—Treatment of PDC Equity Awards” beginning on page 74, respectively.

Q: When do PDC and Chevron expect to complete the merger?

Chevron and PDC are working to complete the merger as soon as practicable and currently expect that the transaction will be completed by year-end 2023. Neither Chevron nor PDC can predict, however, the actual date on which the transaction will be completed because it is subject to conditions beyond each company’s control. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 92.

Q: Is Chevron’s obligation to complete the merger subject to Chevron receiving financing?

No. Chevron’s obligations under the merger agreement are not subject to any condition regarding its ability to finance, or obtain financing for, the merger.

Q: What happens if the merger is not completed?

If the merger agreement is not adopted by PDC stockholders or if the merger is not completed for any other reason, PDC stockholders will not receive any consideration for their shares of PDC common stock. Instead, PDC will remain an independent public company, PDC common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and PDC will continue to file periodic reports with the SEC. Under specific circumstances, PDC may be required to pay Chevron a termination fee of $225,000,000. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 94.

Q: Will the shares of Chevron common stock I acquire in the merger receive a dividend?

After the closing of the merger, as a holder of Chevron common stock, you will receive the same dividends on shares of Chevron common stock that all other holders of shares of Chevron common stock will receive with any dividend record date that occurs after the closing of the merger.

Q: Will I continue to receive dividends in respect of my shares of PDC common stock?

Prior to the closing of the merger, PDC and Chevron will coordinate regarding the declaration and payment of dividends in respect of their common stock and the record dates and payment dates relating thereto, so as to ensure that you do not receive two dividends, or fail to receive one dividend, in any quarter with respect to your shares of PDC common stock and the Chevron common stock that you receive in exchange therefor in the merger.

After the closing of the merger, former PDC stockholders who hold PDC share certificates will not be entitled to be paid dividends otherwise payable on the shares of Chevron common stock into which their shares of PDC common stock are exchangeable until they surrender their PDC share certificates according to the instructions provided to them. Dividends will be accrued for these stockholders and they will receive the accrued dividends when they surrender their PDC share certificates.

After the closing of the merger, all Chevron dividends will remain subject to approval by Chevron’s board of directors (the “Chevron Board”).

Q: What am I being asked to vote on, and why is this approval necessary?

PDC stockholders are being asked to vote on the following proposals:

1.

a proposal to adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, which is further described in the sections titled “The Merger” and “The Merger Agreement”, beginning on pages 33 and 71, respectively (the “merger proposal”);

2.

an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to PDC’s named executive officers that is based on or otherwise related to the merger (the “merger-related compensation proposal”); and

3.

a proposal to approve the adjournment of the PDC special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement (the “adjournment proposal”).

Approval of the merger proposal by the affirmative vote of holders of a majority of the outstanding shares of PDC common stock entitled to vote thereon is required for completion of the merger. The completion of the merger is not conditioned on the approval of the merger-related compensation proposal or the adjournment proposal.

Q: What vote is required to approve each proposal at the special meeting?

The merger proposal: The affirmative vote of holders of a majority of the outstanding shares of PDC common stock entitled to vote thereon is required to approve the merger proposal (the “PDC stockholder approval”).

The merger-related compensation proposal: The affirmative vote of holders of a majority of the outstanding shares of PDC common stock present in person or represented by proxy at the special meeting and entitled to vote thereon is required to approve the advisory (non-binding) merger-related compensation proposal. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either PDC or Chevron. Accordingly, if the merger agreement is adopted and the merger is completed, the merger-related compensation will be payable to PDC’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of PDC’s stockholders.

The adjournment proposal: The affirmative vote of the holders of a majority of the outstanding shares of PDC common stock, present in person or represented by proxy at the special meeting and entitled to vote thereon is required to approve the adjournment proposal. If PDC stockholders approve the adjournment proposal, subject to the terms of the merger agreement, PDC could adjourn the special meeting and use the additional time to solicit additional proxies, including soliciting proxies from PDC stockholders who have previously voted. PDC does not intend to call a vote on the adjournment proposal if the merger proposal is approved at the special meeting.

Q: What happens if the non-binding, advisory merger-related compensation proposal is not approved?

Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either PDC or Chevron. Accordingly, if the merger agreement is adopted and the merger is completed, the merger-related compensation will be payable to PDC’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of PDC’s stockholders.

Q: What constitutes a quorum?

The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of PDC common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting. Virtual attendance at the special meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Brokers, banks or other nominees that hold shares for beneficial owners do not have discretionary authority to vote the shares as to any matter at the meeting without receiving voting instructions from the beneficial owners. Such shares will be considered to be broker non-votes and will not be counted as present for quorum purposes.

A quorum is necessary to transact business at the special meeting. PDC’s Bylaws provide that if a quorum fails to attend any meeting, the chairman of the meeting or a majority of the stockholders who are present in person or by proxy and entitled to vote at the special meeting may adjourn the meeting from time to time, without notice other than by announcement at the meeting, to another date, place, if any, and time until a quorum is present. If the adjournment is for more than 30 days or if after the adjournment, a new record date is fixed for the adjourned meeting, PDC will provide a notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.

Q: How does the PDC Board recommend that I vote?

The PDC Board unanimously recommends that PDC stockholders vote “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

Q: What do I need to do now?

After carefully reading and considering the information contained in and incorporated by reference into, this proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the special meeting. Please follow the instructions set forth on the accompanying proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Please do not submit your PDC stock certificates at this time. If the merger is completed, you will receive instructions for surrendering your PDC stock certificates in exchange for shares of Chevron common stock from the exchange agent.

Please carefully consider the information contained in, and incorporated by reference into, this proxy statement/prospectus. Whether or not you plan to attend the special meeting, PDC encourages you to submit your proxy to vote via the internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the special meeting.

Q: How can I attend the special meeting?

Stockholders as of the close of business on June 26, 2023 (the “record date”) may attend, vote and submit questions virtually at the special meeting by logging in at www.virtualshareholdermeeting.com/PDCE2023SM. To log in, stockholders (or their authorized representatives) will need the control number provided on their proxy card or voting instruction form. If you are not a stockholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate.

Q: How do I vote?

If you are a stockholder of record of PDC as of the close of business on the record date, you may submit your proxy before the special meeting in one of the following ways:

•	Telephone-use the toll-free number shown on your proxy card;

•	Internet-visit the website shown on your proxy card to vote via the internet; or

•	Mail-complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a stockholder of record, you may also cast your vote virtually at the special meeting by following the instructions at www.virtualshareholdermeeting.com/PDCE2023SM. If you decide to attend the special meeting virtually and vote at the meeting, your vote will revoke any proxy previously submitted.

If your shares are held in “street name” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. If your shares are held in “street name” and you intend to vote at the special meeting, you may cast your vote virtually at the special meeting by following the instructions at www.virtualshareholdermeeting.com/PDCE2023SM. Your vote at the special meeting will revoke any proxy previously submitted on your behalf by your broker, bank or other nominee.

The meeting will begin promptly at 8:00 a.m., Mountain Time, on August 4, 2023. PDC encourages its stockholders to access the meeting prior to the start time leaving ample time for check-in. Please follow the instructions as outlined in this proxy statement/prospectus.

Even if you plan to attend the special meeting, PDC recommends that you vote your shares in advance as described below so that your vote will be counted even if you later decide not to or become unable to attend the special meeting.

Q: When and where is the special meeting of stockholders? What must I bring to attend the special meeting?

The special meeting of PDC stockholders will be held virtually at www.virtualshareholdermeeting.com/PDCE2023SM, at 8:00 a.m., Mountain Time, on August 4, 2023. Online access will begin at 7:45 a.m., Mountain Time, and PDC encourages its stockholders to access the meeting prior to the start time. Even if you plan to attend the special meeting, PDC recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to or become unable to attend the special meeting.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares of PDC common stock are registered directly in your name with the transfer agent of PDC, Broadridge Corporate Issuer Solutions, Inc., you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to PDC or to a third party to vote at the special meeting.

If your shares are held by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and your broker, bank or other nominee is considered the stockholder of record with respect to those shares. Your broker, bank or other nominee will send you, as the beneficial owner, voting instruction forms for you to use in directing the broker, bank or other nominee in how to vote your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting and you may cast your vote virtually at the special meeting by following the instructions at www.virtualshareholdermeeting.com/PDCE2023SM.

Q: If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card or voting instruction form directly to PDC. Your broker, bank or other nominee is obligated to provide you with a voting instruction form for you to use. You may also cast your vote virtually at the special meeting by following the instructions at www.virtualshareholdermeeting.com/PDCE2023SM.

Applicable stock exchange rules permit brokers to vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. Those rules do not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called broker non-votes. The merger proposal, the merger-related compensation proposal and the adjournment proposal are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers.

If you are a PDC “street name” stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the merger proposal, which broker non-votes will have the same effect as votes cast “AGAINST” this proposal;

•

your broker, bank or other nominee may not vote your shares on the merger-related compensation proposal, which broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present); and

•	your broker, bank or other nominee may not vote your shares on the adjournment proposal, which broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present).

Q: What if I fail to vote or abstain?

For purposes of the special meeting, an abstention occurs when a stockholder attends the special meeting virtually and does not vote or returns a proxy with an “abstain” instruction.

Merger proposal: An abstention or failure to vote will have the same effect as a vote cast “AGAINST” the merger proposal.

Merger-related compensation proposal: An abstention will have the same effect as a vote cast “AGAINST” the merger-related compensation proposal. If a PDC stockholder is not present virtually at the special meeting and does not respond by proxy, it will have no effect on the vote for the merger-related compensation proposal (assuming a quorum is present).

Adjournment proposal: An abstention will have the same effect as a vote cast “AGAINST” the adjournment proposal. If a PDC stockholder is not present virtually at the special meeting and does not respond by proxy, it will have no effect on the vote for the adjournment proposal (assuming a quorum is present).

Q: What will happen if I return my proxy card or voting instruction form without indicating how to vote?

If you sign and return your proxy card or voting instruction form without indicating how to vote on any particular proposal, the PDC common stock represented by your proxy will be voted as recommended by the PDC Board with respect to that proposal.

Q: May I change or revoke my vote after I have delivered my proxy card or voting instruction form?

Yes. If you are a record holder, you may change or revoke your vote before your proxy is voted at the special meeting as described herein. You may do this in one of four ways:

(1)	submitting a proxy at a later time by internet or telephone until 11:59 p.m. Eastern Time on August 3, 2023;

(2)	signing and returning a new proxy card with a later date;

(3)	voting virtually at the special meeting; or

(4)

delivering, before 6:00 p.m. Eastern Time on August 3, 2023, to PDC’s Corporate Secretary at PDC’s executive offices at 1099 18th Street, Suite 1500, Denver, Colorado 80202, written revocation of your most recent proxy.

If you are a street name stockholder and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

Q: What are the material U.S. federal income tax consequences of the merger?

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and Chevron and PDC intend to report the merger consistent with such qualification. Assuming the merger so qualifies, a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences”) of PDC common stock generally would not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of PDC common stock for Chevron common stock (except for any gain or loss, if any, recognized with respect to any cash received in lieu of a fractional share of Chevron common stock). However, it is not a condition to Chevron’s obligation or PDC’s obligation to complete the transactions that the merger be treated as a “reorganization” or that Chevron or PDC receive an opinion from counsel to that effect. Chevron and PDC have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) regarding any matters related to the transactions, and as a result, there can be no assurance that the IRS would not assert that the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or that a court would not sustain such a position.

If any requirement for qualification as a “reorganization” within the meaning of Section 368(a) of the Code is not met, then a U.S. holder of PDC common stock generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the Chevron common stock received in the merger, and such U.S. holder’s aggregate tax basis in the corresponding PDC common stock surrendered in the merger.

All holders of PDC common stock should consult with a tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the merger to them. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 67 for additional information.

Q: Am I entitled to exercise appraisal rights in connection with the merger instead of receiving the merger consideration for my shares of PDC common stock?

PDC stockholders are not entitled to appraisal rights in connection with the merger. For additional information, see “The Merger—No Appraisal Rights” beginning on page 66.

Q: What will happen to PDC stock-based awards?

At the effective time of the merger:

•

Each outstanding PDC stock appreciation right with respect to shares of PDC common stock (each, a “PDC SAR”), whether or not vested, will be converted into a stock appreciation right with respect to shares of Chevron common stock (each, a “Chevron SAR”), on the same terms and conditions as were applicable under such PDC SAR immediately prior to the effective time of the merger (including any provisions for acceleration), with the number (rounded down to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of PDC common stock subject to such PDC SAR immediately prior to the effective time of the merger by (ii) the exchange ratio. The exercise price per share of Chevron common stock subject to any such Chevron SAR at and after the effective time of the merger will be an amount (rounded up to the nearest one hundredth of a cent) equal to (i) the exercise price per share of PDC common stock subject to such PDC SAR immediately prior to the effective time of the merger divided by (ii) the exchange ratio.

•

Each outstanding PDC award of restricted stock units that corresponds to shares of PDC common stock other than a PDC PSU award or a PDC Director RSU award (each, a “PDC RSU award”), whether or not vested, will be converted into a restricted stock unit award with respect to shares of Chevron common stock (each, a “Chevron RSU award”), on the same terms and conditions as were applicable under such PDC RSU award immediately prior to the effective time of the merger (including any provisions for acceleration), with the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of PDC common stock subject to such PDC RSU award immediately prior to the effective time of the merger by (ii) the exchange ratio.

•

Each outstanding PDC award of restricted stock units for which vesting is conditioned in full or in part based on achievement of performance goals or metrics (each, a “PDC PSU award”), whether or not vested, will be treated as follows:

•

If such PDC PSU award was granted in calendar year 2021, then such PDC PSU award will become fully vested and converted into the right to receive, within five business days of the completion of the merger, the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of PDC common stock subject to such PDC PSU award immediately prior to the effective time of the merger by (ii) the exchange ratio.

•

If such PDC PSU award was not granted in calendar year 2021, then such PDC PSU award will be converted into a Chevron RSU award, on the same terms and conditions as were applicable under such PDC PSU award immediately prior to the effective time of the merger (other than any performance-based vesting conditions, but including any provisions for acceleration), with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of PDC common stock subject to such PDC PSU award immediately prior to the effective time of the merger by (ii) the exchange ratio.

•

The number of shares of PDC common stock subject to a PDC PSU award immediately prior to the effective time of the merger will be determined based on actual performance by the Compensation Committee of the PDC Board in accordance with the terms of the applicable award agreement, except that actual performance will be measured by: (i) deeming the applicable performance period to end as of the second to last business day prior to the effective time of the merger; (ii) computing total shareholder return for PDC by reference to the product of the exchange ratio multiplied by the Average Share Price (as defined in the applicable award agreement) of Chevron common stock for the twenty business days ending on and including the second to last business day prior to the effective time of the merger; and (iii) computing total shareholder return for the applicable peer companies by reference to the Average Share Price (as defined in the applicable award agreement) of each such company’s common stock for the twenty business days ending on and including the second to last business day prior to the effective time of the merger.

•

Each outstanding PDC award of restricted stock units that corresponds to shares of PDC common stock granted to a non-employee member of the PDC Board (each, a “PDC Director RSU award”), whether or not vested, will be converted into the right to receive, within five business days of the completion of the merger, the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of PDC common stock subject to such PDC Director RSU award immediately prior to the effective time of the merger by (ii) the exchange ratio.

•

Any amounts relating to dividend equivalent rights granted with respect to the foregoing PDC equity awards that are accrued but unpaid as of the completion of the merger will carry over and will be paid if required by and in accordance with the terms and conditions as were applicable to such equity award immediately prior to the completion of the merger (or, in the case of PDC PSU awards granted in 2021 and PDC Director RSU awards, will be paid within five business days of the completion of the merger).

Q: What happens if I sell my shares of PDC common stock after the record date but before the special meeting?

The record date for the special meeting (the close of business on June 26, 2023) is earlier than the date of the special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of PDC common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the merger consideration to be received by PDC stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q: Are there any risks that I should consider in deciding whether to vote in favor of the merger proposal?

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 25. You also should read and carefully consider the risk factors of Chevron and PDC contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q: What should I do if I receive more than one set of voting materials?

If you hold shares of PDC common stock in “street name” and also directly as a record holder or otherwise or if you hold shares of PDC common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the special meeting. Please complete, sign, date and return each proxy card (or cast your vote by telephone or internet as provided on your proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of PDC common stock are voted. If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the procedures provided by your broker, bank or other nominee to vote your shares.

Q: Who will tabulate and certify the vote?

Representatives of Broadridge Financial Solutions will tabulate the votes cast at the special meeting, and representatives of American Election Services LLC will act as the Independent Inspector of Election.

Q: Where can I find the voting results of the special meeting?

The preliminary voting results will be announced at the special meeting. In addition, within four business days following certification of the final voting results, PDC intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q: Whom should I contact if I have any questions about the proxy materials or voting?

If you have any questions about the proxy materials, or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent for PDC, at:

509 Madison Avenue, Suite 1206

New York, New York 10022

Email: PDCE@info.morrowsodali.com

Call Collect: 800.662.5200

Toll-Free: 203.658.9400

SUMMARY

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all the information that may be important to you. Chevron and PDC urge you to read carefully this proxy statement/prospectus in its entirety, including the annexes. Additional important information, which Chevron and PDC also urge you to read, is contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 118. Unless stated otherwise, all references in this proxy statement/prospectus to Chevron are to Chevron Corporation, all references to PDC are to PDC Energy, Inc. and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of May 21, 2023, by and among Chevron Corporation, Bronco Merger Sub Inc. and PDC Energy, Inc., a copy of which is attached as Annex A to this proxy statement/prospectus.

Information about the Companies

Chevron

Chevron Corporation is a global energy company with substantial business activities in the following countries: Angola, Argentina, Australia, Bangladesh, Brazil, Canada, China, Egypt, Equatorial Guinea, Israel, Kazakhstan, Mexico, Nigeria, the Partitioned Zone between Saudi Arabia and Kuwait, the Philippines, Republic of Congo, Singapore, South Korea, Thailand, the United Kingdom, the United States, and Venezuela.

Chevron manages its investments in subsidiaries and affiliates and provides administrative, financial, management and technology support to U.S. and international subsidiaries that engage in integrated energy and chemicals operations. Upstream operations consist primarily of exploring for, developing, producing and transporting crude oil and natural gas; processing, liquefaction, transportation and regasification associated with liquefied natural gas; transporting crude oil by major international oil export pipelines; transporting, storage and marketing of natural gas; and a gas-to-liquids plant. Downstream operations consist primarily of refining crude oil into petroleum products; marketing of crude oil, refined products, and lubricants; manufacturing and marketing of renewable fuels; transporting crude oil and refined products by pipeline, marine vessel, motor equipment and rail car; and manufacturing and marketing of commodity petrochemicals, plastics for industrial uses and fuel and lubricant additives.

Chevron is incorporated in Delaware. Its principal executive offices are located at 6001 Bollinger Canyon Road, San Ramon, California 94583-2324, and its telephone number is (925) 842-1000. Chevron’s website address is www.chevron.com. Information contained on Chevron’s website does not constitute part of this proxy statement/prospectus. Chevron’s common stock is publicly traded on the NYSE, under the ticker symbol “CVX.” Additional information about Chevron is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 118.

PDC

PDC is a domestic independent exploration and production company that acquires, explores and develops properties for the production of crude oil, natural gas and NGLs, with operations in the Wattenberg Field in Colorado and the Delaware Basin in west Texas. PDC’s operations in the Wattenberg Field are focused in the horizontal Niobrara and Codell plays and its Delaware Basin operations are primarily focused in the Wolfcamp zones. PDC is incorporated in Delaware. Its principal executive offices are located at 1099 18th Street, Suite 1500, Denver, Colorado 80202, and its telephone number is (303) 860-5800. PDC’s website address is www.pdce.com. Information contained on PDC’s website does not constitute part of this proxy statement/

prospectus. PDC’s common stock is publicly traded on Nasdaq, under the ticker symbol “PDCE.” Additional information about PDC is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 118.

Merger Subsidiary

Merger Subsidiary, a direct, wholly-owned subsidiary of Chevron, is a Delaware corporation incorporated on May 18, 2023 for the purpose of effecting the merger. Merger Subsidiary has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger. The principal executive offices of Merger Subsidiary are located at 6001 Bollinger Canyon Road, San Ramon, California 94583-2324.

The Merger

On May 21, 2023, Chevron, PDC and Merger Subsidiary entered into the merger agreement, which provides that upon the terms and subject to the conditions set forth therein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Subsidiary will merge with and into PDC, with PDC continuing as the surviving corporation and a direct, wholly-owned subsidiary of Chevron.

Merger Consideration

In the merger, each share of PDC common stock that is issued and outstanding immediately prior to the effective time of the merger (other than cancelled shares) will be converted into the right to receive the merger consideration, consisting of 0.4638 of a validly issued, fully paid and non-assessable share of Chevron common stock. The exchange ratio is fixed and will not be adjusted to reflect changes in the stock price of either company prior to the closing of the merger. The exchange ratio will, however, be adjusted appropriately to fully reflect the effect of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon, with respect to outstanding shares of capital stock of either Chevron or PDC with a record date between the date of the merger agreement and the completion of the merger. No fractional shares of Chevron common stock will be issued in connection with the merger. Each holder of PDC common stock that otherwise would have been entitled to receive a fractional share of Chevron common stock immediately prior to the effective time of the merger will have the right to receive an amount in cash, without interest, rounded to the nearest cent, in lieu of such fractional share. The value of such cash payment will be calculated by the exchange agent and will represent the holder’s proportionate interest in a trust of proceeds established from the open-market sale of that number of shares of Chevron common stock equal to the excess of (i) the aggregate number of shares of Chevron common stock to be delivered to the exchange agent by Chevron pursuant to the terms of the merger agreement over (ii) the aggregate number of whole shares of Chevron common stock to be distributed to the holders of certificates or book-entry shares previously representing any such shares of PDC common stock pursuant to the merger agreement.

Chevron stockholders will continue to own their existing shares of Chevron common stock, the form of which will not be changed by the transaction.

Treatment of PDC Equity Awards

At the effective time of the merger, each outstanding PDC SAR, whether or not vested, will be converted into a Chevron SAR, on the same terms and conditions as were applicable under such PDC SAR immediately prior to the effective time of the merger (including any provisions for acceleration), with respect to the number (rounded down to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of PDC common stock subject to such PDC SAR immediately prior to the effective time of the merger by (ii) the exchange ratio. The exercise price per share of Chevron common stock subject to any such Chevron SAR at and after the effective time of the merger will be an amount (rounded up to the nearest one hundredth of a cent) equal to (i) the exercise price per share of PDC common stock subject to such PDC SAR immediately prior to the effective time of the merger divided by (ii) the exchange ratio.

At the effective time of the merger, each outstanding PDC RSU award, whether or not vested, will be converted into a Chevron RSU award, on the same terms and conditions as were applicable under such PDC RSU award immediately prior to the effective time of the merger (including any provisions for acceleration), with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares PDC common stock subject to such PDC RSU award immediately prior to the effective time of the merger by (ii) the exchange ratio.

At the effective time of the merger, each outstanding PDC PSU award, whether or not vested, will be treated as follows:

•

If such PDC PSU award was granted in calendar year 2021, then such PDC PSU award will become fully vested and converted into the right to receive, within five business days of the completion of the merger, the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of PDC common stock subject to such PDC PSU award immediately prior to the effective time of the merger by (ii) the exchange ratio.

•

If such PDC PSU award was not granted in calendar year 2021, then such PDC PSU award will be converted into a Chevron RSU award, on the same terms and conditions as were applicable under such PDC PSU award immediately prior to the effective time of the merger (other than any performance-based vesting conditions, but including any provisions for acceleration), with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of PDC common stock subject to such PDC PSU award immediately prior to the effective time of the merger by (ii) the exchange ratio.

•

The number of shares of PDC common stock subject to a PDC PSU award immediately prior to the effective time of the merger will be determined based on actual performance by the Compensation Committee of the PDC Board in accordance with the terms of the applicable award agreement, except that actual performance will be measured by: (i) deeming the applicable performance period to end as of the second to last business day prior to the effective time of the merger; (ii) computing total shareholder return for PDC by reference to the product of the exchange ratio multiplied by the Average Share Price (as defined in the applicable award agreement) of Chevron common stock for the twenty business days ending on and including the second to last business day prior to the effective time of the merger; and (iii) computing total shareholder return for the applicable peer companies by reference to the Average Share Price (as defined in the applicable award agreement) of each such company’s common stock for the twenty business days ending on and including the second to last business day prior to the effective time of the merger.

At the effective time of the merger, each outstanding PDC Director RSU award, whether or not vested, will be converted into the right to receive, within five business days of the completion of the merger, the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of PDC common stock subject to such PDC Director RSU award immediately prior to the effective time of the merger by (ii) the exchange ratio.

Any amounts relating to dividend equivalent rights granted with respect to the foregoing PDC equity awards that are accrued but unpaid as of the completion of the merger will carry over and will be paid if required by and in accordance with the terms and conditions as were applicable to such equity award immediately prior to the completion of the merger (or, in the case of PDC PSU awards granted in 2021 and PDC Director RSU awards, will be paid within five business days of the completion of the merger).

For a more complete discussion of the treatment of PDC SARs, PDC RSU awards, PDC PSU awards and PDC Director RSU awards, see “The Merger Agreement—Merger Consideration—Treatment of PDC Equity Awards” beginning on page 74.

Recommendations of the PDC Board

The PDC Board unanimously recommends that you vote “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal. For the factors considered by the PDC Board in reaching this decision and additional information on the recommendation of the PDC Board, see the section entitled “The Merger—PDC Board’s Recommendation and Its Reasons for the Transaction” beginning on page 40.

Opinion of PDC’s Financial Advisor

At the meeting of the PDC Board on May 21, 2023, J.P. Morgan Securities LLC (which we refer to as “J.P. Morgan”), the financial advisor of PDC in connection with the proposed merger, rendered its oral opinion to the PDC Board, which was subsequently confirmed by delivery of a written opinion, dated May 21, 2023, to the effect that, as of such date and based upon and subject to the factors, assumptions, qualifications and any limitations set forth in its written opinion, the merger consideration to be paid to the holders of PDC common stock in the proposed merger was fair, from a financial point of view, to such holders.

The full text of J.P. Morgan’s written opinion, dated as of May 21, 2023, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The full text of the written opinion contains a discussion of, among other things, the assumptions made, matters considered and qualifications and any limitations on the opinion and the review undertaken by J.P. Morgan in connection with rendering its opinion. The summary of the opinion of J.P. Morgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. PDC’s stockholders are urged to read the opinion carefully and in its entirety. J.P. Morgan’s opinion was addressed to the PDC Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the merger consideration to be paid to the holders of PDC common stock in the proposed merger and did not address any other aspect of the proposed merger or the other transactions contemplated by the merger agreement. The opinion does not constitute a recommendation to any stockholder of PDC as to how such stockholder should vote with respect to the proposed merger or any other matter.

For a description of the opinion that the PDC Board received from J.P. Morgan, see “The Merger—Opinion of PDC’s Financial Advisor” beginning on page 46.

Interests of Directors and Executive Officers of PDC in the Merger

In considering the recommendation of the PDC Board that PDC stockholders vote in favor of the proposal to adopt the merger agreement and the merger-related compensation proposal, PDC stockholders should be aware that the executive officers and directors of PDC have certain interests in the merger that are or may be different from, or in addition to, the interests of PDC’s stockholders generally, including the treatment of PDC equity awards in the merger, and rights to ongoing indemnification and insurance coverage and, in the case of executive officers, executive severance arrangements and eligibility for integration awards. The PDC Board was aware of these interests and considered them, among other matters, in evaluating and approving the merger agreement, and in making its recommendation that PDC stockholders adopt the merger agreement and the merger-related compensation proposal. For more information, see the section titled “The Merger—Interests of Directors and Executive Officers of PDC in the Merger” beginning on page 55.

Material U.S. Federal Income Tax Consequences of the Merger

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and Chevron and PDC intend to report the merger consistent with such qualification. Assuming the merger so qualifies, a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences”) of PDC common stock generally would not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of PDC common stock for Chevron common stock (except for any gain or loss, if any, recognized with respect to any cash received in lieu of a fractional share of Chevron common stock). However, it is not a condition to PDC’s obligation or Chevron’s obligation to complete the transactions that the merger be treated as a “reorganization” or that Chevron or PDC receive an opinion from counsel to that effect. Chevron and PDC have not sought, and will not seek, any ruling from the IRS regarding any matters relating to the transactions, and as a result, there can be no assurance that the IRS would not assert that the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or that a court would not sustain such a position.

If any requirement for qualification as a “reorganization” within the meaning of Section 368(a) of the Code is not met, then a U.S. holder of PDC common stock generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the Chevron common stock received in the merger, and such U.S. holder’s aggregate tax basis in the corresponding PDC common stock surrendered in the merger.

All holders of PDC common stock should consult with a tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences of the merger to them. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 67 for additional information.

Accounting Treatment of the Merger

The merger will be accounted for as an acquisition of PDC by Chevron under the acquisition method of accounting in accordance with accounting principles generally accepted in the U.S. (“GAAP”). For additional information, see “The Merger—Accounting Treatment of the Merger” beginning on page 64.

No Appraisal Rights

PDC stockholders are not entitled to appraisal rights in connection with the merger. For additional information, see “The Merger—No Appraisal Rights” beginning on page 66.

Regulatory Approvals Required for the Merger

The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which provide that certain transactions may not be completed until notification and report forms are furnished to the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the U.S. Federal Trade Commission (“FTC”) and the HSR Act waiting period is terminated or expires. On June 5, 2023 Chevron and PDC each filed their respective requisite notification and report form under the HSR Act.

Conditions to Completion of the Merger

The parties expect to complete the merger after all of the conditions to the merger in the merger agreement are satisfied or waived, including after the merger agreement has been adopted by the stockholders of PDC. The parties currently expect to complete the transaction by year-end 2023. However, it is possible that factors outside of each party’s control could require them to complete the transaction at a later time or not to complete it at all.

In addition to the approval of the merger proposal by PDC stockholders and the expiration or termination of any applicable waiting period under the HSR Act related to the merger, each party’s obligation to complete the merger is also subject to the satisfaction (or, to the extent permitted by law and in accordance with the merger agreement, waiver) of other conditions, including: the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part (and the absence of any stop order by the SEC), approval for the listing on the NYSE of the Chevron common stock to be issued in the merger (subject to official notice of issuance), the absence of any provision of any applicable law or regulation, and of any judgment, injunction, order or decree, that prohibits or enjoins the completion of the merger, the accuracy of the representations and warranties of the other party under the merger agreement (subject to the materiality standards set forth in the merger agreement), the performance by the other party of its respective obligations under the merger agreement in all material respects and delivery of an officer’s certificate by the other party certifying satisfaction of the two preceding conditions.

Neither Chevron nor PDC can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 92.

Treatment of Existing Debt

In connection with the merger, Chevron currently expects to repay in full or otherwise acquire PDC’s outstanding 6.125% Senior Note due 2024 and 5.75% Senior Notes due 2026. In connection with the merger, Chevron expects to terminate PDC’s $3.5 billion revolving credit facility, under which $352 million was outstanding as of March 31, 2023. Chevron also expects to retain PDC’s existing lease obligations following the merger.

For more information regarding the treatment of existing debt, see “The Merger—Treatment of Existing Debt” beginning on page 65.

No Solicitation

In the merger agreement, PDC has agreed that it and its subsidiaries will not, and that it will direct and use its reasonable best efforts to cause its and its subsidiaries’ respective officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly:

•	take any action to solicit, initiate or knowingly encourage or knowingly facilitate the making of any acquisition proposal involving PDC or any inquiry with respect to an acquisition proposal;

•

engage in discussions or negotiations with any person with respect to an acquisition proposal (except to notify them of the existence of the applicable non-solicitation provisions of the merger agreement);

•	disclose any nonpublic information or afford access to properties, books or records to any person that has made, or to PDC’s knowledge is considering making, an acquisition proposal;

•

approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other similar agreement relating to an acquisition proposal; or

•	propose publicly or agree to do any of the foregoing relating to an acquisition proposal.

Subject to the exceptions contained in the merger agreement, PDC has also agreed that PDC and its subsidiaries will not (i) make, facilitate or provide information in connection with any SEC or other regulatory filings in connection with the transactions contemplated by any acquisition proposal or (ii) seek any third-party consents in connection with any transactions contemplated by any acquisition proposal.

The merger agreement includes customary exceptions such that, prior to obtaining the PDC stockholder approval, PDC may furnish information and access, and may engage in discussions and negotiations regarding an acquisition proposal, if (i) the PDC Board concludes in good faith, after (x) receipt of the advice of a financial advisor of nationally recognized reputation and outside legal counsel, that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal and (y) that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to PDC’s stockholders under applicable law and (ii) PDC receives from the person making such an acquisition proposal an executed confidentiality agreement and complies with certain specified procedures. For a discussion of what constitutes an acquisition proposal or a superior proposal and the limitations on solicitation of acquisition proposals, see “The Merger Agreement—Covenants and Agreements—No Solicitation” beginning on page 80.

Termination of the Merger Agreement; Termination Fees

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	By the mutual written consent of Chevron and PDC.

•	By either Chevron or PDC:

•	if the merger has not been completed by:

•	May 22, 2024 (which is referred to as the “end date”); or

•

if the reason for not closing by May 22, 2024 is that the condition specified in the merger agreement regarding the expiration or termination of any applicable HSR Act waiting period relating to the merger has not been satisfied by that date, and all other closing conditions of the parties have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing), or (to the extent permitted by law) waived, November 26, 2024 (in which case the “end date” will be November 26, 2024);

provided that (i) if Chevron elects to defer the closing date as described under “The Merger Agreement—Timing of Closing” beginning on page 72 and such deferral would result in the closing of the merger being delayed past the end date, then the end date will be automatically extended as described under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 94, and (ii) neither Chevron nor PDC may terminate the merger agreement due to the occurrence of the end date if its failure to fulfill any obligation under the merger agreement has principally caused or resulted in the failure to complete the merger on or before such end date; or

•	if the PDC stockholder approval has not been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof; or

•

if there is any law or regulation that makes completion of the merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Chevron or PDC from completing the merger is entered and such judgment, injunction, order or decree becomes final and non-appealable; provided that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the covenant to use reasonable best efforts has principally caused or resulted in the imposition of such legal restraint or the failure of such legal restraint to be resisted, resolved or lifted; or

•

if there has been a breach by the other party of any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach results in the failure to satisfy certain conditions to the obligations of Chevron and Merger Subsidiary to complete the merger (in the case of a breach by PDC) or certain conditions to the obligations of PDC to complete the merger (in the case of a breach by Chevron), and such breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice thereof to the party alleged to be in breach.

•	By Chevron:

•

prior to receipt of the PDC stockholder approval, if there has been a change in the PDC recommendation, whether or not permitted by the terms of the merger agreement (or the PDC Board or any committee thereof resolves to effect a change in the PDC recommendation).

•	By PDC:

•

at any time prior to receipt of the PDC stockholder approval in order to enter into a definitive written agreement providing for a superior proposal, provided that (i) PDC has received a superior proposal after the date of the merger agreement that did not result from a breach of certain provisions of the merger agreement, (ii) PDC has complied in all material respects with certain provisions of the merger agreement with respect to such superior proposal, (iii) concurrently with, and as a condition to, any such termination PDC pays or causes to be paid to Chevron (or its designee) the termination fee (as defined below) pursuant to the merger agreement and (iv) the PDC Board has authorized PDC to enter into, and PDC substantially concurrently enters into, a definitive written agreement providing for such superior proposal (it being agreed that PDC may enter into such definitive written agreement concurrently with any such termination).

If the merger agreement is terminated as described above, the merger agreement will be void and have no effect, and there will be no liability or obligation on the part of any party, except that:

•

certain provisions contained in the merger agreement with respect to debt cooperation, effect of termination, the allocation of costs and expenses and the termination fee will survive the termination of the merger agreement;

•	the agreements contained in the confidentiality agreement between Chevron and PDC will survive the termination of the merger agreement; and

•	no termination will relieve any party of any liability or damages resulting from any material and intentional breach by that party of the merger agreement.

Termination Fees

The merger agreement further provides that PDC will pay or cause to be paid to Chevron a fee of $225,000,000 (the “termination fee”) in connection with a termination of the merger agreement under the following circumstances:

•

if Chevron terminates the merger agreement, prior to receipt of the PDC stockholder approval, due to a change in the PDC recommendation, then PDC will pay or cause to be paid the termination fee to Chevron not later than the date of termination of the merger agreement;

•

if (i) the merger agreement is terminated by PDC or Chevron due to the PDC stockholder approval not having been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof and (ii) after the date of the merger agreement but on or before the date of such termination an acquisition proposal has been made and become publicly known, whether or not withdrawn, prior to the PDC stockholder meeting, then PDC will pay or cause to be paid to Chevron the termination fee not later than the date an acquisition proposal (defined for this purpose with all references to 20% in the definition of acquisition proposal (found on page 81) being replaced with “50%”) is completed or a definitive agreement is entered into by PDC providing for any such acquisition proposal, as long as such acquisition proposal is completed or such definitive agreement is executed within 12 months after the date of termination;

•

if (i) the merger agreement is terminated by PDC or Chevron due to the failure to complete the merger by the end date and the PDC stockholder approval has not theretofore been obtained and (ii) after the date of the merger agreement but on or before the date of such termination an acquisition proposal has been made and become publicly known, whether or not withdrawn, prior to the date of such termination, then PDC will pay or cause to be paid to Chevron the termination fee not later than the date an acquisition proposal (defined for this purpose with all references to 20% in the definition of acquisition proposal (found on page 81) being replaced with “50%”) is completed or a definitive agreement is entered into by PDC providing for any such acquisition proposal, as long as such acquisition proposal is completed or such definitive agreement is executed within 12 months after the date of termination;

•

if (i) the merger agreement is terminated by Chevron due to a breach by PDC of any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach resulted in the failure to satisfy one or more of certain conditions to the obligations of Chevron and Merger Subsidiary to complete the merger, and the PDC stockholder approval has not theretofore been obtained and (ii) after the date of the merger agreement but on or before the date of such termination an acquisition proposal has been made and become publicly known, whether or not withdrawn, prior to the date of such termination, then PDC will pay or cause to be paid to Chevron the termination fee not later than the date an acquisition proposal (defined for this purpose with all references to 20% in the definition of acquisition proposal being (found on page 81) replaced with “50%”) is completed or a definitive agreement is entered into by PDC providing for any acquisition proposal, so long as any such acquisition proposal is completed or such definitive agreement is executed within 12 months after the date of termination; or

•

if the merger agreement is terminated by PDC due to its entry into a definitive agreement with respect to a superior proposal, then PDC will pay or cause to be paid to Chevron the termination fee not later than the date of termination of the merger agreement.

For a more detailed discussion of each party’s termination rights and the related termination fee obligations, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 94.

Special Meeting

Date, Time, Place and Purpose of the PDC Special Meeting

The PDC special meeting will be held virtually at www.virtualshareholdermeeting.com/PDCE2023SM, on August 4, 2023, at 8:00 a.m., Mountain Time. The purpose of the PDC special meeting is to consider and vote on the PDC merger proposal and other related proposals. Adoption and approval of the PDC merger proposal by PDC stockholders is a condition to the obligation of PDC and Chevron to complete the merger.

Record Date and Outstanding Shares of PDC Common Stock

Only stockholders of record of issued and outstanding shares of PDC common stock as of the close of business on June 26, 2023 (which we refer to as the “PDC record date”) are entitled to notice of, and to vote at, the PDC special meeting or any subsequent reconvening of the PDC special meeting following any adjournments and postponements of the PDC special meeting.

As of the close of business on the PDC record date, there were 86,999,199 shares of PDC common stock issued and outstanding and entitled to vote at the PDC special meeting. You may cast one vote for each share of PDC common stock that you held as of the close of business on the PDC record date.

A complete list of PDC stockholders entitled to vote at the PDC special meeting will be available for inspection at PDC’s principal office at 1099 18th Street, Suite 1500, Denver, Colorado 80202 during regular business hours for a period of no less than 10 days before the PDC special meeting and during the PDC special meeting.

Quorum; Abstentions and Broker Non-Votes

A quorum of PDC stockholders is necessary for PDC to hold a valid meeting. The presence at the PDC special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of PDC common stock entitled to vote at the PDC special meeting constitutes a quorum.

If you submit a properly executed proxy card, even if you do not vote for the proposal or vote to “abstain” in respect of the proposal, your shares of PDC common stock will be counted for purposes of determining whether a quorum is present for the transaction of business at the PDC special meeting. Broker non-votes will not be considered present and entitled to vote at the PDC special meeting for the purpose of determining the presence of a quorum.

Executed but unvoted proxies will be voted in accordance with the recommendation of the PDC Board.

Required Vote to Adopt and Approve the PDC Merger Proposal

Adoption and approval of the PDC merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of PDC common stock entitled to vote thereon and approval of the PDC merger-related compensation proposal and the adjournment proposal require the affirmative vote of holders of a majority of the outstanding shares of PDC common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Abstentions will have the same effect as votes “AGAINST” each proposal. Broker non-votes and failures to vote will have the same effect as votes “AGAINST” the PDC merger proposal but will not have any effect on the outcome of the vote on the PDC merger-related compensation proposal and the adjournment proposal.

The PDC merger proposal, PDC merger-related compensation proposal, and the adjournment proposal are described in the section entitled “PDC Proposals” beginning on page 104.

Voting by PDC Directors and Executive Officers

As of the PDC record date, PDC directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 1,173,533 shares of PDC common stock, or approximately 1.3% of the total outstanding shares of PDC common stock as of the PDC record date.

PDC currently expects that all of its directors and executive officers will vote their shares “FOR” the PDC merger proposal, PDC merger-related compensation proposal and adjournment proposal.

Adjournment

If a quorum is not present or if there are not sufficient votes for the approval of the PDC merger proposal and the PDC merger-related compensation proposal, the PDC special meeting may be adjourned by the chairman of the PDC special meeting to solicit additional proxies. At any subsequent reconvening of the PDC special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the PDC special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Risk Factors

You should consider all the information contained in, and incorporated by reference into, this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 25.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking statements with respect to the merger between Chevron and PDC, including any statements regarding the expected timetable for completing the merger, the ability to complete the merger, the expected benefits of the merger (including anticipated accretion to return on capital employed, free cash flow, and earnings per share, as well as the potential to deliver higher returns and lower Chevron’s carbon intensity) and projected operational and capital synergies, projected financial information, future opportunities, and any other statements regarding Chevron’s and PDC’s future expectations, beliefs, plans, objectives, results of operations, financial condition and cash flows, or future events or performance. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “progress,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “aspires” and similar expressions. All such forward-looking statements are based on current expectations of Chevron’s and PDC’s management and therefore involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Key factors that could cause actual results to differ materially from those projected in the forward-looking statements include, but are not limited to:

•	the risk that PDC stockholders may not approve the merger agreement;

•	uncertainties as to the timing to consummate the merger;

•	the uncertainty of the value of the merger consideration due to the fixed exchange ratio and potential fluctuation in the market price of Chevron common stock;

•

the occurrence of events that may give rise to a right of one or both of the parties to terminate the merger agreement, including under circumstances that might require PDC to pay or cause to be paid a termination fee of $225,000,000 to Chevron;

•	the possibility that the merger is delayed or does not occur;

•	the risk that a condition to closing the merger may not be satisfied in a timely manner or at all;

•	the risk that regulatory approvals are not obtained or are obtained subject to conditions that are not anticipated by the parties;

•	the effects of disruption to Chevron’s or PDC’s respective businesses;

•

negative effects of announcement of Chevron’s proposal to acquire PDC or the announcement of the completion of the merger on the market price of Chevron’s and/or PDC’s common stock, their financial performance and their respective ability to maintain relationships with suppliers and customers;

•	the risks related to Chevron and PDC being restricted in the operation of their respective businesses while the merger agreement is in effect;

•	changing economic, regulatory (federal and state) and political environments in the U.S.;

•	significant transaction and other costs in connection with the merger in excess of those anticipated by Chevron or PDC;

•	litigation relating to the merger and other unknown liabilities;

•	Chevron’s ability to achieve the benefits and projected operational and capital synergies from the merger;

•	Chevron’s ability to promptly, efficiently and effectively integrate acquired operations into its own operations;

•	the ability of PDC to retain and hire key personnel;

•	the diversion of management time on transaction-related issues;

•	changing crude oil and natural gas prices and demand for Chevron’s and PDC’s products, and production curtailments due to market conditions;

•	crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries;

•	technological advancements;

•	public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related government policies and actions;

•	disruptions in Chevron’s global supply chain, including supply chain constraints and escalation of the cost of goods and services;

•	general domestic and international economic and political conditions, including the military conflict between Russia and Ukraine and the global response to such conflict;

•	changing refining, marketing and chemicals margins;

•	actions of competitors or regulators;

•	timing of exploration expenses;

•	access to pipelines to move crude oil and condensate;

•	the competitiveness of alternate-energy sources or product substitutes;

•	development of large carbon capture and offset markets;

•	technological developments;

•	the results of operations and financial condition of Chevron’s and PDC’s suppliers, vendors, partners and equity affiliates, particularly during the COVID-19 pandemic;

•	the inability or failure of Chevron’s joint-venture partners to fund their share of operations and development activities;

•	the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects;

•	potential delays in the development, construction or start-up of planned projects;

•

the potential disruption or interruption of Chevron’s or PDC’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond Chevron’s or PDC’s control;

•	the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation;

•

significant operational, investment or product changes undertaken or required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions;

•	the potential liability resulting from pending or future litigation;

•	Chevron’s future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions;

•	the potential for gains and losses from asset dispositions or impairments;

•	government mandated sales, divestitures, recapitalizations, taxes and tax audits, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations;

•	foreign currency movements compared with the U.S. dollar;

•	higher inflation and related impacts;

•	material reductions in corporate liquidity and access to debt markets;

•	the receipt of required authorizations of the Chevron Board to implement capital allocation strategies, including future stock repurchase programs and dividend payments;

•	the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies;

•	Chevron’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and

•

other risk factors as detailed from time to time in Chevron’s and PDC’s reports filed with the SEC, including Chevron’s and PDC’s respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC, including the risks and uncertainties set forth in or incorporated by reference into this proxy statement/prospectus in the section entitled “Risk Factors” beginning on page 25. See the section entitled “Where You Can Find More Information” beginning on page 118 of this proxy statement/prospectus.

These forward-looking statements reflect Chevron’s and PDC’s current views with respect to future events and are based on numerous assumptions and assessments made by Chevron and PDC in light of their experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this document could cause Chevron’s and PDC’s plans with respect to the merger, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this document are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this proxy statement/prospectus or, in the case of a document incorporated by reference, as of the date of that document. Neither Chevron nor PDC assumes any obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this proxy statement/prospectus, including, among others, the matters addressed in “Cautionary Note Regarding Forward-Looking Statements” beginning on page 22, PDC stockholders should carefully consider the following risk factors before deciding whether to vote for the proposal to adopt the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of PDC and Chevron because these risks will relate to Chevron following the completion of the merger. Descriptions of some of these risks can be found in the respective Annual Reports of Chevron and PDC on Form 10-K for the fiscal year ended December 31, 2022, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 118.

Risks Related to the Merger

The merger is subject to conditions, some or all of which may not be satisfied, or completed on a timely basis, if at all. Failure to complete the merger in a timely manner or at all could have adverse effects on PDC.

The completion of the merger is subject to a number of conditions, including, among others, (i) the approval by PDC stockholders of the adoption of the merger agreement and (ii) U.S. regulatory approvals, which make the completion and timing of the completion of the merger uncertain. For a more detailed discussion regarding conditions to the merger, see “The Merger Agreement—Conditions to Completion of the Merger”, beginning on page 92. Also, either Chevron or PDC may terminate the merger agreement if the merger has not been consummated by May 22, 2024 (or November 26, 2024, if the end date is extended pursuant to the merger agreement), except that this right to terminate the merger agreement will not be available to any party whose failure to perform any obligation under the merger agreement has principally caused or resulted in the failure of the merger to be consummated on or before that date.

If the merger is not completed, PDC’s ongoing business, financial condition, financial results and stock price may be materially adversely affected. Without realizing any of the benefits of having completed the merger, Chevron and PDC will be subject to a number of risks, including the following:

•	the market price of Chevron common stock and/or PDC common stock could decline to the extent that the current market price reflects a market assumption that the transaction will be completed;

•	PDC could owe a termination fee of $225,000,000 to Chevron under certain circumstances;

•

if the merger agreement is terminated and the Chevron Board or the PDC Board seeks another business combination, Chevron stockholders and PDC stockholders cannot be certain that Chevron or PDC will be able to find a party willing to enter into a transaction on terms equivalent to or more attractive than the terms that the other party has agreed to in the merger agreement;

•

time and resources committed by Chevron’s and PDC’s respective management to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities for their respective companies;

•	Chevron and/or PDC may experience negative reactions from the financial markets or from their respective customers, suppliers or employees;

•	Chevron and PDC will be required to pay their respective costs relating to the merger, such as legal, accounting, financial advisory and printing fees, whether or not the merger is completed; and

•

litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Chevron or PDC to perform their respective obligations pursuant to the merger agreement.

In addition, if the merger is not completed, Chevron and/or PDC could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Chevron or PDC to perform their respective obligations under the merger agreement. The materialization of any of these risks could adversely impact Chevron’s and PDC’s respective ongoing businesses, financial condition, financial results and stock price. Similarly, delays in the completion of the merger could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the merger.

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the PDC stockholders may be required to pay substantial U.S. federal income taxes.

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and Chevron and PDC intend to report the merger consistent with such qualification. However, it is not a condition to PDC’s obligation or Chevron’s obligation to complete the transactions that the merger be treated as a “reorganization” or that Chevron or PDC receive an opinion from counsel to that effect. Chevron and PDC have not sought, and will not seek, any ruling from the IRS regarding any matters relating to the transactions, and as a result, there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code. If the IRS or a court determines that the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a holder of PDC common stock would generally recognize taxable gain or loss upon the exchange of PDC common stock for Chevron common stock pursuant to the merger. See “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 67.

The merger agreement contains provisions that limit PDC’s ability to pursue alternatives to the merger, could discourage a potential competing acquiror of PDC from making a favorable alternative transaction proposal and, in specified circumstances, could require PDC to pay a termination fee to Chevron.

The merger agreement contains certain provisions that restrict PDC’s ability to initiate, solicit, knowingly encourage or facilitate or, subject to certain exceptions, engage in discussions or negotiations with respect to, or approve or recommend, any third-party proposal for an alternative transaction. Further, even if the PDC Board withdraws or qualifies its recommendation with respect to the adoption of the merger agreement, unless the merger agreement has been terminated in accordance with its terms, PDC will still be required to submit each of its merger-related proposals to a vote at the special meeting. In addition, Chevron generally has an opportunity to offer to modify the terms of the transactions contemplated by the merger agreement in response to any third-party alternative transaction proposal before the PDC Board may withdraw or qualify its recommendation with respect to the merger-related proposal or otherwise terminate the merger agreement.

In some circumstances, upon termination of the merger agreement, PDC will be required to pay a termination fee of $225,000,000 to Chevron. See the sections titled “Summary—No Solicitation” and “The Merger Agreement—Termination of the Merger Agreement” beginning on pages 16 and 94, respectively.

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of PDC or pursuing an alternative transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share cash or market value than the per share cash or market value proposed to be received or realized in the merger. In particular, the termination fee, if applicable, could result in a potential third-party acquiror or merger partner proposing to pay a lower price to the PDC stockholders than it might otherwise have proposed to pay absent such a fee.

If the merger agreement is terminated and PDC determines to seek another business combination, PDC may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

The merger is subject to the requirements of the HSR Act, and regulatory authorities may impose conditions that could have an adverse effect on PDC and/or Chevron following the transaction or that could delay, prevent or increase the costs associated with completion of the merger.

Before the merger may be completed, any waiting period (or extension thereof) under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the “HSR Act”, must have expired or been terminated. In deciding whether to grant the required approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations or other confirmations, the relevant governmental entities may impose requirements, limitations or costs or place restrictions on the conduct of the business of Chevron following the transaction. Under the merger agreement, Chevron and PDC have agreed to use their respective reasonable best efforts to obtain as soon as practicable all approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations required to be obtained from any third party or governmental body, agency, authority or official which are necessary, proper or advisable to consummate the merger. However, notwithstanding the foregoing, Chevron and its subsidiaries are not required to take (or to request or authorize PDC or any of its subsidiaries to undertake) any action if it would, or would reasonably be expected to, result in a substantial detriment. For this purpose, “substantial detriment” means any requirement to:

•

divest or hold separate, or limit the operation of, or agree to any other remedy (including any conduct remedies) with respect to any division, subsidiary, interest, business, product line, asset or property relating to the operations conducted by Chevron and its subsidiaries prior to, at or after the effective time of the merger, except as (i) contemplated in the second bullet below with respect to any division, subsidiary, interest, business, product line, asset or property of PDC and its subsidiaries prior to the closing of the merger and (ii) contemplated in the first sentence following the third bullet hereof;

•

divest or hold separate any division, subsidiary, interest, business, product line, asset or property of PDC and its subsidiaries which would, individually or in the aggregate (and after giving effect to any reasonably expected proceeds of any divestiture or sale of assets), result in, or be reasonably likely to result in, a material adverse effect on the financial condition, business, assets or continuing results of operations of PDC and its subsidiaries, taken as a whole, at or after the effective time of the merger;

•	agree to any remedy that is not a divestiture or hold separate remedy with respect to PDC or any division, subsidiary, interest, product line, asset or property of PDC or any of its subsidiaries.

Chevron will, however, if required by an applicable governmental agency, body, authority or entity, agree to any requirement to provide prior notice to, or to obtain prior approval from, any governmental agency, body, authority or entity to the extent such requirement is immaterial to Chevron.

In addition, governmental agencies, bodies, authorities or entities may impose conditions, terms, obligations or restrictions in connection with their approval of or consent to the merger, and such conditions, terms, obligations or restrictions may delay completion of the merger or impose additional material costs on or materially limit Chevron’s revenues following the completion of the merger. There can be no assurance that governmental agencies, bodies, authorities or entities will choose not to impose such conditions, terms, obligations or restrictions, and, if imposed, such conditions, terms, obligations or restrictions may delay or lead to the abandonment of the merger. At any time before or after consummation of the merger, notwithstanding the early termination of the applicable waiting period under the HSR Act, the FTC, the DOJ or any state could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets of Chevron or PDC or their respective subsidiaries. For a more detailed description of the regulatory review process, see the section entitled “The Merger—Regulatory Approvals Required for the Merger” beginning on page 64.

The exchange ratio is fixed and will not be adjusted in the event of any change in either Chevron’s or PDC’s stock price.

Upon completion of the merger, each share of PDC common stock will be converted into the right to receive 0.4638 of a validly issued, fully paid and non-assessable share of Chevron common stock. This exchange ratio was fixed in the merger agreement and will not be adjusted for changes in the market price of either Chevron common stock or PDC common stock between the date the merger agreement was signed and completion of the merger. Due to the fixed exchange ratio, fluctuations in the price of Chevron common stock will drive corresponding changes in the value of the merger consideration payable to each PDC stockholder. As a result, changes in the price of Chevron common stock prior to the completion of the merger will affect the market value that PDC stockholders will become entitled to receive on the date of the closing. Stock price changes may result from a variety of factors (many of which are beyond Chevron’s or PDC’s control), such as changes in Chevron’s or PDC’s respective business, operations and prospects; changing crude oil and natural gas prices, as well as crude oil production quotas; overall demand for crude oil and natural gas commodities; the continued effects of the COVID-19 pandemic and governmental and business responses to the pandemic; and changes in government rules and regulations in the countries in which each of Chevron and PDC operate.

The price of Chevron common stock has fluctuated during the period between the date the merger agreement was executed and the date of this proxy statement/prospectus, and may continue to change through the date of the special meeting and the date the merger is completed. For example, based on the range of closing prices of Chevron common stock during the period from May 19, 2023, the last full trading day before the public announcement of the merger, through June 27, 2023, the latest practicable trading date before the date of this proxy statement/prospectus, the exchange ratio represented the market value of the merger consideration ranging from a high of $74.13 to a low of $69.86 for each share of PDC common stock. The actual market value of the Chevron common stock received by holders of PDC common stock upon completion of the merger may be outside this range.

These variations could result from changes in the business, operations or prospects of Chevron or PDC prior to or following the completion of the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Chevron or PDC. At the time of the special meeting, PDC stockholders will not know with certainty the value of the shares of Chevron common stock that they will receive upon completion of the merger.

Members of the PDC Board and management have interests in the merger that are different from, or in addition to, those of other stockholders.

In considering whether to adopt the merger agreement and approve the transactions contemplated thereby, PDC stockholders should recognize that members of management and the PDC Board have interests in the merger that differ from, or are in addition to, their interests as stockholders of PDC.

The executive officers of PDC have arrangements with PDC that provide for certain severance payments or benefits, accelerated vesting of certain equity-based awards and other rights and other payments or benefits upon completion of the merger and/or if their employment or service is terminated under certain circumstances following the completion of the merger. The directors of PDC have arrangements with PDC that provide for accelerated vesting of certain equity-based awards following the completion of the merger. In addition, the executive officers and directors of PDC also have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive the completion of the merger. The PDC Board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendation that the PDC stockholders vote “FOR” the merger proposal and “FOR” the merger-related compensation proposal.

These interests are further described in “The Merger—Interests of Directors and Executive Officers of PDC in the Merger” beginning on page 55.

Each party is subject to business uncertainties and contractual restrictions while the proposed merger is pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the merger, it is possible that some customers, suppliers and other persons with whom Chevron or PDC has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Chevron or PDC, as the case may be, as a result of the merger. Under the terms of the merger agreement, each of Chevron and PDC is subject to certain restrictions on the conduct of its respective business prior to completing the merger, which may adversely affect Chevron’s ability to acquire assets or PDC’s ability to execute certain of its business strategies, including, with respect to PDC, the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could adversely affect each party’s businesses and operations prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements—Conduct of Business” beginning on page 76.

Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the merger.

The opinion of PDC’s financial advisor will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

PDC has received an opinion from its financial advisor in connection with the signing of the merger agreement, but has not obtained any updated opinion from its financial advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Chevron or PDC, general market and economic conditions and other factors that may be beyond the control of Chevron or PDC, and on which PDC’s financial advisor’s opinion was based, may significantly alter the value of Chevron or PDC or the prices of the shares of Chevron common stock or PDC common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because PDC does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The PDC Board’s recommendation that PDC stockholders vote “FOR” approval of the merger proposal, “FOR” the non-binding merger-related compensation proposal and “FOR” the adjournment proposal, however, is made as of the date of this proxy statement/prospectus.

For a description of the opinion that PDC received from its financial advisor, see the section entitled “The Merger—Opinion of PDC’s Financial Advisor” beginning on page 46. A copy of the opinion of J.P. Morgan, PDC’s financial advisor, is attached as Annex B to this proxy statement/prospectus.

PDC may be unable to retain key employees during the pendency of the merger.

In connection with the pending merger, PDC’s current and prospective employees may experience uncertainty about their future roles with Chevron following the merger, which may materially adversely affect its ability to attract and retain key personnel during the pendency of the merger. Key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Chevron following the merger. Accordingly, no assurance can be given that PDC will be able to retain key employees to the same extent that PDC has been able to in the past.

Potential litigation against Chevron and PDC could result in substantial costs, an injunction preventing the completion of the merger and/or a judgment resulting in the payment of damages.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if such a lawsuit is unsuccessful, defending against these claims can result in substantial costs. An adverse judgment could result in monetary damages, which could have a negative impact on Chevron’s and PDC’s respective liquidity and financial condition.

Stockholders of PDC may file lawsuits against Chevron, PDC and/or the directors and officers of either company in connection with the merger. These lawsuits could prevent or delay the completion of the merger and result in significant costs to PDC and/or Chevron, including any costs associated with the indemnification of directors and officers. There can be no assurance that any of the defendants will be successful in the outcome of any potential lawsuits.

Completion of the merger may trigger change in control or other provisions in certain agreements to which PDC is a party, which may have an adverse impact on Chevron’s business and results of operations after the merger.

The completion of the merger may trigger change in control and other provisions in certain agreements to which PDC is a party. If Chevron and PDC are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Chevron and PDC are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to PDC or Chevron following the transaction.

PDC stockholders are not entitled to appraisal rights in connection with the merger.

Appraisal rights are statutory rights that enable stockholders to dissent from certain extraordinary transactions, such as certain mergers, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the applicable transaction. Under the DGCL, holders of shares of PDC common stock will not have rights to an appraisal of the fair value of their shares in connection with the merger. See “The Merger—No Appraisal Rights” beginning on page 66 for additional information.

The shares of Chevron common stock to be received by PDC stockholders upon completion of the merger will have different rights from shares of PDC common stock.

Upon completion of the merger, PDC stockholders will no longer be stockholders of PDC but will instead become stockholders of Chevron, and their rights as Chevron stockholders will be governed by the terms of Chevron’s certificate of incorporation, as amended (“Chevron’s certificate of incorporation”), and Chevron’s by-laws, as amended (“Chevron’s By-Laws”). The terms of Chevron’s certificate of incorporation and Chevron’s By-Laws are in some respects materially different than the terms of PDC’s certificate of incorporation, as amended (“PDC’s certificate of incorporation”), and PDC’s Bylaws, which currently govern the rights of PDC stockholders. See “Comparison of Rights of Stockholders of Chevron and PDC” beginning on page 107 for a discussion of the different rights associated with shares of PDC common stock and shares of Chevron common stock.

PDC stockholders will have a significantly reduced ownership and voting interest after the merger and will exercise less influence over the policies of Chevron following the transaction than they now have on the policies of PDC.

Chevron stockholders currently have the right to vote in the election of the Chevron Board and on other matters affecting Chevron. PDC stockholders currently have the right to vote in the election of the PDC Board and on other matters affecting PDC. Immediately after the merger is completed, it is expected that current Chevron stockholders will own approximately 98% of the shares of outstanding common stock of Chevron following the transaction, and current PDC stockholders will own approximately 2% of the common stock outstanding of Chevron following the transaction. As a result, current PDC stockholders will have significantly less influence on the policies of Chevron than they now have on the policies of PDC.

Risks Relating to Chevron After Completion of the Merger

Chevron may not achieve the intended benefits and the merger may disrupt its current plans or operations.

There can be no assurance that Chevron will be able to successfully integrate PDC’s assets or otherwise realize the expected benefits of the potential transaction (including capital expenditures efficiencies and operational synergies). Difficulties in integrating PDC into Chevron may result in Chevron performing differently than expected, in operational challenges or in the failure to realize anticipated synergies and efficiencies in the expected timeframe or at all, in which case the merger may not be accretive to Chevron’s return on average capital employed (calculated as net income (loss) attributable to Chevron (adjusted for after-tax interest expense and noncontrolling interest) divided by average capital employed, which is computed by averaging the sum of capital employed at the beginning and end of the year), free cash flow (calculated as cash provided by operating activities less capital expenditures) and earnings per share within one year after the completion of the merger. The integration of the two companies may result in material challenges, including the diversion of management’s attention from ongoing business concerns; retaining key management and other employees; retaining or attracting business and operational relationships; the possibility of faulty assumptions underlying expectations regarding the integration process and associated expenses; consolidating corporate and administrative infrastructures and eliminating duplicative operations; coordinating geographically separate organizations; unanticipated issues in integrating information technology, communications and other systems; as well as potential unknown liabilities, unforeseen expenses relating to integration, or delays associated with the acquisition.

The market price of Chevron’s common stock after the merger may be affected by factors different from those affecting the price of Chevron or PDC common stock before the merger.

Upon completion of the merger, holders of Chevron common stock and PDC common stock will be holders of Chevron common stock. As the businesses of Chevron and PDC are different, the results of operations as well as the price of Chevron’s common stock may in the future be affected by factors different from those factors affecting Chevron and PDC as independent stand-alone companies. Chevron following the transaction will face additional risks and uncertainties that Chevron or PDC may currently not be exposed to as independent companies.

The market price of Chevron’s common stock may decline as a result of the merger.

The market price of Chevron common stock may decline as a result of the merger if, among other things, it is unable to achieve the expected benefits and synergies of the potential transaction, if the merger is not completed within the anticipated timeframe or if the transaction costs related to the merger are greater than expected. The market price also may decline if Chevron does not achieve the perceived benefits and expected synergies of the transaction as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on Chevron’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

The merger may result in a loss of customers, distributors, suppliers, vendors, landlords and other business partners and may result in the termination of existing contracts.

Following the merger, some of the customers, distributors, suppliers, vendors, landlords and other business partners of PDC may terminate or scale back their current or prospective business relationships with Chevron. Some customers may not wish to source a larger percentage of their needs from a single company or may feel that Chevron is too closely allied with one of their competitors. In addition, PDC has contracts with customers, distributors, suppliers, vendors, landlords and other business partners that may require it to obtain consents from these other parties in connection with the merger, which may not be obtained on favorable terms or at all. If relationships with customers, distributors, suppliers, vendors, landlords and other business partners are adversely affected by the merger, or if Chevron, following the merger, loses the benefits of the contracts of PDC, Chevron’s business and financial performance could suffer.

Following the completion of the merger, Chevron may incorporate PDC’s hedging activities into Chevron’s business, and Chevron may be exposed to additional commodity price risks arising from such hedges.

To mitigate its exposure to changes in commodity prices, PDC hedges oil, natural gas and natural gas liquid (“NGL”) prices from time to time, primarily through the use of certain derivative instruments. If Chevron assumes existing PDC hedges, then Chevron will bear the economic impact of all of PDC’s current hedges following the completion of the merger. Actual crude oil, natural gas and NGL prices may differ from Chevron’s expectations and, as a result, such hedges may or may not have a negative impact on Chevron’s business.

Chevron’s By-Laws will govern Chevron following the merger and provide that a state or federal court located within the State of Delaware will be the exclusive forum for substantially all disputes between Chevron (after the merger) and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with Chevron or its directors, officers or other employees.

Chevron’s By-laws provide that, unless Chevron consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Chevron, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Chevron to Chevron or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Chevron reserves the right to assert that this exclusive forum provision applies to any derivative action or proceeding brought by a stockholder to procure a judgment in Chevron’s favor, including derivative actions purporting to assert on Chevron’s behalf any claims it possesses against third parties that arise under the federal securities laws (e.g., the Securities Act and the Exchange Act). It is, however, uncertain whether a court would enforce this exclusive forum provision with respect to a derivative action or proceeding brought by a stockholder to enforce Chevron’s rights under the Securities Act or Exchange Act. In addition, stockholders cannot waive, and this exclusive forum provision does not purport to waive, Chevron’s own compliance with the federal securities laws and the rules and regulations thereunder.

This exclusive forum provision may limit the ability of a stockholder, including a former PDC stockholder who becomes a Chevron stockholder after the merger is completed, to bring a claim in a judicial forum of its choosing for disputes with Chevron or its directors, officers or other employees, which may discourage lawsuits against Chevron and its directors, officers and other employees. In addition, stockholders who do bring a claim in a state or federal court located within the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. In addition, the court located in the State of Delaware may reach different judgments or results than would other courts, including courts where a stockholder would otherwise choose to bring the action, and such judgments or results may be more favorable to Chevron than to its stockholders.

Other Risk Factors of Chevron and PDC

Chevron’s and PDC’s businesses are and will be subject to the risks described above. In addition, Chevron and PDC are and will continue to be subject to the risks described in Chevron’s and PDC’s respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2022 as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. For the location of information incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 118.

THE MERGER

The following is a discussion of the transaction and the material terms of the merger agreement between Chevron and PDC. You are urged to read the merger agreement carefully and in its entirety. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. This section is not intended to provide you with any factual information about Chevron or PDC. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Chevron and PDC make with the SEC that are incorporated by reference into this document, as described in “Where You Can Find More Information” beginning on page 118.

Background of the Merger

The PDC Board and company management regularly review and assess PDC’s performance, strategy, financial position, leverage, opportunities and risks in light of current business and economic conditions, developments in the oil and gas exploration and production sector, and potential future industry developments. These reviews have taken place consistently through different macro environments. One such strategic review session occurred in September 2022 during which the management of PDC presented to the PDC Board on various strategic growth opportunities, which included an evaluation of potential strategic merger combinations, acquisition opportunities, and joint ventures. These opportunities included assets within and outside PDC’s current asset portfolio. PJT Partners LP (“PJT Partners”) also participated in the discussions with the PDC Board. Following this review, the PDC Board directed management to continue its strategy of pursuing growth through accretive acquisitions, focusing primarily, though not exclusively, on potential opportunities in the Permian Basin, due to, among other things, the relatively large number of potential target companies operating in the basin, its favorable geological and operating characteristics and a desire to build scale in the Permian Basin to complement PDC’s Colorado operations.

PDC’s pursuit of its growth strategy, both before and after the September 2022 review, has been shaped by factors including (i) increased regulatory scrutiny and uncertainty in Colorado, (ii) commodity price volatility and evolving investor sentiment regarding the upstream energy industry and (iii) a challenging market for acquisitions. Each of these factors is discussed briefly below.

In 2018, opponents of oil and gas development in Colorado supported Proposition 112, a ballot initiative to increase the distance between all new oil and gas development not on federal land and any occupied structure or broadly defined “vulnerable area”. If enacted, Proposition 112 would have effectively prohibited the vast majority of PDC’s future drilling activities in Colorado. Although Proposition 112 was defeated in the November 2018 election, a new law, referred to as Senate Bill 19-181, was enacted in April 2019. Senate Bill 19-181 made a number of changes to oil and gas regulation in Colorado, in particular through “local control” provisions that give county and municipal governmental authorities the ability to regulate facility siting and surface impacts of oil and natural gas development and to impose requirements that are stricter than state requirements. Since the enactment of Senate Bill 19-181, a permitting process under the law has been developed by the Colorado Oil and Gas Conservation Commission, and PDC has had several “Oil and Gas Development Plans” and one “Comprehensive Area Plan” approved under the new rules. However, regulatory uncertainties remain. For example, new ballot initiatives have been proposed for the November 2024 election that, if passed, may generally restrict oil and gas permitting in Colorado by the end of 2030.

With respect to commodity prices, the historical volatility of those prices has continued in recent years, with dramatic collapses in the price of oil in 2014 and 2020 resulting in severe declines in the trading price of many energy company securities. In response to these events, investors have increasingly emphasized the critical importance of balance sheet strength, financial returns from drilling activities, generation of free cash flow, the careful management of G&A and other costs and return of capital. PDC, like other companies in the upstream oil and gas industry, has responded to changing investor priorities in part by seeking acquisitions that provide operational efficiencies and corporate synergies. Under the direction of the PDC Board, the company’s management has explored numerous potential acquisitions and other strategic alternatives, within and outside of the basins in which PDC currently operates, that would increase the scale and efficiency of its operations and its inventory of drilling locations. As a result of these efforts, PDC has successfully completed acquisitions, including a merger with SRC Energy Inc. in 2020 and an acquisition of Great Western Petroleum, LLC in 2022.

However, PDC has found continued growth through acquisitions to be challenging due to several factors including (i) the reluctance of some non-Colorado parties to merge with, or receive stock as consideration from, a Colorado operator and thereby assume exposure to Colorado regulatory risk, (ii) the limited additional top-tier properties in Colorado that would potentially be available for acquisition, (iii) the competitiveness of the market for properties and companies operating in the Permian Basin, resulting in high acquisition prices impacting potential accretion, and (iv) with respect to properties outside of the DJ or Permian Basins, the potential difficulty involved in achieving significant operational efficiencies and corporate synergies. For example, in 2022, PDC had discussions regarding the following potential transactions:

(i)

Beginning in the summer of 2022 and ending towards the end of 2022, Mr. Brookman and Mr. Lauck met with several key principals of a similar sized public peer company with assets in the Permian Basin to discuss a conceptual potential merger combination that would significantly scale pro forma PDC and meaningfully increase its portfolio outside of Colorado. However, during discussion between the companies and their representatives, PDC became aware that this company wanted to maintain its focus in the Permian Basin and was not interested in pursuing a transaction with PDC. As a result, the companies ended discussions before entering into a confidentiality agreement or sharing any confidential information.

(ii)

In the fall of 2022, PDC’s management discussed purchasing a smaller public peer company (“Company A”) with operations in basins in which PDC does not operate. As a result, in December 2022, Mr. Brookman met with the CEO of Company A regarding PDC’s interest in a potential transaction. During that meeting, Company A indicated it was not interested in a transaction at that time. As a result, during 2022, the companies did not enter into a confidentiality agreement or share any confidential information. However, as discussed below, PDC and Company A subsequently resumed conversations in April 2023.

(iii)

Throughout 2022 and early 2023, Mr. Brookman met with the CEO and certain advisors of a smaller public peer company with assets in Colorado and had high level discussions regarding the possibility of an acquisition of the company by PDC. However, following such meetings, PDC’s management and the PDC Board determined not to pursue a transaction because the transaction would not meet PDC’s previously disclosed acquisition criteria. As a result, the companies did not pursue entry into a confidentiality agreement or share any confidential information.

(iv)

Beginning in March 2022 and ending in January 2023, PDC’s management and the PDC Board discussed and participated in a process to acquire a private equity-backed company with Permian Basin assets. In October 2022, PDC initially entered into a confidentiality agreement, which did not include a standstill, with the company. In December 2022, PDC made an initial bid on the company and at that time entered into a mutual confidentiality agreement, which also did not include a standstill. PDC subsequently made a second bid in January 2023; however, as a result of the sellers requiring a very high cash component of consideration, general market risk, and timing considerations, the companies determined a transaction was not feasible.

(v)

In April 2022, PDC initially entered into a confidentiality agreement, which did not include a standstill, in connection with the potential acquisition of certain Permian basin assets of a global E&P company. In June 2022, PDC’s management and the PDC Board made an initial bid on the assets. PDC subsequently engaged in additional valuation discussions in August 2022; however, the companies were unable to reach a mutually agreeable price for the assets.

In May 2021, Bart Brookman, Lance Lauck and Scott Meyers, PDC’s CEO, Executive Vice President Corporate Development & Strategy and CFO, respectively, met with Frank Mount, Chevron’s Vice President – M&A and Origination, to discuss the possibility of PDC purchasing some or all of its Denver-Julesburg Basin (“DJ Basin”) assets and/or certain Permian Basin assets from Chevron. Mr. Mount indicated at that meeting that Chevron was not interested in such a transaction at that time. In July 2021, Mr. Lauck, and other representatives of PDC, met with Norman Hansen, Chevron’s Director, Origination Americas, and other representatives of Chevron, to discuss the possibility of a Permian Basin joint venture whereby PDC would establish terms to drill future wells on certain Chevron properties. After internal reviews, Mr. Hansen indicated that Chevron was not interested in such a transaction at that time.

Messrs. Brookman and Lauck met again with Mr. Mount in May 2022 to discuss a potential purchase by PDC of certain Chevron acreage, and Mr. Mount again said that Chevron was not interested in such a transaction. In December 2022, Mr. Mount and Mr. Brookman met to discuss possible business combinations and the low market premiums many recent transactions had received given existing market conditions. Shortly after this meeting, Mr. Brookman conveyed the substance of the conversation to Mark Ellis, the Chairman of the PDC Board, following which Mr. Brookman discussed the possibility of a transaction with Chevron with several other PDC directors. Mr. Brookman informed Mr. Ellis that he would raise the subject at the meeting of the PDC Board scheduled for February 2023. Mr. Mount indicated Chevron’s interest in potentially acquiring PDC to Mr. Brookman at an industry conference in January 2023.

On January 20, 2023, Mr. Mount and Mr. Brookman spoke, and as part of that discussion, Mr. Mount indicated that the Chevron Board would be made aware of the possible effort to acquire PDC. A follow-up call on February 8, 2023 confirmed Chevron’s interest. On February 17, 2023, Mr. Mount and Mr. Brookman discussed various procedural aspects of a potential transaction, including the anticipated advisors for each company and the due diligence process. Mr. Mount indicated that Chevron was working in good faith on its internal analysis of a potential acquisition and moving through the Chevron internal approval process with respect to potentially providing a written offer.

The PDC Board met on February 20, 2023 to discuss Chevron’s suggestion that Chevron might propose a transaction. After discussion of various possible courses of action, and noting PDC’s recent unsuccessful efforts to pursue significant mergers or acquisitions, the PDC Board indicated to management that it should continue to discuss with Chevron the possibility of a transaction. The PDC Board also indicated support for management’s proposal to engage J.P. Morgan as PDC’s financial advisor in connection with a potential transaction and Wachtell, Lipton, Rosen & Katz (“Wachtell”) and Davis Graham & Stubbs LLP (“DGS”) as its legal advisors.

On February 22, 2023, PDC entered into an engagement letter with J.P. Morgan. J.P. Morgan was selected based on its industry experience, as well as its long-standing relationship with, and knowledge of, PDC. Mr. Mount and Mr. Brookman spoke the same day to discuss certain high level due diligence issues and the process for a potential transaction. Mr. Brookman indicated on this call his belief that the PDC Board might be most receptive to an all-stock offer so that PDC shareholders would benefit from participating in the value and opportunities of Chevron, including its worldwide asset portfolio, dividends, share repurchases and future growth. On February 23, 2023, PDC and Chevron entered into a mutual confidentiality agreement, which included a customary standstill restriction with a customary “fall-away” provision that renders the standstill inapplicable following PDC’s entry into a definitive agreement relating to an acquisition of a majority of PDC’s voting securities or assets, or any third party commencing a tender offer for a majority of PDC’s outstanding voting securities and PDC or the PDC Board accepting such offer. On February 24, 2023 and March 3, 2023, Mr. Mount and Mr. Brookman spoke again to discuss a potential presentation by members of PDC management to members of Chevron management on March 16 or 17. Mr. Mount indicated that Chevron was not prepared to make an offer in advance of the management presentation.

On February 27, 2023, the PDC Board met, and members of PDC management provided an update regarding the potential transaction process, including due diligence, the terms of the confidentiality agreement and J.P. Morgan’s engagement. The PDC Board discussed various aspects of the potential transaction at this meeting, including a comparison of the potential benefits and potential limitations of receiving stock versus cash consideration and alternatives. On March 6, 2023, the PDC Board met again to review and discuss with J.P. Morgan certain financial aspects of a potential transaction and certain financial information regarding Chevron and PDC, including certain preliminary financial analyses regarding PDC.

On March 10, 2023, Mr. Mount and Mr. Brookman had a call to discuss, among other things, the due diligence process and potential exchange ratios for the transaction. Mr. Brookman indicated that the PDC Board would be looking for a “strong” offer that reflected PDC’s intrinsic value and a premium over the current trading price of PDC’s common stock.

On March 13, 2023, the PDC Board met to receive an update from Mr. Brookman about the status of discussions and upcoming management meeting with Chevron. On March 15, 2023, Mr. Mount and Mr. Brookman further discussed the management meeting and a potential transaction timeline. On the same date, the PDC Board met again and received an update from J.P. Morgan regarding the conditions of stock markets, generally, and the recent performance of stock prices of PDC and Chevron, in particular, following the recent failure of Silicon Valley Bank and certain other financial institutions. The PDC Board discussed with J.P. Morgan these matters and potential transaction premiums over varying time periods. After discussion, the Board directed Mr. Brookman to emphasize PDC’s intrinsic value in his discussions with Chevron rather than the companies’ relative trading prices. The PDC Board then discussed parties other than Chevron that might be interested in a transaction with PDC and whether an outreach should be made to any such party. After substantial discussion and input from J.P. Morgan and the legal advisors, the PDC Board determined that no outreach should be made at that time because it was still uncertain whether Chevron would make an offer to purchase PDC and because the PDC Board did not want to risk information about a potential transaction becoming publicly known.

On March 16, 2023, Mr. Brookman met for dinner with Mr. Mount and other representatives of Chevron management in advance of a scheduled management presentation the next day.

On March 17, 2023, Mr. Brookman and other members of PDC management gave a presentation to Mr. Mount, Mark Nelson, Chevron’s Vice Chairman and Executive Vice President, Strategy, Policy & Development, Bruce Niemeyer, Chevron’s President, Americas Exploration & Production, and other members of Chevron management, with representatives of Morgan Stanley & Co. LLC (“Morgan Stanley”), Chevron’s financial advisor, in attendance, regarding PDC’s history, operations, financial results, reserves, ESG and sustainability initiatives and other matters. During the meeting, representatives of Chevron indicated that Chevron had been impressed with PDC’s successes and management team, and that an acquisition of PDC would align with Chevron’s focus on generating higher returns while expecting to further lower Chevron’s upstream carbon intensity via practices such as electric drilling and completion equipment, no routine flaring, low emission facility designs, and other best practices. On March 20, 2023, Mr. Mount called Mr. Brookman to tell him that Chevron was impressed with the presentation and remained interested in a transaction. Mr. Mount indicated that due to disruptions in the markets arising from the financial institution failures, Chevron was undertaking further evaluation of the ongoing impact of these developments on the financial markets and general macroeconomic trends and would complete that evaluation prior to proceeding with any written offer to acquire PDC, which could delay the discussions into April.

At a PDC Board meeting held on March 20, 2023, Mr. Brookman gave the board an overview of his communications with Chevron over the preceding week, including Chevron’s timing. These matters were further discussed between Mr. Brookman and Mr. Mount on March 24, 2023, when Mr. Mount told Mr. Brookman that Chevron expected that it would take at least two weeks to further evaluate the impact of the financial institution failures on the broader economy. On March 27, 2023, Mr. Brookman conveyed this information regarding the timeline to the PDC Board. On March 31, 2023, Mr. Mount told Mr. Brookman that Chevron’s analysis of the general economic situation was ongoing.

On April 11, 2023, Mr. Brookman told Mr. Mount that the PDC Board needed clarity concerning the prospects for a transaction in light of the delayed timing; Mr. Mount responded that Chevron remained interested in the transaction. Mr. Brookman reported the content of this conversation to the PDC Board at a meeting held on April 11, 2023.

On April 18, 2023, Mr. Brookman met with the CEO of Company A. Mr. Brookman had had conversations with the CEO of Company A from time to time about general issues facing the oil and gas industry, and occasionally about the prospect of a transaction between the two companies, but no specific terms of a transaction were discussed. At this meeting, the CEO of Company A indicated that it was exclusively interested in a potential merger with PDC at that time. Mr. Brookman said that he would discuss the issue with the PDC Board.

Mr. Brookman and Mr. Mount spoke again on April 19, 2023, and Mr. Mount reiterated Chevron’s interest in a transaction notwithstanding the delay in PDC’s expected timing from the parties’ initial/preliminary discussions.

The PDC Board met on April 20, 2023. Mr. Brookman gave an update on the status of discussions with Chevron and also discussed his meeting with the CEO of Company A. Mr. Brookman and Mr. Lauck provided an overview of Company A’s properties and financial characteristics, and noted that PDC shareholders would be expected to own a majority of the combined company in a merger with Company A. The PDC Board directed that management should continue to advance discussions with Company A.

PDC and Company A entered into a mutual confidentiality agreement on April 25, 2023, which included a customary standstill restriction with a customary “fall-away” provision that renders the standstill inapplicable following PDC’s entry into a definitive agreement relating to a merger or other business combination transaction. PDC and Company A also established data rooms on April 29, 2023 to share preliminary diligence materials.

On May 1, 2023, the PDC Board met for a regularly scheduled Audit Committee meeting to approve the company’s first quarter Form 10-Q, at which time Mr. Brookman provided an update regarding the potential Chevron transaction and recent discussions with Company A.

On May 5, 2023, Mr. Mount informed Mr. Brookman that Chevron was in a final review stage prior to making a written offer to acquire PDC. On May 7, 2023, Chevron provided an offer letter to PDC proposing a merger in which each share of PDC stock would be converted into 0.4379 of a share of Chevron stock. The same day, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), legal counsel to Chevron, sent a draft merger agreement to Wachtell.

The PDC Board met on May 8, 2023. Mr. Brookman began the meeting by providing the PDC Board with an update regarding recent communications with Company A, including a planned meeting at which each company’s management would present an overview of its business to the other. Mr. Brookman then described the offer received the preceding day from Chevron. Mr. Lauck provided a preliminary financial analysis of the offer, which equated to an implied PDC share price of $70.16 based on the companies’ most recent closing prices, which represented a 9.0% premium over the trading day close of May 5. Mr. Lauck discussed, among other things, the premium provided by the offer over different trading periods. J.P. Morgan then provided and discussed with the PDC Board certain financial aspects of Chevron’s May 7 offer. Nicole Martinet, PDC’s General Counsel, discussed certain issues raised by the draft merger agreement provided by Paul Weiss, and representatives of Wachtell and DGS participated in that discussion. Mr. Lauck also provided a preliminary financial analysis of a potential transaction with each of Company A and Chevron. Discussion ensued about, among other things, the attractiveness of the Chevron offer and a negotiating strategy for improving it, the prospects and potential benefits of a merger with Company A versus Chevron, the potential timelines for both transactions, and whether a transaction with Company A would facilitate or hinder a potential acquisition of the combined PDC-Company A company by a third party in the future.

Mr. Mount and Mr. Brookman had conversations on May 9 and May 10 during which they discussed, among other things, due diligence matters, the proposed transaction timeline and the status of the merger agreement.

The PDC Board met again on May 11, 2023. Mr. Lauck and other members of PDC management provided a more detailed analysis of Company A, including its operations, recent performance, guidance, ESG attributes, reserves, well performance, initial net asset value estimates and capital structure. This presentation also included a preliminary valuation analysis of Company A based on stock price performance, financial forecasts and discounted cash flows, as well as several next steps planned as part of the Company A valuation assessment process. J.P. Morgan then provided and discussed with the PDC Board certain financial aspects of the May 7 Chevron offer and certain preliminary financial analyses regarding a potential transaction with Company A. The PDC Board then discussed potential positive and negative factors associated with a transaction with Company A, including the potential for an increased valuation of the combined company due to its greater scale but also the possibility that the anticipated levels of synergies from a merger may not materialize given the geographic dispersion of the companies’ properties. It then compared a potential transaction with Company A to one with Chevron, determining that a Chevron transaction would present less execution risk and would have greater potential for maximizing value for PDC shareholders on a risk-adjusted basis. Following discussion, the PDC Board directed management to prioritize discussions with Chevron, but also to continue the valuation assessment process with Company A in light of the possibility that no acceptable deal would be reached with Chevron. The PDC Board also instructed management to respond to Chevron’s proposal by proposing an implied per share price in the mid-$70s and gave Mr. Brookman authority to negotiate in the $70-$75 per share price range. With the participation of Wachtell, DGS and J.P. Morgan, the PDC Board and management then revisited its prior discussions regarding a potential outreach to one or more third parties. After discussion, the PDC Board concluded that (i) it was unlikely that any party would be willing to offer terms that would be superior to those offered by Chevron and (ii) the terms of the merger agreement with Chevron, assuming one was entered into, would not prevent a third party from making an offer for PDC after the merger agreement was signed and announced. Therefore, the PDC Board determined an outreach at this time would create risks, particularly in terms of confidentiality, that would likely outweigh any potential benefits.

On May 12, 2023, Mr. Brookman spoke to Mr. Mount and suggested that Chevron conduct additional valuation due diligence on PDC’s production, financial model and inventory with a view toward improving its offer. Mr. Brookman also communicated that the PDC Board wanted an offer that reflected a mid-$70s per share price for PDC stock. Finally, Mr. Brookman noted that although the initial draft of the merger agreement was generally constructive, certain terms were not acceptable to PDC. With respect to the exchange ratio, Mr. Mount and Mr. Brookman discussed how the trading prices of the companies’ stock over time would affect the acceptability to each party of a given ratio. Without precisely defining a minimum per share price or a maximum premium, they also discussed that pricing parameters that would result in at least a minimum implied per share price for PDC stock, but that would not exceed a maximum spot price premium, would likely be acceptable to both parties. They discussed that a number of matters outside the control of either party, including the relative trading prices of each company’s shares, would influence the ultimate exchange ratio, with Mr. Brookman emphasizing PDC’s view that PDC’s intrinsic value should be a significant driver in any such discussions and Mr. Mount emphasizing the significance of, and consistency demonstrated by, Chevron’s track record on capital discipline in M&A activity.

On May 14, 2023, Wachtell provided a revised draft of the merger agreement to Paul Weiss. This draft reflected a number of proposed changes, including a reduced break-up fee payable by PDC if the agreement were terminated in certain circumstances, a carveout from the definition of the term “Company Material Adverse Effect” for adverse developments in the Colorado regulatory environment and cutbacks to the interim operating covenants to which PDC would be subject during the pendency of the merger. The draft also included a substantially stronger covenant on the part of Chevron to obtain necessary regulatory approvals and PDC’s proposal that a “reverse” break-up fee would be paid to PDC in the event the merger agreement was terminated due to failure to obtain such approvals.

At a meeting of the PDC Board held on May 15, 2023, Mr. Brookman reported to the board the substance of his May 12 conversation with Mr. Mount, including on pricing parameters. Ms. Martinet then highlighted certain issues in the draft merger agreement that were being negotiated with Chevron and Paul Weiss, including Chevron’s regulatory approval covenant, the inclusion and size of the break-up fee, PDC’s interim operating covenants and provisions regarding retention of PDC employees. The PDC Board then discussed potential resolutions of certain of these issues. After this meeting, Mr. Brookman spoke with Mr. Mount, and they agreed the parties might be able to determine a mutually-acceptable exchange ratio at the end of the current week. Mr. Brookman emphasized to Mr. Mount the importance of Chevron’s regulatory approval covenant and also noted certain outstanding employee-related issues.

On May 17, 2023, Mr. Mount and Mr. Brookman further discussed certain merger agreement issues, the timing of the transaction and, assuming a deal were to be reached, the external and internal communications plan regarding the transaction. Later that day, at a meeting attended by members of Chevron’s management, including Pierre Breber, Chevron’s Vice President and Chief Financial Officer, and representatives of Morgan Stanley, representatives of Chevron answered reverse diligence questions from representatives of PDC, with the assistance of J.P Morgan, Wachtell and DGS, regarding Chevron’s businesses, properties and financial results and condition, and Chevron formally engaged Evercore Group L.L.C. with respect to the potential transaction with PDC to provide additional financial advice in connection with the merger agreement.

On May 18, 2023, Paul Weiss circulated a revised draft of the merger agreement to Wachtell.

On May 19, 2023, Mr. Brookman and Mr. Mount discussed the merger agreement, including certain employee-related matters. In a subsequent conversation after the close of trading on that day, Mr. Mount called Mr. Brookman to communicate Chevron’s updated proposed exchange ratio of 0.4638, which implied a per share price for PDC stock of $72.00 based on the companies’ closing trading prices as of May 19, 2023 which represented a 10.6% premium over the trading day close price and 14% premium over 10-day trading price, noting that it fell within the previously discussed pricing parameters for both sides. Mr. Mount said that this was Chevron’s best and final offer. Mr. Brookman indicated that that exchange ratio might be acceptable but that PDC would want the ability to pay a $1.50 special dividend to its shareholders prior to the closing of the merger. Mr. Mount discussed this proposal with other members of Chevron’s management, and then called Mr. Brookman to tell him that Chevron would not accept the special dividend proposal and to reiterate that the 0.4638 exchange ratio represented Chevron’s best and final offer. Mr. Brookman said that he would convey that message to the PDC Board. On the same day, PDC formally engaged PJT Partners to provide supplementary financial advisory services to PDC in connection with the potential transaction with Chevron.

The PDC Board met on the evening of May 19, 2023. Mr. Brookman described to the board the substance of his conversations with Mr. Mount. Ms. Martinet and Wachtell described the remaining open issues in the merger agreement. J.P. Morgan then provided and discussed with the PDC Board certain financial aspects of Chevron’s offer. Discussion ensued regarding the attractiveness of the offer and the likelihood that Chevron would improve it. After this discussion, the PDC Board instructed Mr. Brookman to tell Mr. Mount that PDC would move forward with the proposed exchange ratio, subject to satisfactory resolution of the final provisions of the draft merger agreement. Mr. Brookman conveyed this message to Mr. Mount after the meeting.

Wachtell, DGS and PDC continued to negotiate the terms of the merger agreement on May 19 through 21, 2023 with Paul Weiss and Chevron. PDC agreed to the elimination of the reverse break-up fee and Chevron agreed to certain changes to strengthen its covenant to obtain regulatory approvals. The parties also reached agreement on PDC’s interim operating covenants, the employee-related matters and the size of the break-up fee potentially payable by PDC in certain circumstances.

On May 21, 2023, Mr. Brookman spoke with Michael Wirth, Chairman of the Chevron Board and Chevron’s Chief Executive Officer, where Mr. Wirth shared Chevron’s view of PDC’s complementary culture, low carbon operations, and shareholder returns focus. Additionally, Mr. Wirth and Mr. Brookman discussed their respective visions for the future combined asset base of the two companies and the benefits of the transaction to both companies’ shareholders.

The merger agreement was in substantially final form by the afternoon of May 21, 2023, when the PDC Board met to consider approval of the merger, with representatives of Wachtell, DGS, J.P. Morgan and PJT Partners in attendance. Representatives of Wachtell discussed the PDC Board’s fiduciary duties in the context of the merger and the merger agreement, and, together with Ms. Martinet, summarized the terms of the merger agreement. Representatives of J.P. Morgan then reviewed with the PDC Board its financial analyses of the proposed transaction at the agreed upon 0.4638 exchange ratio. Following discussion, J.P. Morgan rendered its oral opinion to the PDC Board, which was subsequently confirmed by delivery of a written opinion, dated May 21, 2023, to the effect that, as of such date and based upon and subject to the factors, assumptions, qualifications and any limitations set forth in its written opinion, the merger consideration to be paid to the holders of PDC common stock in the proposed merger was fair, from a financial point of view, to such holders. See the section entitled “—Opinion of PDC’s Financial Advisor” for more information. A representative of PJT Partners also addressed questions posed by the PDC Board relating to the transaction as well as market and investor relations considerations.

After considering the proposed terms of the transaction with Chevron, and taking into consideration the matters discussed during that meeting and prior meetings of the PDC Board, including the factors described above and under the section entitled “—Recommendation of the PDC Board and Reasons for the Merger,” the PDC Board unanimously (1) declared that the merger agreement and the transactions contemplated thereby (including the merger), are fair to, and in the best interests of, PDC’s stockholders, (2) approved and declared advisable the merger agreement and the transactions contemplated thereby (including the merger), (3) directed that the adoption of the merger agreement be submitted to a vote at a meeting of the PDC stockholders and (4) resolved (subject to certain exceptions set forth in the merger agreement) to recommend the approval and adoption of the merger agreement and the transactions contemplated thereby (including the merger) by the PDC stockholders.

Following the PDC Board meeting, PDC and Chevron executed the merger agreement.

Prior to the opening of trading on May 22, 2023, Chevron and PDC issued a joint press release announcing entry into the merger agreement.

Chevron’s Rationale for the Transaction

Chevron believes that the merger with PDC presents Chevron with the opportunity to:

•	enhance its portfolio of assets in the DJ Basin and Permian Basin that Chevron believes have the potential to deliver higher returns and lower its overall carbon intensity;

•	improve Chevron’s resource base through the acquisition of proved reserves at an attractive acquisition cost;

•	allow Chevron to realize capital expenditures efficiencies and operational synergies after closing of the merger through the integration of PDC into Chevron’s existing development operations; and

•	be accretive to earnings per share, free cash flow and return on capital employed within 12 months after the completion of the merger.

PDC Board’s Recommendations and Its Reasons for the Transaction

By unanimous vote, the PDC Board, at a meeting held on May 21, 2023, (a) declared that the merger agreement and the transactions contemplated thereby (including the merger), are fair to, and in the best interests of, PDC’s stockholders, (b) approved and declared advisable the merger agreement and the transactions contemplated thereby (including the merger), (c) directed that the adoption of the merger agreement be submitted to a vote at a meeting of the PDC stockholders and (d) resolved (subject to certain exceptions set forth in the merger agreement) to recommend the approval and adoption of the merger agreement and the transactions contemplated thereby (including the merger) by the PDC stockholders. The PDC Board unanimously recommends that PDC stockholders vote “FOR” the merger proposal, “FOR” the non-binding merger-related compensation proposal and “FOR” the adjournment proposal.

In reaching its determinations and recommendations, the PDC Board consulted with company management and financial and legal advisors and considered a range of factors and scenarios, as discussed below. Factors that weighed in favor of the merger include:

•	Greater Stockholder Value and Return Potential. The PDC Board assessed the value and nature of the consideration to be received in the merger by PDC stockholders, including:

•

The stock-for-stock merger enables PDC stockholders to fully participate in the value and opportunities of Chevron, including its worldwide asset portfolio, dividends, share repurchases, and expected future growth;

•	Chevron has a 36-year history of increasing its dividend per share annually and has a strongly-stated public commitment to protect its dividend;

•

Based on the closing trading price of Chevron common stock of $155.23 on May 19, 2023, the last trading day prior to public announcement of the merger, the merger consideration represented an implied value of $72.00 per share of PDC common stock;

•

The consideration to be paid to holders of PDC common stock represented a 14% premium to the ten-day average closing price for the period ended May 19, 2023 (the last trading day prior to public announcement of the merger);

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The consideration to be paid to holders of PDC stock comes with a large and growing dividend that currently represents a 75% increase in dividends per share to PDC investors relative to PDC’s current regular dividend;

•	The consideration to be paid to holders of PDC common stock comes with a significant board authorization to repurchase $75 billion of Chevron common stock; and

•	The merger is structured as a stock-for-stock transaction and is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

•

Benefits of Chevron After the Merger: Greater Scale and Financial Strength. The PDC Board believed that the company resulting from the acquisition of PDC by Chevron would be extremely well positioned, with a top tier market capitalization, global footprint and ability to invest on a strategic timeline less susceptible to various commodity price cycles.

•

The global scale of Chevron, with its diversified portfolio of upstream, midstream, downstream, and new energies assets across a range of geographies, will be expected to reduce cash flow volatility and better support future strategic investments;

•	A larger, diversified asset portfolio would de-risk the portfolio and lessen any potential future impact from regulatory changes in Colorado;

•	Chevron has a greater ability to fund major projects and maximize returns than PDC on a standalone basis;

•	The merger significantly improves a number of key financial metrics to PDC shareholders on a pro forma basis, including as follows:

•	75% increase in dividends per share;

•

Stable free cash flow with Chevron generating over 20 times the amount PDC generated over the last three years and a targeted future growth rate of greater than 10% at or above $60 Brent pricing per barrel through 2027; and

•	Strong, stable balance sheet that is made to weather commodity and financial headwinds and provides greater ability to withstand global economic uncertainty.

•	Ability to Protect Opportunity While Mitigating Downside Risk of Portfolio; Superior Alternative to Continuing PDC as an Independent, Standalone Company. The PDC Board determined that entering into the merger agreement with Chevron provided the best alternative to create stockholder value from the PDC assets on a short-, intermediate- and long-term basis, including as compared to continued operations on a standalone basis in light of the compelling value proposition of the Chevron transaction. In reaching this conclusion, the PDC Board examined four sets of commodity price assumptions, including (i) a “Management Outlook + LT $55 Flat” case, with PDC management estimates of WTI per barrel pricing for 2023, 2024 and 2025 of $75.28, $72.50 and $70.00, respectively, and flat $55.00 pricing thereafter, (ii) a “Management Outlook + LT $70 Flat” case with the same pricing assumptions for 2023, 2024 and 2025 and flat $70 pricing thereafter, (iii) a “Strip” case that reflected then current NYMEX strip pricing with gradual declines from $74.43 per barrel in 2023 to $64.24 in 2026 and $62.32 in 2027 and then held flat thereafter and (iv) a “Consensus” case that assumed WTI per barrel prices of $79.26, $77.50, $76.00 and $75.00 in 2023, 2024, 2025 and 2026, respectively, and then held flat thereafter at $76.50.

•

Risks Associated with Operating as a Standalone Business. The PDC Board also considered the following risks inherent in maintaining the assets within the current or a somewhat larger standalone exploration and production company, and determined that the Chevron transaction eliminated, or significantly reduced, key risks including:

•	Commodity price fluctuations and regulatory risks that can challenge the long-term competitiveness and sustainability of future cash flows from PDC’s assets in a standalone business;

•	PDC is susceptible to concentration risk associated with its DJ Basin assets in light of ongoing regulatory uncertainty;

•

Although PDC currently has a substantial multi-year inventory of drilling locations in the DJ Basin, opportunities for meaningful additions of top-tier properties in the basin are limited and acquisitions outside of the DJ Basin have proved challenging to complete;

•

The risk that PDC may become less competitive, on a relative basis, compared with larger producers, given scale-related advantages available to larger companies, including with respect to cost savings achieved by larger companies through economies of scale;

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The risks related to the ongoing trend of investors seeking to allocate capital to the largest and most financially stable and flexible producers, which has contributed to accelerating consolidation of the U.S. upstream oil and gas industry and reduced valuations for small- and mid-cap companies; and

•

PDC operates in an industry that faces significant potential financial and operating risks associated with environmental and other regulatory considerations, and growing pressure to diversify away from fossil fuels.

•

Superior Alternative to Other Transactions Potentially Available to PDC. The PDC Board and management have evaluated in the past year a significant number of alternative scenarios and potential transactions, ranging from acquisitions of other companies or assets, to mergers of equals, to a full acquisition of PDC. The potential alternative transactions considered included the following:

•	a merger of equals with a peer company;

•	purchasing a smaller peer company in the same basin as PDC with asset and cost synergies;

•	purchasing a smaller peer company with operations in one or more new basins; and

•	purchasing private equity-backed companies in basins where PDC operates that typically required primarily or exclusively cash consideration.

•	After detailed consideration of the opportunities and risks of each alternative, the PDC Board determined that entering into the merger agreement with Chevron provided a superior path for sustaining and enhancing stockholder value and mitigating risk compared to pursuing an alternative transaction, in light of factors including:

•	After the merger with Chevron, PDC stockholders would benefit from:

•	a significant increase in the amount, longevity and sustainability of dividends;

•	a significant board authorization to repurchase stock;

•	reduced risk from potential unfavorable regulatory developments in Colorado;

•	Chevron’s greater ability to invest across the energy value chain and increased value from its assets and enhanced future opportunities; and

•	increased scale and capacity to address growing environmental and climate considerations and potential regulatory changes.

•	Challenges presented by potential alternatives compared to the merger with Chevron, including:

•	the reluctance of certain potential counterparties to engage in a transaction that would expose them to the risk of adverse changes in the Colorado regulatory environment;

•	the limited availability of additional top-tier acreage in the DJ Basin;

•

the competitiveness of the market for additional properties in the Permian Basin and the purchase price and high cash component required to complete acquisitions of such properties or companies owning such properties; and

•	the potential lack of synergies associated with acquisitions of properties outside of the DJ and Permian Basins.

•

The PDC Board’s belief, after discussion and analysis with its financial advisors and PDC’s management, that it was unlikely that any other party would be prepared to pay a higher price to acquire PDC at this time;

•	Chevron presented the greatest value to PDC stockholders driven in part by its publicly-stated financial priority to maintain and grow stockholder dividends; and

•	A combination with Chevron offered PDC stockholders the greatest risk-adjusted long-term value, financial flexibility and sustainability.

•	Synergies and Complementary Businesses. The complementary nature, quality and scale of assets of Chevron and PDC, including:

•

PDC’s 275,000 net acres in the DJ Basin are largely adjacent to Chevron’s 319,000 net acres in the basin; similarly, PDC’s 25,000 net acres in the Permian Basin are largely adjacent to Chevron’s greater than 2 million net acres in that basin, and thus are expected to benefit PDC stockholders by:

•	enhancing the combined company’s position in two leading U.S. unconventional basins;

•	optimizing the combined company’s development plans to deliver greater economic efficiencies;

•	providing cost and infrastructure efficiencies due to greater scale; and

•	reducing basin-specific concentration risk.

•

The significant synergies of the combination, which are not achievable by PDC as a standalone entity, are projected to be accretive to Chevron’s earnings per share, free cash flow and return on capital employed within one year following the consummation of the transaction, assuming a price of $70 or higher per barrel of Brent Crude Oil and $3.50 or higher per Mcf of Henry Hub natural gas.

•	Shared Goals of Lower Emissions and Core Values. Chevron and PDC share similar philosophies in regard to a lower carbon energy future, the importance of ESG, and core values, including:

•	PDC’s assets are expected to help propel Chevron toward the companies’ shared goal of a lower carbon energy future while also safely delivering higher returns;

•

While PDC and Chevron are both industry leaders on Environmental, Social and Governance (“ESG”) matters, Chevron after the merger will have greater scale and resources to respond to increasing regulatory and other ESG matters;

•

Chevron and PDC share core values of integrity, collaboration, accountability and caring for people and the environment, and the combined workforce is expected to continue to increase efficiency and deliver stockholder value. The merger agreement includes provisions that should facilitate the retention of PDC employees and enhance their ability to provide value for shareholders of the combined company.

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Opportunity to Receive Alternative Acquisition Proposals and to Terminate the Merger in Order to Accept a Superior Proposal. The PDC Board considered the terms of the merger agreement related to PDC’s ability to respond to unsolicited acquisition proposals and determined that the provisions of the merger agreement would not deter or preclude any third party from making a competing proposal and that the PDC Board would be able, under certain circumstances, to furnish information and enter into discussions and negotiations in connection with a competing proposal. In this regard, the PDC Board considered that:

•	experience demonstrates that an executed merger agreement is not a deterrent to potential topping bids;

•

subject to compliance with the applicable provisions of the merger agreement, the PDC Board may, before approval of the merger with Chevron by PDC stockholders, change its recommendation to PDC stockholders with respect to approval of the merger if the PDC Board determines in good faith, after consultation with its legal advisors, that failing to make a change in its recommendation would reasonably likely be inconsistent with the PDC Board’s fiduciary duties;

•	subject to its compliance with the applicable provisions of the merger agreement, the PDC Board may terminate the merger agreement in order to enter into a superior proposal; and

•

the PDC Board believed that the termination fee of $225 million is reasonable in light of the circumstances and the overall terms of the merger agreement, consistent with fees in comparable transactions, and would not discourage alternative acquisition proposals from credible third parties willing and able to make such proposals. PDC would be required to pay the termination fee to Chevron in certain circumstances, including if (i) Chevron terminates the merger agreement in connection with a change in the PDC Board’s recommendation to its stockholders with respect to approval of the merger or (ii) PDC terminates the merger agreement in order to enter into a definitive agreement with respect to a superior proposal.

•

Receipt of Fairness Opinion from J.P. Morgan. The PDC Board considered the oral opinion of J.P. Morgan rendered to the PDC Board on May 21, 2023, which opinion was subsequently confirmed by delivery to the PDC Board of a written opinion dated as of the same date, to the effect that, as of such date and based upon and subject to the factors, assumptions, qualifications and any limitations set forth in J.P. Morgan’s written opinion, the merger consideration to be paid to the holders of PDC common stock in the proposed merger was fair, from a financial point of view, to such holders, as more fully described below under the heading “—Opinion of PDC’s Financial Advisor” beginning on page 46.

•

Terms of the Merger Agreement. The PDC Board reviewed and considered the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the merger agreement may be terminated, and concluded that such terms are reasonable and fair to PDC. The PDC Board also reviewed and considered the conditions to the completion of the merger, including regulatory approvals, which it believes are likely to be satisfied on a timely basis. The PDC Board noted in particular that the completion of the merger is not subject to any financing condition or any condition based upon Chevron stockholder approval, which enhances the likelihood that the merger will be completed.

In the course of its deliberations, the PDC Board also considered a variety of risks and other potentially negative factors, including the following:

•

Fixed Exchange Ratio. The PDC Board considered that because the merger consideration is based on a fixed exchange ratio rather than a fixed value, PDC stockholders will bear the risk of a decrease in the trading price of Chevron common stock during the pendency of the merger and the merger agreement does not provide PDC with a collar or a value-based termination right.

•

Risks Associated with the Pendency of the Merger. The risks and contingencies relating to the announcement and pendency of the merger, including the potential for diversion of management and employee attention and the potential effect of the combination on the businesses of both companies and the restrictions on the conduct of PDC’s business during the period between the execution of the merger agreement and the completion of the merger.

•

Possible Failure to Achieve Synergies. The potential challenges and difficulties in integrating the operations of PDC and Chevron and the risk that anticipated cost savings and operational efficiencies between the two companies, or other anticipated benefits of the merger, might not be realized or might take longer to realize than expected.

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Termination Fee. The PDC Board considered that PDC would be required to pay to Chevron a termination fee of $225 million in the event PDC were to terminate the merger agreement in order for PDC to enter into a superior proposal, should one be made, or if the merger agreement were to be terminated by Chevron in connection with a change in the PDC Board’s recommendation to its stockholders with respect to adoption of the merger agreement.

•

Restrictions on Third-Party Discussions. The PDC Board considered that the merger agreement required PDC to terminate all discussions with potential alternative transaction counterparties while noting that PDC would only have the right to respond to alternative proposals that might be made by such parties pursuant to and in accordance with the applicable terms of the merger agreement.

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Small Pro Forma Ownership. The PDC Board considered that, based on the implied value of the merger consideration as of May 21, 2023, PDC stockholders would only own approximately 2% of Chevron after the merger.

•	Risk Related to Chevron’s Dividend. Given the importance of Chevron’s dividend to the PDC Board’s recommendation, the PDC Board considered the risk that Chevron would reduce its dividend.

•

Other Risks. The PDC Board considered risks of the type and nature described under the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 22 and 25, respectively.

The PDC Board believed that, overall, the potential benefits of the merger to PDC stockholders outweighed the potential risks and uncertainties of the merger.

In addition, the PDC Board was aware of and considered that PDC’s directors and executive officers may have interests in the merger that may be different from, or in addition to, their interests as stockholders of PDC generally, as described below under the heading “—Interests of Directors and Executive Officers of PDC in the Merger” beginning on page 55.

The foregoing discussion of factors considered by the PDC Board is not intended to be exhaustive, but it includes material factors considered by the PDC Board. In light of the variety of factors considered in connection with its evaluation of the merger, the PDC Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the PDC Board applied his or her own personal business judgment to the process and may have given different weight to different factors. The PDC Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The PDC Board based its recommendation on the entirety of the information presented.

Opinion of PDC’s Financial Advisor

Pursuant to an engagement letter dated February 22, 2023, PDC retained J.P. Morgan as its financial advisor in connection with a potential transaction (including the proposed merger). At the meeting of the PDC Board on May 21, 2023, J.P. Morgan rendered its oral opinion to the PDC Board, which was subsequently confirmed by delivery of a written opinion, dated May 21, 2023, to the effect that, as of such date and based upon and subject to the factors, assumptions, qualifications and any limitations set forth in its written opinion, the merger consideration to be paid to the holders of PDC common stock in the proposed merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated May 21, 2023, which sets forth, among other things, the assumptions made, matters considered and qualifications and any limitations on the opinion and the review undertaken by J.P. Morgan in connection with rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. PDC’s stockholders are urged to read the opinion carefully and in its entirety. J.P. Morgan’s opinion was addressed to the PDC Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the merger consideration to be paid to the holders of PDC common stock in the proposed merger and did not address any other aspect of the proposed merger or the other transactions contemplated by the merger agreement. J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of PDC or any alternative transaction. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of PDC as to how such stockholder should vote with respect to the proposed merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft of the merger agreement, dated May 21, 2023;

•	reviewed certain publicly available business and financial information concerning PDC and the industries in which it operates;

•

compared the proposed financial terms of the proposed merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of PDC with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the PDC common stock and Chevron common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by the management of PDC relating to its business (including the financial projections identified to J.P. Morgan by PDC as the “Management Outlook + LT $55 Flat Case,” the “Management Outlook + LT $70 Flat Case,” the “Strip Case” and the “Consensus Case”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of PDC and Chevron with respect to certain aspects of the proposed merger, and the past and current business operations of PDC, the financial condition and future prospects and operations of PDC, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by PDC and Chevron or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with PDC, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of PDC or Chevron under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of PDC to which such analyses or forecasts relate. For purposes of J.P. Morgan’s opinion and financial analyses, the PDC Board directed J.P. Morgan to apply a 20% weighting to the results of J.P. Morgan’s financial analyses using the “Management Outlook + LT $55 Flat Case,” and a 40% weighting to each of the results of J.P. Morgan’s financial analyses using the “Management Outlook + LT $70 Flat Case” and the “Strip Case” and to use such weighted results for purposes of its opinion and certain financial analyses. J.P. Morgan expresses no view as to such analyses or forecasts or the assumptions on which they were based or as to such weightings or directions. J.P. Morgan also assumed that the proposed merger and the other transactions contemplated by the merger agreement will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of PDC, and will be consummated as described in the merger agreement, and that the definitive merger agreement will not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by PDC and Chevron and Merger Sub in the merger agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to PDC with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger will be obtained without any adverse effect on PDC or on the contemplated benefits of the proposed merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s written opinion dated May 21, 2023, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of PDC common stock in the proposed merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of PDC or as to the underlying decision by PDC to engage in the proposed merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons relative to the merger consideration to be paid to the holders of PDC common stock in the proposed merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which PDC common stock or Chevron common stock will trade at any future time.

The terms of the merger agreement, including the merger consideration, were determined through arm’s length negotiations between PDC and Chevron, and the decision to enter into the merger agreement was solely that of the PDC Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the PDC Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the PDC Board or management with respect to the proposed merger or the merger consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the PDC Board on May 21, 2023 and in the financial analyses presented to the PDC Board on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the PDC Board and contained in the presentation delivered to the PDC Board on such date in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Certain of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Selected Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of PDC with similar data for certain selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged in by PDC, based on J.P. Morgan’s experience and familiarity with the industries in which PDC operates.

The companies selected by J.P. Morgan were:

•	Callon Petroleum Company

•	Chord Energy Corporation

•	Civitas Resources, Inc.

•	Earthstone Energy, Inc.

•	Matador Resources Company

•	Permian Resources Corporation

•	SM Energy Company

None of the selected companies reviewed is identical or directly comparable to PDC, and certain of these companies may have characteristics that are materially different from those of PDC. However, these companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered sufficiently similar in certain respects to PDC. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect PDC.

Using publicly available information as of May 19, 2023, J.P. Morgan calculated and compared for each selected company listed above and for PDC:

•

the multiple of firm value (calculated as the market value of the company’s common stock on a fully diluted basis, plus debt and other adjustments, including non-controlling interests, less cash) to estimated EBITDAX (defined as earnings before interest, taxes, depreciation, amortization and exploration expenses) for the fiscal years ending December 31, 2023 (which we refer to as “FYE 2023”) and December 31, 2024 (which we refer to as “FYE 2024”); and

•

the multiple of equity value (calculated as the market value of the company’s common stock on a fully diluted basis) to estimated operating cash flow (calculated as EBITDAX, less unlevered cash taxes, less other cash outflows and inflows, plus equity investment dividends) for FYE 2023 and FYE 2024.

Based on the results of this analysis and other factors which J.P. Morgan considered appropriate based on its experience and professional judgment, J.P. Morgan selected multiple reference ranges of 2.50x – 3.50x and 2.25x – 3.25x for firm value to estimated 2023 and 2024 EBITDAX, respectively, and 1.75x – 3.75x and 1.50x – 3.50x for equity value to estimated 2023 and 2024 operating cash flow, respectively.

After applying such ranges to the appropriate metrics for PDC based on PDC management’s Consensus Case at the direction of PDC management, the analysis indicated the following ranges of implied equity values per share of PDC common stock (resulting per share values were in all cases rounded to the nearest $0.25 per share):

PDC Implied Equity Value Per Share Range

	Firm Value / EBITDAX		Equity Value / Operating Cash Flow[1]
	2023E	2024E	2023E	2024E
Low	$53.00	$47.75	$48.25	$38.75
High	$80.75	$76.50	$103.00	$90.25

1

The ranges of implied equity values per share of PDC common stock derived using the 2023 and 2024 operating cash flow multiples reflect a revised calculation which, unlike the ranges of such implied equity values per share reviewed with the PDC Board on May 21, 2023, remove certain corporate adjustments related to PDC’s net debt. J.P. Morgan supplied the PDC Board with the revised calculation after May 21, 2023 and also informed the PDC Board that the revised calculation would have had no impact on the conclusion rendered in J.P. Morgan’s opinion, had such calculation been reflected at the time the opinion was rendered.

The ranges of implied equity value per share were compared to (i) the closing price per share of PDC common stock of $65.12 on May 19, 2023 and (ii) the implied value of the merger consideration of $72.00 per share of PDC common stock. The implied value of the merger consideration of $72.00 as used throughout this summary was calculated by multiplying the exchange ratio of 0.4638 shares of Chevron common stock by $155.23, the closing price per share of Chevron common stock on May 19, 2023.

Selected Transaction Multiples Analysis

Using publicly available information, J.P. Morgan examined selected corporate transactions in the energy exploration and production (“E&P”) sector.

Using publicly available information, J.P. Morgan calculated, for each of the selected transactions listed below, the transaction value as a multiple of EBITDAX over the next twelve months (“NTM EBITDAX”). J.P. Morgan reviewed the following corporate transactions in the E&P sector (buyer / seller):

•	Baytex Energy Corp. / Ranger Oil Corporation

•	Chesapeake Energy Corporation / Vine Energy Inc.

•	Penn Virginia Corporation / Lonestar Resources US Inc.

•	Diamondback Energy, Inc. / QEP Resources, Inc.

•	Pioneer Natural Resources Company / Parsley Energy, Inc.

•	ConocoPhillips / Concho Resources Inc.

•	Chevron Corporation / Noble Energy, Inc.

•	Parsley Energy, Inc. / Jagged Peak Energy Inc.

•	PDC Energy, Inc. / SRC Energy Inc.

•	Cimarex Energy Co. / Resolute Energy Corporation

•	Encana Corporation / Newfield Exploration Company

•	Denbury Inc. / Penn Virginia Corporation

•	Diamondback Energy, Inc. / Energen Corporation

Based on the results of this analysis and other factors which J.P. Morgan considered appropriate based on its experience and professional judgment, J.P. Morgan selected a multiple reference range for firm value to NTM EBITDAX of 2.50x – 4.50x. For purposes of such calculation, NTM EBITDAX for PDC reflected the Consensus Case as directed by PDC management.

After applying this range to the appropriate metrics for PDC based on the Consensus Case as directed by PDC management, this analysis indicated the following range of implied equity values per share of PDC common stock (resulting per share values were in all cases rounded to the nearest $0.25 per share):

PDC Implied Equity Value Per Share Range

FV / NTM EBITDAX
Low	$53.50
High	$110.00

The range of implied equity values per share were compared to (i) the closing price per share of PDC common stock of $65.12 on May 19, 2023 and (ii) the implied value of the merger consideration of $72.00 per share of PDC common stock.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied equity value per share for PDC common stock based on three commodity price and activity cases provided to J.P. Morgan by PDC management (which cases we refer to herein as the “Management Outlook + LT $55 Flat Case,” the “Management Outlook + LT $70 Flat Case” and the “Strip Case”).

J.P. Morgan calculated the present value, as of April 30, 2023, of unlevered free cash flows that PDC was forecasted to generate during fiscal years 2023 through 2031 based upon each of the Management Outlook + LT $55 Flat Case, the Management Outlook + LT $70 Flat Case and the Strip Case. J.P. Morgan also calculated a range of terminal asset values for PDC at the end of the nine-year period ending 2031 by applying a terminal EBITDAX multiple range of 2.00x to 3.00x, which terminal multiple range was reviewed and approved by PDC management, to the unlevered free cash flow of PDC during the final year of the nine-year period for each such case.

The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 10.25% to 11.25% for each case, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of PDC, and then were divided by the number of fully diluted shares of PDC outstanding (approximately 88.2 million, as provided by PDC management) to arrive at a range of implied equity values per share of PDC common stock for each of the Management Outlook + LT $55 Flat Case, the Management Outlook + LT $70 Flat Case and the Strip Case. At the direction of the PDC Board, J.P. Morgan then applied a 20% weighting to the results of its discounted cash flow analysis using the Management Outlook + LT $55 Flat Case and a 40% weighting to each of the results of its discounted cash flow analyses using the Management Outlook + LT $70 Flat Case and the Strip Case, which indicated a range of implied equity value of $64.75 to $82.00 per share of PDC common stock (rounded to the nearest $0.25 per share) and which range, at the direction of the PDC Board, J.P. Morgan considered for purposes of its opinion. The range of implied equity value per share was compared to (i) the closing price per share of PDC common stock of $65.12 on May 19, 2023 and (ii) the implied value of the merger consideration of $72.00 per share of PDC common stock.

52-Week Historical Trading Range

For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed the trading range for the PDC common stock for the 52-week period ended May 19, 2023, which was $52.19 per share to $86.18 per share, and compared that range to (i) the closing price per share of PDC common stock of $65.12 on May 19, 2023 and (ii) the implied value of the merger consideration of $72.00 per share of PDC common stock.

Analyst Price Target

For reference only and not as a component of its fairness analysis, J.P. Morgan reviewed certain publicly available equity research analyst price targets for the PDC common stock available as of May 19, 2023, and noted that the range of such price targets was $77.00 per share to $100.00 per share and compared that range to (i) the closing price per share of PDC common stock of $65.12 on May 19, 2023 and (ii) the implied value of the merger consideration of $72.00 per share of PDC common stock.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of PDC. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to PDC, and none of the selected transactions reviewed was identical to the proposed merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of PDC. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to PDC and the transactions compared to the proposed merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise PDC with respect to the proposed merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with PDC and the industries in which it operates.

For services rendered in connection with the proposed merger and the delivery of its opinion, PDC has agreed to pay J.P. Morgan a transaction fee of 0.4% of the merger consideration payable in the proposed merger plus, in the event that such consideration ultimately exceeds $74.00 per share of PDC common stock, an additional 1.0% of any incremental merger consideration paid by Chevron to PDC’s stockholders in excess of $74.00 per share, except that the aggregate transaction fee will not exceed 0.48% of the merger consideration payable in the proposed merger. Based on the exchange ratio of 0.4638 of a share of Chevron common stock and the $155.23 closing price per share of Chevron common stock on May 19, 2023, J.P. Morgan’s transaction fee would be approximately $30.55 million, of which $3.0 million became payable by PDC to J.P. Morgan in connection with J.P. Morgan’s delivery of its opinion and the balance of which will become payable upon the closing of the proposed merger. In addition, PDC has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with PDC and Chevron, for which J.P. Morgan and its affiliates have received compensation of approximately $2.2 million and $2.8 million from PDC and Chevron, respectively. Such services during such period have included acting as joint lead arranger and joint lead bookrunner on PDC’s credit facility that closed in November 2021, acting as financial advisor to a subsidiary of Chevron on a sale transaction in August 2021, acting as joint dealer manager on Chevron’s bond tender in October 2021, acting as joint lead arranger and joint lead bookrunner for a revolving credit facility of a subsidiary of Chevron in December 2021 and acting as joint lead arranger for a term loan for a subsidiary of Chevron in November 2021. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of PDC, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of PDC and Chevron. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of PDC or Chevron for its own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities or other financial instruments.

PDC Unaudited Prospective Financial Information

PDC does not, as a matter of course, publicly disclose long-term consolidated forecasts as to future performance, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. In connection with the PDC Board’s consideration of the transaction, PDC’s management prepared certain unaudited financial projections regarding PDC’s future performance for the years 2023 through 2031 on a standalone basis without giving effect to the merger (the “PDC management forecast”), and provided the PDC management forecast to the PDC Board and to PDC’s financial advisor for its use in connection with its financial analyses (see the sections described above in this proxy statement/prospectus entitled “The Merger—Opinion of PDC’s Financial Advisor” beginning on page 46 of this proxy statement/prospectus). The PDC management forecast is based upon the internal financial model that PDC has historically used in connection with strategic planning.

The summaries of these projections are being included in this proxy statement/prospectus to give PDC’s stockholders access to non-public information that was provided to the PDC Board and PDC’s financial advisor in the course of evaluating the proposed merger, and are not intended to influence your decision whether to vote in favor of the merger proposal or any other proposal at the special meeting. The inclusion of this information should not be regarded as an indication that any of PDC or its advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

While presented with numeric specificity, the PDC management forecast reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of PDC, including, among others, PDC’s assumptions about energy markets, production and sales volume levels, levels of oil, natural-gas and NGL reserves, operating results, competitive conditions, technology, availability of capital resources, levels of capital expenditures, contractual obligations, supply and demand for, the price of, and the commercialization and transporting of oil, natural gas, NGLs and other products or services, geopolitical and regulatory risks, and other matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements”, “Where You Can Find More Information”, and “Risk Factors”, beginning on pages 22, 118 and 25, respectively. The PDC management forecast reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. PDC can give no assurance that the PDC management forecast and the underlying estimates and assumptions will be realized. In addition, since the PDC management forecast covers multiple years, such information by its nature becomes more speculative with each successive year. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from those projected.

The PDC management forecast was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The prospective financial information included in this document has been prepared by, and is the responsibility of, PDC’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The reports of PricewaterhouseCoopers LLP incorporated by reference into this proxy statement/prospectus relate to Chevron’s and PDC’s previously issued financial statements. They do not extend to the prospective financial information and should not be read to do so.

Furthermore, the PDC management forecast does not take into account any circumstances or events occurring after the date it was prepared. PDC can give no assurance that, had the PDC management forecast been prepared as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Except as required by applicable securities laws, PDC does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the PDC management forecast to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error or to reflect changes in general economic or industry conditions. The PDC management forecast does not take into account all the possible financial and other effects on PDC of the merger, the effect on PDC of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the PDC management forecast does not take into account the effect on PDC of any possible failure of the merger to occur. None of PDC or its affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any PDC stockholder or other person regarding PDC’s ultimate performance compared to the information contained in the PDC management forecast or to the effect that the forecasted results will be achieved. The inclusion of the PDC management forecast herein should not be deemed an admission or representation by PDC or its advisors or any other person that it is viewed as material information of PDC, particularly in light of the inherent risks and uncertainties associated with such forecasts.

In light of the foregoing, and considering that the special meeting will be held several months after the PDC management forecast was prepared, as well as the uncertainties inherent in any forecasted information, PDC stockholders are cautioned not to place undue reliance on such information, and PDC urges all PDC stockholders to review PDC’s most recent SEC filings for a description of PDC’s reported financial results. See “Where You Can Find More Information” beginning on page 118.

Certain Assumptions

In preparing the prospective financial and operating information for PDC described below, the management team of PDC used the following price assumptions, which are based on: (i) oil and gas strip pricing as of May 17, 2023 (which we refer to as “Strip”), (ii) Wall Street consensus pricing as of May 17, 2023 (which we refer to as “Consensus”), (iii) the internal pricing assumptions of management for the years 2023-2025 and flat oil and gas prices of $55/bbl and $3.00/MMbtu, respectively, for the years 2026-2031 (which we refer to as “Management Outlook + LT $55 Flat”) and (iv) the internal pricing assumptions of management for the years 2023-2025 and flat oil and gas prices of $70/bbl and $4.25/MMbtu, respectively, for the years 2026-2031 (which we refer to as “Management Outlook + LT $70 Flat”). As further described under “Opinion of PDC’s Financial Advisor” beginning on page 46, for purposes of J.P. Morgan’s opinion and financial analyses, the PDC Board directed J.P. Morgan to apply a 20% weighting to the results of J.P. Morgan’s financial analyses using the “Management Outlook + LT $55 Flat Case,” and a 40% weighting to each of the results of J.P. Morgan’s financial analyses using the “Management Outlook + LT $70 Flat Case” and the “Strip Case” and to use such weighted results for purposes of its opinion and certain financial analyses.

Additional detail about the specific commodity price assumptions underlying the Strip, Consensus, Management Outlook + LT $55 Flat and Management Outlook + LT $70 Flat commodity price decks is set forth in the tables below.

	Strip pricing assumptions
	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Commodity Prices
WTI oil ($/Bbl)	$74.43	$69.35	$66.46	$64.24	$62.32	$62.32	$62.32	$62.32	$62.32
Henry Hub gas ($/MMBtu)	$2.96	$3.53	$4.09	$4.15	$4.11	$4.11	$4.11	$4.11	$4.11

	Consensus pricing assumptions
	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Commodity Prices
WTI oil ($/Bbl)	$79.26	$77.50	$76.00	$75.00	$76.50	$76.50	$76.50	$76.50	$76.50
Henry Hub gas ($/MMBtu)	$3.11	$3.75	$3.96	$3.93	$3.93	$3.93	$3.93	$3.93	$3.93

	Management Outlook + LT $55 Flat pricing assumptions
	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Commodity Prices
WTI oil ($/Bbl)	$75.28	$72.50	$70.00	$55.00	$55.00	$55.00	$55.00	$55.00	$55.00
Henry Hub gas ($/MMBtu)	$3.14	$3.50	$4.25	$3.00	$3.00	$3.00	$3.00	$3.00	$3.00

	Management Outlook + LT $70 Flat pricing assumptions
	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Commodity Prices
WTI oil ($/Bbl)	$75.28	$72.50	$70.00	$70.00	$70.00	$70.00	$70.00	$70.00	$70.00
Henry Hub gas ($/MMBtu)	$3.14	$3.50	$4.25	$4.25	$4.25	$4.25	$4.25	$4.25	$4.25

In addition to certain assumptions with respect to commodity prices, the PDC management forecast is based on various other assumptions, including, but not limited to, assumptions regarding the continuing nature of ordinary course operations that may be subject to change.

The following table summarizes the PDC management forecast as of an April 30, 2023 valuation date for the fiscal years 2023 through 2031 ($ in millions):

	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Strip Case
Production (Mboe/d)	265	267	273	285	298	314	318	319	313
EBITDAX(1)	$2,342	$2,282	$2,328	$2,384	$2,465	$2,578	$2,557	$2,581	$2,608
Capital Expenditures	$1,376	$1,457	$1,518	$1,339	$1,416	$1,443	$1,262	$1,275	$1,096
Consensus Case
Production (Mboe/d)	265	267	273	285	298	314	318	319	313
EBITDAX(1)	$2,464	$2,535	$2,610	$2,737	$2,980	$3,117	$3,087	$3,119	$3,159
Capital Expenditures	$1,376	$1,457	$1,518	$1,339	$1,416	$1,443	$1,262	$1,275	$1,096
Management Outlook + LT $55 Flat Case
Production (Mboe/d)	265	267	273	285	298	314	318	319	313
EBITDAX(1)	$2,362	$2,366	$2,463	$1,865	$2,000	$2,089	$2,070	$2,094	$2,126
Capital Expenditures	$1,376	$1,457	$1,518	$1,229	$1,299	$1,323	$1,156	$1,169	$1,007
Management Outlook + LT $70 Flat Case
Production (Mboe/d)	265	267	273	285	298	314	318	319	313
EBITDAX(1)	$2,362	$2,366	$2,463	$2,611	$2,787	$2,915	$2,890	$2,918	$2,950
Capital Expenditures	$1,376	$1,457	$1,518	$1,339	$1,416	$1,443	$1,262	$1,275	$1,096

(1)

For purposes of the unaudited forecasted financial information presented above, EBITDAX is defined as earnings before interest, taxes, depreciation, amortization and exploration expenses. EBITDAX is a non-GAAP financial measure as it excludes amounts included in net income (loss), the most directly comparable measure calculated in accordance with GAAP. This measure should not be considered as an alternative to net income (loss) or other measures derived in accordance with GAAP.

PDC does not intend to update or otherwise revise the above unaudited financial and operating forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such unaudited financial and operating forecasts are no longer appropriate, except as may be required by applicable law.

Interests of Directors and Executive Officers of PDC in the Merger

In considering the recommendation of the PDC Board that PDC stockholders approve the transaction and vote in favor of the merger proposal and the merger-related compensation proposal, PDC stockholders should be aware that the executive officers and directors of PDC have certain interests in the merger that are or may be different from, or in addition to, the interests of PDC’s stockholders generally. The PDC Board was aware of these interests and considered them, among other matters, in evaluating and approving the merger agreement, and in making its recommendation that PDC stockholders adopt the merger agreement.

These interests are described in more detail below. The merger will be a “change in control” for purposes of the PDC executive compensation plans and agreements described below.

For purposes of this disclosure, the executive officers of PDC are Barton R. Brookman, President and Chief Executive Officer, R. Scott Meyers, Executive Vice President–Chief Financial Officer, Lance A. Lauck, Executive Vice President–Corporate Development and Strategy, Nicole L. Martinet, Senior Vice President –General Counsel and Secretary, David J. Lillo, Senior Vice President–Operations, and Sandra E. Jacoby, Senior

Vice President–Corporate Administration. Although Ms. Jacoby is an executive officer of PDC, she is not a named executive officer and therefore a quantification of her merger-related compensation is included within the narrative below and is not included in the section below entitled “Quantification of Payments and Benefits to PDC’s Named Executive Officers.”

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits to Ms. Jacoby and our non-employee directors described in this section, the following assumptions were used:

•

The relevant price per share of PDC common stock is $70.91, which is the average closing price per share of PDC common stock as reported on Nasdaq over the first five business days following the first public announcement of the transaction on May 22, 2023.

•	The effective time of the merger as referenced in this section occurs on June 15, 2023, which is the assumed date of the effective time solely for purposes of the disclosure in this section.

•

Ms. Jacoby’s employment was terminated by PDC without “cause” or due to Ms. Jacoby’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the effective time of the merger.

•

Ms. Jacoby has properly executed and not revoked any required release agreement and complied with all requirements (including any applicable restrictive covenants described in the section below entitled “Executive Severance Arrangements – Release of Claims and Restrictive Covenants”) necessary to receive the payments and benefits described below.

The amounts indicated below are estimates based on multiple assumptions (including the assumptions described above) that may or may not actually occur or be accurate on the relevant date, and do not reflect certain compensation actions that may occur before completion of the transaction. Accordingly, the actual amounts received may differ from the estimates set forth below.

Treatment of PDC Equity Awards

PDC SARs. At the effective time of the merger, each outstanding PDC SAR, whether or not vested, will be converted into a Chevron SAR, on the same terms and conditions as were applicable under such PDC SAR immediately prior to the effective time of the merger (including any provisions for acceleration), with respect to the number (rounded down to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of PDC common stock subject to such PDC SAR immediately prior to the effective time of the merger by (ii) the exchange ratio. The exercise price per share of Chevron common stock subject to any such Chevron SAR at and after the effective time of the merger will be an amount (rounded up to the nearest one hundredth of a cent) equal to (i) the exercise price per share of PDC common stock subject to such PDC SAR immediately prior to the effective time of the merger divided by (ii) the exchange ratio.

PDC RSU Awards. At the effective time of the merger, each outstanding PDC RSU award, whether or not vested, will be converted into a Chevron RSU award, on the same terms and conditions as were applicable under such PDC RSU award immediately prior to the effective time of the merger (including any provisions for acceleration), with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares PDC common stock subject to such PDC RSU award immediately prior to the effective time of the merger by (ii) the exchange ratio.

PDC PSU Awards. At the effective time of the merger, each outstanding PDC PSU award, whether or not vested, will be treated as follows:

•

If such PDC PSU award was granted in calendar year 2021, then such PDC PSU award will become fully vested and converted into the right to receive, within five business days of the completion of the merger, the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of PDC common stock subject to such PDC PSU award immediately prior to the effective time of the merger by (ii) the exchange ratio.

•

If such PDC PSU award was not granted in calendar year 2021, then such PDC PSU award will be converted into a Chevron RSU award, on the same terms and conditions as were applicable under such PDC PSU award immediately prior to the effective time of the merger (other than any performance-based vesting conditions, but including any provisions for acceleration), with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of PDC common stock subject to such PDC PSU award immediately prior to the effective time of the merger by (ii) the exchange ratio.

•

The number of shares of PDC common stock subject to a PDC PSU award immediately prior to the effective time of the merger will be determined based on actual performance by the Compensation Committee of the PDC Board in accordance with the terms of the applicable award agreement, except that actual performance will be measured by: (i) deeming the applicable performance period to end as of the second to last business day prior to the effective time of the merger; (ii) computing total shareholder return for PDC by reference to the product of the exchange ratio multiplied by the Average Share Price (as defined in the applicable award agreement) of Chevron common stock for the twenty business days ending on and including the second to last business day prior to the effective time of the merger; and (iii) computing total shareholder return for the applicable peer companies by reference to the Average Share Price (as defined in the applicable award agreement) of each such company’s common stock for the twenty business days ending on and including the second to last business day prior to the effective time of the merger.

PDC Director RSU Awards. At the effective time of the merger, each outstanding PDC Director RSU award, whether or not vested, will be converted into the right to receive, within five business days of the completion of the merger, the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of PDC common stock subject to such PDC Director RSU award immediately prior to the effective time of the merger by (ii) the exchange ratio.

Dividend Equivalent Rights. Any amounts relating to dividend equivalent rights granted with respect to the foregoing PDC equity awards that are accrued but unpaid as of the completion of the merger will carry over and will be paid if required by and in accordance with the terms and conditions as were applicable to such equity award immediately prior to the completion of the merger (or, in the case of PDC PSU awards granted in 2021 and PDC Director RSU awards, will be paid within five business days of the completion of the merger).

Accelerated Vesting of Equity Awards Upon a Qualifying Termination. Each of the PDC executive officers holds unvested PDC RSU awards and unvested PDC PSU awards, which awards (other than PDC PSU awards granted in 2021) will convert into Chevron RSU awards at the effective time of the merger, as described above. The terms of such unvested PDC equity awards provide that such awards will vest in full immediately upon the holder’s involuntary termination of employment without “cause” or resignation for “good reason” (as such terms are defined in the applicable award agreements). The termination vesting provisions applicable to unvested PDC equity awards held by executive officers will continue to apply to such awards after such awards are converted into Chevron equity awards at the effective time of the merger.

See “—Quantification of Payments and Benefits to PDC’s Named Executive Officers” below for an estimate of the value of each PDC named executive officer’s unvested PDC equity awards. Based on the assumptions described above under “—Certain Assumptions,” and assuming for purposes of this disclosure that the performance goals applicable to Ms. Jacoby’s PDC PSU award, which was granted in 2023, are achieved at a performance level of 250% (the actual level of performance as of the assumed effective time of June 15, 2023), the estimated value of unvested equity awards held by Ms. Jacoby (including the payment of accrued but unpaid dividend equivalent rights) is: unvested PDC RSU awards—$831,913; and unvested PDC PSU award—$441,017. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate value of unvested PDC Director RSU awards held by all six non-employee directors of PDC (including the payment of accrued but unpaid dividend equivalent rights) is $1,178,524.

Executive Severance Arrangements

Executive Severance Plan

Each executive officer other than Mr. Lauck is a participant in the PDC Executive Severance Compensation Plan, as amended and restated on June 25, 2020 (the “Severance Plan”). The Severance Plan provides that, in the event of a qualifying termination of employment (defined as an involuntary termination without cause or resignation for good reason (as such terms are defined in the Severance Plan)) of the executive officer during the period beginning six months before and ending two years following a change in control, the executive officer will be entitled to receive (1) cash severance equal to 2.5 times (or, in the case of Mr. Brookman, 3 times) the sum of the executive officer’s highest base salary during the two years preceding the change in control plus the highest target bonus percentage established for the executive officer for the year in which the termination occurs or the year immediately preceding the year in which the termination occurs (such combination of base salary and annual target bonus, the “Annual Cash Compensation”), (2) a prorated annual bonus based on target performance for the year of termination, and (3) payment or reimbursement by PDC for monthly premiums for continued group health coverage for the executive officer and his or her dependents for up to 36 months.

Lance A. Lauck Agreement

PDC is party to an amended and restated employment agreement with Mr. Lauck, dated as of August 4, 2020 (the “Lauck Agreement”). Pursuant to the Lauck Agreement, if Mr. Lauck experiences a qualifying termination of employment (defined as an involuntary termination without cause or resignation for good reason (as such terms are defined in the Lauck Agreement)) during the period beginning six months before and ending two years following a change in control, he will be entitled to receive (1) cash severance equal to three times the sum of Mr. Lauck’s highest base salary during the two years preceding the change in control plus the highest bonus paid to Mr. Lauck in that same period (such combination of base salary and bonus paid, the “Lauck Annual Cash Compensation”), and (2) payment or reimbursement by PDC for monthly premiums for continued group health coverage for Mr. Lauck and his dependents for up to 36 months.

For a description of the additional provisions governing treatment of unvested PDC RSU awards and unvested PDC PSU awards upon an executive officer’s qualifying termination, see the section entitled “—Treatment of PDC Equity Awards—Accelerated Vesting of Equity Awards Upon a Qualifying Termination” above.

Release of Claims and Restrictive Covenants

The foregoing payments to each of the executive officers are contingent on the executive officer executing and not revoking a release of claims agreement with PDC. Each executive officer is also prohibited for a period of one year following termination of employment from competing with PDC and prohibited for a period of two years following termination of employment from soliciting PDC’s employees and customers.

Quantification

See the section entitled “—Quantification of Payments and Benefits to PDC’s Named Executive Officers” below for the estimated severance amounts for each named executive officer. Based on the assumptions described above under “—Certain Assumptions,” the estimated cash severance that would be payable to Ms. Jacoby is $1,106,250.

Integration Awards

In connection with the merger, PDC and Chevron have mutually agreed to establish an integration award bonus pool of up to $10,000,000 (subject to increase or decrease by mutual agreement of PDC and Chevron), for which all PDC employees, including the PDC executive officers, are eligible. As of the date of this proxy statement/prospectus, the participants and the amounts each participant will be eligible to receive under the integration award bonus pool have yet to be determined. Any integration awards will vest in full and be paid on the closing date of the merger.

Indemnification and Insurance

The merger agreement provides that the executive officers and non-employee directors of PDC and its subsidiaries will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies for at least six years following the effective time of the merger. This indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification and Insurance of PDC Directors and Officers.”

New Compensation Arrangements with Chevron

Any PDC executive officers and directors who become officers, directors or employees of Chevron or who otherwise are retained by Chevron to provide services may enter into new individualized compensation arrangements effective as of the effective time of the merger and may participate following the effective time of the merger in cash or equity incentive or other benefit plans maintained by Chevron, any of its affiliates or PDC. As of the date of this proxy statement/prospectus, no compensation arrangements between such persons and Chevron and/or its affiliates have been established or discussed.

2023 Annual Bonus Payment

PDC and Chevron have agreed that if the effective time of the merger occurs prior to the date on which 2023 annual bonuses are paid to PDC employees in the ordinary course, then, at the effective time of the merger, each PDC employee, including each PDC executive officer, will receive an annual bonus payment in respect of fiscal year 2023 calculated based on actual performance. If the effective time of the merger occurs on or prior to September 30, 2023, this bonus payment will be pro-rated for the portion of 2023 that has elapsed prior to the effective time of the merger. For Messrs. Brookman, Meyers, and Lillo and Mses. Martinet and Jacoby, this 2023 annual bonus payment will be provided without duplication of any prorated annual bonus to which such executive officer would be entitled pursuant to the Severance Plan upon a qualifying termination of employment that occurs in 2023.

See the section entitled “—Quantification of Payments and Benefits to PDC’s Named Executive Officers” below for the estimated amount of the prorated 2023 annual bonus that each of PDC’s named executive officers would receive. Based on the assumptions described above under “—Certain Assumptions,” and assuming solely for purposes of this disclosure that the actual level of performance is equal to 100% of the target level, the estimated prorated 2023 annual bonus payment that would be paid to Ms. Jacoby is $73,750.

Quantification of Payments and Benefits to PDC’s Named Executive Officers

The information set forth below regarding the compensation of each of PDC’s named executive officers that is based on or otherwise relates to the merger is provided in accordance with Item 402(t) of Regulation S-K.

Except as otherwise specifically noted, the disclosure below uses the following assumptions:

•

The relevant price per share of PDC common stock is $70.91, which is the average closing price per share of PDC common stock as reported on Nasdaq over the first five business days following the first public announcement of the transaction on May 22, 2023;

•	The effective time of the merger as referenced in this section occurs on June 15, 2023, which is the assumed date of the effective time solely for purposes of the disclosure in this section;

•

The employment of each named executive officer of PDC was terminated by PDC without “cause” or due to the officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the effective time of the merger; and

•

Each named executive officer has properly executed and not revoked any required release agreement and complied with all requirements (including any applicable restrictive covenants described in the section above entitled “Executive Severance Arrangements – Release of Claims and Restrictive Covenants”) necessary to receive the payments and benefits described below.

The amounts indicated below are estimates based on multiple assumptions (including the assumptions described above) that may or may not actually occur or be accurate on the relevant date, and do not reflect certain compensation actions that may occur before completion of the transaction. Accordingly, the actual amounts received by our named executive officers may differ from the estimates set forth below.

Named Executive Officer	Cash ($)(1)	Equity Awards ($)(2)	Benefits ($)(3)	Total ($)
Barton R. Brookman	$6,637,500	$39,419,150	$50,319	$46,106,969
R. Scott Meyers	$2,728,500	$14,440,053	$87,723	$17,256,276
Lance A. Lauck	$3,604,350	$13,852,748	$56,101	$17,513,199
Nicole L. Martinet	$2,278,500	$9,611,428	$87,723	$11,977,651
David J. Lillo	$2,205,000	$8,993,111	$87,723	$11,285,834

(1)

Amounts shown reflect cash severance payments under the Severance Plan and the Lauck Agreement, as applicable, equal to the named executive officer’s Annual Cash Compensation or Lauck Annual Cash Compensation, as applicable, multiplied by (x) 3 for Messrs. Brookman and Lauck or (y) 2.5 for each of the other named executive officers. Also included is an estimated prorated 2023 bonus payment for each named executive officer; such payment will be calculated based on actual performance as described under the section entitled “2023 Annual Bonus Payment” above, and solely for purposes of this disclosure we have assumed that the actual level of performance is equal to 100% of the target level. Payments under the Severance Plan and the Lauck Agreement are considered to be “double trigger” payments, which means that both a change of control, such as the merger, and another event (i.e., a qualifying termination) must occur prior to such payments being provided to the named executive officer (see “—Executive Severance Arrangements” above). The prorated 2023 bonus payment is “single trigger,” which means that solely the effective time of the merger must occur prior to such payment being provided to the named executive officer (see “—2023 Annual Bonus Payment” above). The estimated amount of each such payment is set forth in the table below:

Named Executive Officer	Cash Severance (Double Trigger) ($)	Prorated Bonus (Single Trigger) ($)
Barton R. Brookman	$6,075,000	$562,500
R. Scott Meyers	$2,486,250	$242,250
Lance A. Lauck	$3,390,600	$213,750
Nicole L. Martinet	$2,092,500	$186,000
David J. Lillo	$2,025,000	$180,000

(2)

Amounts shown reflect the sum of the potential value that each named executive officer could receive in connection with the accelerated vesting of (i) unvested PDC RSU awards (including the payment of accrued but unpaid dividend equivalent rights) and (ii) unvested PDC PSU awards assuming that the applicable performance goals are achieved at the performance level of 235%, 250%, and 250% for PSU awards granted in 2021, 2022, and 2023, respectively, which is the actual level of performance as of the assumed effective time of June 15, 2023 (including the payment of accrued but unpaid dividend equivalent rights) (as more fully described under the section entitled “—Treatment of PDC Equity Awards” above). As noted above, with the exception of PDC PSU awards granted in 2021 (which will accelerate and vest on a “single trigger” basis upon the closing of the merger), such PDC equity-based awards will not automatically accelerate upon the closing of the merger and are considered to be “double trigger” given that vesting requires the occurrence of another event (i.e., a qualifying termination) other than a change in control prior to such acceleration being provided to the named executive officer. All stock appreciation rights held by named executive officers (limited to Messrs. Brookman and Lauck) are fully vested as of the date of this proxy statement/prospectus. The estimated value of unvested PDC equity awards (including the value of accrued but unpaid dividend equivalent rights) is set forth in the table below:

Named Executive Officer	Value of PDC RSU Awards (Double Trigger) ($)	Value of PDC PSU Awards (excluding 2021 awards) (Double Trigger) ($)	Value of PDC 2021 PSU Awards (Single Trigger) ($)	Total ($)
Barton R. Brookman	$5,301,919	$16,595,049	$17,522,182	$39,419,150
R. Scott Meyers	$2,758,770	$5,856,025	$5,825,258	$14,440,053
Lance A. Lauck	$2,625,859	$5,510,382	$5,716,507	$13,852,748
Nicole L. Martinet	$1,833,606	$3,894,317	$3,883,505	$9,611,428
David J. Lillo	$1,752,185	$3,823,420	$3,417,506	$8,993,111

(3)

The amounts shown reflect the payments or reimbursements to which each named executive would be entitled upon a qualifying termination of employment under the Lauck Agreement or the Severance Plan, as applicable, equal to the monthly cost of continuation health coverage for the named executive officer and his or her dependents for 36 months. This benefit is considered to be “double trigger,” which means that both a change of control, such as the merger, and another event (i.e., a qualifying termination) must occur prior to such benefits being provided to the named executive officer.

Share Ownership of Directors, Executive Officers and Certain Beneficial Owners of PDC

PDC’s Directors and Executive Officers

The following table sets forth the number of shares and percentage of PDC common stock beneficially owned by PDC’s named executive officers, each of its directors, and all of its executive officers and directors as a group as of June 27, 2023, the most recent practicable date for which such information was available. Except as otherwise indicated, the address for each of the named security holders is c/o PDC Energy, Inc., 1099 18th Street, Suite 1500, Denver, CO 80202. None of the securities beneficially owned as set forth below is pledged as security.

Name	PDC Common Stock Beneficially Owned(1)
	Number of Shares	Shares Underlying Stock Appreciation Rights(2)	Total	Percent of Class(3)
Barton R. Brookman, Jr. (4)	471,582	79,565	551,147	*
Lance A. Lauck (5)	164,120	20,044	184,164	*
David J. Lillo (6)	36,396	—	36,396	*
R. Scott Meyers (7)	119,676	—	119,676	*
Nicole L. Martinet (8)	57,755	—	57,755	*
Pamela R. Butcher (9)	4,787	—	4,787	*
Mark E. Ellis (10)	46,529	—	46,529	*
Paul J. Korus (9)	28,460	—	28,460	*
Lynn A. Peterson (9)	226,167	—	226,167	*
Diana L. Sands (9)	9,055	—	9,055	*
Carlos A. Sabater (9)	7,126	—	7,126	*
All directors and executive officers as a group (12 persons) (11)	1,176,510	99,609	1,276,119	1.5%

*	Represents less than one percent.
(1)	All shares are directly held with sole voting and investment power, subject to community property laws where applicable.
(2)	Consists of shares of PDC common stock not outstanding but subject to stock appreciation rights that are currently exercisable or that will become exercisable within 60 days of June 27, 2023.
(3)	Based on 86,999,199 shares of PDC common stock outstanding as of June 27, 2023.
(4)	Excludes 72,488 PDC RSU awards subject to vesting greater than 60 days after June 27, 2023.
(5)	Excludes 35,904 PDC RSU awards subject to vesting greater than 60 days after June 27, 2023.
(6)	Excludes 23,986 PDC RSU awards subject to vesting greater than 60 days after June 27, 2023.
(7)	Excludes 37,734 PDC RSU awards subject to vesting greater than 60 days after June 27, 2023.
(8)	Excludes 25,077 PDC RSU awards subject to vesting greater than 60 days after June 27, 2023.
(9)	Excludes 2,683 PDC RSU awards subject to vesting greater than 60 days after June 27, 2023.
(10)	Excludes 3,205 PDC RSU awards subject to vesting greater than 60 days after June 27, 2023.
(11)	Excludes 220,181 PDC RSU awards subject to vesting greater than 60 days after June 27, 2023; includes 2,977 PDC RSU awards subject to vesting within 60 days after June 27, 2023.

Certain Beneficial Owners of PDC Common Stock

The following table shows certain information regarding the beneficial ownership of PDC common stock as of June 27, 2023, the most recent practicable date for which such information was available, by each person who is known by PDC to beneficially own more than five percent of the outstanding PDC common stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percent of Class(1)
The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	9,293,638	(2)	10.7%
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	8,500,293	(3)	9.8%
FMR LLC
245 Summer Street
Boston, MA 02210	5,702,602	(4)	6.6%
Dimensional Fund Advisors LP
6300 Bee Cave Road, Building One
Austin, TX 78746	4,654,554	(5)	5.4%

(1)	Based on 86,999,199 shares of PDC common stock outstanding as of June 27, 2023.
(2)

As reported on a Schedule 13G/A filed with the SEC by The Vanguard Group on February 9, 2023, The Vanguard Group is an investment advisor in accordance with SEC Rule 13d-1(b)(1)(ii)(E) and holds shared voting power with respect to 60,384 shares, sole dispositive power as to 9,149,843 shares and shared dispositive power as to 143,795 shares as of December 30, 2022.

(3)

As reported on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 24, 2023, BlackRock, Inc. holds sole voting power as to 8,285,901 shares and sole dispositive power as to 8,500,293 shares as of December 31, 2022.

(4)

As reported on a Schedule 13G filed with the SEC by FMR LLC on February 9, 2023, FMR LLC is parent holding company in accordance with SEC Rule 13d-1(b)(1)(ii)(G) and holds sole voting power as to 5,682,114 shares and sole dispositive power as to 5,702,602 shares as of December 30, 2022. The Schedule 13G indicates that Ms. Abigail Johnson has sole power to dispose or direct the disposition of 5,702,602 shares. Members of the Johnson family, including Ms. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(5)

As reported on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 10, 2023, Dimensional Fund Advisors LP is an investment advisor in accordance with SEC Rule 13d-1(b)(1)(ii)(E) and holds sole voting power as to 4,608,605 shares and sole dispositive power as to 4,654,554 shares as of December 30, 2022.

Director and Officer Indemnification

Under the merger agreement, certain indemnification and insurance rights exist in favor of PDC and its subsidiaries’ current and former directors and officers. For more information about these rights, see “The Merger—Interests of Directors and Executive Officers of PDC in the Merger—Indemnification and Insurance” beginning on page 59.

Accounting Treatment of the Merger

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. As a result, the recorded assets and liabilities of Chevron will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of PDC will be adjusted to their respective estimated fair values at the closing date of the merger. In addition, all identified intangible assets will be recorded at estimated fair value and included as part of the net assets acquired. Any excess of the purchase price, consisting of the number of shares of Chevron common stock to be issued to former PDC stockholders, option holders and holders of restricted stock units awards, performance share awards or restricted stock awards, as applicable, at fair value, over the fair value of the net assets acquired including identified intangible assets of PDC on the closing date of the merger will be accounted for as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified finite life intangible assets will be amortized over their estimated lives. Further, the acquisition method of accounting will result in the operating results of PDC being included in the operating results of Chevron beginning from the closing date of the merger.

Regulatory Approvals Required for the Merger

Chevron and PDC are not currently aware of any other material governmental approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations or other confirmations that are required prior to the parties’ completion of the transaction other than those described below. If additional approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations are required to complete the transaction, Chevron and PDC intend to seek such approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations.

Chevron and PDC expect to complete the transaction by year-end 2023. Although Chevron and PDC believe that they will receive the required approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations to complete the transaction, neither can give any assurance as to the timing of these approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations as to Chevron’s and PDC’s ultimate ability to obtain such approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations (or any additional approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations or other confirmations which may otherwise become necessary) or that such approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations or other confirmations will be obtained on terms and subject to conditions satisfactory to Chevron and PDC. The receipt of the regulatory approvals (as described hereinafter) is a condition to the obligation of each of Chevron and PDC to complete the merger.

The merger is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain transactions may not be completed until notification and report forms have been furnished to the DOJ and the FTC and until certain waiting periods have been terminated or have expired. The HSR Act requires Chevron and PDC to observe a 30-calendar-day waiting period after the submission of their respective HSR notification and report forms before consummating their transaction. The waiting period may be shortened if the reviewing agency grants “early termination” of the waiting period (although the practice of granting early termination has been temporarily suspended by the FTC and DOJ), or lengthened if the acquiring person (here Chevron) voluntarily withdraws and refiles to allow a second 30-calendar-day waiting period, or if the reviewing agency issues a request for additional information or documentary material (a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which begins to run only after each of the parties has substantially complied with the Second Request. It is also possible that Chevron and PDC could enter into a timing agreement with the FTC or DOJ that could affect the timing of the consummation of the merger.

On June 5, 2023, Chevron and PDC each filed a notification and report form under the HSR Act with the DOJ and the FTC, which filings started the initial 30-calendar-day waiting period under the HSR Act.

Treatment of Existing Debt

In connection with the merger, Chevron currently expects to repay in full or otherwise acquire PDC’s outstanding 6.125% Senior Note due 2024 and 5.75% Senior Notes due 2026. In connection with the merger, Chevron expects to terminate PDC’s $3.5 billion revolving credit facility, under which $352 million was outstanding as of March 31, 2023. Chevron also expects to retain PDC’s existing lease obligations following the merger.

Treatment of PDC Equity Awards

PDC SARs. At the effective time of the merger, each outstanding PDC SAR, whether or not vested, will be converted into a Chevron SAR, on the same terms and conditions as were applicable under such PDC SAR immediately prior to the effective time of the merger (including any provisions for acceleration), with respect to the number (rounded down to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of PDC common stock subject to such PDC SAR immediately prior to the effective time of the merger by (ii) the exchange ratio. The exercise price per share of Chevron common stock subject to any such Chevron SAR at and after the effective time of the merger will be an amount (rounded up to the nearest one hundredth of a cent) equal to (i) the exercise price per share of PDC common stock subject to such PDC SAR immediately prior to the effective time of the merger divided by (ii) the exchange ratio.

PDC RSU Awards. At the effective time of the merger, each outstanding PDC RSU award, whether or not vested, will be converted into a Chevron RSU award, on the same terms and conditions as were applicable under such PDC RSU award immediately prior to the effective time of the merger (including any provisions for acceleration), with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares PDC common stock subject to such PDC RSU award immediately prior to the effective time of the merger by (ii) the exchange ratio.

PDC PSU Awards. At the effective time of the merger, each outstanding PDC PSU award, whether or not vested, will be treated as follows:

•

If such PDC PSU award was granted in calendar year 2021, then such PDC PSU award will become fully vested and converted into the right to receive, within five business days of the completion of the merger, the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of PDC common stock subject to such PDC PSU award immediately prior to the effective time of the merger by (ii) the exchange ratio.

•

If such PDC PSU award was not granted in calendar year 2021, then such PDC PSU award will be converted into a Chevron RSU award, on the same terms and conditions as were applicable under such PDC PSU award immediately prior to the effective time of the merger (other than any performance-based vesting conditions, but including any provisions for acceleration), with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of PDC common stock subject to such PDC PSU award immediately prior to the effective time of the merger by (ii) the exchange ratio.

•

The number of shares of PDC common stock subject to a PDC PSU award immediately prior to the effective time of the merger will be determined based on actual performance by the Compensation Committee of the PDC Board in accordance with the terms of the applicable award agreement, except that actual performance will be measured by: (i) deeming the applicable performance period to end as of the second to last business day prior to the effective time of the merger; (ii) computing total shareholder return for PDC by reference to the product of the exchange ratio multiplied by the Average

Share Price (as defined in the applicable award agreement) of Chevron common stock for the twenty business days ending on and including the second to last business day prior to the effective time of the merger; and (iii) computing total shareholder return for the applicable peer companies by reference to the Average Share Price (as defined in the applicable award agreement) of each such company’s common stock for the twenty business days ending on and including the second to last business day prior to the effective time of the merger.

PDC Director RSU Awards. At the effective time of the merger, each outstanding PDC Director RSU award, whether or not vested, will be converted into the right to receive, within five business days of the completion of the merger, the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of PDC common stock subject to such PDC Director RSU award immediately prior to the effective time of the merger by (ii) the exchange ratio.

Any amounts relating to dividend equivalent rights granted with respect to the foregoing PDC equity awards that are accrued but unpaid as of the completion of the merger will carry over and will be paid if required by and in accordance with the terms and conditions as were applicable to such equity award immediately prior to the completion of the merger (or, in the case of PDC PSU awards granted in 2021 and PDC Director RSU awards, will be paid within five business days of the completion of the merger).

For additional information on PDC’s equity awards, see “The Merger—Interests of Directors and Executive Officers of PDC in the Merger” beginning on page 55.

No Appraisal Rights

PDC stockholders are not entitled to appraisal rights in connection with the merger.

Appraisal rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the transaction.

Holders of shares of PDC common stock will not have rights to an appraisal of the fair value of their shares. Under the DGCL, appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held of record by more than 2,000 holders on the record date, unless the stockholders are required to receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation, shares of stock or depository receipts in respect thereof of any other corporation that will be either listed on a national securities exchange or held of record by more than 2,000 holders at the effective time of the merger, cash in lieu of fractional shares or fractional depositary receipts or any combination of the foregoing. Shares of PDC common stock are listed on Nasdaq as of the record date, and PDC stockholders will receive Chevron common stock pursuant to the merger agreement and cash in lieu of fractional shares. Approval for the listing of the shares of Chevron common stock on the NYSE is a condition to completion of the merger.

NYSE Listing of Chevron Common Stock; Delisting and Deregistration of PDC Common Stock

Prior to the completion of the merger, Chevron has agreed to take all necessary action to cause the shares of Chevron common stock to be issued in connection with the merger to be approved for listing on the NYSE subject to official notice of issuance. The listing on the NYSE of the shares of Chevron common stock to be issued in connection with the merger is also a condition to completion of the merger.

Prior to the effective time of the merger, PDC will cooperate with Chevron and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of the NYSE or Nasdaq to cause (a) the delisting of PDC common stock from Nasdaq as promptly as practicable after the effective time of the merger and (b) the deregistration of PDC common stock pursuant to the Exchange Act as promptly as practicable after such delisting. If the merger is completed, PDC common stock will cease to be listed on Nasdaq and PDC common stock will be deregistered under the Exchange Act, after which PDC will no longer be required under SEC rules and regulations to file periodic reports with the SEC in respect of PDC common stock.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of PDC common stock that exchange their PDC common stock for Chevron common stock in the merger.

This discussion is based upon the Code, its legislative history, U.S. Treasury regulations promulgated under the Code and judicial and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, or be subject to differing interpretations, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders (as defined below) of PDC common stock that hold their PDC common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the U.S. federal income tax consequences of the merger and, in particular, does not address any tax consequences arising under the Medicare contribution tax on net investment income or the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith), nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax (such as estate or gift tax laws). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a bank, thrift, mutual fund, or other financial institution;

•	a tax-exempt organization or government organization;

•	a real estate investment trust or real estate mortgage investment conduit;

•	a partnership, S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a regulated investment company;

•	a dealer or broker in stocks and securities, commodities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares of PDC common stock subject to the alternative minimum tax provisions of the Code;

•	individual retirement or other tax deferred accounts;

•

a holder of shares of PDC common stock that received PDC common stock through the exercise of an employee stock option, as a restricted stock award, through a tax qualified retirement plan or otherwise as compensation;

•	a holder of shares of PDC common stock that has a functional currency other than the U.S. dollar;

•

a holder of shares of PDC common stock that is required to accelerate the recognition of any item of gross income with respect to PDC common stock as a result of such income being recognized on an applicable financial statement;

•	a holder of shares of PDC common stock that holds PDC common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	certain former citizens or long-term residents of the United States.; or

•	holders who directly, indirectly or constructively own (or at any time during the five-year period ending on the date of the merger owned) 5% or more PDC common stock.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of PDC common stock that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate the income of which is subject to U.S. federal income taxation regardless of its source. Beneficial owners of PDC common stock that are not U.S. holders should consult their own tax advisors as to U.S. federal income tax consequences of the merger.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds shares of PDC common stock, the U.S. federal income tax consequences to a partner in such partnership (or owner of such entity) generally will depend on the status of the partner (or member) and the activities of the partnership (or entity). Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares of PDC common stock, and any persons that, for U.S. federal income tax purposes, are treated as partners in such partnership, should consult their own tax advisors with respect to the tax consequences of the merger in their specific circumstances.

This discussion is not tax advice and does not purport to be a complete analysis or discussion of all U.S. federal income tax considerations relating to the merger. The tax consequences of the merger may be complex and will depend on your specific situation and factors not within Chevron’s or PDC’s control. You should consult your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, U.S. state or local, non-U.S. or other tax laws and of changes in such laws.

In General

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and Chevron and PDC intend to report the merger consistent with such qualification. In the merger agreement, each of Chevron and PDC represents that it has not taken or agreed to take any action, and is not aware, after reasonable diligence, of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, Chevron and PDC agree not to (and not to permit their subsidiaries to) take any action that would prevent or impede, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and to, and to cause their respective subsidiaries to, use its reasonable best efforts to cause the merger to so qualify. However, it is not a condition to PDC’s obligation or Chevron’s obligation to complete the transaction that the merger be treated as a “reorganization” or that Chevron or PDC receive an opinion from counsel to that effect and even if an opinion of counsel to that effect were obtained by either party, such opinion would not be binding on the IRS or any court. PDC and Chevron have not sought, and will not seek, any ruling from the IRS regarding any matters relating to the merger. As a result, there can be no assurance that the IRS would not assert that the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, or that a court would not sustain such a position.

U.S. Federal Income Tax Consequences if the Merger Qualifies as a “Reorganization” Described in Section 368(a) of the Code

If the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger to U.S. holders generally will be as follows:

•

A U.S. holder will not recognize any gain or loss, and no amount will be includible in the income of such U.S. holder, as a result of the exchange of PDC common stock for Chevron common stock in the merger (except for any gain or loss recognized with respect to cash received in lieu of a fractional share of Chevron common stock, as described below).

•

The aggregate tax basis of the Chevron common stock received in exchange for PDC common stock by a U.S. holder in the merger (including any fractional share of Chevron common stock deemed received and exchanged for cash, as discussed below) will equal the aggregate adjusted tax basis of such U.S. holder’s PDC common stock exchanged therefor.

•

A U.S. holder’s holding period in the Chevron common stock received in exchange for PDC common stock in the merger (including a fractional share of Chevron common stock deemed to be received and exchanged for cash, as discussed below) will include the holding period in such U.S. holder’s PDC common stock exchanged therefor.

If a U.S. holder of PDC common stock acquired different blocks of PDC common stock at different times or at different prices, such U.S. holder’s basis and holding period in its shares of Chevron common stock may be determined separately with reference to each block of PDC common stock. Any such U.S. holder should consult its tax advisor regarding the determination of the tax basis and/or holding periods of the particular shares of Chevron common stock received in the merger.

A U.S. holder of PDC common stock who receives cash instead of a fractional share of Chevron common stock generally will be treated as having received such fractional share pursuant to the merger, and then as having sold such fractional share for cash. As a result, such U.S. holder generally will recognize gain or loss based on the difference, if any, between the amount of such cash received and the U.S. holder’s tax basis in such fractional share of Chevron common stock (determined as described above). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period in the fractional share of Chevron common stock deemed to be received exceeds one year at the effective time of the merger. The deductibility of capital losses is subject to limitation.

Tax Consequences if the Merger Does Not Qualify as a “Reorganization” Described in Section 368(a) of the Code

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, then a U.S. holder of shares of PDC common stock that exchanges such shares of PDC common stock for Chevron common stock generally will recognize gain or loss equal to the difference, if any, between (i) the sum of the fair market value of the shares of Chevron common stock actually received by such U.S. holder and the amount of any cash received in lieu of a fractional share of Chevron common stock and (ii) such U.S. holder’s adjusted tax basis in the PDC common stock exchanged therefor. Gain or loss must be calculated separately for each block of PDC common stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of PDC common stock exceeds one year at the effective time of the merger. A U.S. holder’s aggregate tax basis in the Chevron common stock received in the merger will equal the fair market value of such shares of Chevron common stock as of the effective time of the merger, and the holding period of such Chevron common stock will begin on the date after the merger.

Backup Withholding

Payments of cash to U.S. holders in lieu of a fractional share of Chevron common stock in connection with the merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 24%). To prevent backup withholding, U.S. holders should:

•

furnish a properly completed IRS Form W-9 or successor form (or appropriate substitute) included in the letter of transmittal such U.S. holder will receive certifying such U.S. holder’s correct taxpayer identification number and that such U.S. holder is not subject to backup withholding and otherwise complying with all the applicable requirements of the backup withholding rules; or

•	provide proof acceptable to Chevron or the exchange agent, as applicable, otherwise establishing an exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder timely furnishes the required information to the IRS.

The preceding discussion is intended only as a summary of the material U.S. federal income tax consequences of the merger and is not tax advice. It is not a complete analysis or discussion of all potential tax considerations that may be important to a holder of PDC common stock. Holders of PDC common stock should consult their own tax advisors with respect to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, U.S. state or local, non-U.S. or other tax laws and of changes in such laws.

Restrictions on Sales of Shares of Chevron Common Stock Received in the Merger

All shares of Chevron common stock received by PDC stockholders in the merger will be freely tradable for purposes of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act except for shares of Chevron common stock received by any PDC stockholder who becomes an “affiliate” of Chevron after completion of the merger. This proxy statement/prospectus does not cover resales of shares of Chevron common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Certain Contracts between Chevron and PDC

Chevron and PDC are party to commercial arrangements with one another, which are not material, individually or in the aggregate to either company.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

This section of this proxy statement/prospectus describes the material provisions of the merger agreement, but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following summary is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. The rights and obligations of Chevron, PDC and Merger Subsidiary, are governed by the express terms and conditions of the merger agreement and not by this summary or any of the other information contained in this proxy statement/prospectus. You are urged to read the full text of the merger agreement because it is the legal document that governs the merger.

The merger agreement contains representations, warranties and covenants by each of the parties to the agreement, which were made only for purposes of the agreement, as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Chevron, Merger Subsidiary, PDC or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants contained in the merger agreement or any other agreement between such parties may change after the date of each such agreement, which subsequent information may or may not be fully reflected in Chevron’s or PDC’s public disclosures or the public disclosures of any of their respective subsidiaries or affiliates. Each such agreement should not be read alone, but should instead be read in conjunction with the other information regarding the respective agreement, the merger, Chevron, PDC and their respective affiliates and businesses, which is contained in, or incorporated by reference into, this proxy statement/prospectus, as well as in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings that each of Chevron and PDC has made or will make with the SEC. See “Where You Can Find More Information” beginning on page 118.

Structure of the Merger

The merger agreement provides, upon the terms and subject to the conditions set forth therein and in accordance with the DGCL, for Merger Subsidiary to merge with and into PDC, with PDC continuing as the surviving corporation and a direct, wholly-owned subsidiary of Chevron. As used herein, surviving corporation means PDC following the merger.

At the effective time of the merger, by virtue of the merger, the certificate of incorporation of PDC will be amended and restated in its entirety as set forth in Exhibit A to the merger agreement, and as so amended and restated, will be the certificate of incorporation of the surviving corporation. At the effective time of the merger, the by-laws of PDC will be amended and restated in its entirety as set forth in the by-laws of Merger Subsidiary, as in effect immediately prior to the effective time of the merger, except that all references therein to Merger Subsidiary will be automatically amended and will become references to PDC, and as so amended and restated, will be the by-laws of the surviving corporation. The directors of Merger Subsidiary immediately prior to the effective time of the merger will be the initial directors of the surviving corporation, each to hold office in accordance with the certificate of incorporation and the by-laws of the surviving corporation, and the officers of Merger Subsidiary immediately prior to the effective time of the merger will be the initial officers of the surviving corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. As used herein, the “effective time” of the merger means the time at which the certificate of merger with respect to the merger is duly filed with the Secretary of State of the State of Delaware or at such later time as Chevron and PDC may agree and specify in such certificate of merger.

Timing of Closing

Unless another place and time is agreed to in writing by Chevron and PDC, or if Chevron elects to defer the closing of the merger in certain circumstances where the closing of the merger would otherwise take place near the end of the month (in which case the closing of the merger will occur at the time described below), the closing of the merger will occur no later than the second business day following the day on which the last of the conditions (other than those conditions that by their nature are to be fulfilled at the closing, but subject to the waiver or fulfillment of such conditions) set forth in the merger agreement has been fulfilled or waived, but no later than the end date (as defined below under the heading “—Termination of the Merger Agreement”) (the “initial closing date”). The date on which the closing of the merger occurs is referred to as the “closing date” in this proxy statement/prospectus.

If, but for this paragraph, the closing of the merger would occur on any date which is ten or fewer calendar days prior to the last calendar day of any calendar month (a “specified month end date”), then, if elected in writing by Chevron prior to the initial closing date, (i) the closing date will take place on the first business day following the latest specified month end date or (ii) if the closing of the merger cannot take place on such date as a result of failure of the condition requiring the absence of any provision of any applicable law or regulation, and of any judgment, injunction, order or decree, that prohibits or enjoins the completion of the merger, the next business day on which such failure no longer exists. The date on which the closing of the merger will occur pursuant to clause (i) or (ii) of the immediately preceding sentence is referred to as the “deferred closing date” in this proxy statement/prospectus. Any election to so defer the closing of the merger must include Chevron’s confirmation that (i) at the time of such election, all of the parties’ mutual conditions and all of Chevron’s conditions to complete the merger were satisfied on the date the closing of the merger would have occurred but for Chevron’s deferral election and (ii) all such conditions (other than (A) the condition requiring the absence of any provision of any applicable law or regulation, and of any judgment, injunction, order or decree, that prohibits or enjoins the completion of the merger and (B) the condition requiring that PDC has performed in all material respects of all of its obligations of PDC in the merger agreement required to be performed by it prior to the closing date (but only to the extent PDC’s material and intentional breach after its receipt of Chevron’s deferral election was a principal cause of the failure of such condition to be satisfied)) will be deemed to be satisfied as of the deferred closing date. Nothing in this paragraph or otherwise affects the need for PDC’s conditions to complete the merger to be fulfilled or waived, as applicable, at the deferred closing date.

Merger Consideration

Conversion of Shares

At the effective time of the merger, each outstanding share of PDC common stock (other than the cancelled shares (as defined below) and certain shares of PDC common stock subject to PDC equity awards that will be treated in the manner described below under the heading “—Treatment of PDC Equity Awards”) will automatically be cancelled and retired and will cease to exist and each holder thereof will thereafter have no rights with respect to such securities except the right to receive:

•	0.4638 of a share of validly issued, fully paid and non-assessable shares of Chevron common stock;

•

any dividends or other distributions with a record date prior to the effective time of the merger which are declared by PDC in accordance with the merger agreement and which remain unpaid at the effective time of the merger;

•

following the surrender of such holder’s shares of PDC common stock (i) at the time of such surrender, all dividends or other distributions payable with respect to the shares of Chevron common stock with a record date after the effective time of the merger and a payment date on or before the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to the shares of Chevron common stock with a record date after the effective time of the merger but with a payment date subsequent to such surrender, in each case on the understanding that all shares of Chevron common stock to be issued pursuant to the merger will be entitled to dividends as if issued and outstanding as of the effective time of the merger; and

•	any cash to be paid in lieu of any fractional share of Chevron common stock as described under the heading “—Treatment of Fractional Shares.”

Shares of PDC common stock owned by PDC, Chevron or Merger Subsidiary will be cancelled in the merger without payment of any consideration, as described below under the heading “—Cancelled Shares.”

Chevron will make available to the exchange agent, as needed, the merger consideration to be delivered in respect of certificates and book-entry shares formerly representing shares of PDC common stock.

Cancelled Shares

At the effective time of the merger, all shares of PDC common stock that are owned directly by Chevron, Merger Subsidiary or PDC will be cancelled and retired and will cease to exist and no stock of Chevron, cash or other consideration will be delivered in exchange therefor. Such shares are referred to as “cancelled shares” in this proxy statement/prospectus. For the avoidance of doubt, the foregoing two sentences will not apply to shares of PDC common stock held in trust or otherwise set aside from shares held in PDC’s treasury pursuant to any PDC benefit plan.

Treatment of Fractional Shares

PDC stockholders will not receive any fractional shares of Chevron common stock pursuant to the merger. Each holder of PDC common stock that otherwise would have been entitled to receive a fractional share of Chevron common stock at the effective time of the merger will receive an amount in cash, without interest, rounded to the nearest cent, in lieu of such fractional share. The value of such cash payment will be calculated by the exchange agent and will represent the holder’s proportionate interest in a trust of proceeds established from the open-market sale of that number of shares of Chevron common stock equal to the excess of (i) the aggregate number of shares of Chevron common stock delivered to the exchange agent by Chevron pursuant to the terms of the merger agreement over (ii) the aggregate number of whole shares of Chevron common stock to be distributed to PDC stockholders pursuant to the terms of the merger agreement.

Exchange of PDC Stock Certificates and Book-Entry Shares

Prior to the effective time of the merger, Chevron will appoint a bank, trust company or nationally recognized stockholder services provider or other person reasonably acceptable to PDC as the exchange agent for the purpose of exchanging certificates and book-entry shares representing shares of PDC common stock with shares of Chevron common stock. Promptly after the effective time of the merger, Chevron will send, or will cause the exchange agent to send, to each holder of record of PDC common stock converted into the right to receive the merger consideration, a letter of transmittal for use in the exchange and instructions explaining how to surrender PDC shares to the exchange agent.

Holders of PDC common stock who surrender certificates or book-entry shares that formerly represented outstanding shares of PDC common stock to the exchange agent, together with a properly completed letter of transmittal, will be entitled to receive (i) the merger consideration and (ii) a check in the amount equal to any cash payable (x) in lieu of fractional shares which such holder has the right to receive pursuant to the terms of the merger agreement, and (y) in respect of any dividends and other distributions which such holder has the right to receive pursuant to the terms of the merger agreement. PDC stockholders should not return stock certificates with the enclosed proxy card. Exchange of any book-entry shares of PDC common stock will be effected in accordance with Chevron’s customary procedures with respect to securities represented by book entry. Until so surrendered, certificates and book-entry shares will, after the effective time of the merger, represent for all purposes only the right to receive the merger consideration. No interest will be paid or will accrue for the benefit of holders of the certificates or book-entry shares that formerly represented outstanding shares of PDC common stock on the merger consideration payable pursuant to the merger agreement, any cash in lieu of fractional shares or any unpaid dividends and distributions payable pursuant to the merger agreement to such holders of certificates or book-entry shares that formerly represented outstanding shares of PDC common stock.

Withholding

Each of Chevron, PDC, Merger Subsidiary, the surviving corporation and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to the merger agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under any provision of federal, state, local or foreign tax law (and to the extent deduction and withholding is required, such deduction and withholding may be taken in Chevron common stock). To the extent that amounts are so deducted or withheld by Chevron, PDC, Merger Subsidiary, the surviving corporation or the exchange agent and paid over to the applicable taxing authority in accordance with applicable law, such deducted or withheld amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made and, if withholding is taken in Chevron common stock, the relevant withholding party will be treated as having sold such Chevron common stock on behalf of such person for an amount of cash equal to the fair market value thereof at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

Lost Certificates

If a certificate representing shares of PDC common stock has been lost, stolen or destroyed, then, before a PDC stockholder will be entitled to receive the merger consideration to be paid in respect of the shares of PDC common stock represented by such lost, stolen or destroyed certificate, the holder will need to deliver an affidavit of that fact and, if required by Chevron or the surviving corporation, post a bond, in such reasonable amount as the surviving corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate in addition to such holder providing a properly completed and duly executed letter of transmittal.

Potential Adjustment to Merger Consideration

In the event that, before the completion of the merger, any change in the outstanding shares of capital stock of Chevron or PDC occurs as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the merger consideration, the exchange ratio and any other similarly dependent item, as the case may be, will be appropriately adjusted in order to provide PDC stockholders with the same economic effect contemplated by the merger agreement prior to such event. No such adjustment will be made for cash dividends or grants of equity compensation not prohibited by the merger agreement.

Treatment of PDC Equity Awards

PDC SARs. At the effective time of the merger, each outstanding PDC SAR, whether or not vested, will be converted into a Chevron SAR, on the same terms and conditions as were applicable under such PDC SAR immediately prior to the effective time of the merger (including any provisions for acceleration), with respect to the number (rounded down to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of PDC common stock subject to such PDC SAR immediately prior to the completion of the merger by (ii) the exchange ratio. The exercise price per share of Chevron common stock subject to any such Chevron SAR at and after the effective time of the merger will be an amount (rounded up to the nearest one hundredth of a cent) equal to (i) the exercise price per share of PDC common stock subject to such PDC SAR immediately prior to the effective time of the merger divided by (ii) the exchange ratio.

PDC RSU Awards. At the effective time of the merger, each outstanding PDC RSU award, whether or not vested, will be converted into a Chevron RSU award, on the same terms and conditions as were applicable under such PDC RSU award immediately prior to the effective time of the merger (including any provisions for acceleration), with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares PDC common stock subject to such PDC RSU award immediately prior to the effective time of the merger by (ii) the exchange ratio.

PDC PSU Awards. At the effective time of the merger, each outstanding PDC PSU award, whether or not vested, will be treated as follows:

•

If such PDC PSU award was granted in calendar year 2021, then such PDC PSU award will become fully vested and converted into the right to receive, within five (5) business days of the completion of the merger, the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of PDC common stock subject to such PDC PSU award immediately prior to the effective time of the merger by (ii) the exchange ratio.

•

If such PDC PSU award was not granted in calendar year 2021, then such PDC PSU award will be converted into a Chevron RSU award, on the same terms and conditions as were applicable under such PDC PSU award immediately prior to the effective time of the merger (other than any performance-based vesting conditions, but including any provisions for acceleration), with respect to the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of PDC common stock subject to such PDC PSU award immediately prior to the effective time of the merger by (ii) the exchange ratio.

•

The number of shares of PDC common stock subject to a PDC PSU award immediately prior to the effective time of the merger will be determined based on actual performance by the Compensation Committee of the PDC Board of Directors in accordance with the terms of the applicable award agreement, except that actual performance will be measured by: (i) deeming the applicable performance period to end as of the second to last business day prior to the effective time of the merger; (ii) computing total shareholder return for PDC by reference to the product of the exchange ratio multiplied by the Average Share Price (as defined in the applicable award agreement) of Chevron common stock for the twenty (20) business days ending on and including the second to last business day prior to the effective time of the merger; and (iii) computing total shareholder return for the applicable peer companies by reference to the Average Share Price (as defined in the applicable award agreement) of each such company’s common stock for the twenty (20) business days ending on and including the second to last business day prior to the effective time of the merger.

PDC Director RSU Awards. At the effective time of the merger, each outstanding PDC Director RSU award, whether or not vested, will be converted into the right to receive, within five (5) business days of the completion of the merger, the number (rounded to the nearest whole number) of shares of Chevron common stock determined by multiplying (i) the number of shares of PDC common stock subject to such PDC Director RSU award immediately prior to the effective time of the merger by (ii) the exchange ratio.

Any amounts relating to dividend equivalent rights granted with respect to the foregoing PDC equity awards that are accrued but unpaid as of the completion of the merger will carry over and will be paid if required by and in accordance with the terms and conditions as were applicable to such equity award immediately prior to the completion of the merger (or, in the case of PDC PSU awards granted in 2021 and PDC Director RSU awards, will be paid within five (5) business days of the completion of the merger).

For additional information on PDC’s equity awards, please see the section entitled “Merger—Interests of Directors and Executive Officers of PDC in the Merger” beginning on page 55.

Covenants and Agreements

Conduct of Business

Each of Chevron and PDC has agreed to certain covenants in the merger agreement restricting the conduct of its respective business between May 21, 2023 and the earlier of the completion of the merger and the termination of the merger agreement.

Interim Operations of PDC. The merger agreement provides that until the effective time of the merger, except with the prior written consent of Chevron (such consent not to be unreasonably withheld, conditioned or delayed), PDC and its subsidiaries will use all reasonable best efforts to conduct their business in the ordinary course consistent of business with past practice, provided, that PDC and its subsidiaries may take commercially reasonable (taking into account the reasonableness perspective of each of Chevron and PDC) actions outside of the ordinary course or not consistent with past practice in response to external unforeseen events, changes or developments of the following type in a manner consistent with those generally undertaken by businesses similarly situated to PDC:

•	changes or conditions in the U.S. or any other national or regional economy, any global economic changes or conditions or securities, credit, financial or other capital markets conditions;

•

changes or conditions affecting the oil and gas industry in general (including changes to the prices of commodities or of the raw material inputs or value of the outputs of PDC’s products, general market prices and regulatory changes affecting the industry);

•	weather-related or other force majeure event or outbreak (including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters);

•

pandemics, epidemics, COVID-19 measures, acts of war (whether or not declared), armed hostility (by recognized governmental forces or otherwise), sabotage, terrorism or cyber-attack, and any escalation or general worsening of any of the foregoing or other response to any governmental bodies, agencies, officials or authorities (including requirements for business closures, restrictions on operations or “sheltering-in-place”); or

•

changes in applicable law, regulation or government policy (including changes or other material developments in any Colorado state, county or local law, regulation or policy impacting the oil and gas industry) or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions (including changes or other material developments in any Colorado state, county or local legal, regulatory, permitting or political conditions impacting the oil and gas industry).

PDC has also agreed that during this period it and its subsidiaries will (i) use all reasonable best efforts to conduct their business in a manner not involving entry into businesses that are materially different from the businesses of PDC and its subsidiaries on the date of the merger agreement and (ii) use their commercially reasonable efforts to preserve intact their business organizations and material relationships with third parties.

In addition, PDC has agreed that during this period, except with the prior written consent of Chevron (such consent not to be unreasonably withheld, conditioned or delayed), it will not, and will not permit any of its subsidiaries to:

•	adopt or propose any change in its certificate of incorporation or by-laws;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•

issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of PDC or its subsidiaries, other than (i) issuances of PDC common stock pursuant to the exercise or settlement of PDC SARs, PDC RSU awards, PDC PSU awards or PDC Director RSU awards that are outstanding on the date of the merger agreement or (ii) pledges or encumbrances with respect to subsidiaries of PDC pursuant to PDC’s existing credit facility;

•

split, combine, subdivide or reclassify its outstanding shares of capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, other than regular quarterly cash dividends or distributions payable by PDC to its shareholders consistent with past practice (which may not exceed $0.40 per share per fiscal quarter) or intra-group dividends among PDC and its subsidiaries (provided, however, that PDC will not declare, set aside or pay any dividend except in accordance with the terms of the merger agreement described below under the heading “—Coordination of Dividends”);

•

redeem, purchase or otherwise acquire directly or indirectly any of its capital stock, with certain exceptions for repurchases, redemptions or acquisitions (i) required by the terms of its capital stock or any securities outstanding as of the date of the merger agreement, (ii) required by or in connection with the respective terms, as of the date of the merger agreement, of any benefit plan or any dividend reinvestment plan in the ordinary course of the operations of such plan and consistent with past practice and only to the extent consistent with the terms of the merger agreement, (iii) with respect to the exercise, vesting or settlement of PDC SARs, PDC RSU awards, PDC PSU awards or PDC Director RSU awards outstanding as of the date of the merger agreement or (iv) involving only wholly-owned subsidiaries of PDC;

•

amend the terms of any outstanding PDC SARs, PDC RSU awards, PDC PSU awards or PDC Director RSU awards (provided that such covenant will not limit the administration of the relevant plans governing such awards in accordance with past practices and interpretations of the PDC Board and the Compensation Committee of the PDC Board to the extent consistent with the terms of the merger agreement);

•

make or authorize any capital expenditures except in amounts that are not in excess of (i) during fiscal year 2023, 110% of the individual line items of the aggregate budgeted amount indicated in the capital budget for fiscal year 2023 provided to Chevron, and (ii) during fiscal year 2024, 110% of the individual line items of the aggregate budgeted amount indicated in the capital budget for fiscal year 2024 provided to Chevron;

•

(i) increase the compensation or benefits of any director, individual independent contractor, officer or employee (except for normal increases in the ordinary course of business consistent with past practice or as required under applicable law or any benefit plan existing on the date of the merger agreement), (ii) enter into, adopt, extend or renew (or waive or amend any performance or vesting criteria or accelerate funding under) any employment, change in control, severance, bonus, profit sharing, retirement, restricted stock, stock option, deferred compensation or other director, consultant, executive or employee benefit plan, policy, agreement or arrangement (except as required by applicable law or the terms of an agreement or arrangement existing on the date of the merger agreement), (iii) enter into any collective bargaining agreement or other agreement with any labor organization, works council, trade union, labor association or other employee representative, (iv) take any action to accelerate the vesting, payment or funding of any compensation or benefits to any current or former employee or any directors, individual independent contractors or officers, (v) implement any facility closings or employee layoffs or reductions in force that would trigger the notice requirements under the Worker Adjustment and Retraining Notification Act and any similar state or local law, or (vi) terminate any employee with a title of director, vice president or above, other than a termination of employment for “cause”, or hire any employee with a title of director, vice president or above (unless required to replace any employee who has terminated his or her employment voluntarily or whose employment has terminated as permitted by the merger agreement);

•

acquire or agree to acquire (i) any business or person or division thereof (whether by merger or consolidation, by purchase of all or a substantial portion of the assets or equity or voting interest in such persons, businesses or divisions or by any other manner) or (ii) any other assets (except E&P assets (in the ordinary course of business consistent with past practice (and in no event in an amount exceeding $15 million in the aggregate)) or any non-E&P assets acquired in the ordinary course of business consistent with past practice), with “E&P assets” referring to land and mineral interests or rights therein used for the exploration, development and production of oil and gas and other hydrocarbons;

•

sell, lease, license, encumber or otherwise dispose of any material assets or material property, except pursuant to existing contracts or commitments, in the ordinary course of business consistent with past practice or any such disposals in an amount not exceeding $15 million in the aggregate;

•

incur any indebtedness for borrowed money, guarantee or assume any such indebtedness of another person, issue or sell warrants or other rights to acquire any debt securities of PDC or any of its subsidiaries, enter into any “keep well” or other agreement to maintain any financial condition of another person, or enter into any arrangement having the economic effect of any of the foregoing (other than (i) any such indebtedness among any person and its wholly-owned subsidiaries, among any person’s wholly-owned subsidiaries, and guarantees thereof, (ii) additional borrowings under PDC’s existing credit facility or other existing credit facilities of its subsidiaries, in each case in accordance with the terms thereof as in effect on the date of the merger agreement or as amended, modified or supplemented in compliance with the terms of the merger agreement, (iii) any such indebtedness incurred to replace, renew, extend, refinance or refund any indebtedness of PDC or any of its subsidiaries or (iv) any such other indebtedness or other obligations incurred in the ordinary course of business consistent with past practice, that is not in excess of $10 million in the aggregate, and in the case of clauses (ii), (iii) and (iv), subject to certain limitations);

•

modify, amend, terminate or waive any material rights under any material contract or enter into an agreement that would constitute a material contract, other than as expressly contemplated in the merger agreement or in the ordinary course of business consistent with past practice with respect to certain contracts subject to certain exceptions;

•

settle or compromise any claim, demand, lawsuit or state or federal regulatory proceeding (excluding any tax proceeding, which will be governed as described below), or waive, release or assign any rights or claims, in any such case (i) in an amount in excess of $5 million or (ii) that imposes (A) any material obligation to be performed by, or (B) material restriction imposed against, PDC or its subsidiaries after the closing date, or (C) in the aggregate of all such cases, in an amount in excess of $15 million (provided that PDC may not settle or propose to settle or compromise any transaction litigation except as permitted by the terms of the merger agreement);

•	change any method of financial accounting or financial accounting practice (except for changes that are not material or are required by concurrent changes in GAAP or applicable law);

•	enter into any joint venture, partnership, participation or other similar arrangement that would be material to PDC;

•

make any loan, capital contribution or advance to or investment in any other person (other than PDC or any wholly-owned subsidiary of PDC in the ordinary course of business consistent with past practice and other than pursuant to capital calls required pursuant to the terms of existing equity investments) that would be material to PDC, except for advances for reimbursable employee expenses in the ordinary course of business consistent with past practice or advancements of expenses to directors and officers of PDC or any of its subsidiaries pursuant to advancement obligations in effect as of the date of the merger agreement under PDC’s certificate of incorporation, PDC’s Bylaws, equivalent governing documents of any subsidiary of PDC or any indemnification agreement with any such director or officer, in each case as in effect on the date of the merger agreement;

•	take any action that would limit Chevron’s or PDC’s freedom to license, cross-license or otherwise dispose of any of PDC’s material owned intellectual property;

•

except as required by law, make (other than in the ordinary course of business consistent with past practice), revoke or amend any material election relating to taxes or change any of its tax accounting methods currently in effect, settle any tax proceeding or file any amended tax return, in each case, if such action is reasonably likely to result in an increase to a tax liability of PDC and/or its subsidiaries that is material to PDC and its subsidiaries, taken as a whole;

•

except as contemplated by PDC’s covenant in the merger agreement to use reasonable best efforts as described below under the subheading “—Reasonable Best Efforts Covenant,” enter into any agreement that limits in any material respect the ability of PDC or its subsidiaries or would (or would reasonably be expected to) limit in any material respect the ability of Chevron or its subsidiaries after the effective time of the merger to compete in or conduct any line of business or compete with any person in any geographic area or during any period;

•	enter into, submit an application for or pursue any new comprehensive area plan under the laws of the State of Colorado;

•

take any action that would reasonably be expected to prevent, materially delay, materially interfere with or materially impede the completion of the merger and the transactions contemplated by the merger agreement;

•	enter into any new derivatives or hedging instruments of any kind, other than new commodity hedges required to be entered into by the terms and conditions of PDC’s existing credit facility;

•	incur any third-party capital commitment in respect of any non-consented AFEs in excess of $5 million; or

•	agree or commit to do any of the foregoing.

The obligations of PDC and its subsidiaries described above will not apply to the marketing and sale of hydrocarbons in the ordinary course of business consistent with past practice.

Interim Operations of Chevron. The merger agreement provides that until the effective time of the merger, except with the prior written consent of PDC (such consent not to be unreasonably withheld, conditioned or delayed), Chevron and its subsidiaries will conduct their business in a manner not involving the entry by Chevron or its subsidiaries into lines of business that are materially different from the lines of business of Chevron and its subsidiaries as of the date of the merger agreement. In addition, Chevron has agreed that during this period, except with the prior written consent of PDC (such consent not to be unreasonably withheld, conditioned or delayed), it will not, and will not permit any of its subsidiaries to:

•	adopt or propose any change in the certificate of incorporation or by-laws of Chevron;

•	adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Chevron;

•

split, combine, subdivide or reclassify Chevron’s outstanding shares of capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to Chevron’s capital stock, other than regular quarterly cash dividends consistent with past practice, and in any case not including any special dividend (provided, however, that Chevron will not declare, set aside or pay any dividend except in accordance with the terms of the merger agreement described below under the heading “—Coordination of Dividends”);

•

acquire or agree to acquire any assets or property located in the DJ Basin, or any securities of any person owning or operating any assets or properties in the DJ Basin, if, individually or in the aggregate, such acquisition or acquisitions would reasonably be expected to prevent, materially impede, materially interfere with or materially delay the completion of the merger and the transactions contemplated by the merger agreement, with “DJ Basin” referring to the lands within the following counties in the State of Colorado: Adams, Arapahoe, Boulder, Broomfield, Denver, Douglas, Elbert, El Paso, Jefferson, Larimer, Morgan and Weld; or

•	agree or commit to do any of the foregoing.

PDC Stockholder Meeting. The merger agreement requires PDC, within 40 days from the Form S-4 clearance date (as defined below) (or, if PDC’s nationally recognized proxy solicitation firm advises 40 days from the Form S-4 clearance date is insufficient time to submit and obtain the PDC stockholder approval, such later date to which Chevron consents (such consent not to be unreasonably withheld, conditioned or delayed)), to duly call, give notice of, convene and hold a meeting of its stockholders (the “PDC stockholder meeting”), for the purpose of obtaining the PDC stockholder approval. The term “Form S-4 clearance date” refers to the date that is the earlier to occur of either (i) (A) the date that is ten days after the filing of Chevron’s registration statement on Form S-4, of which this proxy statement/prospectus forms a part, if the SEC does not indicate it will be providing comments or (B) such earlier date as Chevron or PDC receives confirmation that the SEC will not provide comments or indicates that it does not plan to provide comments to the filing of such registration statement, or (ii) the date the SEC confirms that it has no further comments on such registration statement.

Without the prior written consent of Chevron, matters contemplated by the PDC stockholder approval are the only matters (other than matters of procedure and matters required by law to be voted on by PDC’s stockholders in connection therewith) that PDC may propose to be voted on by the PDC stockholders at the PDC stockholder meeting.

PDC may not adjourn, postpone or otherwise delay the PDC stockholder meeting without the prior written consent of Chevron (such consent not to be unreasonably withheld, conditioned or delayed) unless (i) after consultation with Chevron, PDC believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (A) solicit additional proxies necessary to obtain the PDC stockholder approval, or (B) distribute any supplement or amendment to the PDC proxy statement the distribution of which the PDC Board has determined in good faith to be necessary under applicable law after consultation with, and taking into account the advice of, outside legal counsel or (ii) for an absence of a quorum, in which case PDC will use its reasonable best efforts to obtain such a quorum as promptly as practicable. Notwithstanding the foregoing, (1) PDC may not, without the prior written consent of Chevron (such consent not to be unreasonably withheld, conditioned or delayed), postpone the PDC stockholder meeting more than a total of three times pursuant to clause (i)(A) or (ii) of the immediately preceding sentence, and no such postponement or adjournment pursuant to clause (i)(A) or (ii) of the immediately preceding sentence will be, without the prior written consent of Chevron (such consent not to be unreasonably withheld, conditioned or delayed), for a period exceeding ten business days and in no event may PDC postpone the PDC stockholder meeting without the written consent of Chevron (such consent not to be unreasonably withheld, conditioned or delayed) if doing so would require the setting of a new record date, and (2) if the PDC stockholder meeting is postponed, PDC will reconvene the PDC stockholder meeting at the earliest practicable date on which the PDC Board reasonably expects to have sufficient affirmative votes to obtain the PDC stockholder approval. PDC will otherwise coordinate and cooperate with Chevron with respect to the timing of the PDC stockholder meeting and will otherwise comply with all legal requirements applicable to the PDC stockholder meeting. PDC will provide updates to Chevron with respect to the proxy solicitation for the PDC stockholders meeting (including interim results) as reasonably requested by Chevron.

No Solicitation. PDC has agreed that it and its subsidiaries will not, and that it will direct and use its reasonable best efforts to cause its and its subsidiaries’ respective officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly:

•	take any action to solicit, initiate or knowingly encourage or knowingly facilitate the making of any acquisition proposal involving PDC or any inquiry with respect to an acquisition proposal;

•

engage in discussions or negotiations with any person with respect to an acquisition proposal (except to notify them of the existence of the applicable non-solicitation provisions of the merger agreement);

•	disclose any nonpublic information or afford access to properties, books or records to any person that has made, or to PDC’s knowledge is considering making, an acquisition proposal;

•

approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other similar agreement relating to an acquisition proposal; or

•	propose publicly or agree to do any of the foregoing relating to an acquisition proposal.

An “acquisition proposal” is any bona fide written offer or proposal for, or bona fide written indication of interest in, any:

•

direct or indirect acquisition or purchase of any business or assets of PDC or any of its subsidiaries that, individually or in the aggregate, constitutes 20% or more of the net revenues, net income, EBITDA or assets of PDC and its subsidiaries, taken as a whole;

•

direct or indirect acquisition or purchase of 20% or more of any class of equity securities of PDC or of any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income, EBITDA or assets of PDC and its subsidiaries, taken as a whole;

•

tender offer or exchange offer that, if completed, would result in any person beneficially owning 20% or more of any class of equity securities of PDC or any of its subsidiaries whose business constitutes 20% or more of the net revenues, net income, EBITDA or assets of PDC and its subsidiaries, taken as a whole; or

•

merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving PDC or any of its subsidiaries whose business constitutes 20% or more of the net revenue, net income, EBITDA or assets of PDC and its subsidiaries, taken as a whole, other than the transactions contemplated by the merger agreement.

The PDC Board may, however, (i) comply with Rule 14e-2 under the Exchange Act with respect to an acquisition proposal or (ii) make any disclosure if, in the good faith judgment of the PDC Board, after consultation with outside counsel, the failure to make such disclosure would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to PDC’s stockholders under applicable law. If the disclosure relates to an acquisition proposal, it will be deemed to constitute a change in the PDC Board’s recommendation in favor of the adoption of the merger agreement unless the PDC Board reaffirms its recommendation in that disclosure. In addition, but subject to the terms and conditions contained in the merger agreement, prior to the adoption of the merger agreement by the PDC stockholders, PDC may:

•

furnish information and access, but only in response to a request, to any person, and its representatives (including sources of financing), making a bona fide, written acquisition proposal to the PDC Board after the date of the merger agreement that was not obtained as a result of a breach of the non-solicitation provisions or certain other deal-protection provisions of the merger agreement; and

•	participate in discussions and negotiate with the person or its representatives making such unsolicited acquisition proposal.

PDC may only furnish information and participate in discussions as described above, however, if PDC first delivers to Chevron written notice advising Chevron that PDC intends to take such action, and:

•

the PDC Board concludes in good faith, (i) after receipt of the advice of a financial advisor of nationally recognized reputation and outside legal counsel, that such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal (as defined below) and (ii) that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to PDC’s stockholders under applicable law; and

•

prior to any engagement or disclosure otherwise permitted by the merger agreement, PDC receives from the person making the acquisition proposal an executed confidentiality agreement whose material confidentiality terms are, in all material respects, no less favorable to PDC and no less restrictive to the person making the acquisition proposal than those contained in the existing confidentiality agreement between PDC and Chevron.

PDC also agrees that any material non-public information provided to such person described in the immediately preceding bullet that has not previously been provided to Chevron will be provided to Chevron prior to or substantially concurrently with the time it is provided to such person.

In the event that on or after the date of the merger agreement PDC receives an acquisition proposal or any request for nonpublic information relating to PDC or any of its subsidiaries or for access to the properties, books or records of PDC or any of its subsidiaries by any person that has made, or has informed PDC that it is considering making, an acquisition proposal, PDC will:

•

promptly (and in no event later than 24 hours after a director or senior executive officer of PDC becomes aware of such an acquisition proposal or request) notify (which notice will be provided orally and in writing and will identify the person making such acquisition proposal or request and set forth the material terms thereof) Chevron thereof;

•	keep Chevron reasonably and promptly informed of the status and material terms of (including changes to the status or material terms of) any such acquisition proposal or request;

•

on a daily basis at mutually agreeable times to be agreed in good faith by the parties, advise and confer with Chevron (including on an outside counsel basis) regarding the process of negotiations concerning any acquisition proposal or request and the material details (including material terms thereof) of any such acquisition proposal or request and respond in good faith to questions reasonably asked by Chevron (or its outside counsel) related thereto; and

•

as promptly as practicable (but in no event later than 24 hours after a director or senior executive officer of PDC becomes aware of receipt) provide Chevron unredacted copies of all material correspondence and material written materials sent or provided to PDC or any of its subsidiaries that describes any terms or conditions thereof (including any proposed transaction agreements and schedules and exhibits thereto and any financing commitments related thereto as well as written summaries of any material oral communications relating to the terms and conditions thereof).

A “superior proposal” is a bona fide written acquisition proposal for or in respect of at least a majority of the outstanding shares of PDC common stock or PDC’s and its subsidiaries’ assets on terms that the PDC Board determines, in its good faith judgment (after consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation and outside legal counsel), taking into account all the terms and conditions of such acquisition proposal, including likelihood of consummation on the terms proposed, all legal, financial, regulatory and other aspects of such proposal and any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any revisions to the terms of the merger or the merger agreement proposed by Chevron, is more favorable to PDC’s stockholders than the merger and other transactions contemplated by the merger agreement.

PDC Board’s Recommendation to Stockholders. PDC has agreed that the PDC Board will recommend the adoption of the merger agreement to PDC’s stockholders and to include such recommendation in this proxy statement/prospectus. The merger agreement provides that, subject to the exceptions described below, neither the PDC Board nor any committee thereof will (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Chevron, the approval of the merger agreement, the merger or the recommendation of the PDC Board (any action referred to in this clause (i), a “change in the PDC recommendation”), or (ii) approve or recommend, or propose publicly to approve or recommend, any acquisition proposal. For purposes of the merger agreement, a change in the PDC recommendation includes any approval or recommendation (or public proposal to approve or recommend) of an acquisition proposal by the PDC Board or any committee thereof, or any failure by PDC to include the PDC Board recommendation in this proxy statement/prospectus. Notwithstanding the foregoing restrictions, prior to obtaining the PDC stockholder approval:

•

the PDC Board is permitted, in response to a superior proposal received after the date of the merger agreement and not resulting from a breach of the non-solicitation provisions or certain other deal-protection provisions of the merger agreement, to not make the PDC Board recommendation or to withdraw or modify, in a manner adverse to Chevron, the PDC Board recommendation, or to cause PDC to terminate the merger agreement in accordance with its terms to enter into a definitive agreement providing for a superior proposal, if:

•	the PDC stockholder approval has not been obtained;

•

the PDC Board determines in good faith, after consulting with outside legal counsel, that making the PDC Board recommendation or failing to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law;

•

before taking any such action, PDC promptly gives Chevron written notice advising Chevron of the decision of the PDC Board to take such action, including the reasons for such action and specifying the material terms and conditions of the applicable acquisition proposal and the identity of the person making the proposal (and PDC promptly gives Chevron such a notice with respect to any subsequent change in such proposal);

•

for a period of four business days following the notice delivered pursuant to the immediately preceding bullet (the “superior proposal match period”), Chevron is given the opportunity to propose revisions to the terms of the merger agreement (or to make another proposal) in response to such acquisition proposal and during such period PDC has made its representatives reasonably available to negotiate with Chevron (to the extent Chevron wishes to negotiate) with respect to such proposed revisions or other proposal, if any (provided that any amendment or modification (other than immaterial amendments or modifications) of such acquisition proposal will require a new notice period with a new superior proposal match period of three business days); and

•

the PDC Board determines in good faith that the acquisition proposal is a superior proposal at the end of the superior proposal match period (as may be extended) and after consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation and outside legal counsel, as well as any revisions to the terms of the merger or the merger agreement proposed by Chevron in a manner that would form a binding contract if accepted by PDC.

•

the PDC Board is permitted, in response to an intervening event (as defined below) occurring after the date of the merger agreement, to not make the PDC Board recommendation or to withdraw or modify, in a manner adverse to Chevron, the PDC Board recommendation, if:

•	the PDC stockholder approval has not been obtained;

•

the PDC Board determines in good faith, as a result of the intervening event, after consulting with outside legal counsel, that making the PDC Board recommendation or failing to so withdraw or modify the PDC Board recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to stockholders under applicable law;

•

before taking any such action, PDC promptly gives Chevron written notice advising Chevron of the decision of the PDC Board to take such action, which notice will describe the intervening event in reasonable detail;

•

for a period of five business days (the “intervening event match period”) after delivery of such notice, Chevron is given the opportunity to propose revisions to the terms of the merger agreement (or to make another proposal) in response to such intervening event and during such period PDC has made its representatives reasonably available to negotiate with Chevron (to the extent Chevron wishes to negotiate) with respect to such proposed revisions or other proposal, if any (provided that any change in fact (other than an immaterial change) relating to such intervening event will require a new notice period with a new intervening event match period of three business days); and

•

Chevron does not make, within the intervening event match period (as may be extended) a proposal in a manner that would form a binding contract if accepted by PDC that the PDC Board determines, in good faith after consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation and outside legal counsel, would obviate the need to not make or withdraw or modify the PDC Board recommendation.

An “intervening event” means any event, development or change in circumstances that was not known to the PDC Board, or the consequences of which were not reasonably foreseeable as of the date of the merger agreement, which event, change or development becomes known to the PDC Board prior to obtaining the approval of the PDC stockholders. However, the following events, changes or developments will not constitute an intervening event:

•	the receipt, existence or terms of an acquisition proposal or any matter relating to, or consequences of, such acquisition proposal; or

•

any change in the price or trading volume of PDC’s common stock, Chevron’s common stock or any other securities of PDC, Chevron or any of their respective subsidiaries (provided that the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an intervening event).

Except as permitted under the non-solicitation provisions of the merger agreement, notwithstanding (i) any change in the PDC recommendation, or (ii) the making of any acquisition proposal, until termination of the merger agreement (A) in no event will PDC or any of its subsidiaries (1) enter into, or approve or recommend, or, except as set forth in the merger agreement, propose to approve or recommend, any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other agreement constituting or relating to an acquisition proposal, (2) except as required by applicable law or the provision of the merger agreement with respect to public announcements, make, facilitate or provide information in connection with any SEC or other regulatory filings in connection with the transactions contemplated by any acquisition proposal or (3) seek any third-party consents in connection with any transactions contemplated by any acquisition proposal and (B) PDC will otherwise remain subject to the terms of the merger agreement; provided, however, even if the PDC Board changes its recommendation in favor of the merger agreement in a manner adverse to Chevron (but provided that PDC does not terminate the merger agreement in order to accept a superior proposal), PDC must still call a stockholder meeting as otherwise required by the merger agreement and submit the merger agreement and the merger to the vote of PDC’s stockholders.

Reasonable Best Efforts Covenant. Chevron and PDC have agreed to cooperate with each other and use their reasonable best efforts to promptly:

•

take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under the merger agreement and applicable laws to complete and make effective the merger and the other transactions contemplated by the merger agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

•

obtain as soon as practicable all approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations required to be obtained from any third party or governmental body, agency, authority or official which are necessary, proper or advisable to complete the merger and the other transactions contemplated by the merger agreement.

Chevron and PDC submitted the notifications required under the HSR Act relating to the merger on June 5, 2023. Prior to closing, Chevron and PDC have agreed to each keep the other apprised of the status of matters relating to the completion of the merger and work cooperatively in connection with obtaining all required approvals or consents of any governmental agency, body, authority or entity in connection with the merger. Chevron and PDC have certain rights to review in advance and be informed of filings or written materials made or submitted by the other party to any third party and/or governmental agency, body, authority or entity in connection with the transactions contemplated by the merger agreement, and are required to provide the other party with the opportunity to participate in any meeting, teleconference or videoconference with any governmental agency, body, authority or entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by the merger agreement, provided that Chevron will have the principal responsibility, in consultation with PDC, for determining and implementing the strategy for obtaining any necessary clearance, consents, approvals or waiting period expirations or terminations pursuant to any antitrust, competition or trade regulation law that may be asserted by any governmental agency, body, authority or entity with respect to the merger, and will do so in a manner reasonably designed to obtain any such clearance, consents, approvals or waiting period expirations or terminations as promptly as reasonably practicable and, in any event prior to the end date.

Without limiting the foregoing, Chevron and PDC have also agreed to use their reasonable best efforts to:

•

avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the closing, on or before the end date, including without limitation defending through litigation on the merits (including appeal) any claim asserted in any court by any person; and

•

avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental agency, body, authority or entity with respect to the merger so as to enable the closing of the merger to occur as soon as reasonably possible (and in any event no later than the end date), including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Chevron, PDC and their respective subsidiaries and (ii) otherwise taking or committing to take actions that after the closing date would limit Chevron or its subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of Chevron, PDC and their respective subsidiaries, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any lawsuit or proceeding, which would otherwise have the effect of preventing or materially delaying the closing of the merger.

Chevron and, if requested by Chevron, PDC will agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or Chevron or Chevron’s subsidiaries’ ability to retain, any of the businesses, product lines or assets of Chevron, PDC or any of their respective subsidiaries, but only if such action is conditioned upon the completion of the merger. Neither PDC nor any of its subsidiaries may, in connection with any filing or submission required, action to be taken or commitment to be made by Chevron, PDC or any of their respective subsidiaries to complete the merger or other transactions contemplated by the merger agreement, without Chevron’s prior written consent, sell, divest or dispose of any assets, exclusively license any of PDC’s material owned intellectual property, commit to any sale, divestiture or disposal of businesses, product lines or assets of PDC and its subsidiaries or any exclusive license of PDC’s material owned intellectual property or take any other action or commit to take any action that would limit PDC’s, Chevron’s or any of their respective subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets or PDC’s material owned intellectual property.

However, notwithstanding the foregoing, Chevron and its subsidiaries are not required to take (or to request or authorize PDC or any of its subsidiaries to undertake) any action if it would, or would reasonably be expected to, result in a substantial detriment. For this purpose, “substantial detriment” means any requirement to:

•

divest or hold separate, or limit the operation of, or agree to any other remedy (including any conduct remedies) with respect to any division, subsidiary, interest, business, product line, asset or property relating to the operations conducted by Chevron and its subsidiaries prior to, at or after the effective time of the merger, except as (i) contemplated in the second bullet below with respect to any division, subsidiary, interest, business, product line, asset or property of PDC and its subsidiaries prior to the closing of the merger and (ii) contemplated in the first sentence following the third bullet hereof;

•

divest or hold separate any division, subsidiary, interest, business, product line, asset or property of PDC and its subsidiaries which would, individually or in the aggregate (and after giving effect to any reasonably expected proceeds of any divestiture or sale of assets), result in, or be reasonably likely to result in, a material adverse effect on the financial condition, business, assets or continuing results of operations of PDC and its subsidiaries, taken as a whole, at or after the effective time of the merger; or

•	agree to any remedy that is not a divestiture or hold separate remedy with respect to PDC or any division, subsidiary, interest, product line, asset or property of PDC or any of its subsidiaries.

Chevron will, however, if required by an applicable governmental agency, body, authority or entity, agree to any requirement to provide prior notice to, or to obtain prior approval from, any governmental agency, body, authority or entity to the extent such requirement is immaterial to Chevron.

Certain Employee Benefits Matters. For a period of one year immediately following the effective time of the merger, Chevron will continue to provide to individuals who are employed by PDC and its subsidiaries as of the effective time of the merger who remain employed with Chevron or any of its subsidiaries (each an “affected employee”), for so long as such affected employee remains employed by Chevron or any of its subsidiaries, compensation and employee benefits:

•

pursuant to PDC’s or its subsidiaries’ compensation (including, equity incentive compensation, provided that Chevron may provide cash-based compensation in lieu of the grant date value of equity incentive compensation) and employee benefit plans, programs, policies and arrangements as provided to such affected employees immediately prior to the effective time of the merger, or

•

pursuant to compensation and employee benefit plans, programs, policies or arrangements maintained by Chevron or any subsidiary of Chevron providing coverage and benefits, which, in the aggregate, are no less favorable than those provided to employees of Chevron in positions comparable to positions held by affected employees of Chevron and its subsidiaries from time to time after the effective time of the merger.

Without limiting the foregoing, during such period, each affected employee’s base salary or wage rate, as applicable, and short-term cash incentive compensation opportunity will be, in each case, no less favorable than those provided to the affected employee immediately prior to the effective time of the merger.

Chevron will, or will cause the surviving corporation to, give affected employees full credit for purposes of eligibility, vesting and benefit accruals (other than benefit accruals under any defined benefit pension or post-employment or retiree health or welfare plan that, in each case, is not a PDC benefit plan) under any employee benefit plans or arrangements maintained by Chevron or any subsidiary of Chevron for such affected employees’ service with PDC or any of its subsidiaries to the same extent recognized by PDC immediately prior to the effective time of the merger, except to the extent that such credit would result in a duplication of benefits or compensation for the same period of service.

Chevron will, or will cause the surviving corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the affected employees under any welfare benefit plans that such employees may be eligible to participate in after the effective time of the merger, other than limitations or waiting periods that are already in effect with respect to such affected employees and that have not been satisfied as of the effective time of the merger under any welfare plan maintained for the affected employees immediately prior to the effective time of the merger, and (ii) for the first plan year of eligibility, provide each affected employee with credit for any co-payments and deductibles paid prior to the commencement of participation in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such affected employees are eligible to participate in after the effective time of the merger. For this purpose, references to “affected employees” also refer to the applicable affected employee’s eligible dependents.

If requested by Chevron in writing delivered to PDC not less than five business days prior to the closing date, PDC and each of its subsidiaries will adopt resolutions and take all such corporate action as is necessary to terminate each 401(k) plan maintained, sponsored or contributed to by PDC or any of its subsidiaries, in each case, contingent upon the occurrence of the closing of the merger and effective as of the day immediately prior to the closing date, and PDC will provide Chevron with evidence that such PDC 401(k) plans have been properly terminated, with the form of such termination documents subject to the reasonable approval of Chevron. To the extent such PDC 401(k) plans are terminated pursuant to Chevron’s request, the affected employees will be eligible to participate in a 401(k) plan maintained by Chevron or one of its subsidiaries immediately following the closing date, and such affected employees will be entitled to effect a direct rollover of any eligible rollover distributions, including any outstanding loans, to such 401(k) plan maintained by Chevron or its subsidiaries.

For additional information on certain other compensation-related matters covered in the merger agreement that affect PDC’s directors and executive officers, please see the section entitled “The Merger—Interests of Directors and Executive Officers of PDC in the Merger” beginning on page 55.

Indemnification and Insurance of PDC Directors and Officers. Chevron has agreed that:

•

for six years after the effective time of the merger, it will cause the surviving corporation and each of its subsidiaries to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the merger agreement or who becomes, prior to the effective time of the merger, a director, officer or employee of PDC or of such subsidiary, as applicable, or who acts as a fiduciary under any PDC benefit plan or is or was serving at the request of PDC or of such subsidiary as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with, any threatened or actual claim (including a claim of a violation of applicable law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim or proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action to which such person is a party or is otherwise involved based, in whole or in part, on or arising, in whole or in part, out of the fact such person is or was a director, officer or employee of PDC or of such subsidiary, a fiduciary under any PDC benefit plan or is or was serving at the request of PDC or such subsidiary as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the effective time of the merger and whether asserted or claimed prior to, at or after the effective time of the merger, in each case to the fullest extent permitted by applicable law; and

•

it will cause the surviving corporation to put in place, and Chevron will fully prepay no later than immediately prior to the closing of the merger, “tail” insurance policies with a claims reporting or discovery period of at least six years from the effective time of the merger with insurance companies having the same or better AM Best Financial rating as PDC’s current directors’ and officers’ liability insurance companies with terms and conditions no less favorable than the current directors’ and officers’ liability insurance policies maintained by PDC with respect to matters, acts or omissions existing or occurring at or prior to the effective time of the merger; provided that Chevron may elect in its sole discretion, but will not be required, to spend more than a mutually agreed cap amount for the six years of coverage under such “tail” policy; provided further that if the cost of such insurance exceeds such cap amount, and Chevron elects not to spend more than the cap amount for such purpose, then Chevron will purchase as much coverage as is reasonably available for the cap amount.

Coordination of Dividends. Chevron and PDC have agreed to coordinate their record and payment dates for their regular quarterly dividends to ensure that (i) PDC stockholders will not receive two dividends, or fail to receive one dividend, in any quarter with respect to their PDC common stock and Chevron common stock that such holders receive in exchange therefor in the merger and (ii) without limiting clause (i), PDC will ensure that the date on which any quarterly dividend is declared and the record date with respect to any quarterly dividend is no later than five business days following the one-year anniversary of such dates for the corresponding quarter of the preceding year (provided that in the quarter in which the closing of the merger occurs, if the record date of Chevron’s quarterly dividend has been declared and is a date prior to the effective time of the merger, then such quarterly dividend declaration date and record date of PDC will occur no later than such date as is necessary to ensure that holders of PDC common stock receive a quarterly dividend in accordance with clause (i)).

Other Covenants. The merger agreement contains certain other covenants and agreements, including covenants relating to, among other matters:

•

the resignations of PDC directors at the effective time of the merger and the filling of the resulting vacancies by persons who are directors of Merger Subsidiary immediately prior to the effective time of the merger;

•

PDC providing Chevron with a list of employees who would be affected by any facility closings or employee layoffs or reductions in force that would trigger the notice requirements under the WARN Act and that would occur between the date of the merger agreement and the closing date;

•	Chevron taking all necessary actions to cause the shares of Chevron common stock issuable in connection with the merger to be listed on the NYSE (subject to official notice of issuance);

•	Chevron causing Merger Subsidiary to comply with its obligations under the merger agreement;

•	cooperation between PDC and Chevron regarding additional filings with governmental entities;

•	cooperation between PDC and Chevron in the preparation of this proxy statement/prospectus;

•	confidentiality and access by each party to certain information about the other party during the period before the effective time of the merger;

•

not taking (or permitting any subsidiaries to take) any action that would prevent or impede, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and intending to report (and to cause subsidiaries to report) the merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, provided that none of Chevron, PDC or any subsidiary of either will have any liability to any PDC stockholder should the merger fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	cooperation between PDC and Chevron in connection with public announcements;

•

further assurances regarding actions necessary to vest, perfect or confirm of record in the surviving corporation any and all right, title and interest in the rights, properties or assets of PDC as a result of the merger;

•	notification to the other party of any notices from governmental entities or any actions commenced or threatened in connection with the merger;

•	taking all actions as are legally permissible to eliminate or minimize the effects of takeover laws on the merger and the transactions contemplated thereby;

•

causing any dispositions of PDC common stock resulting from the merger and any acquisitions of Chevron common stock resulting from the merger by each individual who is a director or officer of PDC or at the effective time of the merger will become a director or officer of Chevron to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

cooperation between the parties and the use of PDC’s reasonable best efforts to cause (a) the delisting of the PDC common stock from Nasdaq as promptly as practicable after the effective time of the merger and (b) deregistration of the PDC common stock pursuant to the Exchange Act as promptly as practicable after such delisting;

•	cooperation between the parties with respect to the treatment of certain indebtedness of PDC; and

•	cooperation between PDC and Chevron in the defense or settlement of any stockholder litigation relating to the merger; and

•	the execution and delivery by Chevron, in its capacity as the sole stockholder of Merger Subsidiary, of a written consent adopting the merger agreement.

Representations and Warranties

PDC makes various representations and warranties to Chevron in the merger agreement that are subject in some cases to exceptions and qualifications set forth in the merger agreement. These representations and warranties relate to, among other things:

•	corporate authorization to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the stockholder vote and governmental approvals required in connection with the contemplated transactions;

•	absence of any breach of organizational documents, law or certain material agreements as a result of the contemplated transactions;

•	capitalization;

•	ownership of subsidiaries;

•	filings with the SEC;

•	financial statements;

•	accuracy of information provided for inclusion in this proxy statement/prospectus;

•	disclosure controls and procedures and internal controls over financial reporting;

•	absence of material changes since December 31, 2022;

•	absence of undisclosed material liabilities;

•	litigation;

•	tax matters;

•	employee benefits and employment matters;

•	compliance with laws;

•

regulatory matters, including compliance with (i) anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010, (ii) money laundering related laws, such as the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986 and the USA PATRIOT Act of 2011 and (iii) economic sanctions/trade laws;

•	environmental matters;

•	title to properties;

•	hydrocarbon contracts;

•	material contracts and confidentiality or standstill agreements;

•	intellectual property;

•	brokers’ or advisors’ fees;

•

receipt by PDC of the opinion of PDC’s financial advisor as to the fairness, from a financial view, of the consideration to be paid in the merger to the PDC stockholders pursuant to the merger agreement;

•	inapplicability of the Delaware anti-takeover statute; and

•	absence of action or circumstance that could reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition, Chevron and Merger Subsidiary make representations and warranties to PDC. These representations and warranties relate to, among other things:

•	corporate authorization to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the governmental approvals required in connection with the contemplated transactions;

•	absence of any breach of organizational documents, law or certain material agreements as a result of the contemplated transactions;

•	capitalization;

•	filings with the SEC;

•	financial statements;

•	accuracy of information provided for inclusion in this proxy statement/prospectus;

•	disclosure controls and procedures and internal controls over financial reporting;

•	absence of material changes since December 31, 2022;

•	absence of undisclosed material liabilities;

•	litigation;

•	compliance with laws;

•	capitalization of Merger Subsidiary;

•	absence of action or circumstance that could reasonably be expected to prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	ownership of PDC common stock.

The representations and warranties in the merger agreement do not survive the effective time of the merger or any termination of the merger agreement.

Certain of the representations and warranties made by the parties are qualified as to “knowledge”, “materiality,” “impairment effect” or “material adverse effect.” For purposes of the merger agreement, “impairment effect” means, with respect to either Chevron or PDC, as applicable, any matter that would prevent, materially delay or materially impede completion by the relevant party of the merger or the other transactions contemplated by the merger agreement. For purposes of the merger agreement, “material adverse effect” means, with respect to either Chevron or PDC, as applicable, any state of facts, change, development, event, effect, condition or occurrence (each, an “effect”) that, individually or in the aggregate, results in a material adverse effect on the financial condition, business, assets or continuing results of operations of the relevant company and its subsidiaries, taken as a whole. However, in no event will any of the following effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a material adverse effect:

•	any changes or conditions in the U.S. or any other national or regional economy, any global economic changes or conditions or securities, credit, financial or other capital markets conditions;

•

any changes or conditions affecting the oil and gas industry in general (including changes to the prices of commodities or of the raw material inputs or value of the outputs of the relevant company’s products, general market prices and regulatory changes affecting the industry);

•	any weather-related or other force majeure event or outbreak (including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters);

•

pandemics, epidemics, COVID-19 measures, acts of war (whether or not declared), armed hostility (by recognized governmental forces or otherwise), sabotage, terrorism or cyber-attack, and any escalation or general worsening of any of the foregoing or other response to any governmental bodies, agencies, officials or authorities (including requirements for business closures, restrictions on operations or “sheltering-in-place”);

•

effects resulting from the negotiation, execution, announcement, pendency, compliance with or performance of the merger agreement, the transactions contemplated thereby or the terms thereof or the consummation of the transactions contemplated thereby, including the impact thereof on the relationships of the relevant company and its subsidiaries with customers, suppliers, partners, employees or governmental bodies, agencies, officials or authorities (provided that this clause will not apply to any representation or warranty made by the relevant company in the section titled “Non-Contravention” of the merger agreement (and solely with respect to a PDC material adverse effect, certain representations and warranties set forth in the merger agreement related to, as a result of the consummation of the transactions contemplated by the merger agreement (either alone or in combination with another event), (i) the entitlement of any current or former employee, individual independent contractor, director or officer of PDC or any of its subsidiaries to severance pay, unemployment compensation or any other payment (except as provided in the merger agreement), (ii) the acceleration of the time of payment or vesting or the increase in the amount of compensation due to any such current or former employee, individual independent contractor, director or officer or the triggering of any other material obligation pursuant to any company benefit plan (except as provided in the merger agreement), (iii) the requirement of any funding of any compensation or benefit owed to any such current or former employee, individual independent contractor, director or officer (except as provided in the merger agreement) or (iv) the treatment of any payment to any disqualified individual that would reasonably be expected to, individually or in combination with any other such payment, constitute an excess parachute payment (or any condition to any party’s obligation to complete the merger relating to such representation and warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution and delivery of the merger agreement or the consummation of the merger);

•

any action taken or failure to take action which the other party has requested in writing (or, solely with respect to a PDC material adverse effect, any action not consented to when reasonably (taking into account the reasonableness perspectives of each of Chevron and PDC) asked by PDC under the provisions of the merger agreement governing the conduct of its business prior to the effective time of the merger);

•

changes in applicable law or regulation or government policy (including, solely with respect to a PDC material adverse effect, changes or other material developments in any Colorado state, county or local law, regulation or policy impacting the oil and gas industry) or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions (including, solely with respect to a PDC material adverse effect, changes or other material developments in any Colorado state, county or local legal, regulatory, permitting or political conditions impacting the oil and gas industry);

•	any decline in the market price, or change in trading volume, of the relevant company’s capital stock;

•

any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in this clause and the clause immediately prior to this clause (and, solely with respect to a PDC material adverse effect, the clause immediately following this clause), will not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided in the merger agreement) is a material adverse effect); or

•	solely with respect to a PDC material adverse effect, any downgrade in PDC’s credit rating;

•

provided that, in the case of the first four clauses listed above, to the extent the impact on the relevant company and its subsidiaries, taken as a whole, is disproportionately adverse compared to the impact on similarly situated entities, the incrementally disproportionate impact or impacts will be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect.

Conditions to Completion of the Merger

The obligations of each of Chevron, PDC and Merger Subsidiary to complete the merger are subject to the satisfaction or, to the extent permitted by law and in accordance with the merger agreement, waiver of the following conditions:

•	adoption by the PDC stockholders of the merger agreement;

•	expiration or termination of any applicable HSR Act waiting period related to the merger;

•	absence of any provision of any applicable law or regulation, and of any judgment, injunction, order or decree, that prohibits or enjoins the completion of the merger;

•	Chevron’s registration statement on Form S-4, which includes this proxy statement/prospectus, being effective and not subject to any stop order by the SEC; and

•	approval for the listing on the NYSE of the shares of Chevron common stock to be issued in the merger, subject to official notice of issuance.

In addition, the obligations of each of Chevron and Merger Subsidiary to complete the merger are subject to the satisfaction or, to the extent permitted by law and in accordance with the merger agreement, waiver of the following conditions:

•

the representations and warranties of PDC relating to the absence of a PDC material adverse effect being true and correct in all respects at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the date of the merger agreement and at and as of the closing date (except representations and warranties that are made as of a particular date or period, in which case only as of such date or period);

•

the representations and warranties of PDC relating to the authorized and outstanding capital stock of PDC being true and correct at and as of the closing date as though made at and as of the closing date except for any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of PDC (except representations and warranties that are made as of a particular date or period, in which case only as of such date or period);

•

the other representations and warranties of PDC relating to capitalization being true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “PDC material adverse effect”) in all material respects at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date (except representations and warranties that are made as of a particular date or period, in which case only as of such date or period);

•

all other representations and warranties of PDC being true and correct at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date except where the failure to be so true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “PDC material adverse effect”) would not, individually or in the aggregate, reasonably be expected to have a PDC material adverse effect (except representations and warranties that are made as of a particular date or period, in which case only as of such date or period);

•	performance in all material respects of all of the obligations of PDC required to be performed by it in the merger agreement as of or prior to the closing date of the merger; and

•	receipt of a certificate executed by an authorized officer of PDC certifying that the conditions above have been satisfied.

In addition, the obligations of PDC to complete the merger are subject to the satisfaction or, to the extent permitted by law and in accordance with the merger agreement, waiver of the following conditions:

•

the representations and warranties of Chevron and Merger Subsidiary relating to the absence of a Chevron material adverse effect being true and correct in all respects at and as of the closing date as though made at and as of the date of the merger agreement and at and as of the closing date (except representations and warranties that are made as of a particular date or period, in which case only as of such date or period);

•

the representations and warranties of Chevron and Merger Subsidiary relating to the authorized and outstanding capital stock of Chevron being true and correct at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date except for any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of Chevron (except representations and warranties that are made as of a particular date or period, in which case only as of such date or period);

•

the other representations and warranties of Chevron and Merger Subsidiary relating to capitalization being true and correct in all material respects at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date (except representations and warranties that are made as of a particular date or period, in which case only as of such date or period);

•

all other representations and warranties of Chevron and Merger Subsidiary being true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Chevron material adverse effect”) at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date, except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Chevron material adverse effect (except representations and warranties that are made as of a particular date or period, in which case only as of such date or period);

•	performance in all material respects of all of the obligations of Chevron required to be performed by it in the merger agreement as of or prior to the closing date of the merger; and

•	receipt of a certificate executed by an authorized officer of Chevron certifying that the conditions above have been satisfied.

Termination of the Merger Agreement

Right to Terminate. The merger agreement may be terminated at any time prior to the effective time of the merger, even if the PDC stockholders have previously approved the merger, in any of the following ways:

•	By the mutual written consent of Chevron and PDC.

•	By either Chevron or PDC:

•	if the merger has not been completed by:

•	May 22, 2024 (which is referred to as the “end date”); or

•

if the reason for not closing by May 22, 2024 is that the condition specified in the merger agreement regarding the expiration or termination of any applicable HSR Act waiting period relating to the merger has not been satisfied by that date, and all other closing conditions of the parties have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing), or (to the extent permitted by law) waived, November 26, 2024 (in which case the “end date” will be November 26, 2024);

provided that (i) if Chevron elects to defer the closing date as described under “—Timing of Closing” above and such deferral would result in the closing of the merger being delayed past the end date, then the end date will be automatically extended until the fifth business day following the deferred closing date (provided further, if the condition specified in the merger agreement with respect to the absence of any provision of any applicable law or regulation, and of any judgment, injunction, order or decree, that prohibits or enjoins the completion of the merger ceases to be satisfied on or after the delivery of Chevron’s notice of deferral, then the end date will be automatically extended until the fifth business day following the date on which the laws, regulations, judgments, injunctions, orders or decrees causing the failure of such condition have been lifted or become final and non-appealable), and (ii) neither Chevron nor PDC may terminate the merger agreement due to the occurrence of the end date if its failure to fulfill any obligation under the merger agreement has principally caused or resulted in the failure to complete the merger on or before such end date; or

•	if the PDC stockholder approval has not been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof; or

•

if there is any law or regulation that makes completion of the merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Chevron or PDC from completing the merger is entered and such judgment, injunction, order or decree becomes final and non-appealable; provided that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the covenant to use reasonable best efforts has principally caused or resulted in the imposition of such legal restraint or the failure of such legal restraint to be resisted, resolved or lifted; or

•

if there has been a breach by the other party of any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach results in the failure to satisfy certain conditions to the obligations of Chevron and Merger Subsidiary to complete the merger (in the case of a breach by PDC) or certain conditions to the obligations of PDC to complete the merger (in the case of a breach by Chevron), and such breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice thereof to the party alleged to be in breach.

•	By Chevron:

•

prior to receipt of the PDC stockholder approval, if there has been a change in the PDC recommendation, whether or not permitted by the terms of the merger agreement (or the PDC Board or any committee thereof resolves to effect a change in the PDC recommendation).

•	By PDC:

•

at any time prior to receipt of the PDC stockholder approval in order to enter into a definitive written agreement providing for a superior proposal, provided that (i) PDC has received a superior proposal after the date of the merger agreement that did not result from a breach of certain provisions of the merger agreement, (ii) PDC has complied in all material respects with certain provisions of the merger agreement with respect to such superior proposal, (iii) concurrently with, and as a condition to, any such termination PDC pays or causes to be paid to Chevron (or its designee) the termination fee (as defined below) pursuant to the merger agreement and (iv) the PDC Board has authorized PDC to enter into, and PDC substantially concurrently enters into, a definitive written agreement providing for such superior proposal (it being agreed that PDC may enter into such definitive written agreement concurrently with any such termination).

Effect of Termination. If the merger agreement is terminated as described above, the merger agreement will be void and have no effect, and there will be no liability or obligation on the part of any party, except that:

•

certain provisions contained in the merger agreement with respect to debt cooperation, effect of termination, the allocation of costs and expenses and the termination fee will survive the termination of the merger agreement;

•	the agreements contained in the confidentiality agreement between Chevron and PDC will survive the termination of the merger agreement; and

•	no termination will relieve any party of any liability or damages resulting from any material and intentional breach by that party of the merger agreement.

Termination Fee Payable by PDC. PDC has agreed to pay or cause to be paid to Chevron a fee of $225,000,000 (the “termination fee”) in connection with a termination of the merger agreement under the following circumstances:

•

if Chevron terminates the merger agreement, prior to receipt of the PDC stockholder approval, due to a change in the PDC recommendation, then PDC will pay or cause to be paid the termination fee to Chevron not later than the date of termination of the merger agreement;

•

if (i) the merger agreement is terminated by PDC or Chevron due to the PDC stockholder approval not having been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof and (ii) after the date of the merger agreement but on or before the date of such termination an acquisition proposal has been made and become publicly known, whether or not withdrawn, prior to the PDC stockholder meeting, then PDC will pay or cause to be paid to Chevron the termination fee not later than the date an acquisition proposal (defined for this purpose with all references to 20% in the definition of acquisition proposal (found of page 81) being replaced with “50%”) is completed or a definitive agreement is entered into by PDC providing for any such acquisition proposal, as long as such acquisition proposal is completed or such definitive agreement is executed within 12 months after the date of termination;

•

if (i) the merger agreement is terminated by PDC or Chevron due to the failure to complete the merger by the end date and the PDC stockholder approval has not theretofore been obtained and (ii) after the date of the merger agreement but on or before the date of such termination an acquisition proposal has been made and become publicly known, whether or not withdrawn, prior to the date of such termination, then PDC will pay or cause to be paid to Chevron the termination fee not later than the date an acquisition proposal (defined for this purpose with all references to 20% in the definition of acquisition proposal (found on page 81) being replaced with “50%”) is completed or a definitive agreement is entered into by PDC providing for any such acquisition proposal, as long as such acquisition proposal is completed or such definitive agreement is executed within 12 months after the date of termination;

•

if (i) the merger agreement is terminated by Chevron due to a breach by PDC of any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach resulted in the failure to satisfy one or more of certain conditions to the obligations of Chevron and Merger Subsidiary to complete the merger, and the PDC stockholder approval has not theretofore been obtained and (ii) after the date of the merger agreement but on or before the date of such termination an acquisition proposal has been made and become publicly known, whether or not withdrawn, prior to the date of such termination, then PDC will pay or cause to be paid to Chevron the termination fee not later than the date an acquisition proposal (defined for this purpose with all references to 20% in the definition of acquisition proposal being (found on page 81) replaced with “50%”) is completed or a definitive agreement is entered into by PDC providing for any acquisition proposal, so long as any such acquisition proposal is completed or such definitive agreement is executed within 12 months after the date of termination; or

•

if the merger agreement is terminated by PDC due to its entry into a definitive agreement with respect to a superior proposal, then PDC will pay or cause to be paid to Chevron the termination fee not later than the date of termination of the merger agreement.

Expenses

Except as described above, all costs and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring such costs or expenses, except that Chevron will pay expenses incurred in connection with printing, mailing and filing this proxy statement/prospectus, filing fees paid in respect of the filings under the HSR Act in connection with the merger, and all reasonable and documented fees, costs and expenses incurred in connection with any cooperation provided or action taken in connection with the treatment of PDC’s indebtedness or in connection with any financing to be obtained by Chevron relating to the repayment or refinancing of any outstanding indebtedness of PDC.

Amendments; Waivers

Any provision of the merger agreement may be amended or waived prior to the effective time of the merger if the amendment or waiver is in writing and signed, in the case of an amendment, by Chevron, PDC and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective. After the adoption of the merger agreement by the PDC stockholders, no amendment or waiver may, without the further approval of the PDC stockholders, alter or change the amount or kind of merger consideration or any term of Chevron’s certificate of incorporation.

Governing Law; Jurisdiction; Waiver of Jury Trial

The merger agreement is constructed in accordance with and governed by the law of the State of Delaware, without regard to principles of conflicts of laws. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the merger agreement or the transactions contemplated thereby may only be brought in the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any court of the State of Delaware sitting in New Castle County) and any appellate court from any of such courts (the “Delaware Courts”) and each party irrevocably consents to the exclusive jurisdiction of the Delaware Courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the Delaware Courts. Each of the parties to the merger agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to the merger agreement or the transactions contemplated thereby.

Specific Performance

The parties will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any other remedy to which they are entitled at law or in equity.

Third-Party Beneficiaries

Neither the merger agreement nor any other agreement contemplated thereby is intended to confer on any person other than the parties thereto any rights or remedies, except for:

•	the provisions of the merger agreement relating to indemnification and exculpation from liability for the directors and officers of PDC;

•

from and after the completion of the merger, the holders of PDC common stock and PDC equity awards (solely with respect to the provisions governing such holders’ rights to receive the merger consideration or related payments in respect of PDC common stock and PDC equity awards).

INFORMATION ABOUT THE COMPANIES

Chevron

Chevron Corporation is a global energy company with substantial business activities in the following countries: Angola, Argentina, Australia, Bangladesh, Brazil, Canada, China, Egypt, Equatorial Guinea, Israel, Kazakhstan, Mexico, Nigeria, the Partitioned Zone between Saudi Arabia and Kuwait, the Philippines, Republic of Congo, Singapore, South Korea, Thailand, the United Kingdom, the United States, and Venezuela.

Chevron manages its investments in subsidiaries and affiliates and provides administrative, financial, management and technology support to U.S. and international subsidiaries that engage in integrated energy and chemicals operations. Upstream operations consist primarily of exploring for, developing, producing and transporting crude oil and natural gas; processing, liquefaction, transportation and regasification associated with liquefied natural gas; transporting crude oil by major international oil export pipelines; transporting, storage and marketing of natural gas; and a gas-to-liquids plant. Downstream operations consist primarily of refining crude oil into petroleum products; marketing of crude oil, refined products, and lubricants; manufacturing and marketing of renewable fuels; transporting crude oil and refined products by pipeline, marine vessel, motor equipment and rail car; and manufacturing and marketing of commodity petrochemicals, plastics for industrial uses and fuel and lubricant additives.

Chevron is incorporated in Delaware. Its principal executive offices are located at 6001 Bollinger Canyon Road, San Ramon, California 94583-2324, and its telephone number is (925) 842-1000. Chevron’s website address is www.chevron.com. Information contained on Chevron’s website does not constitute part of this proxy statement/prospectus. Chevron’s common stock is publicly traded on the NYSE, under the ticker symbol “CVX.” Additional information about Chevron is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 118.

PDC

PDC is a domestic independent exploration and production company that acquires, explores and develops properties for the production of crude oil, natural gas and NGLs, with operations in the Wattenberg Field in Colorado and the Delaware Basin in west Texas. PDC’s operations in the Wattenberg Field are focused in the horizontal Niobrara and Codell plays and its Delaware Basin operations are primarily focused in the Wolfcamp zones.

PDC is incorporated in Delaware. Its principal executive offices are located at 1099 18th Street, Suite 1500, Denver, Colorado 80202, and its telephone number is (303) 860-5800. PDC’s website address is www.pdce.com. Information contained on PDC’s website does not constitute part of this proxy statement/prospectus. PDC’s common stock is publicly traded on Nasdaq, under the ticker symbol “PDCE.” Additional information about PDC is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 118.

Merger Subsidiary

Merger Subsidiary, a direct, wholly-owned subsidiary of Chevron, is a Delaware corporation incorporated on May 18, 2023 for the purpose of effecting the merger. Merger Subsidiary has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger. The principal executive offices of Merger Subsidiary are located at 6001 Bollinger Canyon Road, San Ramon, California 94583-2324.

SPECIAL MEETING

This proxy statement/prospectus is being provided to the PDC stockholders as part of a solicitation of proxies by the PDC Board for use at the special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement/prospectus provides PDC stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting of PDC stockholders will be held virtually at www.virtualshareholdermeeting.com/PDCE2023SM, on August 4, 2023, at 8:00 a.m., Mountain Time. On or about [    ], 2023, PDC commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its stockholders entitled to vote at the special meeting.

The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/PDCE2023SM, where PDC stockholders will be able to participate and vote online. PDC encourages its stockholders to access the meeting prior to the start time leaving ample time for check-in. Please follow the instructions as outlined in this proxy statement/prospectus. This proxy statement/prospectus is first being furnished to PDC’s stockholders on or about [    ].

PDC has chosen to hold the special meeting solely via live webcast and not in a physical location.

Purpose of the Special Meeting

At the special meeting, PDC stockholders will be asked to consider and vote on the following:

•

the merger proposal—a proposal to adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, which is further described in the sections titled “The Merger” and “The Merger Agreement”, beginning on pages 33 and 71, respectively;

•

the merger-related compensation proposal—an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to PDC’s named executive officers that is based on or otherwise related to the merger; and

•

the adjournment proposal—a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Completion of the merger is conditioned on the approval of the merger proposal.

Recommendation of the PDC Board

At a special meeting held on May 21, 2023, the PDC Board unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the PDC stockholders, approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and directed that the merger agreement be submitted to the PDC stockholders for adoption at a meeting of such stockholders. The PDC Board unanimously recommends that PDC stockholders vote “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

PDC stockholders should carefully read this proxy statement/prospectus, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Record Date; Stockholders Entitled to Vote

Only holders of record of PDC common stock at the close of business on June 26, 2023, the record date, will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

On the record date, there were 86,999,199 shares of PDC common stock outstanding and entitled to vote at the special meeting. Each share of PDC common stock outstanding on the record date entitles the holder thereof to one vote on each proposal to be considered at the special meeting. PDC stockholders may vote virtually at the meeting or by proxy through the internet or by telephone or by a properly executed and delivered proxy card with respect to the special meeting.

A complete list of PDC stockholders of record who are entitled to vote at the special meeting will be available for a period of at least ten days prior to the special meeting. If you would like to inspect the list of PDC stockholders of record, please call the Investor Relations department at (303) 381-9493 to schedule an appointment or request access. A certified list of eligible PDC stockholders will be available for inspection during the special meeting at www.virtualshareholdermeeting.com/PDCE2023SM by entering the control number provided on your proxy card, voting instruction form or notice.

Voting by PDC’s Directors and Executive Officers

At the close of business on June 27, 2023, the most recent practicable date for which such information was available, directors and executive officers of PDC and their respective affiliates owned and were entitled to vote 1,173,533 shares of PDC common stock, representing approximately 1.3% of the shares of PDC common stock outstanding on that date. The number and percentage of shares of PDC common stock owned by directors and executive officers of PDC and their respective affiliates as of the record date are not expected to be meaningfully different from the number and percentage as of June 27, 2023. PDC currently expects its directors and executive officers to vote their shares of PDC common stock in favor of each of the proposals to be voted on at the special meeting, but no director or executive officer has entered into any agreement obligating him or her to do so.

Quorum; Adjournment

The special meeting may be adjourned or postponed, in the absence of a quorum, by the chairman of the meeting or the affirmative vote of holders of a majority of the shares of PDC common stock present in person or represented by proxy and entitled to vote at the special meeting. Even if a quorum is present, the special meeting may also be adjourned in order to provide more time to solicit additional proxies in favor of adoption of the merger agreement by the chairman of the meeting or if sufficient votes are cast in favor of the adjournment proposal. If a sufficient number of shares of PDC common stock is present in person or represented by proxy and votes in favor of the merger proposal at the special meeting such that the merger proposal is approved, PDC does not anticipate that it will adjourn or postpone the special meeting.

Notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken unless:

•	the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting; or

•

a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, in which case a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting. Any adjournment or postponement of the special meeting will allow PDC stockholders who have already submitted their proxies to revoke them at any time before their use at the special meeting that was adjourned or postponed.

Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Broker non-votes will not be counted as present for the purpose of determining the presence of a quorum.

Required Vote; Broker Non-Votes and Abstentions

Each share of PDC common stock outstanding on the record date is entitled to one vote on each of the merger proposal, the merger-related compensation proposal and the adjournment proposal. The required votes to approve the proposals at the special meeting are as follows:

•

The merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of PDC common stock entitled to vote thereon. Failures to vote, broker non-votes and abstentions will have the same effect as votes cast “AGAINST” this proposal.

•

The merger-related compensation proposal requires the affirmative vote of holders of a majority of the outstanding shares of PDC common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Failures to be present virtually or by proxy, including broker non-votes, will have no effect on the vote for this proposal (assuming a quorum is present). Abstentions will have the same effect as votes cast “AGAINST” this proposal. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on PDC. Accordingly, if the merger proposal is approved and the merger is completed, the merger-related compensation will be payable to PDC’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the merger-related compensation proposal.

•

The adjournment proposal requires the affirmative vote of holders of a majority of the outstanding shares of PDC common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Failures to be present virtually or by proxy, including broker non-votes, will have no effect on the vote for this proposal (assuming a quorum is present). Abstentions will have the same effect as votes cast “AGAINST” this proposal. The approval of the adjournment proposal is not a condition precedent to the approval of the merger proposal or the closing of the merger.

Voting of Proxies by Holders of Record

How to Vote by Proxy if You are the Record Holder of Your Shares

If you were the record holder of your shares as of the record date, you may submit your proxy to vote by mail, by telephone or via the internet.

Voting via the Internet or by Telephone.

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Internet—To submit your proxy via the internet, go to www.proxyvote.com. Have your proxy card in hand when you access the website and follow the instructions to vote your shares. If you vote via the internet, you must do so no later than 11:59 p.m. Eastern Time on August 3, 2023.

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Telephone—To submit your proxy by telephone, call 1-800-690-6903. Have your proxy card in hand when you call and then follow the instructions to vote your shares. If you vote by telephone, you must do so no later than 11:59 p.m. Eastern Time on August 3, 2023.

Voting by Mail. As an alternative to submitting your proxy via the internet or by telephone, you may submit your proxy by mail.

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Mail—To submit your proxy by mail, simply mark your proxy card, date and sign it and return it in the postage-paid envelope. If you do not have the postage-paid envelope, please mail your completed proxy card to the following address: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by mail, your proxy card must be received no later than 6:00 p.m. Eastern Time on August 3, 2023.

How to Vote Your Shares if You are a “Street Name” Holder

If you hold your shares through a broker, bank or other nominee, also referred to as a “street name” holder, check the instructions provided by that entity to determine which options are available to you with respect to voting your shares.

General

Please be aware that any costs related to voting via the internet, such as internet access charges, will be your responsibility.

All properly signed proxies that are timely received and that are not revoked will be voted at the special meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted as recommended by the PDC Board. The proxy holders may use their discretion to vote on other matters that properly come before the special meeting.

Attendance at the Special Meeting and Voting Virtually

The special meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast. The virtual special meeting will be held on August 4, 2023 at 8:00 a.m., Mountain Time. To participate in the special meeting and submit questions during the special meeting, visit www.virtualshareholdermeeting.com/PDCE2023SM and enter the 16-digit control number on the proxy card or voting instruction form you received. Online check-in will begin at 7:45 a.m., Mountain Time. Please allow time for online check-in procedures.

The virtual stockholder meeting format uses technology designed to increase stockholder access, save PDC and PDC stockholders time and money, and provide PDC stockholders rights and opportunities to participate in the meeting similar to what they would have at an in-person meeting. In addition to online attendance, we will provide stockholders with an opportunity to hear all portions of the official meeting, submit written questions and comments during the meeting, and vote online during the open poll portion of the meeting.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy in any of the following ways:

(1)	submitting a proxy at a later time by internet or telephone until 11:59 p.m. Eastern Time on August 3, 2023;

(2)	signing and returning a new proxy card with a later date;

(3)	voting virtually at the special meeting; or

(4)

delivering, before 6:00 p.m. Eastern Time on August 3, 2023, to PDC’s Corporate Secretary at PDC’s executive offices at 1099 18th Street, Suite 1500, Denver, Colorado 80202, a written revocation of your most recent proxy.

If you are a street name stockholder (for example, if your shares are held in the name of a bank, broker or other holder of record) and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures. You may also revoke your proxy by voting virtually at the special meeting.

Solicitation

The PDC Board is soliciting proxies for the special meeting from its stockholders. PDC will bear the entire cost of the solicitation of proxies, including preparation, assembly and delivery, as applicable, of this proxy statement, the proxy card and any additional materials furnished to stockholders. Proxies may be solicited by directors, officers and a small number of PDC’s regular employees personally or by mail, telephone or facsimile, but such persons will not be specially compensated for such service. PDC has retained Morrow Sodali LLC, a proxy solicitation firm, to assist in the solicitation of proxies for an estimated fee of approximately $70,000 plus reasonable out-of-pocket costs and expenses for the services of the firm. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of PDC common stock of record for beneficial owners for forwarding to such beneficial owners. PDC may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Assistance

If you need assistance with voting via the internet, voting by telephone or completing your proxy card, or have questions regarding the special meeting, please contact PDC’s proxy solicitor at the following address and telephone number:

509 Madison Avenue, Suite 1206

New York, New York 10022

Email: PDCE@info.morrowsodali.com

Call Collect: 800.662.5200

Toll-Free: 203.658.9400

You may also contact PDC’s Investor Relations department at (303) 381-9493 or IR@pdce.com.

Your vote is very important regardless of the number of shares of PDC common stock that you own. Please submit a proxy to vote your shares via the internet, vote by telephone or sign, date and return a proxy card promptly so your shares can be represented, even if you plan to attend the special meeting.

Tabulation of Votes

Representatives of Broadridge Financial Solutions will tabulate the votes cast at the special meeting, and representatives of American Election Services LLC will act as the Independent Inspector of Election.

PDC PROPOSALS

Item 1.	The Merger Proposal

(Item 1 on PDC Proxy Card)

In the merger proposal, PDC is asking its stockholders to adopt the merger agreement. Approval of the merger proposal by PDC stockholders is required for completion of the merger. The merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of PDC common stock entitled to vote thereon. Each share of PDC common stock outstanding on the record date of the special meeting is entitled to one vote on this proposal. Failures to vote, broker non-votes and abstentions will have the same effect as votes cast “AGAINST” this proposal.

The PDC Board unanimously recommends a vote “FOR” the merger proposal (Item 1).

Item 2.	The Merger-Related Compensation Proposal

(Item 2 on PDC Proxy Card)

In the merger-related compensation proposal, PDC is asking its stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to PDC’s named executive officers that is based on or otherwise relates to the merger. The merger-related compensation proposal requires the affirmative vote of holders of a majority of the outstanding shares of PDC common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Failures to be present virtually or by proxy, including broker non-votes, will have no effect on the vote for this proposal (assuming a quorum is present). Abstentions will have the same effect as votes cast “AGAINST” this proposal.

Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either PDC or Chevron. Accordingly, if the merger proposal is approved and the merger is completed, the merger-related compensation will be payable to PDC’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the approval of the merger-related compensation proposal.

The PDC Board unanimously recommends a vote “FOR” the merger-related compensation proposal (Item 2).

Item 3.	The Adjournment Proposal

(Item 3 on PDC Proxy Card)

In the adjournment proposal, PDC is asking its stockholders to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement. If PDC stockholders approve the adjournment proposal, subject to the terms of the merger agreement, PDC could adjourn the special meeting and use the additional time to solicit additional proxies, including soliciting proxies from PDC stockholders who have previously voted. PDC does not intend to call a vote on the adjournment proposal if the merger proposal is approved at the special meeting.

The adjournment proposal requires the affirmative vote of holders of a majority of the outstanding shares of PDC common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Failures to be present virtually or by proxy, including broker non-votes, will have no effect on the vote for this proposal (assuming a quorum is present). Abstentions will have the same effect as votes cast “AGAINST” this proposal.

The PDC Board unanimously recommends a vote “FOR” the adjournment proposal (Item 3).

NON-BINDING, ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR PDC’S NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Rule 14a-21(c) promulgated under the Exchange Act require that PDC seek a non-binding, advisory vote from its stockholders to approve the merger-related compensation described in this proxy statement/prospectus under “The Merger—Interests of Directors and Executive Officers of PDC in the Merger” beginning on page 55. The approval, on a non-binding, advisory basis, of the merger-related compensation proposal requires the affirmative vote of holders of a majority of the outstanding shares of PDC common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Each share of PDC common stock outstanding on the record date is entitled to one vote on this proposal. Failures to vote and broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present); abstentions will have the same effect as a vote cast “AGAINST” this proposal. Accordingly, PDC is asking its stockholders to vote in favor of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to PDC’s named executive officers that is based on or otherwise relates to the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘The Merger—Interests of Directors and Executive Officers of PDC in the Merger’ are hereby APPROVED.”

The PDC Board recommends that its stockholders approve, on a non-binding, advisory basis, the merger-related compensation described in this proxy statement/prospectus by voting “FOR” the above proposal.

Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on PDC or Chevron. If the merger proposal is adopted by the PDC stockholders and the merger is completed, the merger-related compensation will be payable to PDC’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the merger-related compensation proposal.

DESCRIPTION OF CHEVRON COMMON STOCK

The following describes the material terms of the capital stock of Chevron. This description is qualified in its entirety by reference to the certificate of incorporation and by-laws of Chevron which are incorporated by reference into this proxy statement/prospectus. For more information about the documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” on page 118.

The authorized capital stock of Chevron currently consists of six billion shares of common stock, par value $0.75 per share, and one hundred million shares of preferred stock, par value $1.00 per share. As of June 27, 2023, there were 1,869,450,685 shares of Chevron common stock outstanding.

Chevron Common Stock

The holders of Chevron common stock are entitled to receive such dividends or distributions as are lawfully declared on Chevron common stock, to have notice of any authorized meeting of stockholders, and to one vote for each share of Chevron common stock on all matters which are properly submitted to a vote of Chevron stockholders. As a Delaware corporation, Chevron is subject to statutory limitations on the declaration and payment of dividends. In the event of a liquidation, dissolution or winding up of Chevron, holders of Chevron common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, including holders of Chevron’s indebtedness, all liabilities and the aggregate liquidation preferences of any outstanding shares of Chevron preferred stock. The holders of Chevron common stock have no conversion, redemption, preemptive or cumulative voting rights. All outstanding shares of Chevron common stock are, and the shares of Chevron common stock to be issued in the merger will be, validly issued, fully paid and non-assessable. At June 27, 2023, there were approximately 101,821 holders of Chevron common stock.

Chevron Preferred Stock

Chevron’s certificate of incorporation expressly authorizes the Chevron Board to issue preferred stock in one or more series, to establish the number of shares in any series and to set the designation and preferences of any series and the powers, rights, qualifications, limitations or restrictions on each series of preferred stock.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF

CHEVRON AND PDC

Both Chevron and PDC are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are governed by the DGCL. Chevron will continue to be a Delaware corporation following completion of the merger and will be governed by the DGCL.

Upon completion of the merger, the PDC stockholders immediately prior to the effective time of the merger will become Chevron common stockholders. The rights of the former PDC stockholders and the Chevron stockholders will thereafter be governed by the DGCL and by Chevron’s certificate of incorporation and by-laws.

The following description summarizes certain of the material terms and differences between the rights of the stockholders of Chevron and PDC, but is not a complete statement of all such terms or differences, or a complete description of the specific provisions referred to in this summary. Stockholders should read carefully the relevant provisions of the DGCL and the respective certificates of incorporation and by-laws of Chevron and PDC. For more information on how to obtain the documents that are not attached to this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 118.

	Rights of Chevron Stockholders	Rights of PDC Stockholders
Authorized Capital Stock	The authorized capital stock of Chevron consists of 6,000,000,000 shares of common stock, par value $0.75 per share, and 100,000,000 shares of preferred stock, par value $1.00 per share.	The authorized capital stock of PDC consists of 150,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Special Meetings of Stockholders; Action by Written Consent	Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or by-laws.

	Chevron’s By-Laws provide that a special meeting of Chevron stockholders (i) may be called by the Chevron Board or the chairman of the Chevron Board and (ii) must be called by the chairman of the Chevron Board or the Chevron secretary at the request in writing of (a) at least one-third of the members of the Chevron Board or (b) holders of 15% of the Chevron common stock then outstanding and entitled to vote at such meeting. However, a special meeting will not be held if either (i) the Chevron Board has called or calls for an annual meeting of stockholders and the purpose of such annual meeting includes the purpose specified in the request or (ii) an annual or special meeting was held not more than 12 months before the request to call the special meeting was received which included the purpose specified in the request.	PDC’s Bylaws provide that special meetings of PDC stockholders may be called by the chief executive officer, the chairman of the board of directors, the board of directors (by a majority of the total number of directors that PDC would have if there were no vacancies), or by holders of not less than 10% of PDC’s outstanding common stock.

	Rights of Chevron Stockholders	Rights of PDC Stockholders
	Stockholders are not permitted to take action without a meeting by written consent.	Under the DGCL and PDC’s certificate of incorporation, any action required or permitted to be taken at a stockholders meeting may be taken without a meeting and without a vote of the stockholders if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding PDC common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors	Chevron’s By-Laws generally allow stockholders who are record holders at the time the notice described below is given and are entitled to vote at such annual meeting to nominate candidates for election to the Chevron Board and propose other business to be brought before an annual meeting.	PDC’s Bylaws provide that a stockholder seeking to make nominations for directorships or to introduce other business at a meeting of the stockholders must provide advance notice of such proposed action. The notice must generally be given not later than the close of business on the 80th day and not earlier than the close of business on the 90th day of (i) the first anniversary of the prior year’s annual meeting, in the case of an annual meeting, or (ii) the meeting date, in the case of a special meeting.

Such proposals (other than proposals included in the notice of meeting pursuant to Rule 14a-8 promulgated under the Exchange Act) and nominations, however, may only be brought by a stockholder who has given timely notice in proper written form to Chevron’s secretary prior to the meeting.

In connection with an annual meeting, to be timely, notice of such proposals and nominations must be delivered to Chevron’s secretary at the principal executive office of Chevron not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is not within 30 days of such date, or if no annual meeting was held in

Rights of Chevron Stockholders	Rights of PDC Stockholders

the preceding year, notice by the stockholder must be delivered (i) not earlier than the close of business on the 120th day prior to such annual meeting and (ii) not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the date on which disclosure of the date of such annual meeting was first made by Chevron. The stockholder notice must also include specific information regarding the stockholder and the director nominee or business to be brought before the annual meeting, as described in Chevron’s By-Laws.

In addition, Chevron’s By-Laws permit any stockholder or group of up to 20 stockholders who have maintained continuous qualifying ownership of 3% or more of Chevron’s outstanding common stock entitled to vote in the election of directors for at least three years as of the date of the stockholder’s notice to include up to a specified number of director nominees in Chevron’s proxy materials for an annual meeting, subject to satisfying notice requirements and other conditions set forth in the by-laws.

The maximum number of stockholder nominees permitted under such proxy access provisions of Chevron’s By-Laws is the greater of two or 20% of the number (or the closest whole number below 20% if such amount is not a whole number) of Chevron’s directors on the last day a notice of nomination may be submitted. Notice of a nomination under Chevron’s proxy access by-law provisions must be delivered by a stockholder to the secretary of Chevron at its principal executive offices not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the date the definitive proxy statement was first sent to stockholders in connection with the

	Rights of Chevron Stockholders	Rights of PDC Stockholders
preceding year’s annual meeting of stockholders. If the date of the annual meeting is more than 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be so delivered (i) not earlier than the close of business on the 150th day prior to such annual meeting and (ii) not later than the close of business on the later of (a) the 120th day prior to such annual meeting or (b) the 10th day following the day on which Chevron publicly announced the date of the annual meeting.

Number of Directors	The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors, with the number of directors fixed by or in the manner provided in the corporation’s by-laws unless the certificate of incorporation fixes the number of directors.

Chevron’s By-Laws provide that the number of directors will be fixed from time to time pursuant to a resolution adopted by at least a majority of the directors then in office, provided that no such resolution other than a resolution to take effect as of the next election of directors by the stockholders shall have the effect of reducing the number of directors to less than the number of directors in office as of the effective time of the resolution.

There are currently twelve positions authorized and twelve directors serving on the Chevron Board.

PDC’s certificate of incorporation provides that the number of directors on the PDC Board will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the PDC Board but shall in no event be fewer than three nor more than nine directors. PDC currently has seven directors.

Election of Directors	The DGCL provides that, unless the certificate of incorporation or by-laws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

	Chevron’s By-Laws provide that a director nominee is elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, excluding abstentions; provided, however, that in any meeting of the stockholders for which the number	PDC’s Bylaws provide that directors shall be elected by a plurality of votes validly cast, so long as a quorum is present.

	Rights of Chevron Stockholders	Rights of PDC Stockholders

of nominees exceeds the number of directors to be elected, director nominees will be elected by a plurality of votes cast.

Holders of Chevron common stock do not have cumulative voting rights in the election of directors or otherwise.

Chevron does not have a classified board. Chevron’s By-Laws require that all directors be elected at each annual meeting of stockholders for a term of one year and until his or her successor is elected.

Holders of PDC common stock do not have cumulative voting rights in the election of directors or otherwise.

PDC does not have a classified board. PDC’s certificate of incorporation requires that all directors be elected at each annual meeting of stockholders for a term of one year and until his or her successor is elected.

Removal of Directors; Vacancies	Chevron stockholders may remove directors with or without cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.	PDC stockholders may remove directors with or without cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

	Whenever there are fewer than the authorized number of directors in office, the Chevron Board may choose one or more additional directors by a resolution approved by a majority of the directors then in office, each of whom will hold office until the next annual meeting of stockholders and until a successor is elected.	All vacancies on the PDC Board, including vacancies resulting from newly created directorships due to an increase in the number of directors, may be filled by a majority vote of the directors then in office, even if less than a quorum, or by the sole remaining director, or such vacancies may be filled by the stockholders.

Limitation on Liability of Directors and Officers	Chevron’s certificate of incorporation provides that no director will be liable to Chevron or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Chevron to its stockholders, (2) for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of DGCL, which addresses liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption or (4) for any transaction from which the director derived an improper personal benefit.	PDC’s certificate of incorporation provides that no director will be liable to PDC or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. Additionally, a director of PDC shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director.

	Rights of Chevron Stockholders	Rights of PDC Stockholders
In August 2022, the DGCL was amended to permit Delaware corporations to exculpate officers from monetary damages for breach of fiduciary duty in certain circumstances, if so provided in the corporation’s certificate of incorporation. As of the date hereof, neither Chevron’s nor PDC’s certificate of incorporation contains a provision exculpating officers from such liability.

Indemnification of Directors and Officers; Expenses	Under the DGCL, a Delaware corporation must indemnify its present and former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation’s request against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement of actions taken, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful; except that no indemnification may be paid for judgments, fines and amounts paid in settlement in actions by or in the right of the corporation to procure a judgment in its favor.

A corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity.

	The Chevron certificate of incorporation and by-laws require Chevron to indemnify any corporate servant who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative by reason of the fact that such person is or was a director, officer, employee or agent of Chevron, or is or was serving at the request of Chevron as a director, officer, manager, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other organization or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such corporate servant in connection with such action, suit or proceeding to the fullest extent permitted by applicable law.	PDC’s Bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by the DGCL. In addition, PDC has obtained policies of directors’ and officers’ liability insurance and has entered into indemnification agreements with all of its directors. Under the indemnification agreements, PDC is generally required to indemnify, and advance expenses to, the directors to the full extent permitted by applicable law.

	Rights of Chevron Stockholders	Rights of PDC Stockholders

Chevron is required under its by-laws to advance expenses incurred by such person who is a current or former director, officer, or employee of Chevron in connection with any such action, suit or proceeding prior to its final disposition so long as the person undertakes to repay any advanced amounts if it is ultimately determined that he or she is not entitled to be indemnified.

Amendments to Certificate of Incorporation	As provided under the DGCL, any amendment to Chevron’s certificate of incorporation requires (i) the approval of the Chevron Board, (ii) the approval of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any. Additionally, any proposed amendment to Chevron’s certificate of incorporation that would materially and adversely alter or change the powers, preferences or special rights of the Chevron Series A Participating Preferred Stock requires approval by the holders of a majority of the outstanding shares of Series A Participating Preferred Stock voting separately as a class.	As provided under the DGCL, any amendment to PDC’s certificate of incorporation requires (i) the approval of the PDC Board and (ii) the approval of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment.

Amendments to By-laws

Chevron’s By-Laws may be amended or repealed by the affirmative vote of the holders of a majority of the outstanding shares of Chevron common stock at any annual or special meeting of stockholders, or by a resolution of the Chevron Board approved by at least a majority of the directors then in office. However, special restrictions apply to the amendment of provisions of the by-laws governing change in control benefit protection.

Additionally, any proposed amendment to Chevron’s By-Laws that would materially and adversely alter or change the powers, preferences or special rights of the Chevron Series A Participating

PDC’s Bylaws may be amended or repealed by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of PDC common stock entitled to vote thereon, or by a resolution of the PDC Board approved by at least a majority of the directors then in office.

	Rights of Chevron Stockholders	Rights of PDC Stockholders
Preferred Stock requires approval by the holders of a majority of the outstanding shares of Series A Participating Preferred Stock voting separately as a class.

Certain Business Combinations	Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” (generally defined by the DGCL as a person who owns 15% or more of the corporation’s outstanding voting stock, together with such person’s affiliates and associates) for three years following the time that person became an interested stockholder, unless (1) prior to the time the person became an interested stockholder the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the corporation’s outstanding voting stock or (3) the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder or (4) certain other exceptions specified in Section 203(b) of the DGCL are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203 of the DGCL.

	Chevron’s certificate of incorporation does not contain a provision electing not to be governed by Section 203, and so Chevron is subject to such provision.	PDC’s certificate of incorporation does not contain a provision electing not to be governed by Section 203, and so PDC is subject to such provision.

Stockholder Rights Plan	Chevron currently does not have a stockholder rights plan.	PDC currently does not have a stockholder rights plan.

Forum Selection	Chevron’s By-Laws provide that, unless Chevron consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Chevron, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Chevron to Chevron or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of Chevron’s capital	PDC’s certificate of incorporation provides that, unless PDC consents in writing to the selection of an alternative forum, a state court located within the State of Delaware (or, if no state court within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) is the exclusive forum for (1) any derivative action or proceeding brought on behalf of PDC, (2) any action asserting a claim of breach of fiduciary duty owed by a director, officer or other employee of PDC to PDC or its stockholders, (3) any action asserting a claim against PDC or any director, officer or other employee of PDC arising pursuant to any provision of the DGCL or PDC’s certificate of incorporation or bylaws or (4) any action asserting a claim against PDC or any director, officer or other employee of

Rights of Chevron Stockholders	Rights of PDC Stockholders

stock will be deemed to have notice of and consented to the exclusive forum provision described in the prior sentence.

Chevron reserves the right to assert that this exclusive forum provision applies to any derivative action or proceeding brought by a stockholder to procure a judgment in Chevron’s favor, including derivative actions purporting to assert on Chevron’s behalf any claims it possesses against third parties that arise under the federal securities laws (e.g., the Securities Act and the Exchange Act). It is, however, uncertain whether a court would enforce this exclusive forum provision with respect to a derivative action or proceeding brought by a stockholder to enforce Chevron’s rights under the Securities Act or Exchange Act. In addition, Chevron’s stockholders cannot waive, and this exclusive forum provision does not purport to waive, Chevron’s own compliance with the federal securities laws and the rules and regulations thereunder.

PDC governed by the internal affairs doctrine.

Under PDC’s certificate of incorporation, to the fullest extent permitted by law, this exclusive forum provision will apply to state and federal law claims, including claims under the federal securities laws (e.g., the Securities Act and the Exchange Act), although PDC stockholders will not be deemed to have waived PDC’s compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and by-laws has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in PDC’s certificate of incorporation to be inapplicable or unenforceable.

VALIDITY OF COMMON STOCK

The validity of the Chevron common stock to be issued in the merger will be passed upon for Chevron by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

EXPERTS

The financial statements of Chevron Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Chevron Corporation for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of PDC Energy, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of PDC Energy, Inc. for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information contained in the documents PDC includes and incorporates by reference into this prospectus with respect to the natural gas and oil reserves associated with PDC’s natural gas and oil prospects is derived from the reports of Ryder Scott Company, L.P., an independent petroleum and natural gas consulting firm, and has been incorporated by reference into this joint proxy statement/prospectus upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports. With respect to PDC’s Annual Report on Form 10-K for the year ended December 31, 2022, the information derived from the reports of Ryder Scott is included under “Items 1 and 2. Business and Properties” and “Supplemental Information—Unaudited” of the Notes to Consolidated Financial Statements.

Certain information contained in the documents PDC includes and incorporates by reference into this joint proxy statement/prospectus with respect to the natural gas and oil reserves associated with PDC’s natural gas and oil prospects is derived from the reports of Netherland, Sewell & Associates, Inc., an independent petroleum and natural gas consulting firm, and has been incorporated by reference into this proxy/statement prospectus upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports. With respect to PDC’s Annual Report on Form 10-K for the year ended December 31, 2022, the information derived from the reports of Netherland, Sewell & Associates, Inc. is included under “Items 1 and 2. Business and Properties” and “Supplemental Information—Unaudited” of the Notes to Consolidated Financial Statements.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PDC’S 2024 ANNUAL MEETING OF STOCKHOLDERS

If the transaction is completed in 2023, PDC will become a direct, wholly-owned subsidiary of Chevron and, consequently, will not hold an annual meeting of its stockholders in 2024. If the transaction is not adopted by the requisite vote of the PDC stockholders or if the merger is not completed for any other reason, PDC intends to hold an annual meeting of its stockholders in 2024 (the “PDC 2024 annual meeting”).

Stockholder proposals submitted for inclusion in PDC’s proxy statement and proxy card for the PDC 2024 annual meeting pursuant to Rule 14a-8 promulgated under the Exchange Act would have to have been received by PDC’s corporate secretary no later than December 14, 2023. Proposals should be addressed to:

Corporate Secretary

PDC Energy, Inc.

1099 18th Street, Suite 1500

Denver, Colorado 80202

Any proposal or nomination for director that a stockholder wishes to propose for consideration at the PDC 2024 annual meeting of stockholders, but does not seek to include in PDC’s proxy statement under applicable SEC rules, must be submitted in accordance with Section 2.9(A)(2) of PDC’s Bylaws, which provides that no business may be brought before an annual meeting of stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the board of directors or by a stockholder entitled to vote who has delivered advance notice to PDC. The notice must contain certain information specified in PDC’s Bylaws and be delivered to the Corporate Secretary at the address set forth above not less than 80 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. In the case of the 2024 annual meeting, the notice must be delivered between February 24, 2024 and March 5, 2024. However, PDC’s Bylaws also provide that if the meeting is held more than 30 days before the anniversary of the prior year’s annual meeting or 60 days after such anniversary, notice can generally be given not later than the tenth day following the day on which public announcement of the date of the annual meeting is first made by PDC.

Pursuant to SEC Rule 14a-4(c)(1), if PDC’s corporate secretary receives any stockholder proposal at the address listed above that is not timely under the PDC Bylaws or after February 27, 2024, if the PDC Bylaws deadline does not apply, the proxies designated by the PDC Board for the PDC 2024 annual meeting will have discretionary authority to vote on such proposal.

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified PDC of their desire to receive multiple copies of the proxy statement/prospectus. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement/prospectus, or if you are receiving multiple copies of this proxy statement/prospectus and wish to receive only one, please contact PDC at its address identified below. PDC will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Oral or written requests for additional copies should be directed to PDC at its phone number or address appearing on the cover of this proxy statement/prospectus, to the attention of the Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

Chevron and PDC file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access this information at the SEC’s internet website that contains reports, proxy statements and other information regarding issuers, including Chevron and PDC, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/prospectus.

Chevron has filed with the SEC a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. The registration statement registers the shares of Chevron common stock to be issued to PDC stockholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Chevron and PDC, respectively. The rules and regulations of the SEC allow Chevron and PDC to omit certain information included in the registration statement from this proxy statement/prospectus.

In addition, the SEC allows Chevron and PDC to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below.

This proxy statement/prospectus incorporates by reference the documents listed below that Chevron and PDC have previously filed with the SEC. They contain important information about the companies and their financial condition.

Chevron SEC Filings

•	Annual report on Form 10-K for the year ended December 31, 2022;

•	Definitive proxy statement on Schedule 14A for the 2023 annual meeting of stockholders;

•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2023;

•

Current reports on Form 8-K filed on January 27, 2023 (two filings), May 22, 2023 and June 2, 2023 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

•

The description of the Chevron common stock contained in Chevron’s certificate of incorporation, dated May  30, 2008, filed as Exhibit 3.1 to Chevron’s Quarterly Report on Form 10-Q filed with the SEC on August 7, 2008 (which updates and supersedes the description in Chevron’s registration statements filed under Section 12 of the Exchange Act), including any amendment or report filed with the SEC for the purpose of updating this description.

PDC SEC Filings

•	Annual report on Form 10-K for the year ended December 31, 2022;

•	Definitive proxy statement on Schedule 14A for the 2023 annual meeting of stockholders;

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2023;

•

Current reports on Form 8-K filed on May 19, 2023, May  22, 2023, May  22, 2023 and May 26, 2023 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act); and

The description of the PDC common stock contained in Amendment No. 1 to PDC’s Registration Statement on Form 8-A/A filed with the SEC on June 8, 2015 (including any amendment or report filed with the SEC for the purpose of updating this description).

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, Chevron and PDC incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s website at the address indicated above, or from Chevron or PDC, as applicable, by requesting them in writing or by telephone as follows:

Chevron Corporation 6001 Bollinger Canyon Rd., Building A San Ramon, California 94583 Attention: Investor Relations Telephone: (925) 842-5690	PDC Energy, Inc. 1099 18th Street, Suite 1500 Denver, Colorado 80202 Attention: Corporate Secretary Telephone: (303) 860-5800

These documents are available from Chevron or PDC, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You can also find information about Chevron and PDC at their internet websites at www.chevron.com and www.pdce.com, respectively. Information contained on these websites does not constitute part of this proxy statement/prospectus.

You may also obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Morrow Sodali, PDC’s proxy solicitor, at the following address and telephone number:

509 Madison Avenue, Suite 1206

New York, New York 10022

Email: PDCE@info.morrowsodali.com

Call Collect: 800.662.5200

Toll-Free: 203.658.9400

If you are a stockholder of PDC and would like to request documents, please do so by July 28, 2023, which is five business days before the special meeting, to receive them before the meeting. If you request any documents from Chevron or PDC, Chevron or PDC, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after Chevron or PDC, as the case may be, receives your request.

This proxy statement/prospectus is a prospectus of Chevron and a proxy statement of PDC for the special meeting. Neither Chevron nor PDC has authorized anyone to give any information or make any representation about the merger or Chevron or PDC that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Chevron or PDC has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on

it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement/prospectus is dated [                ], 2023. You should not assume that the information is accurate as of any date other than that date, and neither its mailing to PDC stockholders nor the issuance of shares of Chevron common stock in the merger will create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

May 21, 2023

among

CHEVRON CORPORATION,

BRONCO MERGER SUB INC.

and

PDC ENERGY, INC.

A-i

A-ii

EXHIBITS

Exhibit A—Form of Certificate of Incorporation of Surviving Corporation

A-iii

DEFINED TERMS

Term	Section
2024 Indenture	Section 7.13(b)
2024 Notes	Section 7.13(b)
2024 Trustee	Section 7.13(b)
2026 Indenture	Section 7.13(b)
2026 Notes	Section 7.13(b)
2026 Trustee	Section 7.13(b)
Acquisition Proposal	Section 7.8(b)
Affected Employees	Section 6.6(b)
Agreement	Preamble
Anti-Corruption Laws	Section 3.17(d)(i)
Anti-Discrimination Laws	Section 3.15(i)
Antitrust Laws	Section 7.1(a)
Book-Entry Shares	Section 1.4(b)
Cap Amount	Section 6.3(d)
Capital Budget	Section 5.1(g)
CERCLA	Section 3.18(b)
Certificate	Section 1.4(b)
Certificate of Merger	Section 1.1(b)
Change in Control	Section 6.6(a)
Change in the Company Recommendation	Section 5.2(a)
Closing	Section 1.1(d)
Closing Date	Section 1.1(d)
Code	Recitals
Common Shares Trust	Section 2.2(b)
Company	Preamble
Company 10-K	Section 3.7(a)
Company 401(k) Plans	Section 6.6(e)
Company Balance Sheet	Section 3.8
Company Balance Sheet Date	Section 3.8
Company Benefit Plans	Section 3.15(a)
Company By-Laws	Section 3.1
Company Capital Stock	Section 3.5
Company Charter	Section 3.1
Company Common Stock	Recitals
Company Credit Agreement	Section 5.1(k)
Company Director RSU Award	Section 1.5(d)
Company Disclosure Schedules	Article III
Company Environmental Permits	Section 3.18(a)
Company Intellectual Property	Section 3.22(a)
Company Material Adverse Effect	Section 3.1
Company Owned Intellectual Property	Section 3.22(a)
Company Pension Plan	Section 3.15(e)
Company Preferred Stock	Section 3.5
Company Proxy Statement	Section 3.9(a)
Company PSU Award	Section 1.5(c)
Company Recommendation	Section 5.2(f)
Company RSU Award	Section 1.5(b)
Company SAR	Section 1.5(a)
Company SEC Documents	Section 3.7(a)

A-iv

Term	Section
Company Securities	Section 3.5
Company Stockholder Approval	Section 3.2(a)
Company Stockholder Meeting	Section 5.2(f)
Company Subsidiary Securities	Section 3.6(b)
Company Termination Fee	Section 10.5(a)(iii)
Comprehensive Area Plan	Section 5.1(s)
Confidentiality Agreement	Section 7.3
Consent Solicitation	Section 7.13(b)
Contract	Section 3.21(a)
COVID-19	Section 5.1
COVID-19 Measures	Section 5.1
Creditors’ Rights	Section 3.2(a)
De Minimis Inaccuracies	Section 8.2(a)
Debt Offer	Section 7.13(b)
Debt Offers	Section 7.13(b)
Delaware Court	Section 10.8
DGCL	Recitals
DJ Basin	Section 6.1(d)
E&P Assets	Section 5.1(i)
Economic Sanctions/Trade Laws	Section 3.17(d)(ii)
Effect	Section 3.1
Effective Time	Section 1.1(b)
End Date	Section 9.1(b)(i)
Environmental Laws	Section 3.18(b)
ERISA	Section 3.15(a)
ERISA Affiliate	Section 3.15(d)
Excess Shares	Section 2.2(a)
Exchange Act	Section 3.3
Exchange Agent	Section 2.1(a)
Exchange Ratio	Section 1.4(a)
FCC	Section 3.3
Financial Advisor	Section 3.23
Form S-4 Clearance Date	Section 5.2(c)
Form S-4	Section 4.8(a)
GAAP	Section 3.8
Government Official	Section 3.17(a)
Hazardous Substance	Section 3.18(b)
HSR Act	Section 3.3
Hydrocarbon Contract	Section 3.20(a)
Hydrocarbons	Section 3.20(a)
Indemnified Liabilities	Section 6.3(a)
Indemnified Persons	Section 6.3(a)
Indentures	Section 7.13(b)
Initial Closing Time	Section 1.1(d)
Intellectual Property	Section 3.22(a)
Intervening Event	Section 5.2(b)(ii)
Intervening Event Match Period	Section 5.2(b)(ii)
Intervening Event Notice	Section 5.2(b)(ii)
knowledge	Section 3.10(e)
Legal Restraint	Section 9.1(c)
Lien	Section 3.4

A-v

Term	Section
Material Contract	Section 3.21(b)
Measurement Date	Section 3.5
Merger	Recitals
Merger Consideration	Section 1.4(a)
Merger Subsidiary	Preamble
Money Laundering Laws	Section 3.17(d)(iii)
Nasdaq	Section 3.3
NYSE	Section 2.2(a)
OFAC	Section 3.17(d)(ii)
Parent	Preamble
Parent 10-K	Section 4.6(a)
Parent Balance Sheet	Section 4.7
Parent Balance Sheet Date	Section 4.7
Parent Closing Election	Section 1.1(d)
Parent Common Stock	Recitals
Parent Common Stock Issuance	Recitals
Parent Disclosure Schedules	Article IV
Parent Material Adverse Effect	Section 4.1
Parent Measurement Date	Section 4.5
Parent Preferred Stock	Section 4.5
Parent SEC Documents	Section 4.6(a)
Parent Securities	Section 4.5
Payoff Amount	Section 7.13(a)
Person	Section 2.1(c)
Personal Data	Section 3.22(c)
Privacy Policies	Section 3.22(c)
Proceeding	Section 6.3(a)
RCRA	Section 3.18(b)
Release	Section 3.18(b)
Reorganization Treatment	Section 7.4(a)
Sanctions Target	Section 3.17(d)(iv)
Sarbanes-Oxley Act	Section 3.10(a)
SEC	Section 1.5(f)
Securities Act	Section 3.3
Significant Subsidiaries	Section 3.6(a)
Specified Month End Date	Section 1.1(d)
Subject Indebtedness	Section 7.13(a)
Subsidiary	Section 3.6(a)
Substantial Detriment	Section 7.1(c)
Superior Proposal	Section 7.8(b)
Superior Proposal Match Period	Section 5.2(b)(i)
Superior Proposal Notice	Section 5.2(b)(i)
Surviving Corporation	Section 1.1(a)
Tax Proceeding	Section 3.14(b)
Tax Returns	Section 3.14
Taxes	Section 3.14
Transaction Litigation	Section 7.14
Transactions	Recitals
WARN Act	Section 5.1(h)

A-vi

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 21, 2023 is by and among Chevron Corporation, a Delaware corporation (“Parent”), Bronco Merger Sub Inc., a newly formed Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Subsidiary”), and PDC Energy, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary will be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), with the Company surviving the Merger as the Surviving Corporation (as defined below) and a direct, wholly-owned subsidiary of Parent;

WHEREAS, the Board of Directors of Parent, at a meeting duly called and held on or prior to the date of this Agreement, has unanimously (a) determined that this Agreement and the issuance of the shares of common stock of Parent, par value $0.75 per share (“Parent Common Stock”), pursuant to this Agreement (the “Parent Common Stock Issuance”) and the other transactions contemplated hereby (the “Transactions”), are fair to, and in the best interests of, Parent and Parent’s stockholders and (b) approved and declared advisable this Agreement and the Transactions;

WHEREAS, the Board of Directors of the Company, at a meeting duly called and held on or prior to the date of this Agreement, has unanimously (a) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company’s stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the holders of shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) and (d) resolved (subject to Section 5.2 and Section 7.8) to recommend the adoption of this Agreement by the holders of Company Common Stock;

WHEREAS, the Board of Directors of Merger Subsidiary has by unanimous vote (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, Merger Subsidiary’s sole stockholder, (b) approved and declared advisable this Agreement and the Transactions and (c) submitted this Agreement to the sole stockholder of Merger Subsidiary, for adoption thereby and recommended that the sole stockholder approve and adopt this Agreement and the Transactions; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, (i) at the Effective Time (as defined below), Merger Subsidiary shall be merged with and into the Company in accordance with the requirements of the DGCL, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a direct, wholly-owned subsidiary of Parent.

(b)    On the Closing Date, immediately after the Closing, the Company will file a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and the parties shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as Parent and the Company may agree and is specified in the Certificate of Merger (the “Effective Time”).

(c)    From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under the DGCL.

(d)    The closing of the Merger (the “Closing”) shall take place (i) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, 10019 or remotely by exchange of documents and signatures (or their electronic counterparts) as soon as practicable, no later than the second (2nd) Business Day following the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement (but no later than the End Date) (the “Initial Closing Time”) or (ii) at such other place and time as the Company and Parent may agree in writing; provided, however, that in order to permit Parent to have a Closing on the first Business Day of a month (unless delayed as set forth below), in certain circumstances where the Closing would otherwise take place near the end of the month, the parties agree as follows: if, but for this proviso, the Closing would have occurred on a Specified Month End Date, then, if elected in writing by Parent (one time) (a “Parent Closing Election”) prior to the Initial Closing Time, (A) the Closing shall take place on the first Business Day following the latest Specified Month End Date, or (B) if Closing cannot take place on such date as a result of failure of the condition set forth in Section 8.1(c), the next Business Day on which such failure no longer exists (the Business Day in the foregoing subclauses (A) and (B), as applicable, the “Deferred Closing Date”); provided, further, that any Parent Closing Election shall include Parent’s confirmation that, (x) at the time of such election, all of the conditions set forth in Section 8.1 and Section 8.2 of this Agreement were satisfied on the date the Closing would have occurred but for the immediately preceding proviso and (y) all such conditions (other than the conditions set forth in (1) Section 8.1(c) and (2) Section 8.2(a)(i), but only to the extent the Company’s material and intentional breach after its receipt of the Parent Closing Election was a principal cause of the failure of the condition in Section 8.2(a)(i) to be satisfied) shall be deemed to be satisfied as of the Deferred Closing Date; it being understood, that nothing in this Section 1.1 or otherwise affects the need for the closing conditions set forth in Section 8.3 to be fulfilled or waived, as applicable, at the Deferred Closing Date. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. For purposes of this Agreement, “Specified Month End Date” means any date which is ten (10) or fewer calendar days prior to the last calendar day of any calendar month.

Section 1.2    Certificate of Incorporation and By-Laws of the Surviving Corporation. Subject to Section 6.3:

(a)    At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in Exhibit A, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time, until thereafter amended in accordance with its terms and the DGCL.

(b)    At the Effective Time, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in the by-laws of the Merger Subsidiary, as in effect immediately prior to the Effective Time, except that all references therein to Merger Subsidiary shall be automatically amended and shall become references to the Surviving Corporation, and as so amended and restated, shall be the by-laws of the Surviving Corporation from and after the Effective Time, until thereafter amended in accordance with their terms, the DGCL and the certificate of incorporation of the Surviving Corporation.

Section 1.3    Directors and Officers of the Surviving Corporation. The directors of Merger Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of Merger Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 1.4    Effect on Capital Stock.

(a)    At the Effective Time, subject to the other provisions of Articles I and II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be canceled pursuant to Section 1.4(d) and any shares of Company Common Stock covered under Section 1.5) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive 0.4638 (the “Exchange Ratio”) of a share of validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Merger Consideration”).

(b)    From and after the Effective Time, all of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of (x) a certificate (each a “Certificate”) or (y) non-certificated shares represented by book-entry (“Book-Entry Shares”) previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends or other distributions with a record date prior to the Effective Time which have been declared by the Company in accordance with this Agreement and which remain unpaid at the Effective Time, and any dividends and other distributions in accordance with Section 2.1(f) and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.2.

(c)    If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that (i) nothing in this Section 1.4 shall be construed to permit the Company or Parent to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement and (ii) cash dividends and grants of equity compensation not prohibited by the terms hereof shall not result in any adjustment to the Exchange Ratio.

(d)    At the Effective Time, all shares of Company Common Stock that are owned directly by Parent, Merger Subsidiary or the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist and no stock of Parent, cash or other consideration shall be delivered in exchange therefor. For the avoidance of doubt, this Section 1.4(d) shall not apply to shares of Company Common Stock held in trust or otherwise set aside from shares held in the Company’s treasury pursuant to a Company Benefit Plan (as such term is defined in Section 3.15).

(e)    At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain outstanding as one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 1.5    Equity Awards.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each outstanding stock appreciation right with respect to shares of Company Common Stock (each, a “Company SAR”), whether or not vested, shall cease to represent a Company SAR, and shall thereafter constitute a stock appreciation right, on the same terms and conditions as were applicable under such Company SAR immediately prior to the Effective Time, including any provisions for acceleration, with respect to the number (rounded down to the nearest whole number) of shares of Parent Common Stock determined by multiplying (x) the number of shares of Company Common Stock subject to such Company SAR immediately prior to the Effective Time by (y) the Exchange Ratio. The exercise price per share of Parent Common Stock subject to any such Company SAR at and after the Effective Time shall be an amount (rounded up to the nearest one hundredth of a cent) equal to (A) the exercise price per share of Company Common Stock subject to such Company SAR immediately prior to the Effective Time divided by (B) the Exchange Ratio.

(b)    At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each award of restricted stock units other than a Company PSU Award and a Company Director RSU Award (each, a “Company RSU Award”) that corresponds to shares of Company Common Stock that is outstanding as of the Effective Time, whether or not vested, shall cease to represent a Company RSU Award with respect to Company Common Stock and shall thereafter constitute a restricted stock unit award, on the same terms and conditions as were applicable under such Company RSU Award immediately prior to the Effective Time, including any provisions for acceleration, with respect to the number (rounded to the nearest whole number) of shares of Parent Common Stock determined by multiplying (x) the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time by (y) the Exchange Ratio. For the avoidance of doubt, any amounts relating to dividend equivalent rights, if any, granted with respect to such Company RSU Award that are accrued but unpaid as of the Effective Time will carry over and will be paid if required by and in accordance with the terms and conditions as were applicable to such Company RSU Award immediately prior to the Effective Time.

(c)    At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each award of restricted stock units for which vesting is conditioned in full or in part based on achievement of performance goals or metrics (each, a “Company PSU Award”) that corresponds to shares of Company Common Stock that is outstanding as of the Effective Time, whether or not vested, shall be treated as follows:

(i)    If such Company PSU Award was granted in calendar year 2021, then such Company PSU Award shall, automatically and without any required action on the part of the holder thereof, become fully vested and be cancelled and converted into the right to receive, within five (5) Business Days following the Effective Time, subject to all applicable Tax withholding, the number (rounded to the nearest whole number) of shares of Parent Common Stock determined by multiplying (A) the number of shares of Company Common Stock subject to such Company PSU Award immediately prior to the Effective Time (with such number determined in accordance with Section 1.5(c)(iii)) by (B) the Exchange Ratio (and any amounts relating to dividend equivalent rights, if any, granted with respect to such Company PSU Award that are accrued but unpaid as of the Effective Time). Notwithstanding the foregoing, with respect to any such Company PSU Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid as described in the immediately preceding sentence without triggering a Tax under Section 409A of the Code, such payment shall be made at the earliest time permitted under this Agreement and the terms of the corresponding award that will not trigger a Tax under Section 409A of the Code.

(ii)    Each Company PSU Award that is not covered by clause (i) above shall cease to represent a Company PSU Award with respect to Company Common Stock and shall thereafter constitute a restricted stock unit award, on the same terms and conditions as were applicable under such Company PSU Award immediately prior to the Effective Time (other than any performance-based vesting conditions), including any provisions for acceleration, with respect to the number (rounded to the nearest whole number) of shares of Parent Common Stock determined by multiplying (x) the number of shares of Company Common Stock subject to such Company PSU Award immediately prior to the Effective Time (with such number determined in accordance with Section 1.5(c)(iii)) by (y) the Exchange Ratio. For the avoidance of doubt, any amounts relating to dividend equivalent rights, if any, granted with respect to such Company PSU Award that are accrued but unpaid as of the Effective Time will carry over and will be paid if required by and in accordance with the terms and conditions as were applicable to such Company PSU Award immediately prior to the Effective Time.

(iii)    For purposes of this Section 1.5(c), the number of shares of Company Common Stock subject to each outstanding Company PSU Award as of immediately prior to the Effective Time shall equal the number of shares of Company Common Stock earned under such Company PSU Award as determined by the Compensation Committee of the Company’s Board of Directors prior to the Effective Time in accordance with the terms of the applicable award agreement, except that actual performance shall be measured by (x) deeming the applicable performance period to end as of the second to last Business Day prior to the Effective Time, (y) computing total shareholder return for the Company by reference to the product of the Exchange Ratio multiplied by the Average Share Price (as defined in the applicable award agreement) of Parent Common Stock for the twenty (20) Business Days ending on and including the second to last Business Day prior to the Effective Time, and (z) computing total shareholder return for the applicable peer companies by reference to the Average Share Price (as defined in the applicable award agreement) of each such company’s common stock for the twenty (20) Business Days ending on and including the second to last Business Day prior to the Effective Time.

(d)    At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each award of restricted stock units granted to a non-employee member of the Company’s Board of Directors (each, a “Company Director RSU Award”) that corresponds to shares of Company Common Stock that is outstanding immediately prior to the Effective Time, whether or not vested, shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive, within five (5) Business Days following the Effective Time, the number (rounded to the nearest whole number) of shares of Parent Common Stock determined by multiplying (A) the number of shares of Company Common Stock subject to such Company Director RSU Award immediately prior to the Effective Time by (B) the Exchange Ratio (and any amounts relating to dividend equivalent rights, if any, granted with respect to such Company Director RSU Award that are accrued but unpaid as of the Effective Time). Notwithstanding the foregoing, with respect to any Company Director RSU Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be paid as described in the immediately preceding sentence without triggering a Tax under Section 409A of the Code, such payment shall be made at the earliest time permitted under this Agreement and the terms of the corresponding award that will not trigger a Tax under Section 409A of the Code.

(e)    Prior to the Effective Time, the Board of Directors of the Company and/or the Compensation Committee of the Board of Directors of the Company shall adopt resolutions approving the treatment of the Company equity awards pursuant to the terms of this Section 1.5.

(f)    (i) Parent shall take all corporate action necessary to assume as of the Effective Time the Company’s obligations under the Company SARs, Company RSU Awards and Company PSU Awards and reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this Section 1.5. (ii) As soon as practicable after the Effective Time and in any event no later than five days after the Effective Time, Parent shall file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the Parent Common Stock subject to equity-based awards described in this Section 1.5 and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or “blue sky” laws, for so long as such equity-based awards remain outstanding.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1    Surrender and Payment.

(a)    Prior to the Effective Time, Parent shall appoint a bank, trust company or nationally recognized stockholder services provider or such other Person reasonably acceptable to the Company as the exchange agent (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Shares representing shares of Company Common Stock. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be delivered in respect of the shares of Company Common Stock. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as the Company and Parent may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Exchange Agent. Exchange of any Book-Entry Shares shall be effected in accordance with Parent’s customary procedures with respect to securities represented by book entry.

(b)    Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate or Book-Entry Share, together with a properly completed letter of transmittal, will be entitled to receive (i) one or more shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested or required by applicable law) representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 1.4 and (ii) a check in the amount equal to any cash payable in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.2 and in respect of any dividends and other distributions which such holder has the right to receive pursuant to Section 2.1(f). No interest shall be paid or accrued on any Merger Consideration, cash payable in lieu of fractional shares or unpaid dividends and distributions payable to holders of Certificates or Book-Entry Shares. Until so surrendered, each such Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(c)    If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Delivery of the aggregate Merger Consideration, as applicable, with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. For purposes of this Agreement, “Person” or “person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(d)    After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Exchange Agent, the Surviving Corporation or the Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.1(a) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, or transferred as otherwise directed by Parent, upon demand, and any such holder who has not exchanged his shares of Company Common Stock for the Merger Consideration in

accordance with this Section 2.1 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration (and any cash payable in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.2 and any dividends and distributions which such holder has the right to receive pursuant to Section 2.1(f)) in respect of such holder’s shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares for any Merger Consideration (and any cash payable in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.2 and any dividends and distributions which such holder has the right to receive pursuant to Section 2.1(f)) delivered to a public official pursuant to applicable abandoned property laws. Any Merger Consideration (and any cash payable in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.2 and any dividends and distributions which such holder has the right to receive pursuant to Section 2.1(f)) remaining unclaimed by holders of shares of Company Common Stock three (3) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental body, agency, authority or entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)    No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this Section 2.1. Following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(g)    The Exchange Agent shall invest any cash delivered by Parent pursuant to Section 2.1(a) as directed by Parent; provided that no losses on such investments shall affect the cash payable to former holders of shares of Company Common Stock pursuant to this Article II. Any interest and other income resulting from such investments shall be paid promptly to Parent.

Section 2.2    Fractional Shares.

(a)    No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of shares of Company Common Stock otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2 and subject to the provisions of Section 2.1, a cash payment (without interest and rounded to the nearest cent) in lieu of such fractional shares of Parent Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of shares of Parent Common Stock equal to the excess of (x) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.1(a) over (y) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Certificates or Book-Entry Shares pursuant to Section 2.1(b) (such excess being herein called the “Excess Shares”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Certificates and Book-Entry Shares representing shares of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange (“NYSE”) in the manner provided in the following paragraph.

(b)    The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional shares, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of shares of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of shares of Company Common Stock (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of shares of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of shares of Company Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of shares of Company Common Stock would otherwise be entitled.

(c)    As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Company Common Stock without interest, subject to and in accordance with Section 2.1.

Section 2.3    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will, if such holder has otherwise delivered a properly completed and duly executed letter of transmittal, issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article II.

Section 2.4    Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Surviving Corporation, Parent, the Company, Merger Subsidiary and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Articles I and II such amounts as it is required to deduct or withhold (or cause to be deducted and withheld) with respect to the making of such payment under any provision of federal, state, local or foreign Tax law (and to the extent deduction and withholding is required, such deduction and withholding may be taken in Parent Common Stock). To the extent that amounts are so deducted or withheld by the Surviving Corporation, Parent, the Company, Merger Subsidiary or the Exchange Agent, as the case may be, and paid over to the applicable governmental body, agency, authority or entity in accordance with applicable law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made by the Surviving Corporation, Parent, the Company, Merger Subsidiary or the Exchange Agent, as the case may be, and, if withholding is taken in Parent Common Stock, the relevant withholding party shall be treated as having sold such Parent Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent that, except as disclosed (i) in the Company SEC Documents filed or furnished prior to the date of this Agreement (excluding any disclosures in such Company SEC Documents in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature, in each case other than any description of historic facts or events included therein) or (ii) in the correspondingly numbered section of the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company

Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsection):

Section 3.1    Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental franchises, licenses, permits, authorizations, consents and approvals required to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities or the ownership or leasing of its properties make such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence (each, an “Effect”) that, individually or in the aggregate, results in a material adverse effect on the financial condition, business, assets or continuing results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Company Material Adverse Effect: (A) any changes or conditions in the U.S. or any other national or regional economy, any global economic changes or conditions or securities, credit, financial or other capital markets conditions, (B) any changes or conditions affecting the oil and gas industry in general (including changes to the prices of commodities or of the raw material inputs or value of the outputs of the Company’s products, general market prices and regulatory changes affecting the industry), (C) any weather-related or other force majeure event or outbreak (including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters), (D) pandemics, epidemics, COVID-19 Measures, acts of war (whether or not declared), armed hostility (by recognized governmental forces or otherwise), sabotage, terrorism or cyber-attack, and any escalation or general worsening of any of the foregoing or other response to any governmental bodies, agencies, officials or authorities (including requirements for business closures, restrictions on operations or “sheltering-in-place”), (E) Effects resulting from the negotiation, execution, announcement, pendency, compliance with or performance of this Agreement, the transactions contemplated hereby or the terms hereof or the consummation of the transactions contemplated hereby, including the impact thereof on the relationships of the Company and its Subsidiaries with customers, suppliers, partners, employees or governmental bodies, agencies, officials or authorities; provided that this clause (E) shall not apply to any representation or warranty set forth in Section 3.4 or Section 3.15(g) (or any condition to any party’s obligation to consummate the Merger relating to such representation and warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger, (F) any action taken or failure to take action which Parent has requested in writing or not consented to when reasonably (taking into account the reasonableness perspectives of each of Parent and the Company) asked under Section 5.1, (G) changes in applicable law, regulation or government policy (including changes or other material developments in any Colorado state, county or local law, regulation or policy impacting the oil and gas industry) or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions (including changes or other material developments in any Colorado state, county or local legal, regulatory, permitting or political conditions impacting the oil and gas industry), (H) any decline in the market price, or change in trading volume, of the Company’s capital stock, (I) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position or (J) any downgrade in the Company’s credit rating (it being understood that the exceptions in clauses (H), (I) and (J) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided hereof) is a Company Material Adverse Effect); provided that, in the case of clauses (A), (B), (C) and (D), to the extent the impact on the Company and its Subsidiaries, taken as a whole, is disproportionately adverse compared to the impact on similarly situated entities, the incrementally disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the Certificate of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the By-Laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-Laws”).

Section 3.2    Corporate Authorization.

(a)    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for any required approval by the Company’s stockholders (the “Company Stockholder Approval”) in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. Assuming the accuracy of the representations and warranties set forth in Section 4.16, the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement is the only vote of the holders of any of the Company’s capital stock or the capital stock of any of its Subsidiaries necessary in connection with consummation of the Merger. Assuming due authorization, execution and delivery of this Agreement by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

(b)    The Board of Directors of the Company, at a meeting duly called and held on or prior to the date of this Agreement, has unanimously (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Company’s stockholders, (ii) approved this Agreement and the transactions contemplated hereby (including the Merger), (iii) directed that the adoption of this Agreement be submitted to a vote of the holders of Company Common Stock, and (iv) resolved (subject to Section 5.2 and Section 7.8) to recommend the adoption of this Agreement by the holders of Company Common Stock.

Section 3.3    Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with the DGCL, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (c) compliance with any applicable requirements of laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters, (d) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (e) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (f) the appropriate filings and approvals under the rules of the NYSE or Nasdaq Global Select Market (“Nasdaq”), (g) (if any) filings required to be made with the Federal Communications Commission (the “FCC”) and (h) other actions or filings the absence or omission of which would not, individually or in the aggregate, be reasonably likely to have (i) a Company Material Adverse Effect or (ii) prevent, materially delay or materially impede consummation by the Company of the Merger or other Transactions (this clause (ii), a “Company Impairment Effect”).

Section 3.4    Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not, assuming compliance with the matters referred to in Sections 3.2 and 3.3 and the accuracy of the representations and warranties set forth in Section 4.16, (a) contravene or conflict with the Company Charter or the Company

By-Laws or the organizational documents of any Subsidiaries of the Company, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, (c) constitute a default (or an event which with notice or the passage of time would become a default) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of, any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, be reasonably likely to have (i) a Company Material Adverse Effect or (ii) a Company Impairment Effect. For purposes of this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance (i) for Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Parent Balance Sheet or the Company Balance Sheet, as the case may be) or (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like lien arising in the ordinary course of business. To the Company’s knowledge as of the date of this Agreement, there is no Effect that would reasonably be expected to prevent, materially impede or materially interfere with the consummation by the Company of the Merger and the Transactions.

Section 3.5    Capitalization. The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”, and together with the Company Common Stock, the “Company Capital Stock”). As of the close of business on May 18, 2023 (the “Measurement Date”), there were outstanding (i) 86,980,921 shares of Company Common Stock, (ii) no shares of Company Preferred Stock and (iii) no other shares of capital stock or other voting securities of the Company. All outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the Measurement Date, there were outstanding (A) Company SARs with respect to 99,609 shares of Company Common Stock, (B) Company RSU Awards with respect to 729,187 shares of Company Common Stock, (C) Company PSU Awards with respect to 406,358 shares of Company Common Stock (assuming such Company PSU Awards were earned at target level of performance) and (D) Company Director RSU Awards with respect to 15,638 shares of Company Common Stock. Except as set forth in this Section 3.5 and except for changes since the close of business on the Measurement Date resulting from the exercise of Company SARs outstanding on such date, or the payment or redemption of other stock-based awards outstanding on such date or other securities issued as permitted by Section 5.1, there are outstanding (x) no shares of capital stock or other voting securities of the Company and (y) (1) no options, warrants or other rights to acquire from the Company any capital stock or voting securities of the Company or securities convertible into or exchangeable for capital stock or voting securities of the Company, (2) no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries, in each case, that are linked to, or calculated based on, the value of the Company or any of its Subsidiaries or otherwise based upon or derived from any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote and (3) no preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character, relating to the capital stock of the Company, obligating the Company to issue, transfer or sell any capital stock, voting securities of the Company or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (x) and (y) being referred to collectively as “Company Securities”). Except as permitted by Section 5.1(e) with respect to any Company SARs, Company RSU Awards, Company PSU Awards and Company Director RSU Awards, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.6    Subsidiaries.

(a)    Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Subsidiary,” when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the voting securities or other ownership interests is owned by such Person or one or more of its Subsidiaries, (ii) such Person or one or more of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (iii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, are directly owned or controlled by such Person or by any one or more of its Subsidiaries. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. All “significant subsidiaries” (as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act) of the Company and all entities listed on Exhibit 21 to the Company 10-K (collectively, “Significant Subsidiaries”) and their respective jurisdictions of organization are identified in Section 3.6(a) of the Company Disclosure Schedules.

(b)    All of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary of the Company is wholly-owned by the Company, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any of its Significant Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Significant Subsidiary of the Company or (ii) (A) options, warrants or other rights to acquire from the Company or any of its Significant Subsidiaries any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of the Company, (B) bonds, debentures, notes or other indebtedness of any Significant Subsidiary of the Company that are linked to, or calculated based on, the value of the Company or any of its Subsidiaries or otherwise based upon or derived from any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote or (C) preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character relating to the capital stock of any Significant Subsidiary of the Company, obligating the Company or any of its Significant Subsidiaries to issue, transfer or sell any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of the Company or obligating the Company or any Significant Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (i) and (ii) being referred to collectively as “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities. No Subsidiary of the Company is, or since January 1, 2021 has been, subject to any requirement to file periodic reports under the Exchange Act. No Subsidiary of the Company owns any shares of Company Common Stock.

Section 3.7    SEC Filings.

(a)    The Company has made available to Parent (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2021 and 2022, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 2021 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2021 (the documents referred to in this Section 3.7(a) being referred to collectively as the “Company SEC Documents”). The Company’s annual report on Form 10-K for its fiscal year ended December 31, 2022 is referred to herein as the “Company 10-K.” The Company’s quarterly report on Form 10-Q for the three months ended March 31, 2023 is referred to herein as the “Company 10-Q.”

(b)    As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act and the rules and regulations thereunder.

(c)    As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)    Each registration statement, as amended or supplemented, if applicable, filed by the Company since January 1, 2021, pursuant to the Securities Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)    The Company has timely filed with or furnished to the SEC all forms, reports, schedules, registration statements, proxy statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2021.

Section 3.8    Financial Statements. The audited consolidated financial statements of the Company (including any related notes and schedules) included in its annual reports on Form 10-K referred to in Section 3.7 present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended, in each case, in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, “Company Balance Sheet” means the consolidated balance sheet of the Company, as of December 31, 2022, set forth in the Company 10-K and “Company Balance Sheet Date” means December 31, 2022.

Section 3.9    Disclosure Documents.

(a)    Neither the proxy statement of the Company (the “Company Proxy Statement”) to be filed with the SEC in connection with the Merger, nor any amendment or supplement thereto, will, at the date the Company Proxy Statement or any such amendment or supplement thereto is first mailed to stockholders of the Company or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Proxy Statement, including all amendments or supplements thereto, will, when filed, comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company in this Section 3.9 with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Subsidiary for inclusion or incorporation by reference in the Company Proxy Statement.

(b)    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 (as defined in Section 4.8(a)) or any amendment or supplement thereto will, at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.10    Controls and Procedures.

(a)    Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)    The Company has (i) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information required to be disclosed by the Company, in the reports it files or furnishes under the Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting and (iii) identified for the Company’s auditors any material weaknesses in internal controls over financial reporting. The Company has provided to Parent true and correct copies of any of the foregoing disclosures to the auditors or audit committee of the Company that have been made in writing from January 1, 2021 through the date of this Agreement, and will promptly provide to Parent true and correct copies of any such disclosure that is made after the date of this Agreement.

(c)    The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the Company’s financial statements. The Company’s management, with the participation of the Company’s principal executive and financial officers, has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2022, and such assessment concluded that such internal controls were effective using the framework specified in the Company 10-K.

(d)    No personal loan or other extension of credit by the Company or any Subsidiary to any of its or their executive officers or directors has been made or modified in violation of Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act since January 1, 2021.

(e)    Since January 1, 2021, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. For purposes of this Agreement, “knowledge” means, with respect to the

Company or Parent, the actual knowledge of any individual identified as an executive officer of such party in the Form 10-K filed most recently by such party with the SEC.

Section 3.11    Absence of Certain Changes.

(a)    From the Company Balance Sheet Date to the date of this Agreement, the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects.

(b)    From the Company Balance Sheet Date, there has not been any event, occurrence, change or development of a state of circumstances or facts which, individually or in the aggregate, has had, or would be reasonably likely to have, a Company Material Adverse Effect.

Section 3.12    No Undisclosed Material Liabilities. As of the date of this Agreement, there are no liabilities of the Company or any Subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are material to the Company and its Subsidiaries, taken as a whole, other than:

(a)    liabilities disclosed or provided for in the Company Balance Sheet or the notes thereto;

(b)    liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect;

(c)    liabilities disclosed in the Company SEC Documents filed prior to the date of this Agreement;

(d)    liabilities or obligations that have been discharged or paid in full in the ordinary course of business consistent with past practice; and

(e)    liabilities under this Agreement or in connection with the Transactions.

Section 3.13    Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding, pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any of their respective properties or any of their respective officers or directors before any court, arbitrator or any governmental body, agency, authority or official except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

Section 3.14    Taxes. Except as set forth in the Company Balance Sheet (including the notes thereto) and except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect,

(a)    (i)    all Tax Returns required to be filed with any taxing authority by, or with respect to, the Company and its Subsidiaries have been filed in accordance with all applicable laws; (ii) the Company and its Subsidiaries have timely paid all Taxes shown as due and payable on the Tax Returns that have been so filed, and, as of the time of filing, such Tax Returns were true and complete in all respects (other than, in the case of clause (i) or clause (ii) hereof, with respect to Taxes and Tax Returns for which the position has been taken in good faith and for which adequate reserves are reflected on the Company Balance Sheet, as adjusted for operations in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet); and (iii) the Company and its Subsidiaries have made provision for all Taxes payable by the Company and its Subsidiaries for which no Tax Return has yet been filed;

(b)    there is no action, suit, proceeding, audit or claim in respect of any Tax or Tax Return (each, a “Tax Proceeding”) now proposed in writing or pending against or with respect to the Company or any of its Subsidiaries;

(c)    to the knowledge of the Company, neither the Company nor any of its Subsidiaries is liable for any Tax imposed on any Person (other than the Company or any of its Subsidiaries) as the result of the application of Treasury Regulations section 1.1502-6 (and any comparable provision of the Tax laws of any state, local or foreign jurisdiction) or as a transferee or successor;

(d)    neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 or Section 361(a) of the Code in the two years prior to the date of this Agreement;

(e)    neither the Company nor any of its Subsidiaries has granted any currently effective requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes with respect to any Tax Returns of the Company or any of its Subsidiaries;

(f)    neither the Company nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under the Tax laws of any state, local or foreign jurisdiction, in each case, which agreement would be binding on the Company or such Subsidiary after the Closing;

(g)    neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under, any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, except for (i) any such agreement or arrangement solely between or among any of the Company and/or its Subsidiaries or (ii) any commercial agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes;

(h)    neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations section 1.6011-4(b)(2);

(i)    there are no Liens for Taxes other than Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet) upon any of the assets of the Company or any of its Subsidiaries; and

(j)    no written claim has been made in the last three years by an authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

For purposes of this Agreement, “Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental, customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges in the nature of a tax imposed by any federal, state, local or foreign governmental body, agency, authority or entity and any interest, penalties or additions to tax attributable thereto. For purposes of this Agreement, “Tax Returns” shall mean any return, report, form or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.15    Employee Benefit Plans; Employment.

(a)    The Company has provided Parent with a list (set forth in Section 3.15(a) of the Company Disclosure Schedules) identifying each material “employee benefit plan,” as defined in section 3(3) of the

Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each material employment, consulting, severance, change in control or similar contract, plan, funding arrangement or policy applicable to any director, former director, employee or former employee of the Company or any of its Subsidiaries, and each material plan, funding vehicle or arrangement (written or oral), providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, death benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change in control benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or its Subsidiaries and covers any employee or director or former employee or director of the Company or any of its Subsidiaries. The material plans, agreements or arrangements of the Company and its Subsidiaries referred to in the first sentence of this Section 3.15(a) (excluding any such plan that is a “multiemployer plan,” as defined in section 3(37) of ERISA) are referred to collectively herein as the “Company Benefit Plans.”

(b)    The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof) and any amendments thereto, (ii) the most recent annual report on Form 5500 and Schedule B thereto (including any related actuarial valuation report) filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required) and (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required.

(c)    Each Company Benefit Plan has been established and maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including, but not limited to, the extent applicable, ERISA and the Code) which are applicable to such plan.

(d)    (i) Neither the Company nor any other entity which is a member of a controlled group of entities (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) of which the Company is a member (each, an “ERISA Affiliate”) has incurred a material liability under Title IV of ERISA or Section 412 of the Code that has not been satisfied in full, and no reasonably foreseeable condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability; and (ii) all material insurance premiums with respect to Company Benefit Plans, including premiums to the Pension Benefit Guaranty Corporation, have been paid when due.

(e)    All “employee pension benefit plans” (as defined in Section 3(2) of ERISA) that are Company Benefit Plans (“Company Pension Plan”) intended to be qualified under Section 401(a) of the Code have received a favorable determination letter or opinion letter, if applicable, from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code. Neither the Company nor any of its ERISA Affiliates contributes to a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(f)    No Company Benefit Plan provides for retiree health benefits or retiree life benefits (other than such benefits required by Section 4980B of the Code or Section 601 of ERISA or similar state law).

(g)    The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, except as expressly provided in this Agreement, (i) entitle any current or former employee, individual independent contractor, director or officer of the Company or any its Subsidiaries to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, increase the amount of compensation due any such employee, individual independent contractor, director or officer or trigger any other material obligation pursuant to any Company Benefit Plan, (iii) require any funding (through a grantor trust or otherwise) of any compensation or benefit owed to any such current or former employee, individual independent contractor, director or officer, or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the

Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code). Section 3.15(g) of the Company Disclosure Schedules lists all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination, true and complete copies of which have been previously provided to Parent

(h)    There has been no amendment to, written interpretation or announcement by the Company or its Subsidiaries relating to, change in employee participation or coverage under, or adoption of, any Company Benefit Plan which would increase materially the expense of maintaining such Company Benefit Plan above the level of expense incurred in respect thereof for the twelve (12) months ended on the Company Balance Sheet Date.

(i)    Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, labor, occupational safety and health, and wages and hours, including Section 8 of the National Labor Relations Act and all civil rights and anti-discrimination laws, rules and regulations (collectively, “Anti-Discrimination Laws”). Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, no work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending or, to the Company’s knowledge, threatened, nor is the Company or any of its Subsidiaries involved in or, to the Company’s knowledge, threatened with material labor disputes, grievances or litigation relating to labor matters, including with respect to Anti-Discrimination Laws.

(j)    As of the date of this Agreement, neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other agreement with any labor organization, works council, trade union, labor association or other employee representative and no such agreement is being negotiated by the Company or any of its Subsidiaries.

(k)    Since January 1, 2021, to the knowledge of the Company, (i), no allegations of sexual harassment or other sexual misconduct have been made against any employee of the Company or its Subsidiaries with the title of director, vice president or above through the Company’s anonymous employee hotline or any formal human resources communication channels at the Company, (ii) there are no actions, suits, investigations or proceedings pending or, to the Company’s knowledge, threatened related to any allegations of sexual harassment or other sexual misconduct by any employee of the Company or its Subsidiaries with the title of vice president or above and (iii) neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any employee of the Company with the title of director, vice president or above.

(l)    No Company Benefit Plan provides a gross-up for any Taxes which may be imposed (i) for failure to comply with the requirements of Section 409A of the Code or (ii) under Section 4999 of the Code.

Section 3.16    Compliance with Laws. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is in violation of, or has since January 1, 2021, violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, have not had, and would not be reasonably likely to have a Company Material Adverse Effect.

Section 3.17    Regulatory Matters.

(a)    Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, since January 1, 2018, (i) none of the Company, any of its Subsidiaries, nor any Company or Subsidiary director, officer, employee, nor, to the knowledge of the Company, any representative, agent, or other person acting on behalf of the Company or any of its Subsidiaries, has violated any Anti-Corruption Law, and (ii) none of the Company, any of its Subsidiaries nor any Company or Subsidiary director, officer, employee, nor, to the knowledge of the Company, any representative, agent or any other person acting on behalf of the Company or any of its Subsidiaries, has offered, paid, given, promised, or authorized the payment of, anything of value (including, but not limited to, money, checks, wire transfers, tangible and intangible gifts, favors, services, employment or entertainment and travel) directly or indirectly to any employee, officer, or representative of, or any person otherwise acting in an official capacity for or on behalf of a governmental body, agency, authority or entity, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office, or an officer or employee of a public international organization (such as the World Bank, United Nations, International Monetary Fund, or Organization for Economic Cooperation and Development) (any such person, a “Government Official”) (A) for the purpose of (1) influencing any act or decision of a Government Official, (2) inducing a Government Official to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official to influence or affect any act or decision of any governmental body, agency, authority or entity or (5) assisting the Company, any Subsidiary of the Company, or any Company or Subsidiary director, officer employee, agent, representative, or any other person acting on behalf of the Company or any of its Subsidiaries in obtaining or retaining business, or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage.

(b)    Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, (i) the Company, each of its Subsidiaries and their respective directors, officers, employees, and, to the knowledge of the Company, agents, representatives and other persons acting for or on behalf of any of the foregoing persons, are, and at all times since January 1, 2018 have been, in compliance with all applicable Economic Sanctions/Trade Laws and all applicable Money Laundering Laws and (ii) neither the Company nor any of its Subsidiaries carries on, or has carried on since January 1, 2018, any business, directly or knowingly indirectly, involving Cuba, Iran, Syria, North Korea, , the Crimea region, or the so-called Donetsk or Luhansk People’s Republics or any Sanctions Target in violation of applicable Economic Sanctions/Trade Laws.

(c)    Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, since January 1, 2018 (i) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or involuntary disclosure to any governmental body, agency, authority or entity or third party with respect to any alleged or suspected act or omission arising under or relating to any potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law, or Money Laundering Law, (ii) neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, nor, to the knowledge of the Company, any agents, employees (other than officers) representatives, or any other person acting at the direction of the Company or any of its Subsidiaries has received any written notice, request or citation for any actual or potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law or Money Laundering Law, (iii) the Company and its Subsidiaries have implemented and have maintained internal controls, policies and procedures designed to detect and prevent violations of Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money Laundering Laws, and (iv) the Company and each of its Subsidiaries have at all times made and maintained accurate books and records in material compliance with all applicable Anti-Corruption Laws, Economic Sanctions/Trade Laws or Money Laundering Laws.

(d)    For purposes of this Agreement:

(i)    “Anti-Corruption Laws” means any applicable law for the prevention or punishment of public or commercial corruption or bribery, including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act 2010 and any other applicable anti-corruption or anti-bribery law of any other applicable jurisdiction.

(ii)    “Economic Sanctions/Trade Laws” means all applicable laws relating to anti-terrorism, the importation of goods, export controls, antiboycott, and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists maintained by the United States, Canada, the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom. For the avoidance of doubt, the applicable laws referenced in the foregoing sentence include (1) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, or any regulations of the U.S. Treasury Department Office of Foreign Assets Controls (“OFAC”), or any export control law applicable to U.S.-origin goods, technology, or software, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time, (2) any U.S. sanctions related to or administered by the U.S. Department of State and (3) any sanctions measures or embargoes imposed by the United Nations Security Council, Her Majesty’s Treasury or the European Union.

(iii)    “Money Laundering Laws” means any law or regulation governing financial recordkeeping and reporting requirements, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the USA PATRIOT Act of 2011, and any applicable money laundering-related laws of other jurisdictions where the Company and its Subsidiaries conduct business, conduct financial transactions or own assets.

(iv)    “Sanctions Target” means: (1) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws, which, as of the date of this Agreement are, Iran, Cuba, Syria, North Korea, the Crimea region or the so-called Donetsk or Luhansk People’s Republics; (2) a person that is on the list of Specially Designated Nationals and Blocked Persons or any of the other sanctioned persons lists published by OFAC, or any equivalent list of sanctioned persons issued by the U.S. Department of State; (3) a person that is located or resident in or organized under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws; or (4) an entity owned fifty percent (50%) or more or, where relevant under applicable Economic Sanctions/Trade Laws, controlled by, a country or territory identified in clause (1) or person in clause (2) above.

Section 3.18    Environmental Matters.

(a)    Except as set forth in the Company SEC Documents filed prior to the date of this Agreement and with such exceptions as, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, threatened by any Person against the Company or any of its Subsidiaries, and no penalty has been assessed or outstanding consent decree or order issued by a court, governmental body, agency, authority or tribunal against the Company or any of its Subsidiaries, in each case, with respect to any matters arising out of any Environmental Law; (ii) the Company and its Subsidiaries are, and since January 1, 2021 have been, in compliance with all Environmental Laws; (iii) (x) the Company and each of its Subsidiaries have obtained and have been and are in compliance with all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all governmental bodies, agencies and authorities required under Environmental Laws for the conduct of their respective businesses as currently conducted (the “Company Environmental Permits”) and (y) all Company Environmental Permits are in full force and effect, and the Company has no written notice or knowledge that such Company Environmental Permits will not be renewed in the ordinary course after the Effective Time; (iv) no governmental body, agency or authority has begun, or to the knowledge of the Company, threatened in writing to begin, any action to terminate, cancel or reform any Company Environmental Permit; (v) to the knowledge of the Company, there are no Hazardous Substances at, in, under or migrating to or from (x) properties owned or leased by the Company or any Subsidiary that require investigation, control, monitoring, removal or remediation under Environmental Laws or (y) any other properties that require investigation, control, monitoring, removal or remediation by the Company or any of its subsidiaries under Environmental Laws; and (vi) there has been no material environmental investigation, study, audit, test, review or other analysis conducted since January 1, 2021 of which the Company has knowledge in relation to any current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries which has not been made available to Parent prior to the date of this Agreement, excluding routine environmental monitoring conducted by the Company in the ordinary course of operations. Except with respect to Section 3.7(d), Section 3.8, Section 3.9, Section 3.11, Section 3.12 and Section 3.21, this Section 3.18 contains the sole and exclusive representations and warranties of the Company with respect to environmental matters, including with respect to Hazardous Substances, Company Environmental Permits, and any other matter relating to compliance with, or liabilities under, Environmental Laws.

(b)    For purposes of this Section 3.18, the term “Environmental Laws” means federal, state, provincial, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements or governmental restrictions relating to: (A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, use, storage, presence, disposal, transport, Release or threatened Release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”); any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said laws); and including, without limitation, any other substance defined, listed, classified or regulated as “hazardous”, “toxic”, a “waste”, a “pollutant”, or a “contaminant,” including petroleum product or byproduct, per- or polyfluorinated alkyl substances, explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins. As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment.

Section 3.19    Title to Properties. Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries has good title to, or valid leasehold or other ownership interests or rights in, all its material properties and assets except: (i) for such interest or rights as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practice, and (ii) for defects, burdens, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not interfere with its ability to conduct its business as currently conducted. As of the date of this Agreement, none of the properties and assets of the Company or any of its Subsidiaries are subject to any Liens that, in the aggregate, interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted to an extent that have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.20    Hydrocarbon Contracts.

(a)    Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Hydrocarbon Contracts are in full force and effect in accordance with their respective terms; (ii) all royalties, rentals and other payments due thereunder have been properly and timely paid or contested in good faith in the ordinary course of business (other than royalties, rentals or other payments which are being held in suspense by the Company or any of its Subsidiaries in accordance with applicable laws); (iii) neither the Company nor any of its Subsidiaries has received any written requests or demands for payments or adjustments of payments under the Hydrocarbon Contracts (excluding payment adjustments contested in good faith in the ordinary course of business) or performance pursuant thereto that remain pending; (iv) none of the Company or any of its Subsidiaries is in breach of any of its obligations under any Hydrocarbon Contracts; and (v) to the knowledge of the Company, no other party to any Hydrocarbon Contract is in breach of any of its obligations thereunder. The term “Hydrocarbon Contract” means a material Hydrocarbon production sharing contract (excluding any production sharing contract customarily used in the U.S. for drilling allocation wells), lease or license or other similar agreement or right binding on the Company or any of its Subsidiaries to explore for, develop, use, produce, sever, process and operate Hydrocarbon interests and associated fixtures or structures for a specified period of time. The term “Hydrocarbon Contract” also includes any material farm-out or farm-in agreement, operating agreement, unit agreement, pooling or communitization agreement, declaration or order, joint venture, option or acquisition agreement, any material oil and gas production, sales, marketing, transportation, exchange and processing contract and agreement, or any other material contract held for exploration or production of Hydrocarbons, or the disposition of the Hydrocarbons produced therefrom, in each case to which the Company or any of its Subsidiaries is a party. The term “Hydrocarbons” means any of oil, bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, coal bed methane, and any and all other substances produced in association with any of the foregoing, whether liquid, solid or gaseous.

(b)    Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have filed with the applicable government authorities all applications and obtained all licenses, permits and other authorizations required for operations under the Hydrocarbon Contracts as currently being conducted by the Company and its Subsidiaries, and (ii) the Company and its Subsidiaries have complied with all rules and regulations of any applicable government authority with respect to operations under the Hydrocarbon Contracts.

Section 3.21    Material Contracts.

(a)    Except for this Agreement, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any agreement, lease, easement, license, contract, note, mortgage, indenture or other legally binding obligation (excluding (i) any Hydrocarbon Contract (as defined above but disregarding any materiality qualifiers in such definition) that is a lease, easement or other instrument constituting the chain of title to the properties and assets owned or held by the Company or any of its Subsidiaries and (ii) any Company Benefit Plan) (each, a “Contract”) that:

(i)    would be required to be filed by the Company as a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii)    includes any contingent payment obligations or similar payment obligations (including any “earn-out” obligations) that would require payments to any person (other than the Company, a wholly-owned Subsidiary of the Company, Parent, or any wholly-owned Subsidiary of the Parent) arising in connection with the acquisition or disposition by the Company or any of its Subsidiaries of any business which payment obligations would reasonably be expected to result in future payments by the Company or its Subsidiaries that exceed, individually or in the aggregate, $15 million;

(iii)    (A) limits in any material respect either the type of business in which the Company or its Subsidiaries (or in which Parent or any of its Subsidiaries after the Effective Time) may engage or the manner or locations in which any of them may so engage in any business (including through “non-competition” or “exclusivity” provisions), (B) would require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries or (C) grants “most favored nation” status with respect to any material obligations that, after the Effective Time, would apply to Parent or any of its Subsidiaries, including the Company and its Subsidiaries, or would run in favor of any Person (other than the Company, a wholly-owned Subsidiary of the Company, Parent, or any wholly-owned Subsidiary of Parent);

(iv)    (A) is an indenture, loan or credit Contract, loan note, mortgage Contract or other Contract representing, or any guarantee of, indebtedness for borrowed money of the Company or any Subsidiary of the Company in excess of $25 million (excluding any government-mandated or state-wide bonds or guarantees) or (B) is a guarantee by the Company or any of its Subsidiaries of such indebtedness of any person other than the Company or a wholly-owned Subsidiary of the Company in excess of $25 million (excluding any government-mandated or state-wide bonds or guarantees);

(v)    grants (A) rights of first refusal, rights of first negotiation or similar pre-emptive rights, or (B) puts, calls or similar rights, to any person (other than the Company or a wholly-owned Subsidiary of the Company) with respect to any asset that is material to the Company; provided that, in each case of (A) and (B), with respect to any Hydrocarbon Contract (as defined above but disregarding any materiality qualifiers in such definition) related to any properties or assets owned or held by the Company or any of its Subsidiaries, only to the extent that such rights would be triggered by the Transactions;

(vi)    was entered into to settle any material litigation and which imposes material ongoing obligations on the Company or any of its Subsidiaries;

(vii)    limits or restricts the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests;

(viii)    is a partnership, limited liability company, joint venture or other similar agreement or arrangement, in each case that is material to the Company, relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture in which the Company owns, directly or indirectly, any voting or economic interest of 15% or more and has invested or is contractually required to invest capital in excess of $15 million, other than with respect to any wholly-owned Subsidiary of the Company;

(ix)    relates to the acquisition or disposition of any business or assets (other than the purchase and sale of Hydrocarbons and products in the ordinary course of business consistent with past practice) pursuant to which the Company or any of its Subsidiaries has any liability in excess of $15 million in any transaction or series of related transactions;

(x)    (A) is a material joint operating agreement (JOA) with a “Contract Area” greater than 7,500 gross surface acres or (B) creates any material presently unexpired area of mutual interest (AMI) in favor of a Person other than the Company, a wholly-owned Subsidiary of the Company, Parent, or any Subsidiary of Parent and sets forth a mutual interest area of greater than 7,500 gross surface acres; or

(xi)    is a Contract pursuant to which the Company or any of its Subsidiaries grants to a third party or receives from a third party a license to use any material Intellectual Property (other than (A) inbound non-exclusive licenses of off-the-shelf or commercially available software, in each case, for an aggregate fee of no more than $100,000 and (B) non-exclusive licenses entered into by the Company or any of its Subsidiaries in the ordinary course of business);

(xii)    is a Contract providing for indemnification of any officer, director or employee by the Company or any of its Subsidiaries that materially deviates from the terms filed in the Form of Indemnification Agreement included as an exhibit to the Company 10-K; or

(xiii)    is any confidentiality agreement or standstill agreement the Company has entered into with any third party (or any agent thereof) that is in effect on the date of this Agreement containing any exclusivity or standstill provisions that are or will be binding on the Company, any of its Subsidiaries or, after the Effective Time, Parent or any of its Subsidiaries, including, after the Effective Time, the Company or any of its Subsidiaries.

(b)    Each such Contract described in clauses (i) through (xii) and not (xiii) above is referred to herein as a “Material Contract”. Each Material Contract is a valid and binding obligation of the Company and its Subsidiaries as applicable and, to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable by the Company or the applicable Subsidiary, in each case, subject to Creditors’ Rights, except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to a Material Contract is in breach or violation of any provision of, or in default under, any Material Contract, and no event has occurred that, with or without notice, lapse of time or both, would constitute such a breach, violation or default, except for breaches, violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. A copy of each Material Contract has previously been made available to Parent.

Section 3.22    Intellectual Property.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries possess the valid right to use, license and enforce all patents, patent rights, trademarks, trade names, trade dress, service marks, Internet domain names, copyrights, applications for any of the foregoing, computer software programs or applications, geophysical data, trade secrets, know-how, data and other proprietary rights (collectively, “Intellectual Property”) to the extent necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (collectively, the “Company Intellectual Property” and to the extent owned by the Company and its Subsidiaries the “Company Owned Intellectual Property”). Section 3.22(a) of the Company Disclosure Schedules sets forth a list of all patents, registered trademarks, registered copyrights, applications for the foregoing and all registered domain names, in each case, that are (i) Company Owned Intellectual Property and (ii) material to the Company.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, since January 1, 2021, the conduct of the business of the Company and its Subsidiaries and use of the Company Intellectual Property does not and has not infringed upon or otherwise violated any Intellectual Property rights of any other Person; (ii) to the knowledge of the Company, no third party is challenging, infringing or otherwise violating any right of the Company and its Subsidiaries in the Company Owned Intellectual Property; (iii) neither the Company nor any of its Subsidiaries has received written notice of any pending claim, order or proceeding with respect to any alleged or potential infringement or other violation of Intellectual Property rights of any other Person or with respect to any Company Owned Intellectual Property; and (iv) to the knowledge of the Company, no Company Owned Intellectual Property is being used or enforced by the Company or any of its Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Company Owned Intellectual Property. The Company and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of any material proprietary information or trade secrets included in their respective rights in Company Intellectual Property.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, the Company and its Subsidiaries have not, since January 1, 2021, experienced any unauthorized access to or other breach of security with respect to the information technology systems that are material to the Company and its Subsidiaries or to any Personal Data in the custody or control of the Company; (ii) the Company and its Subsidiaries have complied in all material respects with all applicable laws and with their own respective privacy policies (“Privacy Policies”) relating to the collection, storage, use, disclosure and transfer of any information held by the Company or its Subsidiaries that can reasonably be used to identify an individual natural person, including name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information, or any other information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable law and that is regulated by such applicable law (collectively, “Personal Data”) and neither the Company nor any of its Subsidiaries has received a written complaint from, or to the knowledge of the Company, is subject to an investigation by, any governmental body, agency, authority or entity or any other third party regarding its collection, storage, use, disclosure or transfer of Personal Data that is pending or unresolved and, to the knowledge of the Company, there are no facts or circumstances that would give rise to any such complaints; and (iii) the Company and its Subsidiaries have commercially reasonable security measures in place designed to protect any Personal Data stored in their respective information technology systems from unlawful use or access by any third party or any other access or use that would violate applicable law.

Section 3.23    Brokers; Financial Advisor. No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities LLC (the “Financial Advisor”) and PJT Partners, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission in connection with the Merger as a result of being engaged by the Company or any Subsidiary or affiliate of the Company. The Company has made available to Parent complete and correct copies of all agreements under which such fee, commission, or other like payment is payable and all indemnification and other agreements under which any such fee or commission is payable.

Section 3.24    Opinion of Financial Advisor. The Company has received the opinion of the Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid in the Merger to the holders of the shares of Company Common Stock is fair, from a financial point of view, to such holders.

Section 3.25    Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.16, the Board of Directors of the Company has taken the necessary action to render Section 203 of the DGCL, any other potentially applicable antitakeover or similar statute or regulation inapplicable to this Agreement and the transactions contemplated hereby.

Section 3.26    Reorganization. The Company has not taken or agreed to take any action, and is not aware, after reasonable diligence, of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.27    No Additional Representations.

(a)    Except for the representations and warranties made in this Article III, as qualified by the Company Disclosure Schedules, or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Merger or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article III, as qualified by the Company Disclosure Schedules, or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made in this Article III, as qualified by the Company Disclosure Schedules, or any certificate delivered pursuant to this Agreement, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Merger or the Transactions.

(b)    Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither Parent nor any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Parent and Merger Subsidiary in Article IV, as qualified by the Parent Disclosure Schedules, or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its representatives. Without limiting the generality of the foregoing, the Company acknowledges that, except as expressly provided in Article IV, as qualified by the Parent Disclosure Schedules or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary represent and warrant to the Company that, except as disclosed (i) in the Parent SEC Documents (as hereinafter defined) filed or furnished prior to the date of this Agreement (excluding any disclosures in such Parent SEC Documents in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive or forward-looking in nature, in each case other than any description of historic facts or events included therein) or (ii) in the correspondingly numbered section of the disclosure schedules delivered by Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsection):

Section 4.1    Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental franchises, licenses, permits, authorizations, consents and approvals required to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect (as defined below). Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities or the ownership or leasing of its properties make such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect. For purposes of this Agreement, the term “Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, results in a material adverse effect on the financial condition, business, assets or continuing results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Parent Material Adverse Effect: (A) any changes or conditions in the U.S. or any other national or regional economy, any global economic changes or conditions or securities, credit, financial or other capital markets conditions, (B) any changes or conditions affecting the oil and gas industry in general (including changes to the prices of commodities or of the raw material inputs or value of the outputs of Parent’s products, general market prices and regulatory changes affecting the industry), (C) any weather-related or other force majeure event or outbreak (including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters), (D) pandemics, epidemics, COVID-19 Measures, acts of war (whether or not declared), armed hostility (by recognized governmental forces or otherwise), sabotage, terrorism or cyber-attack, and any escalation or general worsening of any of the foregoing or other response to any governmental bodies, agencies, officials or authorities (including requirements for business closures, restrictions on operations or “sheltering-in-place”), (E) Effects resulting from the negotiation, execution, announcement, pendency, compliance with or performance of this Agreement, the transactions contemplated hereby or the terms hereof or the consummation of the transactions contemplated hereby, including the impact thereof on the relationships of Parent and its Subsidiaries with customers, suppliers, partners, employees or governmental bodies, agencies, officials or authorities; provided that this clause (E) shall not apply to any representation or warranty set forth in Section 4.4 (or any condition to any party’s obligation to consummate the Merger relating to such representation and warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger, (F) any action taken or failure to take action which the Company has requested in writing, (G) changes in applicable law, regulation or government policy or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions, (H) any decline in the market price, or change in trading volume, of Parent’s capital stock or (I) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (H) and (I) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided hereof) is a Parent Material Adverse Effect); provided that, in the case of clauses (A), (B), (C) and (D), to the extent the impact on Parent and its Subsidiaries, taken as a whole, is disproportionately adverse compared to the impact on similarly situated entities, the incrementally disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect. Merger Subsidiary is a direct, wholly-owned subsidiary of Parent that was formed solely for the purpose of engaging in the Merger. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent has heretofore made available to the Company true and complete copies of Parent’s and Merger Subsidiary’s certificate of incorporation and by-laws as currently in effect.

Section 4.2    Corporate Authorization.

(a)    The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against such party in accordance with its terms, subject to Creditors’ Rights. The shares of Parent Common Stock issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(b)    The Board of Directors of Parent, at a meeting duly called and held on or prior to the date of this Agreement, has unanimously (i) determined that this Agreement and the issuance of Parent Common Stock pursuant to this Agreement and the other Transactions are fair to, and in the best interests of, Parent and Parent’s stockholders and (ii) approved and declared advisable this Agreement and the Transactions.

(c)    The Board of Directors of Merger Subsidiary has unanimously (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Merger Subsidiary’s sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions and (iii) submitted this Agreement to Parent, as sole stockholder of Merger Subsidiary, for adoption thereby and recommended that Parent approve and adopt this Agreement and the Transactions.

Section 4.3    Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with the DGCL, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters, (d) compliance with any applicable requirements of the Exchange Act, (e) compliance with any applicable requirements of the Securities Act, (f) the appropriate filings and approvals under the rules of the NYSE or Nasdaq, (g) (if any) filings required to be made with the FCC and (h) other actions or filings the absence or omission of which would not, individually or in the aggregate, be reasonably likely to have (i) a Parent Material Adverse Effect or (ii) prevent, materially delay or materially impede consummation by Parent of the Merger or other Transactions (this clause (ii), a “Parent Impairment Effect”).

Section 4.4    Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not, assuming compliance with the matters referred to in Sections 4.2 and 4.3, (a) contravene or conflict with the certificate of incorporation or by-laws of Parent or Merger Subsidiary, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its Subsidiaries, (c) constitute a default (or an event which with notice or the passage of time would become a default) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of, any agreement, contract or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults, rights of termination, cancellation or acceleration or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, be reasonably likely to have (i) a Parent Material Adverse Effect or (ii) a Parent Impairment Effect. The approval of the stockholders of Parent is not required by applicable law or the rules of the NYSE or Nasdaq to effect the transactions contemplated by this Agreement. To Parent’s knowledge as of the date of this Agreement, there is no Effect that would reasonably be expected to prevent, materially impede or materially interfere with the consummation by Parent or Merger Subsidiary of the Merger and the Transactions.

Section 4.5    Capitalization. The authorized capital stock of Parent consists of 6,000,000,000 shares of Parent Common Stock, and 100,000,000 shares of preferred stock, par value $1.00 per share (“Parent Preferred Stock”). As of the close of business on May 18, 2023 (the “Parent Measurement Date”), there were outstanding (i) 1,880,910,382 shares of Parent Common Stock, (ii) no shares of Parent Preferred Stock and (iii) no other shares of capital stock or other voting securities of Parent. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. As of the close of business on the Parent Measurement Date, there were outstanding (A) options to purchase 25,412,683 shares of Parent Common Stock and (B) other stock-based awards (other than shares of restricted stock or other equity-based awards included in the number of shares of Parent Common Stock outstanding set forth above) with respect to 10,268,990.9381 shares of Parent Common Stock. Except as set forth in this Section 4.5 and except for changes since the close of business on the Parent Measurement Date resulting from the exercise of employee stock options outstanding on such date, or the payment or redemption of other stock-based awards outstanding on such date and except for the shares to be issued in connection with the Merger, there are outstanding, as of the date of this Agreement, (a) no shares of capital stock or other voting securities of Parent, and (b) except for securities issuable pursuant to employee benefit plans or arrangements, including options issued pursuant to Parent stock option plans and awards payable in Parent Common Stock, (1) no options, warrants or other rights to acquire from Parent any capital stock or voting securities of Parent or securities convertible into or exchangeable for capital stock or voting securities of Parent, (2) no bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries, in each case, that are linked to, or calculated based on, the value of Parent or any of its Subsidiaries, or otherwise based upon or derived from any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, Parent or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent or any of its Subsidiaries may vote and (3) no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character relating to the capital stock of

Parent, obligating Parent to issue, transfer or sell any capital stock, voting securities of Parent or securities convertible into or exchangeable for capital stock or voting securities of Parent or obligating Parent to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in the foregoing subclauses (a) and (b) being referred to collectively as “Parent Securities”). Except as required by the terms of any employee or director options or other stock-based awards, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

Section 4.6    SEC Filings.

(a)    Parent has made available to the Company (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2021 and 2022, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Parent held since December 31, 2021 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2021 (the documents referred to in this Section 4.6(a) being referred to collectively as the “Parent SEC Documents”). Parent’s annual report on Form 10-K for its fiscal year ended December 31, 2022 is referred to herein as the “Parent 10-K.” Parent’s quarterly report on Form 10-Q for the three months ended March 31, 2023 is referred to herein as the “Parent 10-Q.”

(b)    As of its filing date, each Parent SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act and the rules and regulations thereunder.

(c)    As of its filing date, each Parent SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)    Each registration statement, as amended or supplemented, if applicable, filed by Parent since January 1, 2021 pursuant to the Securities Act, as of the date such statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)    Parent has timely filed with or furnished to the SEC all forms, reports, schedules, registration statements, proxy statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2021.

Section 4.7    Financial Statements.    The audited consolidated financial statements of Parent (including any related notes and schedules) included in the annual reports on Form 10-K referred to in Section 4.6 present fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their cash flows for the periods then ended, in each case, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto). For purposes of this Agreement, “Parent Balance Sheet” means the consolidated balance sheet of Parent, as of December 31, 2022, set forth in the Parent 10-K and “Parent Balance Sheet Date” means December 31, 2022.

Section 4.8    Disclosure Documents.

(a)    The Registration Statement on Form S-4 of Parent (the “Form S-4”) to be filed under the Securities Act relating to the issuance of Parent Common Stock in the Merger, and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 4.8(b), comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(b)    Neither the Form S-4 nor any amendment or supplement thereto will at the time it becomes effective under the Securities Act or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent in this Section 4.8 with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4.

(c)    None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Company Proxy Statement or any amendment or supplement thereto will, at the date the Company Proxy Statement or any such amendment or supplement thereto is first mailed to stockholders of the Company or at the time such stockholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.9    Controls and Procedures.

(a)    Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and former principal financial officer of Parent, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act with respect to Parent SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)    Parent has (i) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports it files or furnishes under the Exchange Act is communicated to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure, (ii) disclosed, based on its most recent evaluation, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting and (iii) identified for Parent’s auditors any material weaknesses in internal controls over financial reporting. Parent has provided to the Company true and correct copies of any of the foregoing disclosures to the auditors or audit committee of Parent that have been made in writing from January 1, 2021 through the date of this Agreement, and will promptly provide to the Company true and correct copies of any such disclosure that is made after the date of this Agreement.

(c)    Parent has designed and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on Parent’s financial statements. Parent’s management, with the participation of Parent’s principal executive and financial officers, has completed an assessment of the effectiveness of Parent’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2022, and such assessment concluded that such internal controls were effective using the framework specified in the Parent 10-K.

(d)    No personal loan or other extension of credit by Parent or any Subsidiary to any of its or their executive officers or directors has been made or modified in violation of Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act since January 1, 2021.

(e)    Since January 1, 2021, neither Parent nor any of its Subsidiaries nor, to Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim that Parent or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

Section 4.10    Absence of Certain Changes.

(a)    From the Parent Balance Sheet Date to the date of this Agreement, Parent and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects.

(b)    From the Parent Balance Sheet Date, there has not been any event, occurrence, change or development of a state of circumstances or facts which, individually or in the aggregate, has had, or would be reasonably likely to have, a Parent Material Adverse Effect.

Section 4.11    No Undisclosed Material Liabilities. As of the date of this Agreement, there are no liabilities of Parent or any Subsidiary of Parent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that are material to Parent and its Subsidiaries, taken as a whole, other than:

(a)    liabilities disclosed or provided for in the Parent Balance Sheet or the notes thereto;

(b)    liabilities incurred since the Parent Balance Sheet Date in the ordinary course of business consistent with past practice and which, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect;

(c)    liabilities disclosed in the Parent SEC Documents filed prior to the date of this Agreement;

(d)    liabilities or obligations that have been discharged or paid in full in the ordinary course of business consistent with past practice; and

(e)    liabilities under this Agreement or in connection with the Transactions.

Section 4.12    Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding, pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, any of their respective properties or any of their respective officers or directors before any court, arbitrator or any governmental body, agency, authority or official except as would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

Section 4.13    Compliance with Laws. To Parent’s knowledge, neither Parent nor any of its Subsidiaries is in violation of, or has since January 1, 2021 violated, any applicable provisions of any laws, statutes, ordinances or regulations except for any violations that, individually or in the aggregate, have not had, and would not be reasonably likely to have, a Parent Material Adverse Effect.

Section 4.14    Capitalization of Merger Subsidiary. The authorized capital stock of Merger Subsidiary consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Subsidiary is, and at the Effective Time will be, owned by Parent. Merger Subsidiary has not engaged in any activities other than the execution of this Agreement, the performance of its respective obligations hereunder, and matters ancillary thereto, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 4.15    Reorganization. Parent has not taken or agreed to take any action, and is not aware, after reasonable diligence, of the existence of any fact or circumstance, that could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.16    Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries (including Merger Subsidiary) owns or has owned at any time in the three years preceding the date of this Agreement any shares of Company Common Stock beneficially or of record.

Section 4.17    No Additional Representations.

(a)    Except for the representations and warranties made in this Article IV, as qualified by the Parent Disclosure Schedules, or any certificate delivered pursuant to this Agreement, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Merger or the Transactions, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article IV, as qualified by the Parent Disclosure Schedules, or any certificate delivered pursuant to this Agreement, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made in this Article IV, as qualified by the Parent Disclosure Schedules, or any certificate delivered pursuant to this Agreement, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Merger or the Transactions.

(b)    Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Subsidiary acknowledges and agrees that neither the Company nor any other Person has made or is making, and each of Parent and Merger Subsidiary expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article III, as qualified by the Company Disclosure Schedules, or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or made available to Parent or Merger Subsidiary or any of their respective representatives. Without limiting the generality of the foregoing, each of Parent and Merger Subsidiary acknowledge that, except as expressly provided in Article III, as qualified by the Company Disclosure Schedules, or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or Merger Subsidiary or any of their respective representatives.

ARTICLE V

COVENANTS OF THE COMPANY

The Company agrees that:

Section 5.1    Conduct of the Company. From the date of this Agreement until the Effective Time, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted or required by this Agreement, as may be required by applicable law or any COVID-19 Measures required by applicable law and any action taken, or omitted to be taken, by the Company or its Subsidiaries pursuant thereto or as set forth in Section 5.1 of the Company Disclosure Schedules, the Company and its Subsidiaries shall use all reasonable best efforts to conduct their business (x) in the ordinary course of business consistent with past practice; provided, that this Section 5.1(x) shall not prohibit the Company and its Subsidiaries from taking commercially reasonable (taking into account the reasonableness perspective of each of Parent and the Company) actions outside of the ordinary course or not consistent with past practice in response to external unforeseen events, changes or developments of the type set forth in clauses (A)-(D), or clause (G) of the definition of Company Material Adverse Effect in a manner consistent with those generally undertaken by businesses similarly situated to the Company and (y) in a manner not involving the entry by the Company or its Subsidiaries into businesses that are materially different from the businesses of the Company and its Subsidiaries on the date of this Agreement, and shall use their commercially reasonable efforts to preserve intact their business organizations and material relationships with third parties. For the purposes of this Agreement, “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar laws, directives, restrictions, guidelines, responses, or recommendations of, or promulgated by, any governmental agency, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken, in each case, in connection with or in response to COVID-19. For the purposes of this Agreement, “COVID-19” means SARS-CoV-2 or COVID-19, and any evolution or variant thereof or any related or associated epidemic, pandemic, or disease outbreak. Without limiting the generality of the foregoing, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted or required by this Agreement, as may be required by applicable law or any COVID-19 Measures required by applicable law and any action taken, or omitted to be taken, by the Company or its Subsidiaries pursuant thereto or as set forth in Section 5.1 of the Company Disclosure Schedules, from the date of this Agreement until the Effective Time:

(a)    the Company will not (i) adopt or propose any change in its certificate of incorporation or by-laws or (ii) permit any of its Subsidiaries to adopt or propose any change in such Subsidiary’s certificate of incorporation or by-laws;

(b)    the Company will not, and will not permit any Subsidiary of the Company to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(c)    the Company will not, and will not permit any Subsidiary of the Company to, issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of the Company or its Subsidiaries other than (i) issuances of Company Common Stock pursuant to the exercise or settlement (as applicable) of Company SARs, Company RSU Awards, Company PSU Awards or Company Director RSU Awards that are outstanding on the date of this Agreement and reflected in Section 3.5, or (ii) pledges or encumbrances with respect to Subsidiaries of the Company pursuant to the Company Credit Agreement;

(d)    the Company will not, and will not permit any Subsidiary of the Company to, (i) split, combine, subdivide or reclassify its outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than (A) regular quarterly cash dividends or distributions payable by the Company to shareholders of the Company consistent with past practice, which will not exceed $0.40 per share of Company Common Stock per fiscal quarter, or (B) dividends paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company; provided, however, that the Company shall not declare, set aside or pay any dividend except in accordance with Section 7.11;

(e)    the Company will not, and will not permit any Subsidiary of the Company to, redeem, purchase or otherwise acquire directly or indirectly any of the Company’s or any Subsidiary’s capital stock, except for repurchases, redemptions or acquisitions (i) required by the terms of its capital stock or any securities outstanding on the date of this Agreement or (ii) required by or in connection with the respective terms, as of the date of this Agreement, of any Company Benefit Plan or any dividend reinvestment plan as in effect on the date of this Agreement in the ordinary course of the operations of such plan consistent with past practice and only to the extent consistent with Section 7.4, (iii) with respect to the exercise, vesting or settlement of Company SARs, Company RSU Awards, Company PSU Awards or Company Director RSU Awards outstanding as of the date of this Agreement and reflected in Section 3.5 or (iv) involving only wholly-owned Subsidiaries of the Company;

(f)    the Company will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any outstanding Company SAR, Company RSU Award, Company PSU Award or Company Director RSU Award (which, it is understood, will not limit the administration of the relevant plans governing such awards in accordance with past practices and interpretations of the Company’s Board of Directors and the Company’s Compensation Committee to the extent consistent with Section 7.4);

(g)    the Company will not, and will not permit any Subsidiary of the Company to, make or authorize any capital expenditures except in amounts that are not in excess of, (i) during fiscal year 2023, 110% of the individual line items of the aggregate budgeted amount indicated in the capital budget for the fiscal year 2023 set forth in Section 5.1(g) of the Company Disclosure Schedules (the “Capital Budget”), and (ii) during fiscal year 2024, 110% of the individual line items of the aggregate budgeted amount indicated for fiscal year 2024 set forth in the Capital Budget;

(h)    the Company will not, and will not permit any Subsidiary of the Company to, (1) increase the compensation or benefits of any director, individual independent contractor, officer or employee, except for normal increases in the ordinary course of business consistent with past practice or as required under applicable law or any Company Benefit Plan existing on the date of this Agreement, (2) (i) enter into, (ii) adopt, or (iii) extend or renew (or waive or amend any performance or vesting criteria or accelerate funding under) any employment, change in control, severance, bonus, profit sharing, retirement, restricted stock, stock option, deferred compensation or other director, consultant, executive or employee benefit plan, policy, agreement or arrangement except as required by applicable law or the terms of an agreement or arrangement existing on the date of this Agreement, (3) enter into any collective bargaining agreement or other agreement with any labor organization, works council, trade union, labor association or other employee representative, (4) take any action to accelerate the vesting, payment or funding of any compensation or benefits to any current or former employee or any directors, individual independent contractors or officers, (5) implement any facility closings or employee layoffs or reductions in force that would trigger the notice requirements under the Worker Adjustment and Retraining Notification Act and any similar state or local law (collectively, the “WARN Act”) or (6) terminate the employment of any employee with a title of director, vice president or above, other than a termination of employment for “cause”, or hire any employee with a title of director, vice president or above (unless required to replace any employee who has terminated his or her employment voluntarily or whose employment has terminated as permitted herein);

(i)    the Company will not, and will not permit any of its Subsidiaries to, acquire (for cash or other assets) or agree to acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or Person or division thereof or (ii) any other assets (including E&P Assets), except that, in the case of this clause (ii), the Company and its Subsidiaries shall be permitted to acquire (x) E&P Assets in accordance with Section 5.1(i) of the Company Disclosure Schedules in the ordinary course of business consistent with past practice (and in no event shall it engage in any such acquisitions in an amount exceeding $15 million in the aggregate) or (y) any non-E&P Assets acquired in the ordinary course of business consistent with past practice. For purposes of this Agreement, the term “E&P Assets” means land and mineral interests or rights therein used for the exploration, development and production of oil and gas and other hydrocarbons;

(j)    except as expressly permitted by Section 7.1, the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license, encumber (including by the grant of any option thereon) or otherwise dispose of any material assets or material property (which shall include any sale of any capital stock of any Subsidiary of the Company), except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course of business consistent with past practice or (iii) any such disposals in an amount not exceeding $15 million in the aggregate;

(k)    the Company will not, and will not permit any of its Subsidiaries to, incur any indebtedness for borrowed money, guarantee or assume any such indebtedness of another Person, issue or sell warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other agreement to maintain any financial condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing (other than (i) any such indebtedness among any Person and its wholly-owned Subsidiaries, among any Person’s wholly-owned Subsidiaries, and guarantees thereof, (ii) additional borrowings under that certain Fifth Amended and Restated Credit Agreement, dated as of November 2, 2021, among the Company, the lenders and other parties thereto from time to time and JPMorgan Chase Bank, N.A. as administrative agent (as amended or modified from time to time, the “Company Credit Agreement”) or other existing credit facilities of the Subsidiaries of the Company, in each case, in accordance with the terms thereof as in effect on the date of this Agreement or, in each case, as amended, modified or supplemented in compliance with the terms of this Agreement, (iii) any such indebtedness incurred to replace, renew, extend, refinance or refund any indebtedness of the Company or any of its Subsidiaries, or (iv) any such other indebtedness or other obligations incurred in the ordinary course of business consistent with past practice, that is not in excess of $10 million, in the aggregate; provided, however, that in the case of each of clauses (ii), (iii) and (iv) such indebtedness either (A) is prepayable or redeemable at the Closing or at any time (subject to customary notice requirements) without premium or penalty (other than customary eurocurrency rate breakage) or (B) does not (x) impose or result in any additional restrictions or limitations in any material respect on the Company or any of its Subsidiaries or, following the Closing, Parent or any of its Subsidiaries, or (y) subject the Company or any of its Subsidiaries or, following the Closing, Parent or any of its Subsidiaries, to any additional covenants or obligations in any material respect (other than the obligations to make payment on such indebtedness), in the case of this clause (B), to which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable, is not otherwise subject under the terms of any indebtedness outstanding as of the date of this Agreement);

(l)    the Company will not, and will not permit any of its Subsidiaries to, (i) modify, amend, terminate or waive any material rights under any Material Contract or (ii) enter into any agreement that would constitute a Material Contract if entered into as of the date of this Agreement, other than (x) as otherwise expressly contemplated by this Agreement and (y) for purposes of this clause (ii), in the ordinary course of business consistent with past practice (but excluding any Contract of the type set forth in Section 3.21(a)(iii), Section 3.21(a)(v) or Section 3.21(a)(x)(B));

(m)    the Company will not, and will not permit any of its Subsidiaries to, settle or compromise any claim, demand, lawsuit or state or federal regulatory proceeding (excluding any Tax Proceeding, which shall be governed by Section 5.1(q)), whether now pending or hereafter made or brought, or waive, release or assign any rights or claims, in any such case (i) in an amount in excess of $5 million or (ii) that imposes (x) any material obligation to be performed by, or (y) material restriction imposed against, the Company or any of its Subsidiaries following the Closing Date, or (z) in the aggregate of all such cases, in an amount in excess of $15 million; provided, however, that, notwithstanding the foregoing, the Company may not settle or propose to settle or compromise any Transaction Litigation except as expressly permitted by Section 7.13(a);

(n)    except for any such change which is not material or which is required by reason of a concurrent change in GAAP or applicable law, the Company will not, and will not permit any Subsidiary of the Company to, change any method of financial accounting or financial accounting practice (other than any change for Tax purposes) used by it;

(o)    the Company will not, and will not permit any Subsidiary of the Company to, (i) enter into any joint venture, partnership, participation or other similar arrangement or (ii) make any loan, capital contribution or advance to or investment in any other Person (other than the Company or any wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice and other than pursuant to capital calls required pursuant to the terms of existing equity investments), in each case of (i) and (ii) that would be material to the Company, except for advances for reimbursable employee expenses in the ordinary course of business consistent with past practice or advancements of expenses to directors and officers of the Company or any Subsidiary of the Company pursuant to advancement obligations in effect as of the date hereof under the Company Charter, Company By-Laws, equivalent governing documents of any Subsidiary of the Company or any indemnification agreement with any such director or officer, in each case as in effect on the date of this Agreement;

(p)    the Company will not, and will not permit any of its Subsidiaries to, take any action which would limit Parent’s or the Company’s freedom to license, cross-license or otherwise dispose of any material Company Owned Intellectual Property;

(q)    except as required by law, the Company will not, and will not permit any of its Subsidiaries to, (i) make (other than in the ordinary course of business consistent with past practice), revoke or amend any material election relating to Taxes or change any of its Tax accounting methods currently in effect, (ii) settle any Tax Proceeding or (iii) file any amended Tax Return, in each case, if such action is reasonably likely to result in an increase to a Tax liability of the Company and/or its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole;

(r)    except as contemplated by Section 7.1, the Company will not, and will not permit any of its Subsidiaries to, enter into any agreement that limits in any material respect the ability of the Company or any Subsidiary of the Company, or would (or would reasonably be expected to) limit in any material respect the ability of Parent or any Subsidiary of Parent after the Effective Time, to compete in or conduct any line of business or compete with any Person in any geographic area or during any period;

(s)    the Company will not, and will not permit any of its Subsidiaries to, enter into, submit an application for or pursue any new Comprehensive Area Plan under the laws of the State of Colorado; provided, that for the purposes of this Agreement, “Comprehensive Area Plan” means any “Comprehensive Area Plan” as described in Colorado Oil and Gas Conservation Commission Rule 314;

(t)    the Company will not, and will not permit any of its Subsidiaries to, take any action that would reasonably be expected to prevent, materially delay, materially interfere with or materially impede the consummation of the Merger and the Transactions;

(u)    the Company will not, and will not permit any of its Subsidiaries to, enter into any new derivatives or hedging instruments of any kind; provided, that, the foregoing restriction shall not limit the Company’s or such Subsidiaries’ ability to enter into new commodity hedges if required by the terms and conditions of the Company Credit Agreement;

(v)    the Company will not, and will not permit any of its Subsidiaries to, incur any third party capital commitment in respect of any non-consented AFEs in excess of $5 million; and

(w)    the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Notwithstanding the foregoing, the obligations of the Company and its Subsidiaries under this Section 5.1 to take an action or not to take an action shall not apply to the marketing and sale of Hydrocarbons in the ordinary course of business consistent with past practice.

Section 5.2    Company Stockholder Meeting; Proxy Material.

(a)    Except as permitted by Section 5.2(b) below, the Board of Directors of the Company shall recommend adoption of this Agreement by the Company’s stockholders, and unless permitted by Section 5.2(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Parent, the approval of this

Agreement, the Merger or the Company Recommendation (as defined in Section 5.2(f) below) (any of the foregoing, a “Change in the Company Recommendation”), or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal. For purposes of this Agreement, a Change in the Company Recommendation shall include (x) any approval or recommendation (or public proposal to approve or recommend) of an Acquisition Proposal by the Board of Directors of the Company or any committee thereof, or (y) any failure by the Company to include the Company Recommendation in the Company Proxy Statement.

(b)

(i)    The Board of Directors of the Company shall be permitted, in response to a Superior Proposal received after the date of this Agreement and not resulting from a breach of Section 5.2(a), this Section 5.2(b) or Section 7.8, to not make the Company Recommendation, or to withdraw or modify in a manner adverse to Parent the Company Recommendation, or to cause the Company to terminate this Agreement pursuant to Section 9.1(f), in each case, only if and to the extent that all of the following conditions are met: (A) the Company Stockholder Approval has not been obtained; (B) the Board of Directors of the Company determines in good faith, after consulting with outside legal counsel, that making the Company Recommendation or failing to take such action would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable law; (C) before taking any such action, the Company promptly gives Parent written notice advising Parent of the decision of the Board of Directors of the Company to take such action (a “Superior Proposal Notice”), including the reasons therefor and specifying the material terms and conditions of the applicable Acquisition Proposal and the identity of the Person making such Acquisition Proposal (and the Company will also promptly give Parent such a notice with respect to any subsequent change in such proposal) and the Company has given Parent at least four (4) Business Days (as modified, extended or continued by this Section 5.2(b)(i), the “Superior Proposal Match Period”) after delivery of such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Acquisition Proposal and during such period has made its representatives reasonably available to negotiate with Parent (to the extent Parent wishes to negotiate) with respect to such proposed revisions or other proposal, if any (it being understood and agreed that any amendment or modification (other than immaterial amendments or modifications) of such Acquisition Proposal shall require a new notice period with a new Superior Proposal Match Period of three (3) Business Days); and (D) the Board of Directors of the Company determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 7.8(b)) at the end of such Superior Proposal Match Period after consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation and outside legal counsel, as well as any revisions to the terms of the Merger or this Agreement proposed by Parent in a manner that would form a binding contract if accepted by the Company after being notified pursuant to this Section 5.2(b)(i).

(ii)    The Board of Directors of the Company shall be permitted, in response to an Intervening Event occurring after the date of this Agreement, to not make the Company Recommendation or to withdraw or modify in a manner adverse to Parent the Company Recommendation, only if and to the extent that all of the following conditions are met: (A) the Company Stockholder Approval has not been obtained; (B) the Board of Directors of the Company determines in good faith, as a result of the Intervening Event, after consulting with outside legal counsel, that making the Company Recommendation or failing to so withdraw or modify the Company Recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to stockholders under applicable law; (C) before taking any such action, the Company promptly gives Parent written notice advising Parent of the decision of the Board of Directors of the Company to take such action (an “Intervening Event Notice”), which notice will describe the Intervening Event in reasonable detail, and the Company has given Parent at least five (5) Business Days (as modified, extended or continued by this Section 5.2(b)(ii), the “Intervening Event Match Period”) after delivery of such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Intervening Event and during such period has made its representatives reasonably available to negotiate with Parent (to the extent Parent wishes to negotiate) with respect to such proposed revisions or other proposal, if any (it being understood and agreed that any change in fact (other than an immaterial change) relating to such Intervening Event shall require a new notice period with a new Intervening Event Match Period of three (3) Business Days); and (D) Parent does not make, within the Intervening Event Match Period, a proposal in a manner that would form a binding contract if accepted by the Company that the Board of Directors of the Company determines in good faith after consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation and outside legal counsel, would obviate the need to not make or withdraw or modify the Company Recommendation. For purposes of this Agreement, “Intervening Event” means any event, development or change in circumstances that was not known to the Company’s Board of Directors, or the consequences of which were not reasonably foreseeable as of the date of this Agreement, which event, change or development becomes known to the Company’s Board of Directors prior to obtaining the Company Stockholder Approval; provided that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or (B) any change in the price or trading volume of the Company Common Stock, the Parent Common Stock or any other securities of the Company, Parent or any of their respective Subsidiaries (provided that the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an Intervening Event).

(iii)    Except as permitted under Section 7.8, notwithstanding (x) any Change in the Company Recommendation, or (y) the making of any Acquisition Proposal, until the termination of this Agreement (A) in no event shall the Company or any of its Subsidiaries (1) enter into, or approve or recommend, or, except as set forth in Section 5.2(b), propose to approve or recommend, any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other agreement constituting or relating to an Acquisition Proposal, (2) except as required by applicable law or Section 7.5, make, facilitate or provide information in connection with any SEC or other regulatory filings in connection with the transactions contemplated by any Acquisition Proposal or (3) seek any third-party consents in connection with any transactions contemplated by any Acquisition Proposal and (B) the Company shall otherwise remain subject to the terms of this Agreement; provided, however, for the avoidance of doubt, without limiting the Company’s right to terminate this Agreement in the circumstances set forth in Section 9.1, a Change in the Company Recommendation shall not limit the Company’s obligation to submit this Agreement to the stockholders of the Company for the purpose of obtaining the Company Stockholder Approval at the Company Stockholder Meeting.

(c)    As promptly as practicable following the date of this Agreement, and in any event no later than thirty (30) days after the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, the Form S-4, in which the Company Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act, and for the Company Proxy Statement to be cleared by the SEC and its staff under the Exchange Act, in each case, as promptly as practicable after such filing. Parent shall promptly comply with all reasonable requests from the Company for information regarding Parent or Merger Subsidiary and required by applicable law for inclusion in the Company Proxy Statement and the Company shall promptly comply with all reasonable requests from Parent for information regarding the Company and its Subsidiaries and required by applicable law for inclusion in the Form S-4. Neither the Company (with respect to the Company Proxy Statement) nor Parent (with respect to the Form S-4) will file such documents with the SEC without first providing the other party and its counsel a reasonable opportunity to review and comment thereon, and the filing party will (i) include the reasonable additions, deletions or changes suggested by the other party or its counsel to the extent relating to such party or their respective affiliates and (ii) consider in good faith all other such reasonable additions, deletions or changes suggested by the other party or its counsel in connection therewith. Each of Parent and the Company shall use all reasonable efforts to have the Company Proxy Statement and the Form S-4 cleared by the SEC and its staff as promptly as practicable after such initial filing. Without limiting any other provision herein, the Form S-4 and the Company Proxy Statement will contain such information and disclosure reasonably requested by either Parent or the Company so that the Form S-4 conforms in form and substance to the requirements of the Securities Act and the Company Proxy Statement conforms in form and substance to the requirements of the Exchange Act. The Company shall use its reasonable best efforts to, in consultation with Parent, (i) set a record date for the Company Stockholder Meeting, which record date shall be prior to the effectiveness of the Form S-4, (ii) commence a broker search pursuant to Section 14a-13 of the Exchange Act in respect thereof at least twenty (20) Business Days prior thereto (or such shorter period as the SEC or its staff confirms is acceptable), and (iii) thereafter cause the Company Proxy Statement to be mailed to holders of Company Common Stock as promptly as reasonably practicable after the Form S-4 is declared effective and, in any event, within five (5) Business Days of the earlier occurrence of either (A) (x) the date that is ten (10) days after the filing of the Form S-4 if the SEC does not indicate it will be providing comments or (y) such earlier date as Parent or the Company receives confirmation that the SEC will not provide comments or indicates that it does not plan to provide comments to the filing of the Form S-4, or (B) within five (5) Business Days after the SEC confirms that it has no further comments on the Form S-4 (the “Form S-4 Clearance Date”).

(d)    If at any time prior to the Effective Time there shall occur (i) any event with respect to the Company or any of its Subsidiaries, or with respect to information supplied by Company for inclusion in the Form S-4 or the Company Proxy Statement, or (ii) any event with respect to Parent, or with respect to information supplied by Parent for inclusion in the Form S-4 or the Company Proxy Statement, in either case, which event is required to be described in an amendment of or a supplement to the Form S-4 or the Company Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company.

(e)    Each of the Company and Parent shall (i) promptly (and in any case, no less than twenty-four (24) hours after a director or senior executive officer of such party becomes aware) notify the other of the receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and (ii) promptly (and in any case, no less than twenty-four (24) hours after a director or senior executive officer of such party becomes aware) supply the other with copies of all correspondence between the Company or any of its representatives, or Parent or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto. The Company and Parent shall use their respective reasonable best efforts to respond to any comments of the SEC or its staff with respect to the Form S-4 and the Company Proxy Statement as promptly as reasonably practicable. The Company and Parent shall cooperate with each other and provide to each other all information necessary in order to prepare the Form S-4 and the Company Proxy Statement as expeditiously as practicable, and each of them shall provide promptly to the other party any information that such party may obtain that could necessitate an amendment or supplement to any such document.

(f)    The Company shall, within forty (40) days from the Form S-4 Clearance Date (or, if the Company’s nationally recognized proxy solicitation firm advises forty (40) days from the Form S-4 Clearance Date is insufficient time to submit and obtain the Company Stockholder Approval, such later date to which Parent consents (such consent not to be unreasonably withheld, conditioned or delayed)), duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the Company Stockholder Approval, and the Board of Directors of the Company shall recommend to the Company’s stockholders the adoption of this Agreement (the “Company Recommendation”) and shall include such recommendation in the Company Proxy Statement; provided, however, that the Board of Directors of the Company may fail to make such Company Recommendation or make a Change in the Company Recommendation if permitted by, and in accordance with, Section 5.2(b). Without limiting the generality of the foregoing, but subject to Section 5.2(b) and the Company’s rights to terminate this Agreement under the circumstances set forth in Section 9.1, the Company agrees that its obligations pursuant to the first sentence of this Section 5.2(f) or its other obligations under this Section 5.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or its stockholders or representatives of any Acquisition Proposal. The Company shall use its reasonable best efforts to hold the Company Stockholder Meeting as soon as reasonably practicable after the Form S-4 becomes effective and (subject to any Change in the Company Recommendation permitted by, and in accordance with, Section 5.2(b)) to obtain the Company Stockholder Approval. The Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or otherwise delay the Company

Stockholder Meeting; provided that the Company may, notwithstanding the foregoing, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting (A) if, after consultation with Parent, the Company believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (1) solicit additional proxies necessary to obtain the Company Stockholder Approval, or (2) distribute any supplement or amendment to the Company Proxy Statement the distribution of which the Board of Directors of the Company has determined in good faith to be necessary under applicable law after consultation with, and taking into account the advice of, outside legal counsel or (B) for an absence of a quorum, and the Company shall use its reasonable best efforts to obtain such a quorum as promptly as practicable. Notwithstanding the foregoing, (x) the Company may not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), postpone the Company Stockholder Meeting more than a total of three (3) times pursuant to clause (A)(1) or (B) of the immediately preceding sentence, and no such postponement or adjournment pursuant to clause (A)(1) or (B) of the immediately preceding sentence shall be, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), for a period exceeding ten (10) Business Days and in no event may the Company postpone the Company Stockholder Meeting without the written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) if doing so would require the setting of a new record date and (y) if the Company Stockholder Meeting is postponed, the Company shall reconvene the Company Stockholder Meeting at the earliest practicable date on which the Board of Directors reasonably expects to have sufficient affirmative votes to obtain the Company Stockholder Approval. Without the prior written consent of Parent, the matters contemplated by the Company Stockholder Approval shall be the only matters (other than matters of procedure and matters required by applicable law to be voted on by the Company’s stockholders in connection therewith) that the Company shall propose to be voted on by the stockholders of the Company at the Company Stockholder Meeting. The Company shall otherwise coordinate and cooperate with Parent with respect to the timing of the Company Stockholder Meeting and will otherwise comply with all legal requirements applicable to the Company Stockholder Meeting. The Company shall provide updates to Parent with respect to the proxy solicitation for the Company Stockholders Meeting (including interim results) as reasonably requested by Parent.

Section 5.3    Resignation of Company Directors. In order to fulfill the requirements of Section 1.3, the Company shall (a) use reasonable best efforts cause each director of the Company to deliver a written resignation to the Company effective at the Effective Time and (b) cause the vacancies resulting from such resignations to be filled by Persons who are directors of Merger Subsidiary immediately prior to the Effective Time.

Section 5.4    Other Actions. Subject to and in accordance with the provisions of Article VII, the Company and Parent shall cooperate with each other to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

ARTICLE VI

COVENANTS OF PARENT

Parent agrees that:

Section 6.1    Conduct of Parent. From the date of this Agreement until the Effective Time, except with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted or required by this Agreement, as may be required by applicable law or as set forth in Section 6.1 of the Parent Disclosure Schedules, Parent and its Subsidiaries shall conduct their business in a manner not involving the entry by Parent or its Subsidiaries into lines of businesses that are materially different from the lines of businesses of Parent and its Subsidiaries on the date of this Agreement. Without limiting the generality of the foregoing, except with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), as expressly permitted or required by this Agreement, as may be required by applicable law, or as set forth in Section 6.1 of the Parent Disclosure Schedules, from the date of this Agreement until the Effective Time, Parent shall not, nor shall Parent permit any of its Subsidiaries to:

(a)    adopt or propose any change in the certificate of incorporation or by-laws of Parent;

(b)    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent;

(c)    (i) split, combine, subdivide or reclassify Parent’s outstanding shares of capital stock, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to Parent’s capital stock other than regular quarterly cash dividends payable by Parent consistent with past practice, and in any case not including any special dividend; provided, however, that Parent shall not declare, set aside or pay any dividend except in accordance with Section 7.11;

(d)    acquire (or agree to acquire) any assets or property located in the DJ Basin, or any securities of any person owning or operating any assets or properties in the DJ Basin, if, individually or in the aggregate, such acquisition or acquisitions would reasonably be expected to prevent, materially impede, materially interfere with or materially delay the consummation of the Merger and the Transactions; provided, that for the purposes of this Agreement, “DJ Basin” means the lands within the following counties in the State of Colorado: Adams, Arapahoe, Boulder, Broomfield, Denver, Douglas, Elbert, El Paso, Jefferson, Larimer, Morgan and Weld; or

(e)    agree or commit to do any of the foregoing.

Section 6.2    Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.3    Director and Officer Liability.

(a)    Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement, from the Effective Time and until the six (6) year anniversary of the Effective Time, Parent shall cause the Surviving Corporation and each of its Subsidiaries, to indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, officer or employee of the Company or of such Subsidiary, as applicable, or who acts as a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or of such Subsidiary as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual claim (including a claim of a violation of applicable law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action (“Proceeding”) to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer or employee of the Company or of such Subsidiary, a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or of such Subsidiary as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable law (and Parent shall cause the Surviving Corporation or such Subsidiary to pay expenses incurred in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable law). Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.3(a), upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.3(a) except to the extent such failure materially prejudices such party’s position with respect to such claims). Parent will have the right, upon written notice to any applicable Indemnified Person, to assume the defense of any Proceeding in respect of which indemnification is or would be sought hereunder employing counsel reasonably satisfactory to such Indemnified Person. Notwithstanding anything to the contrary in this Section 6.3, an Indemnified Person shall only be entitled to the rights provided in this Section 6.3 after providing a written undertaking by or on behalf of such Indemnified Person to repay such amounts if it is ultimately determined under applicable law that such Indemnified Person is not entitled to be indemnified.

(b)    Parent and the Surviving Corporation shall not amend, repeal or otherwise modify any provision in the organizational documents of the Surviving Corporation or its Subsidiaries in any manner that would adversely affect the rights thereunder of any Indemnified Person to indemnification, exculpation or expense advancement, except to the extent required by applicable law. Parent shall cause the Surviving Corporation and its Subsidiaries to fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company or any of such Subsidiaries and any of its or their directors, officers or employees existing immediately prior to the Effective Time.

(c)    To the fullest extent permitted under applicable law, Parent shall cause the Surviving Corporation and each of its Subsidiaries to indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in this Section 6.3, relating to the enforcement of such Indemnified Person’s rights under this Section 6.3; provided, that, any such Indemnified Person shall only be entitled to the rights of advancement provided in this Section 6.3(c) after providing a written undertaking by or on behalf of such Indemnified Person to repay such amounts if it is ultimately determined under applicable law that such Indemnified Person is not entitled to be indemnified.

(d)    Parent shall cause the Surviving Corporation to put in place, and Parent shall fully prepay no later than immediately prior to the Closing, “tail” insurance policies with a claims reporting or discovery period of at least six (6) years from the Effective Time placed with insurance companies having the same or better AM Best Financial rating as the Company’s current directors’ and officers’ liability insurance companies with terms and conditions providing retentions, limits and other material terms no less favorable than the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided, however, that Parent may elect in its sole discretion, but shall not be required, to spend more than the amount set forth on Section 6.3 of the Company Disclosure Schedule (the “Cap Amount”) for the six (6) years of coverage under such “tail” policy; provided, further, that if the cost of such insurance exceeds the Cap Amount, and Parent elects not to spend more than the Cap Amount for such purpose, then Parent shall purchase as much coverage as is reasonably available for the Cap Amount.

(e)    In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.3. Parent and the Surviving Corporation shall not sell, transfer, distribute or otherwise dispose of any of their assets or the assets of any Subsidiary (whether by merger, consolidation, operation of law or otherwise) in a manner that would reasonably be expected to render Parent or Surviving Corporation unable to satisfy their obligations under this Section 6.3. The provisions of this

Section 6.3 are intended to be for the benefit of, and shall be enforceable by, the parties and any and all Persons entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.3, and their heirs and representatives.

Section 6.4    Form S-4. Subject to the terms and conditions of this Agreement, Parent shall prepare and file with the SEC under the Securities Act the Form S-4, and shall use its reasonable best efforts to cause the Form S-4 to be declared effective by the SEC a sufficient time prior to the Company Stockholder Meeting to allow the Company to mail the Company Proxy Statement to the Company stockholders, as required by the rules and regulations of the SEC, prior to the Company Stockholder Meeting. Parent shall take any action required to be taken under foreign or state securities or “blue sky” laws in connection with the issuance of Parent Common Stock in connection with the Merger.

Section 6.5    Stock Exchange Listing. Parent shall take all necessary action to cause the shares of Parent Common Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance.

Section 6.6    Employee Benefits.

(a)    From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all benefits and obligations, subject to Section 6.6(b) hereof, under the Company Benefit Plans, each as in effect on the date of this Agreement (or as amended to the extent permitted by Section 5.1), to the extent that entitlements or rights, actual or contingent (whether such entitlements or rights are vested as of the Effective Time or become vested or payable only upon the occurrence of a further event) exist in respect thereof as of the Effective Time. Parent and the Company hereby agree that the consummation of the Merger shall constitute a “Change in Control” for purpose of any employee arrangement and all other Company Benefit Plans, pursuant to the terms of such plans in effect on the date of this Agreement. No provision of this Section 6.6(a) shall be construed as a limitation on the right of Parent to amend or terminate any Company Benefit Plans which the Company would otherwise have under the terms of such Company Benefit Plan, and no provision of this Section 6.6(a) shall be construed to create a right in any employee or beneficiary of such employee under a Company Benefit Plan that such employee or beneficiary would not otherwise have under the terms of such plan.

(b)    For a period of one (1) year following the Effective Time, Parent shall continue to provide to each individual who is employed by the Company or its Subsidiaries as of the Effective Time who remains employed with Parent or any Subsidiary of Parent (“Affected Employees”), for so long as such Affected Employee remains employed by Parent or any Subsidiary of Parent, compensation and employee benefits (i) pursuant to the Company’s or its applicable Subsidiary’s compensation (including, for the avoidance of doubt, equity incentive compensation; provided that Parent may provide cash-based compensation in lieu of the grant date value of equity incentive compensation) and employee benefit plans, programs, policies and arrangements as provided to such Affected Employees immediately prior to the Effective Time or (ii) pursuant to compensation and employee benefit plans, programs, policies or arrangements maintained by Parent or any Subsidiary of Parent providing coverage and benefits, which, in the aggregate, are no less favorable than those provided to employees of Parent in positions comparable to positions held by Affected Employees of Parent and its Subsidiaries from time to time after the Effective Time. Notwithstanding the generality of the foregoing, for a period of one (1) year following the Effective Time, for so long as each Affected Employee remains employed by Parent or any Subsidiary of Parent, such Affected Employee’s base salary or wage rate, as applicable, and short-term cash incentive compensation opportunity shall be, in each case, no less favorable than those provided to the Affected Employee immediately prior to the Effective Time.

(c)    Parent will, or will cause the Surviving Corporation to, give each Affected Employee full credit for purposes of eligibility, vesting and benefit accrual (other than benefit accruals under any defined benefit pension or post-employment or retiree health or welfare plan that, in each case, is not a Company Benefit Plan)

under any employee benefit plans or arrangements maintained by Parent or any Subsidiary of Parent for such Affected Employee’s service with the Company or any Subsidiary to the same extent recognized by the Company immediately prior to the Effective Time, except to the extent that such credit would result in a duplication of benefits or compensation for the same period of service.

(d)    Parent will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each Affected Employee under any welfare benefit plans that such Affected Employee may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Affected Employee and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employee immediately prior to the Effective Time, and (ii) for the first plan year of eligibility, provide each Affected Employee with credit for any co-payments and deductibles paid prior to the commencement of participation in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employee is eligible to participate in after the Effective Time. References to “Affected Employee” in this Section 6.6(d) shall also refer to the applicable Affected Employee’s eligible dependents.

(e)    If requested by the Parent in writing delivered to the Company not less than five (5) Business Days prior to the Closing Date, the Company and each of its Subsidiaries shall adopt resolutions and take all such corporate action as is necessary to terminate each 401(k) plan maintained, sponsored or contributed to by the Company or any of its Subsidiaries (collectively, the “Company 401(k) Plans”), in each case, contingent upon the occurrence of the Closing and effective as of the day immediately prior to the Closing Date, and the Company shall provide Parent with evidence that such Company 401(k) Plans have been properly terminated, with the form of such termination documents subject to the reasonable approval of Parent. To the extent the Company 401(k) Plans are terminated pursuant to Parent’s request, the Affected Employees shall be eligible to participate in a 401(k) plan maintained by Parent or one of its Subsidiaries immediately following the Closing Date, and such Affected Employees shall be entitled to effect a direct rollover of any eligible rollover distributions (as defined in Section 402(c)(4) of the Code), including any outstanding loans, to such 401(k) plan maintained by Parent or its Subsidiaries.

(f)    Nothing contained in this Section 6.6, express or implied, shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of Parent or the Company or any of their respective Subsidiaries or affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, except as permitted by the terms of such plan, program, agreement, contract, policy or arrangement, (iii) create any third-party beneficiary rights or obligations in any person (including any employee) or any right to employment or services or continued employment or service or to a particular term or condition of employment or service with Parent or the Company or any of their respective Subsidiaries or affiliates or (iv) limit the right of Parent or the Company (or any of their respective Subsidiaries or affiliates) to terminate the employment or service of any employee or other service provider following the Closing at any time and for any or no reason.

(g)    Following the date of this Agreement, to the extent applicable, the Company shall provide Parent with a list of employees who would be affected by any facility closings or employee layoffs or reductions in force that would trigger the notice requirements under the WARN Act and that would occur between the date of this Agreement and the Closing Date.

ARTICLE VII

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 7.1    Reasonable Best Efforts.

(a)    Subject to Section 5.2, Sections 7.1(b) and 7.1(c), the Company and Parent shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain as soon as practicable all approvals, consents, registrations, permits, expirations or terminations of waiting periods, authorizations and other confirmations required to be obtained from any third party or governmental body, agency, authority or official which are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. The Company and Parent shall submit the notifications required under the HSR Act relating to the Merger within ten (10) Business Days of the date of this Agreement. Prior to Closing, and subject to applicable laws relating to the exchange of information, the Company and Parent shall each keep the other apprised of the status of matters relating to the completion of the Merger and work cooperatively in connection with obtaining all required approvals or consents of any governmental agency, body, authority or entity in connection with the Merger. The Company and Parent shall have the right to review in advance, and each will consult the other to provide any necessary information with respect to all filings made with, or written materials submitted to, any third party and/or any governmental agency, body, authority or entity in connection with the Merger and the other transactions contemplated by this Agreement. The Company and Parent shall each promptly inform the other party, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any communication from any governmental agency, body, authority or entity regarding the Merger, and provide the other party with the opportunity to participate in any meeting, teleconference, or videoconference with any governmental agency, body, authority or entity in respect of any filing, investigation or other inquiry in connection with the Transactions; provided that notwithstanding anything to the contrary in this Section 7.1, Parent shall have the principal responsibility, in consultation with the Company, for determining and implementing the strategy for obtaining any necessary clearance, consents, approvals, or waiting period expirations or terminations pursuant to any antitrust, competition or trade regulation law that may be asserted by any governmental agency, body, authority or entity with respect to the Merger (collectively, “Antitrust Laws”) and shall do so in a manner reasonably designed to obtain any such clearance, consents, approvals or waiting period expirations or terminations, as promptly as reasonably practicable and, in any event prior to the End Date; but provided, further, that the foregoing shall not limit in any respect any party’s obligations under this Agreement. If either party receives a request for additional information or documentary material from any governmental agency, body, authority or entity with respect to the Merger, then such party will use its reasonable best efforts to make, or cause to be made, as promptly as practicable and after consultation with the other party, an appropriate response in compliance with such request. Subject to applicable laws or any request made by any applicable governmental agency, body, authority or entity (including the staff thereof), the Company and Parent shall each furnish to each other copies of all correspondence, filings (other than the notifications required under the HSR Act) and written communications between it and any such governmental agency, body, authority or entity with respect to this Agreement and the Merger, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of filings or submissions of information to any such governmental agency, body, authority or entity; provided that materials provided pursuant to this Section 7.1(a) may be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual obligations, and (z) as necessary to address reasonable privilege or confidentiality concerns.

(b)    Without limiting Section 7.1(a), Parent and the Company shall, subject to Section 7.1(c), as applicable: (i) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the End Date (as defined in Section 9.1(b)(i)), including without limitation defending through litigation on the merits (including appeal) any claim asserted in any court by any Person; and (ii) each use its reasonable best efforts to avoid or eliminate each and every impediment under any Antitrust Laws so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Parent, the Company and their respective Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date would limit Parent or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of Parent, the Company and their respective Subsidiaries, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any lawsuit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing. Parent and, if requested by Parent, the Company shall agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or Parent or Parent’s Subsidiaries’ ability to retain, any of the businesses, product lines or assets of Parent, the Company or any of their respective Subsidiaries; provided that any such action is conditioned upon the consummation of the Merger. The Company agrees and acknowledges that, notwithstanding anything to the contrary in this Section 7.1, in connection with any filing or submission required, action to be taken or commitment to be made by Parent, the Company or any of their respective Subsidiaries to consummate the Merger or other transactions contemplated by this Agreement, neither the Company nor any of the Company’s Subsidiaries shall, without Parent’s prior written consent, sell, divest, or dispose of any assets, exclusively license any material Company Owned Intellectual Property, commit to any sale, divestiture or disposal of businesses, product lines or assets of the Company and the Company’s Subsidiaries or any exclusive license of material Company Owned Intellectual Property or take any other action or commit to take any action that would limit the Company’s, Parent’s or any of their respective Subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets or material Company Owned Intellectual Property; provided that the foregoing shall not relieve any party of its obligations under this Agreement.

(c)    Notwithstanding anything else contained herein, neither the provisions of this Section 7.1 nor any other provision of this Agreement shall be construed to require Parent or any of Parent’s Subsidiaries to undertake (or to request or authorize the Company or any of the Company’s Subsidiaries to undertake) any efforts or to take any action if such efforts or action would, or would reasonably be expected to, result in a Substantial Detriment. “Substantial Detriment” shall mean any requirement (1) other than as contemplated by clause (2) below (with respect to any division, Subsidiary, interest, business, product line, asset or property of the Company and its Subsidiaries prior to the Closing) and other than as contemplated by the proviso below, to divest or hold separate, or limit the operation of, or agree to any other remedy (including any conduct remedies) with respect to any division, Subsidiary, interest, business, product line, asset or property relating to the operations conducted by Parent and its Subsidiaries prior to, at or after, the Effective Time, (2) to divest or hold separate (a “Divestiture Remedy”) any division, Subsidiary, interest, business, product line, asset or property of the Company and its Subsidiaries which would, individually or in the aggregate (and after giving effect to any reasonably expected proceeds of any divestiture or sale of assets), result in, or be reasonably likely to result in, a material adverse effect on the financial condition, business, assets or continuing results of operations of the Company and its Subsidiaries, taken as a whole, at or after the Effective Time or (3) to agree to any remedy that is not a Divestiture Remedy with respect to the Company or any division, Subsidiary, interest, product line, asset or property of the Company or any of its Subsidiaries; provided, that, that subject to Section 7.1(c) of the Company Disclosure Schedules, Parent shall, if required by an applicable governmental agency, body, authority or entity, agree to any requirement to provide prior notice to, or to obtain prior approval from, any governmental agency, body, authority or entity to the extent such requirement is immaterial to Parent.

Section 7.2    Certain Filings. The Company and Parent shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, authority or official is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.3    Access to Information. From the date of this Agreement until the Effective Time, to the extent permitted by applicable law, the Company and Parent will, during normal business hours and upon reasonable request, (a) give the other party and its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party and its Subsidiaries, (b) furnish to the other party and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its employees, counsel and financial advisors to reasonably cooperate with the other party in its investigation of the business of the Company or Parent, as the case may be; provided that such investigation shall not disrupt the Company’s or Parent’s operations (it being understood and agreed that in no event shall any invasive or subsurface investigation or testing of any environmental media be conducted without the prior consent of the Company, such consent to be within the Company’s reasonable discretion); and provided, further, that no such investigation shall affect any representation or warranty given by either party hereunder. Notwithstanding the foregoing, neither the Company, on the one hand, nor Parent, on the other hand, shall be required to provide any information which it reasonably believes it may not provide to the other by reason of any applicable law, which constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with any third Person. Each party shall use reasonable efforts to make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information obtained by Parent or the Company pursuant to this Section 7.3 shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement dated as of February 23, 2023 between Parent and the Company (the “Confidentiality Agreement”).

Section 7.4    Tax Treatment.

(a)    Neither Parent nor the Company shall, nor shall they permit their respective Subsidiaries to, take any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and each of Parent and the Company shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify. Parent and the Company intend to report, and intend to cause their respective Subsidiaries to report, the Merger for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code (the “Reorganization Treatment”); provided that none of Parent, the Company or any Subsidiary of either thereof shall have any liability or obligation to any holder of Company Common Stock should the Merger fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)    Each of Parent and the Company will, upon request by the other, use reasonable best efforts and reasonably cooperate with one another in connection with the issuance to Parent or the Company of an opinion of external counsel relating to the Reorganization Treatment (including if the SEC requires an opinion regarding the Reorganization Treatment to be prepared and submitted in connection with the declaration of effectiveness of the Form S-4, such opinion to be prepared by Wachtell, Lipton, Rosen and Katz (or such other counsel as may be reasonably acceptable to the Company and Parent)). In connection with the foregoing, each of Parent and the Company shall use reasonable best efforts to deliver to the relevant counsel, upon reasonable request therefore, certificates (dated as of the necessary date and signed by an officer of the Company or Parent, as applicable), in form and substance reasonably acceptable to such counsel, containing customary representations reasonably necessary or appropriate for such counsel to render such opinion.

Section 7.5    Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) any press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange may be issued prior to such consultation, if the party making the release or statement has used its reasonable best efforts to consult with the other party, and (b) a party may, without such consultation, issue a press release or make a public statement that is consistent with prior press releases issued or public statements made in compliance with this Section 7.5 or any communication plan or strategy previously agreed to by Parent and the Company. The Company shall not be required by any provision in this Agreement to consult with or obtain the prior consent of Parent or Merger Subsidiary with respect to a public announcement or press release issued in connection with a Change in the Company Recommendation made in compliance with Section 5.2(b); provided, that Parent shall not be required by any provision in this Agreement to consult with or obtain prior consent of the Company with respect to one public announcement or press release responsive to any public announcement or press release issued by the Company pursuant to this sentence. For the avoidance of doubt, nothing in this Section 7.5 shall prevent Parent or the Company from issuing any press release or making any public statement in the ordinary course that does not relate specifically to this Agreement or the transactions contemplated hereby.

Section 7.6    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company or Merger Subsidiary, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 7.7    Notices of Certain Events.

(a)    Each of the Company and Parent shall promptly notify the other party of:

(i)    any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)    any notice or other written communication from any governmental agency, body, authority or entity in connection with the transactions contemplated by this Agreement; and

(iii)    any actions, suits, claims, investigations or proceedings (A) commenced or (B) to the best of its knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement;

provided, however, that no such notification (and no other notification required to be given under any other Section of this Agreement) shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 7.8    No Solicitation.

(a)    The Company and its Subsidiaries will not, and the Company will direct and use its reasonable best efforts to cause its and its Subsidiaries’ respective officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives not to, directly or indirectly, take any action to solicit, initiate, or knowingly encourage or knowingly facilitate the making of any Acquisition Proposal (including, without limitation, by granting any waiver under Section 203 of the DGCL) or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto (except to notify such Person of the existence of the provisions of this Section 7.8), or disclose any nonpublic information or afford access to properties, books or records to any Person that has made, or to the Company’s knowledge is considering making, any Acquisition Proposal, or approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal, or propose publicly or agree to do any of the foregoing relating to an Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal or (ii) making any disclosure if, in the case of this clause (ii), in the good faith judgment of the Company’s Board of Directors, after consultation with outside counsel, the failure to make such disclosure would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable law; provided, however, that any such disclosure that relates to an Acquisition Proposal shall be deemed to be a Change in the Company Recommendation unless the Company’s Board of Directors reaffirms the Company Recommendation in such disclosure. Notwithstanding anything to the contrary in this Agreement but subject to the first sentence of Section 7.8(b), prior to (but not after) the date of the Company Stockholder Approval, the Company may, directly or indirectly through its advisors, agents or other intermediaries, (A) furnish information and access, but only in response to a request for information or access, to any Person, and its representatives (including sources of financing), making a bona fide, written Acquisition Proposal to the Board of Directors of the Company after the date of this Agreement which was not obtained as a result of a breach of Section 5.2(a), Section 5.2(b) or this Section 7.8 and (B) participate in discussions and negotiate with such Person or its representatives concerning any such unsolicited Acquisition Proposal, if and only if, in any such case set forth in clause (A) or (B) of this sentence, (1) the Board of Directors of the Company concludes in good faith, (x) after receipt of the advice of a financial advisor of nationally recognized reputation and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (y) that failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law and (2) the Company receives from the Person making such an Acquisition Proposal, prior to engaging in any of the activities described in clause (A) or (B) of this sentence, an executed confidentiality agreement the material terms of which, as they relate to confidentiality, are (without regard to the terms of such Acquisition Proposal) in all material respects (i) no less favorable to the Company and (ii) no less restrictive to the Person making such Acquisition Proposal than those contained in the Confidentiality Agreement.    The Company agrees that any material non-public information provided to such Person that has not previously been provided to Parent shall be provided to Parent prior to or substantially concurrently with the time it is provided to such Person. The Board of Directors of the Company shall not take any of the actions referred to in the foregoing clauses (A) and (B) unless the Company shall have first delivered to Parent written notice advising Parent that the Company intends to take such action; provided that only one such notice need be given with respect to any specific Acquisition Proposal or amended or modified Acquisition Proposal.

(b)    In the event that on or after the date of this Agreement the Company receives an Acquisition Proposal, or any request for nonpublic information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company or any Subsidiary of the Company by any Person that has made, or has informed the Company it is considering making, an Acquisition Proposal, the Company will (A) promptly (and in no event later than twenty-four (24) hours after a director or senior executive officer of the Company becomes aware of such an Acquisition Proposal or request) notify (which notice shall be provided orally and in writing and shall identify the Person making such Acquisition Proposal or request and set forth the material terms thereof) Parent thereof, (B) keep Parent reasonably and promptly informed of the status and material terms of (including with respect to changes to the status or material terms of) any such Acquisition Proposal or request, (C) on a daily basis at mutually agreeable times to be agreed in good faith by the parties, advise and confer with Parent (including on an outside counsel basis) regarding the process of negotiations concerning any Acquisition Proposal or request and the material details (including material terms thereof) of any such Acquisition Proposal or request and respond in good faith to questions reasonably asked by Parent (or its outside counsel) related thereto and (D) as promptly as practicable (but in no event later than twenty-four

(24) hours after a director or senior executive officer of the Company becomes aware of receipt) provide to Parent unredacted copies of all material correspondence and material written materials (whether or not electronic) sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions thereof, including any proposed transaction agreements (along with all schedules and exhibits thereto and any financing commitments related thereto), as well as written summaries of any material oral communications relating to the terms and conditions thereof. The Company (x) shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated and shall use reasonable best efforts to cause its and their officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents and other representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date of this Agreement with any Persons with respect to any Acquisition Proposal or the possibility thereof, (y) shall promptly request each Person, if any, that has executed a confidentiality agreement within the nine (9) months prior to the date of this Agreement in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries and (z) immediately terminate all physical and electronic data room access for such Person and their representatives to diligence or other information regarding the Company or any of its Subsidiaries. The Company shall not modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Acquisition Proposal and shall enforce the provisions of any such agreement; provided that the Company shall be permitted on a confidential basis, upon written request by a relevant party thereto and without prior notice to Parent disclosing the party and the circumstances, to release or waive any standstill obligations solely to the extent necessary to permit the party referred therein to submit an Acquisition Proposal to the Board of Directors of the Company on a confidential basis. The Company shall provide written notice to Parent of waiver or release of any standstill by the Company.

For purposes of this Agreement, “Acquisition Proposal” means any bona fide written offer or proposal for, or any bona fide written indication of interest in, any (i) direct or indirect acquisition or purchase of any business or assets of the Company or any of its Subsidiaries that, individually or in the aggregate, constitutes 20% or more of the net revenues, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, or (iv) merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal for or in respect of at least a majority of the outstanding shares of Company Common Stock or the Company’s and its Subsidiaries’ assets on terms that the Board of Directors of the Company determines in its good faith judgment (after consultation with, and taking into account the advice of, a financial advisor of nationally recognized reputation and outside legal counsel, taking into account all the terms and conditions of such Acquisition Proposal, including likelihood of consummation on the terms proposed and all legal, financial, regulatory and other aspects of such proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any revisions to the terms of the Merger or this Agreement proposed by Parent after being notified pursuant to Section 5.2(b)(i)) is more favorable to the Company’s stockholders than the Merger and the Transactions.

(c)    The Company agrees that it will take the necessary steps promptly to inform its Subsidiaries and its officers, directors, investment bankers, consultants, attorneys, accountants, agents and other representatives of the obligations undertaken in this Section 7.8.

Section 7.9    Takeover Statutes. If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and its Board of Directors shall grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such restriction, statute or regulation on the transactions contemplated hereby.

Section 7.10    Section 16(b). Each of Parent and the Company shall take all such steps as may be reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of the Company or (b) at the Effective Time will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.11    Coordination of Quarterly Dividends. Parent and the Company shall each coordinate their record and payment dates for their regular quarterly dividends to ensure that the holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their Company Common Stock and the Parent Common Stock that such holders receive in exchange therefor in the Merger. In addition, and without limiting the requirements of the previous sentence, the Company shall ensure that the date on which any quarterly dividend is declared and the record date with respect to any quarterly dividend shall be no later than five (5) Business Days following the one year anniversary of such dates for the corresponding quarter of the preceding year; provided, however, that in the quarter in which the Closing occurs, if the record date of Parent’s quarterly dividend has been declared and is a date prior to the Effective Time, then such quarterly dividend declaration date and record date of the Company shall occur no later than such date as is necessary to ensure that holders of Company Common Stock receive a quarterly dividend in accordance with the first sentence of this Section 7.11.

Section 7.12    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of NYSE or Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 7.13    Treatment of Company Indebtedness.

(a)    The Company shall use reasonable best efforts, and shall cause its applicable Subsidiaries to use commercially reasonable efforts, to deliver to Parent at least three (3) Business Days prior to the Closing Date a copy of a payoff letter (subject to the delivery of funds as arranged by Parent) with respect to the Company Credit Agreement (the “Subject Indebtedness”) in customary form, which payoff letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Subject Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount under such payoff letter, the Subject Indebtedness and all related loan documents shall be terminated and (iii) provide that all Liens and guarantees in connection with the Subject Indebtedness relating to the assets and properties of the Company or any of its Subsidiaries securing the obligations under the Subject Indebtedness shall be released and terminated upon payment of the Payoff Amount on the Closing Date.

(b)    Parent will be permitted to, or request the Company to, commence and conduct, in accordance with the terms of the indenture, dated as of September 15, 2016, as amended, between the Company and U.S. Bank National Association (as amended or modified, the “2024 Indenture” and the “2024 Trustee”, respectively) governing the terms of the 6.125% Senior Notes due 2024 (the “2024 Notes”) and the indenture, dated as of November 29, 2017, as amended, between the Company and U.S. Bank National Association (as amended or modified, the “2026 Indenture” and, collectively with the 2024 Indenture, the “Indentures” and the “2026 Trustee”, respectively) governing the terms of the 5.75% Senior Notes due 2026 (the “2026 Notes”), one or more offers to purchase, including any “Change of Control Offer” (as such term is defined in the respective Indenture) and/or any tender offers, or any exchange offers, and to conduct consent solicitations (each, a “Consent Solicitation”), if any (each, a “Debt Offer” and collectively, the “Debt Offers”), with respect to any or all of the outstanding aggregate principal amount of the 2024 Notes and the 2026 Notes, provided that (A) any such Debt Offer is consummated using funds provided by Parent and (B) Parent shall (1) prepare all necessary and appropriate documentation in connection with a Debt Offer (the “Debt Offer Documents”), (2) provide the Company with a reasonable opportunity to review and comment on such documentation, (3) include any proposed changes reasonably requested by the Company to the extent relating to the Company or its Subsidiaries or to compliance with the applicable Indenture or applicable law and shall otherwise consider any such proposed changes in good faith and (4) any such Debt Offer shall be conducted in compliance with the applicable Indenture and applicable law (including SEC rules and regulations). The closing (or, if applicable, effectiveness) of the Debt Offers shall be expressly conditioned on the occurrence of the Closing; provided, that the consummation of a Debt Offer with respect to the 2024 Notes or the 2026 Notes shall not be a condition to Closing. In connection with any Consent Solicitation, subject to the receipt of any requisite consents, the Company and its Subsidiaries shall execute a supplemental indenture to each of the Indentures in accordance with each respective Indenture, amending the terms and provisions of such Indenture as described in the Debt Offer Documents as reasonably requested by Parent, which supplemental indentures shall become operative no earlier than the Effective Time, and shall use reasonable best efforts to cause the 2024 Trustee and the 2026 Trustee to enter into such supplemental indentures prior to or substantially simultaneously with the Closing as determined by Parent. If reasonably requested by Parent, the Company shall use its reasonable best efforts to cause its legal counsel to provide (A) all customary legal opinions required by the applicable Indenture and (B) all customary legal opinions required by applicable laws (including SEC rules and regulations) solely as and to the extent that such opinions relate to the Company and its Subsidiaries, in each case, in connection with the transactions contemplated by this Section 7.13(b) and to the extent such legal opinions are required to be delivered prior to the Effective Time.

(c)    If requested by Parent, in lieu of or in addition to Parent or the Company commencing a Debt Offer for the 2024 Notes and the 2026 Notes, the Company shall use its reasonable best efforts, to the extent permitted by the Indentures, to (A) issue one or more notices of optional redemption for all or a portion of the outstanding aggregate principal amount of the 2024 Notes and the 2026 Notes (which may be delivered at Parent’s request in advance of the Closing Date so long as the redemption of such notes is expressly conditioned upon the occurrence of the Closing), pursuant to the redemption provisions of the respective Indenture and (B) take any other actions reasonably requested by Parent to facilitate the satisfaction and discharge of the 2024 Notes and the 2026 Notes pursuant to the satisfaction and discharge provisions of the respective Indenture and the other provisions of each such Indenture applicable thereto, provided that (1) any such redemption or satisfaction and discharge shall be consummated using funds provided by Parent and (2) consummation of any such redemption or satisfaction and discharge shall not be a condition to Closing. If reasonably requested by Parent, the Company shall use its reasonable best efforts to cause its legal counsel to provide all customary legal opinions required in connection with the redemptions contemplated by this Section 7.13(c) to the extent such legal opinions are required to be delivered prior to the Effective Time.

(d)    Without limiting the foregoing, (i) the Company and Parent shall reasonably cooperate with each other with respect to customary actions for transactions of this type that are reasonably requested by Parent to be taken by the Company or its Subsidiaries under the Company Credit Agreement or any of the Company’s outstanding debt securities in connection with the Merger, including in connection with a Debt Offer, the execution of any supplemental indentures described in the Debt Offer Documents and any notice of redemption; provided that none of the Company, its Subsidiaries or their representatives shall be required to execute or, other than as provided in Section 7.13(b) and Section 7.13(c), deliver, or agree to any change or modification of, any agreement, document, certificate or opinion that (x) is effective prior to the Closing or that would be effective if the Closing does not occur, (y) is not accurate in light of the facts and circumstances at the time delivered, or (z) would conflict with the terms of the Company’s existing indebtedness or applicable law and (ii) Parent shall promptly reimburse the Company upon its written request for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with the cooperation provided for in this Section 7.13 and reimburse, indemnify and hold harmless the Company and its Subsidiaries and their respective representatives from and against any and all liabilities and losses suffered or incurred by them in connection with the transactions contemplated by this Section 7.13.

Section 7.14    Transaction Litigation. The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of any stockholder demands, litigations, arbitrations or other similar action (including derivative claims) commencing against their respective directors or officers relating to this Agreement or any of the transactions contemplated by this Agreement (collectively, the “Transaction Litigation”) and shall keep each other informed regarding any Transaction Litigation. The Company and Parent shall cooperate with the other in the defense or settlement of any Transaction Litigation and shall in good faith consult with each other on a regular basis regarding the defense or settlement of such Transaction Litigation and shall give each other’s advice with respect to such Transaction Litigation reasonable consideration. None of the Company, Parent or any of their respective Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent or the Company, as applicable (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.15    Parent Vote. Immediately following the execution and delivery of this Agreement, Parent will cause the sole stockholder of Merger Subsidiary to execute and deliver to Merger Subsidiary a written consent adopting the Agreement in accordance with the DGCL.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1    Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permitted by law, waiver) of the following conditions:

(a)    this Agreement shall have been adopted by the stockholders of the Company in accordance with the DGCL;

(b)    any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

(c)    no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

(d)    the Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

(e)    the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 8.2    Additional Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permitted by law, waiver) of the following further conditions:

(a)    (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it as of or prior to the Closing Date and (ii) (A) the representations and warranties of the Company set forth in Section 3.11(b) of this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the date of this Agreement and at and as of the Closing Date, (B) the representations and warranties of the Company set forth in the first two sentences of Section 3.5 shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date except for De Minimis Inaccuracies, (C) the representations and warranties of the Company set forth in Section 3.5 (other than the first two sentences thereof) shall be true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Company Material Adverse Effect”) in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, and (D) the representations and warranties of the Company set forth in Article III of this Agreement other than those described in the preceding clauses (A)-(C) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date except where the failure to be so true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Company Material Adverse Effect”) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that, with respect to clauses (A), (B), (C), and (D) above, representations and warranties that are made as of a particular date or period shall be true and correct (consistent with the respective thresholds set forth in clause (A), (B), (C), or (D) as applicable) only as of such date or period. For purposes of this Agreement, “De Minimis Inaccuracies” means any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Company or Parent, as the case may be.

(b)    Parent shall have received a certificate of the Company, executed on its behalf by an authorized officer of the Company, dated the Closing Date, certifying that the conditions set forth in Section 8.2(a)(i) and Section 8.2(a)(ii) have been satisfied.

Section 8.3    Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent permitted by law, waiver) of the following further conditions:

(a)    (i) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it as of or prior to the Closing Date and (ii) (A) the representations and warranties of Parent and Merger Subsidiary set forth in Section 4.10(b) of this Agreement shall be true and correct in all respects at and as of the Closing Date as though made at and as of the date of this Agreement and at and as of the Closing Date, (B) the representations and warranties of Parent and Merger Subsidiary set forth in the first two sentences of Section 4.5 shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date except for De Minimis Inaccuracies, (C) the representations and warranties of Parent and Merger Subsidiary set forth in Section 4.5 (other than the first two sentences thereof) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, and (D) the representations and warranties of Parent and Merger Subsidiary set forth in Article IV of this Agreement other than those described in the preceding clauses (A)-(C) shall be true and correct (disregarding all qualifications or limitations as to “material”, “materiality” or “Parent Material Adverse Effect”) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided, however, that, with respect to clauses (A), (B), (C) and (D) above, representations and warranties that are made as of a particular date or period shall be true and correct (consistent with the respective thresholds set forth in clause (A), (B), (C) or (D) as applicable) only as of such date or period.

(b)    The Company shall have received a certificate of Parent, executed on its behalf by an authorized officer of Parent, dated the Closing Date, certifying that the conditions set forth in Section 8.3(a)(i) and Section 8.3(a)(ii) have been satisfied.

Section 8.4    Frustration of Closing Conditions. None of the parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in

Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE IX

TERMINATION

Section 9.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the obtaining of the Company Stockholder Approval):

(a)    by mutual written consent of the Company and Parent;

(b)    by either the Company or Parent:

(i)    if the Merger has not been consummated by May 22, 2024 (the “End Date”); provided, however, that if (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of the condition set forth in Section 8.1(b) and (y) all other conditions in Article VIII have theretofore been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or (to the extent permitted by law) waived, the End Date will be November 26, 2024; provided, that, in the event a Parent Closing Election is delivered pursuant to Section 1.1(d) that would result in the Closing being delayed past the End Date, then the End Date shall be automatically extended until the fifth (5th) Business Day following the Deferred Closing Date; provided, further, that if the condition set forth in Section 8.1(c) ceases to be satisfied on or after the delivery of such Parent Closing Election, then the End Date shall be automatically extended until the fifth (5th) Business Day following the date on which the laws, regulations, judgments, injunctions, orders or decrees causing the failure of the condition set forth in Section 8.1(c) have been lifted or become final and non-appealable; provided, further, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has principally caused or resulted in the failure of the Effective Time to occur on or before the End Date; or

(ii)    if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

(c)    by either the Company or Parent, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable (any such law, regulation, judgment, injunction, order or decree, a “Legal Restraint”); provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under Section 7.1 hereof has principally caused or resulted in the imposition of such Legal Restraint or the failure of such Legal Restraint to be resisted, resolved or lifted;

(d)    by Parent, prior to receipt of the Company Stockholder Approval, if there shall have been a Change in the Company Recommendation, whether or not permitted by the terms hereof (or the Board of Directors of the Company or any committee thereof shall resolve to effect a Change in the Company Recommendation);

(e)    by either Parent or the Company, if there shall have been a breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 8.2(a) (in the case of a breach by the Company) or Section 8.3(a) (in the case of a breach by Parent), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach; or

(f)    by the Company, at any time prior to receipt of the Company Stockholder Approval in order to enter into a definitive written agreement providing for a Superior Proposal; provided that (i) the Company has received a Superior Proposal after the date of this Agreement that did not result from a breach of Section 5.2(b)(i) or Section 7.8, (ii) the Company has complied in all material respects with Section 5.2(b)(i) with respect to such Superior Proposal, (iii) concurrently with, and as a condition to, any such termination the Company pays or causes to be paid to Parent (or its designee) the Company Termination Fee pursuant to Section 10.5 and (iv) the Board of Directors of the Company has authorized the Company to enter into, and the Company substantially concurrently enters into, a definitive written agreement providing for such Superior Proposal (it being agreed that the Company may enter into such definitive written agreement concurrently with any such termination).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.1, specifying the provision hereof pursuant to which such termination is effected.

Section 9.2    Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in Section 7.13(d), this Section 9.2, in Section 10.4 and Section 10.5 hereof and in the Confidentiality Agreement shall survive the termination hereof and (b) no such termination shall relieve any party of any liability or damages resulting from any material and intentional breach by that party of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1    Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email or similar writing) and shall be given,

if to Parent or Merger Subsidiary, to:

Chevron Corporation

6001 Bollinger Canyon Road

San Ramon, California 94583

Attention:	Mary A. Francis, Corporate Secretary and Chief
Governance Officer

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention:	Scott A. Barshay
Kyle T. Seifried
Email:	sbarshay@paulweiss.com
kseifried@paulweiss.com

if to the Company, to:

PDC Energy, Inc.

1099 18th Street, Suite 1500

Denver, CO 80202

Attention:	Lance Lauck
Nicole Martinet

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Igor Kirman
Elina Tetelbaum

Email:	IKirman@wlrk.com
ETetelbaum@wlrk.com

with an additional copy to:

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, CO 80202

Attention:	John Elofson
Mark Bussey
Sam Seiberling

Email:	john.elofson@dgslaw.com
mark.bussey@dgslaw.com
sam.seiberling@dgslaw.com

or such other address or email as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by email, when such email is transmitted to the email specified in this Section 10.1 and (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.1 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 10.1 or (b) if given by any other means, when delivered at the address specified in this Section 10.1.

Section 10.2    Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or any termination of this Agreement.

Section 10.3    Amendments; No Waivers.

(a)    Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any term of the certificate of incorporation of Parent.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.4    Expenses. Except as otherwise specified in this Agreement, including Section 10.5, or as otherwise agreed to in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, except that those expenses incurred in connection with printing, mailing and filing the Form S-4, all filing fees paid in respect of the filings under the HSR Act in connection with the Merger, and all reasonable and documented fees, costs and expenses incurred in connection with any cooperation provided or action taken pursuant to Section 7.13 or in connection with any financing to be obtained by Parent relating to the repayment or refinancing of any outstanding indebtedness of the Company shall in each case be borne by Parent.

Section 10.5    Company Termination Fee.

(a)    Company Termination Fee. Any provision in this Agreement to the contrary notwithstanding, in the event that:

(i)    Parent shall terminate this Agreement pursuant to Section 9.1(d);

(ii)    (A) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(ii), (B) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(i) and the Company Stockholder Approval shall not theretofore have been obtained or (C) this Agreement is terminated by Parent pursuant to Section 9.1(e) and the Company Stockholder Approval shall not theretofore have been obtained, in each case of clauses (A), (B) and (C), and after the date of this Agreement but on or before the date of any such termination an Acquisition Proposal shall have been made and become publicly known, whether or not withdrawn, (x) prior to the Company Stockholder Meeting (in the case of a termination contemplated by clause (ii)(A)) or (y) prior to the date of such termination (in the case of a termination contemplated by clause (ii)(B) or (ii)(C)); or

(iii)    the Company shall terminate this Agreement pursuant to Section 9.1(f),

then in any case as described in clause (i), (ii) or (iii) the Company shall pay (or cause to be paid) to Parent (by wire transfer of immediately available funds), (x) in the case described in clause (i) or (iii), a fee of $225,000,000 (the “Company Termination Fee”) not later than the date of termination of this Agreement, and (y) in the case described in clause (ii), an amount equal to the Company Termination Fee not later than the date an Acquisition Proposal is consummated or a definitive agreement is entered into by the Company providing for any Acquisition Proposal, as long as such Acquisition Proposal is consummated or such definitive agreement is executed within twelve (12) months after the date of termination of this Agreement; provided, however, that for the purpose of this clause (y), all references in the definition of Acquisition Proposal to 20% shall instead refer to 50%. The Company acknowledges that the agreements contained in this Section 10.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay timely any amount due pursuant to this Section 10.5(a) and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount payable to Parent pursuant to this Section 10.5(a), the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the rate on six (6)-month United States Treasury obligations (as of the date such payment was required to be made pursuant to this Agreement) plus three percent (3%). Subject in all cases to Section 9.2, in circumstances where the Company Termination Fee is paid in accordance with this Section 10.5(a), Parent’s receipt of the Company Termination Fee from or on behalf of the Company shall be Parent’s and Merger Subsidiary’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable laws or otherwise) against the Company and its Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

Section 10.6    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of Parent’s controlled affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Merger Subsidiary of its obligations hereunder.

Section 10.7    Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to principles of conflicts of law.

Section 10.8    Enforcement; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, for which monetary damages would not be an adequate remedy, and accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties are entitled at law or in equity. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby may only be brought in the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any court sitting of the State of Delaware in New Castle County) and any appellate court from any of such courts (in any case, the “Delaware Court”), and each of the parties hereby irrevocably consents to the exclusive jurisdiction of the Delaware Courts in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the Delaware Courts. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.1 shall be deemed effective service of process on such party when deemed given pursuant to Section 10.1; provided that nothing herein shall affect the right of any party to serve process in any other manner permitted by applicable law.

Section 10.9    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.10    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Electronic signatures (including those received as a .pdf attachment to electronic mail) shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 10.11    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. Except for the provisions of (a) Articles II and III (including, for the avoidance of doubt, the rights of the former holders of Company Common Stock to receive the Merger Consideration), and (b) Section 6.3 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), no provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

Section 10.12    Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 10.13    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.14    Interpretation. Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships and vice versa. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section, Exhibit or Schedule, as applicable, of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “the date hereof”, “the date of this Agreement” and words of similar import mean the day and year first set forth above in the preamble to this Agreement. Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” References to “days” shall mean “calendar days” unless expressly stated otherwise. When used in this Agreement, “Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City or the Secretary of State of the State of Delaware is authorized or required by law to be closed or (iii) any day on which the SEC’s Electronic Data Gathering and Retrieval system is not open to accept filings. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified. Except with respect to any disclosure in the Company Disclosure Schedules or Parent Disclosure Schedules, any contract referred to herein means such contract, instrument or law as from time to time amended, modified or supplemented. References to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder. References to a person are also to its permitted successors and assigns. The words “provided to”, “delivered” or “made available” and words of similar import refer to documents which were delivered in person or electronically to the other party or its representatives prior to the execution of this Agreement or, prior to 5:00 p.m. (New York City time) on the calendar day immediately preceding the date of this Agreement, posted to the data site maintained by the disclosing party or its representatives in connection with the transactions contemplated hereby (provided that, in the case of delivery via such data site, the other party had access to such documents in such data site and such documents were not removed from such data site prior to the execution hereof) and, for the avoidance of doubt, includes any documents filed or furnished by the disclosing party or its Subsidiaries with the SEC and publicly available on the SEC’s Electronic Data Gathering and Retrieval system as an exhibit after December 31, 2020 and prior to the date that was three calendar days prior to the execution of this Agreement. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHEVRON CORPORATION

By:	/s/ Michael K. Wirth
Name:	Michael K. Wirth
Title:	Chief Executive Officer

BRONCO MERGER SUB INC.

By:	/s/ Kimberly McHugh
Name:	Kimberly McHugh
Title:	President

[Signature Page to Agreement and Plan of Merger]

PDC ENERGY, INC.

By:	/s/ Barton Brookman
Name:	Barton Brookman
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

May 21, 2023

The Board of Directors

PDC Energy, Inc.

1099 18th Street, Suite 1500

Denver, Colorado 80202

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of PDC Energy, Inc. (the “Company”) of the Consideration (as defined below) to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Chevron Corporation (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”) by and among the Company, the Acquiror and its wholly-owned subsidiary, Bronco Merger Sub Inc. (“Merger Sub”), Merger Sub will merge with and into the Company with the Company surviving the Transaction as a wholly-owned subsidiary of the Acquiror, and each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Transaction, other than shares of Company Common Stock that are owned directly by the Acquiror, Merger Sub or the Company (except for any shares of Company Common Stock held in trust or otherwise set aside from shares of Company Common Stock held in the Company’s treasury pursuant to a Company Benefit Plan (as defined in the Agreement)), will be converted into the right to receive 0.4638 of a validly issued, fully paid and non-assessable share (the “Consideration”) of the Acquiror’s common stock, par value $0.75 per share (the “Acquiror Common Stock”).

In connection with preparing our opinion, we have (i) reviewed a draft dated May 21, 2023 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business (including the financial projections identified to us by the Company as the “Management Outlook + LT $55 Flat Case,” the “Management Outlook + LT $70 Flat Case,” the “Strip Case” and the “Consensus Case”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. For purposes of our opinion and financial analyses, the Company’s Board of Directors directed us to apply a 20% weighting to the results of our financial analyses using the “Management Outlook + LT $55 Flat Case,” and a 40% weighting to each of the results of our financial analyses using the “Management Outlook + LT $70 Flat Case” and the “Strip Case” and to use such weighted results for purposes of our opinion and financial analyses. We express no view as to such analyses or forecasts or the assumptions on which they were based or as to such weightings or directions. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror and Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint lead bookrunner on a credit facility that closed in November 2021. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to a subsidiary of the Acquiror on a sale transaction in August 2021, acting as joint dealer manager on a bond tender for the Acquiror in October 2021, acting as joint lead arranger and joint lead bookrunner for a revolving credit facility of a subsidiary of the Acquiror in December 2021, acting as joint lead arranger and joint lead bookrunner for a revolving credit facility for a subsidiary of the Acquiror in December 2021 and acting as joint lead arranger for a term loan for a subsidiary of the Acquiror in November 2022. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of each of the Company Common Stock and the Acquiror Common Stock. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL permits the indemnification of any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (other than judgments, fines and amounts paid in settlement in an action or suit by or in the right of the corporation to procure a judgment in its favor) actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of the corporation, or serving or having served, at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

Both Article VIII of Chevron’s certificate of incorporation and Article VIII of Chevron’s By-Laws provide for indemnification of its directors, officers, employees and other agents and any person serving or having served, at the request of the corporation, as a director, officer, manager, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other organization or enterprise, to the fullest extent permitted by law.

As permitted by section 102 of DGCL, Chevron’s certificate of incorporation eliminates the liability of a Chevron director for monetary damages to Chevron and its stockholders for any breach of the director’s fiduciary duty, except for liability under section 174 of the DGCL or liability for any breach of the director’s duty of loyalty to Chevron or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

The directors and officers of Chevron are covered by policies of insurance under which they are insured, within limits and subject to limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers; Chevron is similarly insured with respect to certain payments it might be required to make to its directors or officers or directors or officers of its subsidiaries under the applicable statutes and Chevron’s certificate of incorporation and by-law provisions.

Item 21. Exhibits and Financial Statement Schedules

The exhibits listed below in the “Exhibit Index” are part of the registration statement and are numbered in accordance with Item 601 of Regulation S-K.

The exhibits contain representations, warranties and covenants that were made by the parties to the applicable agreement only for purposes of such agreement and as of specific dates; were made solely for the benefit of the contracting parties; may be subject to limitations agreed upon by the contracting parties, including being qualified by any applicable confidential disclosures exchanged between such parties in connection with the execution of such agreement (which disclosures may include information that has been included in such parties’ public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the contracting parties instead of establishing these matters as facts; and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Additionally, the representations, warranties, covenants, conditions and other terms of such agreements may be subject to subsequent waiver or modification. For the foregoing reasons, one should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the contracting parties or any of their respective subsidiaries or affiliates, which are disclosed in the other information provided elsewhere in the registration statement or incorporated by reference herein.

Chevron and PDC acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in the registration statement not misleading. Additional information about Chevron and PDC may be found elsewhere in the registration statement and Chevron’s and PDC’s other public filings, which are available without charge through the SEC’s website at www.sec.gov. See “Where You Can Find More Information” beginning on page 118.

Exhibit Index

Exhibit	Description

2.1†	Agreement and Plan of Merger, dated as of May 21, 2023, by and among Chevron Corporation, Bronco Merger Sub Inc. and PDC Energy, Inc. (included as Annex A to the proxy statement/prospectus contained in this registration statement).†

3.1	Restated Certificate of Incorporation of Chevron Corporation, dated May 30, 2008, filed as Exhibit 3.1 to Chevron Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, and incorporated herein by reference.

3.2	By-laws of Chevron Corporation, as amended December 7, 2022, filed as Exhibit 3.2 to Chevron Corporation’s Current Report on Form 8-K filed December 7, 2022, and incorporated herein by reference.

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding legality of Chevron common stock being registered.

8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. federal income tax matters.

21.1	Subsidiaries of Chevron Corporation filed as Exhibit 21.1 to Chevron Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022, and incorporated herein by reference.

23.1*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Chevron Corporation.

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of PDC Energy, Inc.

23.4	Consent of Netherland, Sewell & Associates, Inc., independent petroleum consultants to PDC Energy, Inc.

23.5	Consent of Ryder Scott Company, L.P., Petroleum Consultants, independent petroleum consultants to PDC Energy, Inc.

23.6	Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 8.1).

24.1*	Powers of Attorney for directors of Chevron Corporation, authorizing, among other things, the signing of registration statements on their behalf.

99.1	Form of Proxy Card of PDC Energy, Inc.

99.2	Consent of J.P. Morgan Securities LLC.

107*	Filing Fee Table.

†	Schedules have been omitted pursuant to Item 601(b)(5) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.
*	Previously filed.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)

The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on June 28, 2023.

CHEVRON CORPORATION

By:	/s/ Michael K. Wirth
Name:	Michael K. Wirth
Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities indicated on June 28, 2023.

Principal Executive Officer (and Director)		Directors

/s/ Michael K. Wirth		*
Michael K. Wirth Chairman of the Board and Chief Executive Officer		Wanda M. Austin

*
Principal Financial Officer		John B. Frank

/s/ Pierre R. Breber		*
Pierre R. Breber Vice President and Chief Financial Officer		Alice P. Gast

Principal Accounting Officer		* Enrique Hernandez, Jr.

/s/ Alana K. Knowles		*
Alana K. Knowles Vice President and Controller		Marillyn A. Hewson

* Jon M. Huntsman Jr.

* Charles W. Moorman

* Dambisa F. Moyo

* Debra Reed-Klages

* D. James Umpleby III

*By	/s/ Mary A. Francis Mary A. Francis Attorney-In-Fact	* Cynthia J. Warner